Exhibit 2.1

DATED 24 SEPTEMBER 2011

CH2M HILL COMPANIES, LTD

- and -

HALCROW HOLDINGS LIMITED

IMPLEMENTATION AGREEMENT

H5139/00026
Ref: C1NE/FTG/2476223.16

Hogan Lovells International LLP, Atlantic House, Holborn Viaduct, London EC1A 2FG

APPENDIX 1 - FORM OF TARGET DIRECTORS’ IRREVOCABLE UNDERTAKINGS	50

APPENDIX 2 - FORM OF HALCROW TRUST’S IRREVOCABLE UNDERTAKING	51

APPENDIX 3 - COMPLIANCE PROCESSES	52

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THIS AGREEMENT is made on 24 September 2011

PARTIES

(1)           CH2M Hill Companies, Ltd, a Delaware corporation whose principal office is at 9191 S. Jamaica St., Englewood, CO 80112-5946, PO Box 22508, Denver, CO (the “Buyer”); and

(2)           Halcrow Holdings Limited, a company incorporated in England and Wales (registered number 1674044) whose registered office is at Elms House, 43 Brook Green, London, W6 7EF (the “Target”).

PREAMBLE

(A)          The Buyer and the Target intend to announce the recommended acquisition, by the Buyer or a member of the Buyer’s Group, of the entire issued and to be issued ordinary share capital of the Target by means of a scheme of arrangement under Part 26 of the Companies Act 2006.

(B)           The entire issued and to be issued preference share capital of the Target is owned by the Halcrow Trust which has, by separate agreement, agreed to sell all of the Preference Shares to the Buyer or a member of the Buyer’s Group.

(C)           The parties are entering into this Agreement to set out certain obligations and mutual commitments in respect of the implementation of the Proposal and to regulate the conduct of the business of the Target’s Group during the period between the date of this Agreement and the Effective Date.

OPERATIVE TERMS

1.             DEFINITIONS AND INTERPRETATION

1.1           Definitions

In this Agreement (but not in the Scheme Document):

“Act” means the Companies Act 2006;

“Articles of Association” means the articles of association of the Target in effect on the date of this Agreement;

“Authority” means any government or governmental, supranational, state, court or regulatory body;

“Business Day” means a day (except a Saturday or Sunday) on which banks are generally open for business in London, England and Denver, Colorado, United States;

“Buyer’s Group” means the Buyer, the Buyer’s subsidiaries and subsidiary undertakings, the Buyer’s holding company or parent undertaking and all other subsidiaries and subsidiary undertakings of that holding company or parent undertaking but excluding any member of the Target’s Group;

“Buyer’s Solicitors” means Hogan Lovells International LLP of Atlantic House, Holborn Viaduct, London EC1A 2FG;

“CH2M Hill Acquireco” means CH2M Hill Europe Limited, a company incorporated in England and Wales with registered number 7262036, being an indirect wholly owned subsidiary of the Buyer;

“Code” means the City Code on Takeovers and Mergers;

“Competing Proposal” means a proposal:

(a)           made by a third party, which is not acting in concert with the Buyer, of an intention to make an offer or possible offer for the Target;

(b)           which involves either a change of control of the Target (other than the acquisition of control by the Buyer or a member of the Buyer’s Group and/or a person acting in concert with the Buyer) or the disposal of any interest in a material part of the business or assets of the Target (save for disposals undertaken with the prior written consent of the Buyer); or

(c)           of any other transaction which would be inconsistent with or would be reasonably likely to preclude, impede or delay the completion of, the Proposal,

in each case, whether or not such proposal is subject to any preconditions;

“Competition Authority” means any anti-trust or competition regulatory authority;

“Conditions” means the conditions to the implementation of the Scheme, set out in Schedule 3 and to be set out in the Scheme Document, subject to any changes agreed between the parties;

“Confidentiality Agreement” means the confidentiality agreement dated 20 June 2011 between the Buyer and the Target;

“Court” means the High Court of Justice in England and Wales;

“Court Hearings” means the First Court Hearing and the Second Court Hearing;

“Court Meeting” means the meeting to be convened pursuant to an order of the Court under Part 26 of the Act for the purposes of considering and, if thought fit, approving the Scheme (with or without amendment), together with any meeting held as a result of an adjournment by the Target in accordance with this Agreement or the Court reconvening the meeting;

“Court Order” means (as appropriate) the Scheme Order or the Reduction Order;

“Data Room” means the documents available for viewing by the Buyer and its advisers in the online data room hosted by the Target through a data room facility at https://collaborate.ms/ relating to the Target and the Target’s Group at 5.00 p.m. on 9 September 2011, plus the following documents so available at 5.00 p.m. on 21 September 2011:

(a)           the Material Contracts (including amendments of the type referred to in paragraph 13.1(a) of Schedule 4) contained in sections 4.4.01 and 4.1.02 of that data room; and

(b)           the constitutional documents of certain members of the Target’s Group referred to in paragraph 2.7 of Schedule 4;

“Disclosed” means fairly disclosed in or pursuant to the Disclosure Letter;

“Disclosure Letter” means the letter from the Target to the Buyer dated the date of this Agreement and delivered to the Buyer immediately before the signature of this Agreement

“DRIP Scheme” means the dividend reinvestment plan implemented by the Target under which shareholders of the Target may mandate the Target to immediately reinvest any dividends paid on the shares held by such shareholder or interest in shares held by such participant into a new issue of shares in the Target at the price set by the last internal

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valuation of the ordinary shares of the Target in accordance with its articles of association;

“Effective Date” means the date upon which the Scheme becomes effective in accordance with its terms;

“First Court Hearing” means the hearing by the Court to sanction the Scheme under Part 26 of the Act;

“Group” means, in relation to the Buyer, the Buyer’s Group and, in relation to the Target, the Target’s Group;

“Halcrow Approved CSOP” means the Halcrow Holdings Limited Company Share Option Scheme;

“Halcrow Option Plans” means the Halcrow Approved CSOP, the Halcrow Unapproved CSOP and the Halcrow SAYE Plan;

“Halcrow SAYE Plan” means the Halcrow Holdings Limited Savings-Related Share Option Scheme;

“Halcrow SIP” means the Halcrow Holdings Limited Employee Share Incentive Plan;

“Halcrow Trust” means the Halcrow trust, established by a trust deed dated 5 November 1990;

“Halcrow Unapproved CSOP” means the Halcrow Holdings Limited Company Unapproved Share Option Scheme;

“HMRC” means HM Revenue and Customs;

“Liability” means any demand, claim, action, proceeding, damage, payment fine, penalty, loss, cost (including reasonable legal costs), expense (including Tax), disbursement or other liability of any nature, whether actual or contingent;

“Longstop Date” has the meaning given in clause 6.2;

“Material Adverse Effect” means:

(a)           the commencement of any investigation, enquiry, prosecution or other enforcement action by any governmental, administrative or regulatory body against any member of the Target’s Group or, in their capacity as representing a member of the Target’s Group, any member of their respective senior management teams or someone working in the business development function pursuant to the Foreign Corrupt Practices Act of the USA or the Bribery Act 2010 of the UK or in respect of corporate responsibility for death (including manslaughter) where such investigation, enquiry, prosecution or other enforcement action respectively has resulted in or would reasonably be expected to have a material adverse effect on the business or operations of the Buyer or the Wider Target Group;

(b)           any member of the Target’s Group being legally prohibited or debarred from working for the UK, Australian, UAE, Canadian or US governments or governmental bodies where such prohibition or debarment is material to the Target’s Group or has a material impact on the ability of the Buyer or the Target’s Group as a whole to bid on or perform work for such governments or governmental bodies;

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(c)           formal criminal charges being brought against an individual representing a member of the Target’s Group in the UK, Australia, the UAE, Canada or the US in respect of fraud where such determination has resulted in or would reasonably be expected to have a material adverse effect on the business or operations of the Buyer or the Wider Target Group;

(d)           loss of one or more projects or anticipated project revenues which, when aggregated with gains under new projects, are so serious as to be material to the Target’s Group meeting its 2011 business plan or its projections for the 2012 business plan as presented by the Target to the Buyer prior to the date of this Agreement, caused directly or indirectly by a member of the Target’s Group where any such events have resulted or would reasonably be expected to result in a diminution of not less than £10 million pre-tax profit for the financial year ending 31 December 2011 or 31 December 2012; or

(e)           serious injury, death or other industrial accident occurring on a project caused directly or indirectly by a member of the Target’s Group where such event has resulted in or would reasonably be expected to result in a material adverse effect on the business or operations of the Buyer or the Wider Target Group;

(f)            the payment of any cash bonus or incentivisation payments to any shareholder or employee of the Target’s Group the principal amount of which (including any related taxation or social contribution payments) in aggregate exceed £1 million;

(g)           save as contemplated by the Scheme, the Target having allotted or issued, or agreed to allot or issue, any share capital or any instrument or security convertible or exchangeable into share capital or any options or awards under any share plans (except (i) to satisfy the valid vesting of any options or awards under the Target Share Plans granted before the date of this Agreement (including, for the avoidance of doubt, any dividend shares awarded under the Halcrow SIP following the annual general meeting of the Target scheduled for 30 September 2011) and (ii) 15,316 Ordinary Shares at a price per share of 396p under the DRIP Scheme in respect of any dividend declared at the annual general meeting of the Target scheduled for 30 September 2011, on or as soon as reasonably practicable after the payment date for that dividend and in any event by no later than the 6.00 pm on the Business Day immediately preceding the Notification Date);

(h)           the payment of any dividends by any member of the Target’s Group to any shareholder of the Target’s Group (apart from other members of the Target’s Group) which in aggregate exceed £1 million; and

(i)            amending any existing borrowing facility, arranging and drawing under new (from the date of this Agreement) third party overdraft and committed borrowing facilities by any member of the Target’s Group in respect of an amount of more than £10 million, provided that any such events, circumstances, occurrences, changes or effects resulting from any of the following shall not be considered when determining whether a Material Adverse Effect has occurred:

(j)            changes in general economic or political conditions or the securities markets in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) (other than any such matter disproportionately affecting the Target’s Group when compared to other similar professional services businesses generally);

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(k)           any change resulting from announcement of the transactions under, or the performance of obligations under, this Agreement or the proposal, including any such change relating to the identity of, or facts and circumstances relating to, the Buyer and including any actions by customers resulting from this sub-paragraph (k); and

(l)            any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event (other than any such matter disproportionately affecting the Target’s Group when compared to other similar professional services businesses generally).

“Notice” has the meaning given in clause 13.1;

“Notification Date” has the meaning given in clause 6.4;

“Offer” means if the Buyer elects to implement the Proposal by way of a contractual offer in accordance with the terms of this Agreement (instead of by way of the Scheme), the offer to be made by the Buyer or a member of the Buyer’s Group to acquire the issued and to be issued ordinary and preference shares capital in the Target, and including, where the context so requires, any subsequent revision, variation, extension or renewal of that offer;

“Ordinary Shares” means ordinary shares of £1.00 each in the capital of the Target;

“Preference Shares” means the 10,000 issued preference shares of £1.00 each in the capital of the Target;

“Proposal” means the proposed recommended acquisition by a member of the Buyer’s Group of the entire issued and to be issued (i) Ordinary Shares, substantially on the terms and subject to the conditions set out in the Scheme Document; and (ii) preference share capital in the Target from the Halcrow Trust;

“Reduction” means the reduction of the share capital of the Target under section 648 of the Act as provided for by the Scheme;

“Reduction Minute” means the minute evidencing the resolution of the Company in respect of the Reduction as approved by the Court as required by section 649 of the Act;

“Reduction Order” means the order of the Court confirming the Reduction;

“Registrar” means the Registrar of Companies for England and Wales;

“Reorganisation Record Time” means the time and date specified as such in the Scheme Document, expected to be 6.00 pm on the Business Day immediately preceding the Second Court Hearing;

“Revised Proposal” means any proposed scheme of arrangement under Part 26 of the Act between the Target and the relevant Target shareholders or Offer made subsequent to the Buyer receiving Notice from the Target of a Competing Proposal, with or subject to any modification, addition or condition approved or imposed by the Court and agreed by the Buyer;

“Scheme” means the scheme of arrangement between the Target and the relevant Target shareholders under Part 26 of the Act proposed to effect the Proposal relating to the acquisition of the Ordinary Shares, the full terms of which will be set out in the Scheme Document, subject to any modification, addition or condition approved or imposed by the Court and agreed in writing by the Buyer;

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“Scheme Document” means the document substantially in the form set out in Schedule 1 to be despatched to (amongst others) the Target Shareholders (and holders of any other securities in the capital of the Target to which the Scheme relates) setting out the full terms of the Scheme together with any form of proxy, election, notice, application, affidavit, court document or other document required in connection with the Scheme;

“Scheme Order” means the order of the Court sanctioning the Scheme under Part 26 of the Act;

“Scheme Recommendation” has the meaning given in clause 5.1(a);

“Second Court Hearing” means the hearing by the Court to confirm the Reduction;

“Target Directors” means all the directors on the board of directors of the Target from time to time, with each such director being a “Target Director”;

“Target General Meeting” means the general meeting of the Target’s shareholders to be convened in connection with the Scheme, together with any meeting held as a result of an adjournment or a reconvening of that meeting in accordance with this Agreement;

“Target Resolution” means the resolution to be proposed at the Target General Meeting for the purposes of, amongst other things, approving and implementing the Scheme, the Reduction, such amendments to the Articles of Association as the Buyer and the Target agree and such other matters as may be agreed between the Target and the Buyer and which will form part of the Scheme Document;

“Target Shareholders” means the registered holders of Ordinary Shares from time to time;

“Target Share Plans” means the Halcrow Approved CSOP, the Halcrow SAYE Plan, the Halcrow SIP and the Halcrow Unapproved CSOP;

“Target’s Financial Adviser” means N M Rothschild & Sons Ltd of New Court, St Swithin’s Lane, London, EC4N 8AL;

“Target’s Group” means the Target and each of its subsidiaries and subsidiary undertakings from time to time;

“Target’s Solicitors” means Ashurst LLP of Broadwalk House, 5 Appold Street, London EC2A 2HA;

“Tax” means:

(a)           all forms of tax, levy, impost, contribution, duty, liability and charge in the nature of taxation and all related withholdings or deductions of any nature (including, for the avoidance of doubt, National Insurance contribution liabilities in the United Kingdom and corresponding obligations elsewhere); and

(b)           all related fines, penalties, charges and interest,

imposed by a Tax Authority;

“Tax Authority” means a taxing or other governmental (local or central), state or municipal authority (whether within or outside the United Kingdom) competent to impose a liability for or to collect Tax;

“Timetable” means the indicative timetable for the Proposal set out in Schedule 2 as it may be reasonably amended from time to time as agreed in writing between the Buyer and the Target;

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“Transaction Documents” means the Scheme Document any supplement to it and any other document required for the implementation of the Proposal, including any circulars, forms, notices or announcements that are, or may be, required by the Act or any applicable laws or regulations;

“Trustees” means the trustees of the Halcrow Trust from time to time;

“VAT” means in relation to any jurisdiction within the European Union, the value added tax imposed by the Council Directive of the European Union (2006/112/EC) and any national legislation implementing that directive or its predecessor directives and, in relation to any other jurisdiction, the equivalent value added tax, federal, state or local sales tax or similar tax (if any) in that jurisdiction; and

“Warranty” means a statement set out in Schedule 4 and “Warranties” mean all those statements;

1.2           Interpretation

In this Agreement (but not in the Scheme Document):

(a)           any word or expression defined in the Act and not expressly defined in this Agreement has the meaning given in the Act;

(b)           a reference to any other document referred to in this Agreement is a reference to that other document as amended, revised, varied, novated or supplemented at any time;

(c)           when used in this Agreement, the expressions “acting in concert”, “control” and “offer” shall be construed in accordance with the Code;

(d)           a reference to a clause, paragraph or schedule is, unless stated otherwise, a reference to a clause or paragraph of, or schedule to, this Agreement;

(e)           a reference in a schedule to a paragraph is, unless otherwise stated, a reference to a paragraph in that schedule or, where that schedule is split into parts, a reference to a paragraph in that part of that schedule;

(f)            a reference to any statute or statutory provision is a reference to that statute or statutory provision as re-enacted, re-numbered, amended or extended before the date of this Agreement and includes reference to any subordinate legislation (as re-enacted, amended or extended) made under it before the date of this Agreement;

(g)           a reference to a “person” includes any individual, company, corporation, firm, partnership, joint venture, association, state, state agency, institution or trust (whether or not having a separate legal personality);

(h)           a reference to a document being in the “agreed form” is a reference to a document in the form and terms approved as an agreed form by or on behalf of each party;

(i)            a reference to one gender is a reference to all or any genders;

(j)            a reference to a particular time of day is, unless stated otherwise, a reference to that time in London, England;

(k)           the expression “connected” with reference to a person or group of persons has the meaning given to it in sections 1122 and 1123 of the Corporation Tax Act 2010;

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(l)            a reference to “including” or “includes” does not limit the scope of the meaning of the words which follow it; and

(m)          the expressions “subsidiary undertaking” and “parent undertaking” have the meanings given to them by the Act.

2.             IMPLEMENTATION OF THE PROPOSAL BY WAY OF THE SCHEME

2.1           Posting of the Scheme Document

The parties shall procure that, subject to the instructions of the Court and subject to the satisfaction of the conditions set out in clause 11, the Scheme Document is posted to each Target Shareholder other than the Excluded Overseas Shareholders as soon as practical after the date of the first directions hearing or such other time and date as may be agreed in writing by the parties.

2.2           The Buyer’s responsibilities

Except as otherwise provided in this Agreement and subject to the terms of clause 10, the Buyer shall:

(a)           promptly provide comments on each draft and revised draft of the Scheme Document provided to it by the Target in accordance with the terms of this Agreement;

(b)           procure (so far as it is legally able to do so) that its directors take responsibility for all the information in the Scheme Document relating to the Buyer, the Buyer’s Group, their respective directors, information on the Buyer’s future plans for the Target’s Group, its management and employees, any acquisition financing relating to the Buyer or the Buyer’s Group and form of consideration offered;

(c)           undertake to consent to the Scheme and to undertake to the Court to be bound by the terms of the Scheme to the extent that it relates to the Buyer (including the discharge of the consideration due to the shareholders of the Target under the Scheme);

(d)           promptly publish and/or post such documents and information as the Court may approve or require from time to time in connection with the proper implementation of the Scheme;

(e)           promptly prepare and file any document that is required in order to comply with the requirements of laws in the United States in relation to the issue of securities;

(f)            do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as the Target may from time to time reasonably require for the purpose of giving effect to the Scheme or the Proposal; and

(g)           where an obligation under this Agreement can only be properly performed by CH2M Hill Acquireco or another member of the Buyer’s Group, the Buyer shall additionally procure that such entity shall effect such performance.

2.3           The Target’s responsibilities

(a)           The Target shall only despatch the Scheme Document to its shareholders when:

(i)            the irrevocable undertakings referred to in clause 11 have been signed and dated in a form acceptable to the Buyer and have been delivered to the Buyer; and

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(ii)           the Scheme Document is in a form which is satisfactory to the Buyer and has been approved for release in writing (including confirmation by email) by the Buyer’s Solicitors on behalf of the Buyer (such approval not to be unreasonably withheld (and, for the avoidance of doubt, it will not be reasonable for the Buyer to withhold such approval solely on account of the Cash Consideration being stated to be £5.64 per Scheme Share) or delayed, with a view to ensuring despatch of the Scheme Document in accordance with the Timetable).

(b)           Except as otherwise provided in this Agreement, the Target shall, and shall procure (so far as it is legally able) that the other members of the Target’s Group, its relevant professional advisers and the Target Directors assist it to, prepare all such documents and take all such steps as are necessary or desirable to implement the Proposal, subject to the Conditions, in accordance with the Timetable and the terms of the Scheme Document.  In particular, but without limitation, the Target shall:

(i)            promptly provide comments on each draft and revised draft of the Scheme Document provided to it by the Buyer in accordance with the terms of this Agreement;

(ii)           in accordance with the timing agreed between the Buyer and the Target, issue a Part 8 claim form seeking the Court’s permission to convene the Court Meeting and file and settle with the Court such documents as may be necessary in connection with it;

(iii)          subject to:

(1)           the necessary documents being settled with the Court;

(2)           the Court making the order necessary to convene the Court Meeting, and

(3)           clause 2.3(a),

in accordance with the Timetable (or as soon as reasonably practicable thereafter) publish and/or post (in the agreed form) the Scheme Document and all other documents that are required to implement the Scheme to the shareholders of the Target and afterwards in a timely manner publish and/or post such other documents and information and advertisements (in each case in the agreed form) as the Court may approve or require, or as may be required by the Act or other applicable laws and regulations, from time to time in connection with the proper implementation of the Scheme;

(iv)          convene the Court Meeting and the Target General Meeting to be held immediately after the Court Meeting and, save as set out in clause 4.2, hold the Court Meeting and the Target General Meeting at the time and date for which they have been convened and propose the resolutions in the form and manner set out in, or appended to, the Scheme Document;

(v)           keep the Buyer informed, on a regular basis of:

(1)           the number of proxy votes received in respect of the resolutions to be proposed at the Court Meeting and at the Target General Meeting;

(2)           the identity of the relevant shareholders entitled to vote at the Court Meeting and the Target General Meeting; and

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(3)           the elections being made by Target Shareholders for shares and/or loan notes in each case made available as consideration pursuant to the Scheme, and provide the Buyer with such reasonable assistance as it may request to appoint a proxy solicitation agent to facilitate proxy voting by the Target’s shareholders at these meetings (provided that the Buyer has first consulted with the Target in relation to such appointment and taken into account the Target’s reasonable requirements in relation to the same);

(vi)          procure that the First Court Hearing takes place in accordance with the Timetable (or as soon as reasonably practicable thereafter and in any case as soon as reasonably practicable after the necessary resolutions have been properly passed at the Court Meeting and the Target General Meeting);

(vii)         subject to:

(1)           satisfaction or waiver of all Conditions (apart from those set out in paragraph 1 of Schedule 3) before the First Court Hearing, as confirmed by the Buyer under clause 6.4; and

(2)           the resolutions to be proposed at the Court Meeting and the Target General Meeting being properly passed,

in accordance with the Timetable (or as soon as practicable thereafter) seek the sanction of the Court to the Scheme at the First Court Hearing and the Reduction at the Second Court Hearing, give such undertakings as may reasonably be required by the Court in connection with the Scheme and take all other action necessary or desirable to make the Scheme effective in accordance with its terms;

(viii)        if required by the Court, or if it is necessary to implement the Scheme, reconvene the Court Meeting, the Target General Meeting and/or any other necessary shareholder meetings;

(ix)           subject to the Buyer having complied with its obligations under clause 6.2, cause office copies of the Court Orders and Reduction Minute to be filed with the Registrar and, in the case of the Reduction Order, registered by him, with the Registrar as soon as reasonably practicable, and in any event no later than 9.00 am on the Business Day after the day on which the Court confirms the Reduction; and

(x)            do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as the Buyer may from time to time reasonably require for the purpose of giving effect to the Proposal.

(c)           Subject to clause 2.3(d), the Target shall not, after despatch of the Scheme Document, amend or seek to amend:

(i)            the Scheme or the Scheme Document;

(ii)           the terms of the Proposal;

(iii)          the Timetable;

(iv)          the resolutions to be proposed at the Court Meeting as set out in the Scheme Document; or

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(v)           the Target Resolution,

or any arrangements relating to any of them without the prior written consent of the Buyer.

(d)           The Target will not be prevented from making an amendment prohibited by clause 2.3(c), if such amendment is required by law or an order or direction of the Court.

(e)           The Target must consult the Buyer before it appoints counsel other than Andrew Thornton to advise in connection with the Scheme (including the Court Hearings).  Save in respect to any matter on which the interests of the Target and the Buyer are in conflict or in relation to matters which are purely procedural in nature, the Target must permit the Buyer and its advisers to attend all conferences and discussions with counsel in relation to the Scheme and any issue arising in connection with it and to communicate directly with the Target’s counsel (with the Target’s advisers present) in respect of the implementation of the Scheme.

(f)            The Target shall procure (so far as it is legally able) that the Target Directors accept responsibility for all of the information in the Scheme Document except as the case may be for the information for which the Buyer accepts responsibility pursuant to clause 2.2.

(g)           The Target and the Buyer agree to the proposals set out at Schedule 6 in relation to outstanding rights under the Halcrow Option Plans and the Halcrow SIP.

(h)           The Target and the Buyer agree that the articles of association of the Target will be amended so that any Ordinary Shares issued after the Reorganisation Record Time pursuant to the exercise or vesting of options or awards under the Target Share Plans will be acquired by the Buyer (or another member of the Buyer’s group) on the same terms as were available to other Target shareholders under the Scheme.

(i)            If requested by the Buyer for the purposes of implementing the Scheme, the Target shall issue one Ordinary Share at par to any person nominated by the Buyer at the time requested by the Buyer.

3.             DOCUMENTATION

3.1           Obligations relating to documentation

Each of the Buyer and the Target undertakes to:

(a)           keep the other informed, and consult with the other, as to the progress being made on preparation of any documents and the implementation of the Proposal; and

(b)           offer and afford all reasonable co-operation, information and other assistance as may be requested by the other in respect of the preparation of all Transaction Documents, including providing the other party with all information about itself, its Group and its directors as the other party may reasonably request and which is required for inclusion in such documents, in each case, in a timely manner in order that the Proposal can be implemented in accordance with the Timetable and the terms of the Scheme Document, so far as is reasonably practical.

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3.2           Accuracy and quality of information

The Target and the Buyer undertake to each other that the Transaction Documents will be prepared to the highest standards of care and accuracy and to use all reasonable endeavours to ensure that all information contained in such documents is adequately and fairly presented.

3.3           Copies of Target documentation

Subject to applicable legal and regulatory requirements, and to the terms of clause 14, the Target shall promptly provide the Buyer with a copy of any document, circular, form, notice, announcement or communication made or issued by it or on its behalf with or to Target shareholders or any class of them, participants in the Target Share Plans or any class of them, the Court and any other regulatory body.

4.             REVISIONS TO THE PROPOSAL

4.1           Amendments or revisions to the Proposal

The Buyer and the Target shall take all steps that are reasonably necessary to implement any revision or amendment made in accordance with the terms of the Agreement to the Proposal (whether implemented by way of scheme of arrangement, offer or otherwise).

4.2           Postponement of shareholder meetings or Court Hearings

In the event that the Buyer and the Target agree that as a result of a legal or regulatory requirement (as evidenced by independent legal advice) or in order not to prejudice the likelihood of the Scheme being sanctioned by the Court, it is necessary or desirable to postpone or adjourn the Court Meeting, the Target General Meeting or a Court Hearing, then the parties will together use all reasonable endeavours to postpone or adjourn the relevant event to a date agreed between them or, failing such agreement, to the twentieth Business Day after the scheduled date (or in each case the closest date to such dates permitted or granted by the Court).

4.3           Buyer may elect to proceed by way of Offer

The Buyer reserves the right and may elect at any time, with the prior written consent of the Target, to implement the Proposal by way of an Offer, whether or not the Scheme Document has been despatched, provided that the Offer is made on terms that the Buyer reasonably considers are at least as financially favourable to the shareholders and the option holders of the Target as the terms of the Scheme and is otherwise on terms to which the Target has consented.

4.4           Effect of election to proceed by way of Offer

If the Buyer elects to implement the Proposal by way of an Offer, clause 2 (except clause 2.2(a)) will cease to apply, and the other provisions of this Agreement, to the extent applicable to the implementation of the Offer, will apply mutatis mutandis to such Offer.

5.             RECOMMENDATION

5.1           The Scheme Recommendation

Subject to clause 5.2:

(a)           the Target warrants to the Buyer that the Target Directors have resolved that they will unanimously and without qualification recommend to the shareholders of the Target to vote in favour of the Target Resolution and any resolutions required to

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approve and implement the Scheme at the Court Meeting (together the “Scheme Recommendations”); and

(b)           the Target shall procure that the Target Directors will give the Scheme Recommendation and will not at any time withdraw, modify or adversely qualify or amend the Scheme Recommendations.

5.2           Clause 5.1 not to apply in certain circumstances

(a)           The Target’s obligations under clause 5.1 will cease to apply if the Target Directors take legal advice in relation to their fiduciary duties which states that to give such Scheme Recommendations or to fail to withdraw, modify or adversely qualify either or both of them would be a breach of their fiduciary duties to the Target.

(b)           The obligations of the Target under clause 5.1 are without prejudice to its obligations under clause 10.

5.3           Target’s obligations in the event of withdrawal or modification of Scheme Recommendation

Save for its obligations under clause 5.1, all of the obligations of the Target under this Agreement will continue after the Target Directors withdraw or modify the Scheme Recommendations and until such time as this Agreement is terminated in accordance with clause 12.

6.             CONDITIONS

6.1           Particular Conditions

The references to the Condition in this clause 6 are to the Condition set out in paragraph 2 of Schedule 3 and not, for the avoidance of doubt, the Conditions set out in paragraph 1 of Schedule 3.

6.2           Scheme is conditional upon the Condition being satisfied or waived by the Buyer

The Scheme is conditional upon the Condition being satisfied or waived by the Buyer, by no later than 31 December 2011 or such later date (if any) as the Buyer and the Target may agree and (if required) the Court may approve (the “Longstop Date”). If the Condition is not satisfied or waived by the Buyer by the Longstop Date, the Scheme shall lapse and shall be terminated. The Target shall only seek the sanction of the Scheme by the Court if the Buyer provides (or is deemed to provide pursuant to clause 6.4) written confirmation to the Target that the Condition where capable of satisfaction is satisfied or waived by the Buyer.

6.3           The Buyer and the Target to keep each other informed

The Buyer and the Target shall keep each other promptly informed of developments which are material to the satisfaction of the Condition.  For this purpose, the knowledge of the Target shall be deemed to be the actual knowledge of the persons listed in schedule 5.

6.4           Notification of satisfaction or waiver of Condition

The Buyer shall, before 6:00 p.m. on the Business Day prior to the scheduled date of the First Court Hearing (the “Notification Date”), confirm to the Target that it has waived or treated as satisfied or, subject to clause 6.5, invoked or treated as incapable of satisfaction the Condition.  If the Buyer fails to provide such confirmation before 6.00 p.m.

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on the Notification Date, the Buyer shall be deemed to have waived or treated as satisfied the Condition.

6.5           Parties to notify one another when the Condition may be invoked

If either the Buyer or the Target becomes aware of any fact, matter or circumstance indicating that the Condition may be invoked it must promptly notify the other.  If the Buyer and the Target agree that it would be appropriate to postpone the First Court Hearing and, if reasonably considered necessary, the Second Court Hearing then the Buyer and the Target must use their reasonable endeavours to procure that the First Court Hearing and, if reasonably considered necessary, the Second Court Hearing are postponed for such period as the Buyer and the Target may reasonably agree to allow for the investigation and/or resolution of such fact, matter or circumstance.  Following the conclusion of such investigation and/or resolution, the Buyer shall either confirm to the Target that the Condition has been satisfied or waived or invoke the Condition.

6.6           Provision of information

Nothing in this clause or this Agreement shall require any party to disclose any information which would result in it or another member of its Group breaching any law, regulation or court order.

7.             COMPETITION REGULATION

Nothing in this Agreement will require the Target to take any action that would or could reasonably be regarded as a breach of any law or regulation, including any competition law or regulation.

8.             CONDUCT OF THE TARGET AND ITS BUSINESS

Conduct of the Target’s business

8.1           Before the earlier of the Effective Date and termination of this Agreement in accordance with its terms, the Target shall not, and shall procure that no member of the Target’s Group will, without the prior written consent of the Buyer:

(a)           carry on its business other than in the ordinary and usual course as conducted prior to the date of this Agreement and in all material respects consistent with past practice;

(b)           unless in accordance with the terms of any existing arrangements entered into prior to the date of this Agreement and Disclosed to the Buyer, commence any negotiations or enter into any binding commitments in connection with the acquisition or disposal of its business or any asset with a book value of £500,000 or more, or which encumbers any such asset;

(c)           merge or consolidate with, purchase an equity interest in or a portion of the assets of, or acquire by any other manner, any business, body corporate, partnership interest, association or other business organisation or division thereof which, in each case, might reasonably be regarded as material in the context of the Target’s Group;

(d)           increase net total borrowing facilities or enter into any new loan agreement or amend the terms of any existing loan facility;

(e)           enter into any new guarantees with any bank or other financial institution save under existing arrangements at the date of this Agreement;

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(f)            amend the terms of any existing borrowing facilities or existing security agreement or arrangement or grant any security or cancel any facilities available to it or them, in each case other than in the ordinary course of business;

(g)           save as may be required in connection with the Proposal or the 4p per ordinary share dividend to be proposed by the Target’s board at the annual general meeting on 30 September 2011 on all ordinary shares provided that the Trustees waive their right to such dividend on their ordinary shares, recommend, declare, pay or make any proposal for the recommendation, declaration or payment of any dividend, bonus or other distribution (whether in cash, shares or other property) to its shareholders;

(h)           allot or issue, or agree to allot or issue, any share capital or any instrument or security convertible or exchangeable into share capital (except (i) to satisfy the valid vesting of any options or awards under the Target Share Plans granted before the date of this Agreement (including, for the avoidance of doubt, any dividend shares awarded under the Halcrow SIP following the annual general meeting of the Target scheduled for 30 September 2011) and (ii) 15,316 Ordinary Shares at a price per share of 396p under the DRIP Scheme in respect of any dividend declared at the annual general meeting of the Target scheduled for 30 September 2011, on or as soon as reasonably practicable after the payment date for that dividend and in any event by no later than the 6.00 pm on the Business Day immediately preceding the Notification Date);

(i)            issue or grant any options or awards under any employee share plans or adopt or amend any of its employee share plans or any other employee benefit, bonus, profit sharing or incentive or retention scheme;

(j)            save for payments to certain individual employees in an amount not more than £100,000 (exclusive of any tax and national insurance contributions payable on such amounts) plus such amounts as may be required in order to reimburse Target Directors for the P11 D charge individually incurred in respect of the legal fees of Travers Smith LLP in connection with the advice provided to Target Directors with respect to the Target Directors’ irrevocable undertakings and this Agreement, not make any bonus, incentive or retention payments other than: (i) in the ordinary course and in a manner consistent with past practice; or (ii) as required pursuant to contractual arrangements in place at the date of this Agreement and, in each case, as Disclosed to the Buyer;

(k)           enter into any arrangements with the trustees of any pension scheme, in which it participates, or pay employer contributions to such scheme other than those employer contributions agreed with the trustees before the date of this Agreement and Disclosed to the Buyer, except as required by law or regulation or the rules of any such scheme;

(l)            repay, redeem or repurchase any of the share capital in the Target or any member of the Target’s Group whether in connection with any existing share buy-back scheme or otherwise, save as is required as part of the Proposal or the Scheme (including in particular a court sanctioned reduction of share capital);

(m)          pay fees of more than £3,300,000 (exclusive of VAT) in aggregate to its advisers and those of the Target Directors in connection with the implementation of the Proposal;

(n)           amend the memorandum or articles of association of any member of the Target’s Group other than such changes as are customary in connection with a scheme of arrangement involving a company which has outstanding share options or may be

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reasonably required in connection with the implementation of the Proposal or the Scheme;

(o)           undertake any material commitment or enter into any contract or arrangement in each case outside the ordinary course of business and which is inconsistent with past practice, provided that no consent shall be required if any such material commitment is being entered into in competition with the Buyer or any member of the Buyer’s Group;

(p)           terminate any Material Contract or take any step that the Target should reasonably be aware may entitle or may otherwise lead to another party terminating any Material Contract (as defined in Schedule 4);

(q)           transfer any asset to, or assume, indemnify or incur any liability for, the benefit of any Target Shareholder, save in relation to any arrangements existing at the date of this Agreement between the Target or any member of the Target’s Group and the Trustees and then only as agreed between the Target and the Buyer;

(r)            waive any sum payable by, or liability of, any Target Shareholder either wholly or partially, save to the extent that such liability or sum is required as part of the Proposal or the Scheme;

(s)           undertake any transactions between any Target Shareholder and any member of the Target’s Group at an undervalue or otherwise other than on arm’s length terms save as agreed between the Buyer and the Target in connection with any transactions between the Target’s Group and the Trustees; or

(t)            publicly announce or announce to a third party an intention to agree to, or do, any of the above.

8.2           Conduct of the Target

The Target:

(a)           shall, and shall procure that any member of the Target’s Group will, co-operate with and assist the Buyer (at the Buyer’s request) to approach and negotiate with any party to an agreement or arrangement with the Target or any member of the Target’s Group if:

(i)            such party alleges that it will or is likely to be prejudiced by the Proposal or its implementation; or

(ii)           the Proposal or the implementation of the Proposal will result in a breach of, or give such party a right to terminate, modify or accelerate payment or repayment under, such agreement or arrangement, and shall, and shall procure that any member of the Target’s Group shall, take all reasonable steps to assist the Buyer to address any such issues insofar as they relate to the conduct of business following the implementation of the Proposal;

(b)           shall (subject to law and regulation (including that imposed or declared by any Authority)) consult with the Buyer (provided that the Buyer shall provide any views promptly and shall act reasonably in terms of any suggestions made) and keep the Buyer informed with regard to all developments specifically relating to the Target’s Group which have a material impact on the business of the Target’s Group as a whole and which are outside the ordinary course of business including, without limitation:

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(i)            commencing any negotiations or enter into any binding commitments in connection with any capital expenditure in excess of £250,000 per item and £500,000 in aggregate, in each case exclusive of VAT; and

(ii)           settling or instituting any material legal, regulatory or arbitral proceedings, claims or disputes, save where effecting such consultation or providing such information would in the view of the Target (having taken legal advice) risk compromising legal privilege;

(c)           shall, and shall procure that each member of the Target’s Group will, comply in all material respects with any applicable legislation or regulations of any jurisdiction in which it operates;

(d)           shall, and shall procure that any member of the Target’s Group will:

(i)            to the extent that such terms are readily available in the market for insurance, maintain in force insurance policies that have limits of indemnity at least equal to, and  on terms which are no less favourable than, the insurance policies maintained by it at the date of this Agreement; and

(ii)           pay all premiums in respect of the insurance policies of the Target’s Group;

(e)           shall promptly notify the Buyer as soon as reasonably practicable if it becomes aware:

(i)            of any fact, matter, circumstance or event that would or may be likely to constitute a material breach of a Warranty; and

(ii)           of any fact, matter, circumstance or event that would or maybe likely to constitute a breach of this Agreement including any Condition;

(f)            shall, if it or any member of the Target’s Group or their respective advisers has any formal communication with or from any Authority in respect of any matter of which any Target Director is actually aware and which could have a material adverse impact on the Proposal, or a material adverse impact on the business or future operations of the Target’s Group taken as a whole, as soon as reasonably practicable after such communication and subject to law, regulation and any confidentiality restrictions imposed by such Authority, inform the Buyer of such communication and provide copies of any written documents and/or correspondence;

(g)           shall, as soon as reasonably practicable, inform the Buyer if it or any member of the Target’s Group has been served a notice of resignation by any director or employee who has a basic salary in excess of £150,000;

(h)           save as may be required under any contractual obligations on a member of the Target’s Group as at the date of this Agreement and as Disclosed to the Buyer, shall not, and shall procure that no member of the Target’s Group will, significantly expand its operations in, or enter into any agreement or arrangement that will require it to operate in Burma (Myanmar), Belarus, Democratic Republic of Congo, Cuba, Iran, Iraq, Ivory Coast (Cote d’Ivoire), Liberia, Libya, North Korea, Somalia, Sudan, Syria or Zimbabwe;

(i)            shall provide the Buyer and its directors, employees, advisors, agents and representatives with such information as is reasonably requested in relation to the Target and the Target’s Group and access to, and the assistance of, such of the

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Target’s management and professional advisers is reasonable and proportionate given the subject matter requiring access, subject in each case to appropriate safeguards being put in place to protect competitively sensitive information but in any case only provided that: (i) the Buyer has given reasonable notice to the Target of any request for information or access, (ii) that any access is only at times between 9 am and 5 pm on a Business Day in London or such other times as may be agreed between the Target and the Buyer acting reasonably, and (iii) the Buyer has evidenced to the Target that any nominees of the Buyer who are to be given access to Target’s Group information or management are fully briefed of the confidential nature of any information or discussions, the potential for breach of anti-trust laws should certain information be shared between the parties (even accidentally) and have agreed to comply with any rules governing the behaviour of visitors on the property of the Target’s Group; and

(j)            shall as soon as practicable and in any event prior to the Effective Date provide the Buyer with copies of amendments to the Material Contracts where such amendment would have an impact on the revenue of that project of £500,000 or more;

(k)           shall not, and shall procure that no member of the Target’s Group will, take any action or omit to take any action which would or could reasonably be expected to frustrate or delay the Scheme or otherwise have the effect of preventing shareholders of the Target from deciding on the Proposal or the Scheme on its merits.

8.3           Compliance process

The Target shall ensure, and shall ensure that each relevant member of the Target’s Group ensures, that the processes for monitoring and ensuring compliance with the requirements imposed on the Target’s Group by this clause 8, identifying any breach of the Warranties and monitoring the occurrence of an event or circumstance which could cause the Condition not to be satisfied set out in Appendix 3 are implemented and complied with in accordance with the terms set out in Appendix 3 until the Notification Date.

9.             TARGET’S WARRANTIES AND UNDERTAKINGS

9.1           Buyer’s and Target’s warranties

Each of the parties warrants to the other that, as at the date of this Agreement:

(a)           it is properly incorporated and validly existing under the laws of the jurisdiction of its incorporation and it has the requisite power and authority to enter into and perform this Agreement;

(b)           this Agreement will, when entered into, constitute its valid, binding and enforceable obligations in accordance with its terms; and

(c)           the execution and delivery of, and performance of its obligations under, this Agreement, the Proposal and the Scheme will not result in a breach of or constitute a default under (i) any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound; (ii) any of its constitutional documents; or (iii) any agreement by which it is bound other than a breach or default which would not affect its ability to comply with its obligations under this Agreement.

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9.2           Target’s Warranties

Subject to and on the basis of the provisions of clauses 9.5 and 9.6, the Target warrants to the Buyer in the terms of the Warranties as at the date of this Agreement.

9.3           Buyer’s Undertakings

(a)           The Buyer undertakes to procure that CH2M Hill Acquireco (or another member of the Buyer’s Group, if appropriate) shall be put in sufficient immediately available and cleared funds in order to comply with its obligations to fund cash consideration following the Effective Date in accordance with the terms of the Scheme and on the basis described in the Scheme Document.

(b)           The Buyer undertakes that it shall take all such action as is necessary in order to ensure that loan notes and the ordinary shares in the capital of the Buyer shall be issued in accordance with the terms of the Scheme and on the basis described in the Scheme Document.

9.4           Warranties are separate statements

Each Warranty is a separate and independent statement and (except as expressly provided by this Agreement) is not limited or otherwise affected by any other Warranty or by any other provision of this Agreement.

9.5           Warranties qualified by disclosure

The Warranties are qualified by each matter that is Disclosed.

9.6           Target’s knowledge

Where a Warranty is qualified by the expression “so far as the Target is aware” or “to the best of the Target’s knowledge, information or belief” or a similar expression, the Target is deemed to have knowledge of the actual knowledge of the persons listed in schedule 5, having made due and careful enquiries of each other.

9.7           Release of liability and indemnity

(a)           For the purpose of this clause 9.7:

(i)            “Claims” means all claims and potential claims of whatever kind, whether arising in contract, tort, restitution, equity, statute or otherwise, present or future, whether or not presently known or contemplated and even if the availability of the claims arises from or is affected by any change in the law or other change of circumstance of any sort;

(ii)           “Losses” means all losses, damage, penalties, sums payable, liabilities, charges, interest and reasonable costs and expenses (including, without limitation, all legal fees and disbursements) properly incurred;

(iii)          “Released Parties” means any and all of the Target Directors, any shareholder (including the Halcrow Trust), option holder, manager or employee of any member of the Target’s Group and “Released Party” shall be construed accordingly;

(iv)          “Released Party Claims” means all Claims against any Released Party arising out of, or relating to this Agreement or any aspect of the Proposal (or Revised Proposal, as the case may be);

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(v)           “Target Group Claims” means all Claims from the date of this Agreement until the Effective Date only for recovery of Warranty Losses against any member of the Target’s Group; and

(vi)          “Warranty Losses” means all Losses to any member of the Buyer’s Group arising from the Buyer’s reliance on the Warranties, any breach of the Warranties, or for the preparation or content of the disclosures (whether general or specific and whether in writing or otherwise) made against any Warranty.

(b)           Subject to clause 9.7(d), the Buyer hereby agrees:

(i)            to a full and final waiver and release of all Released Party Claims and all Target Group Claims by any member of the Buyer’s Group;

(ii)           that the members of the Buyer’s Group shall not commence any legal or other proceeding of any nature in any jurisdiction in respect of any Released Party Claims or Target Group Claims;

(iii)          to indemnify and keep indemnified:

(1)           each of the Released Parties in respect of any and all Losses which he, she or it suffers or incurs in any jurisdiction arising directly or indirectly out of, or in respect of, any Released Party Claims or any breach of clause 9.7(b)(iv) by:

(a)            any member of the Buyer’s Group (including, without limitation, any new parent or subsidiary undertakings which come into existence after the date of this Agreement) and any of their respective officers, employees, directors and agents; and/or

(b)           any insurer pursuant to the terms of any warranty and indemnity protection insurance purchased by the Buyer in relation to this Agreement or any other aspect of the Proposal (or Revised Proposal, as the case may be); and

(2)           each member of the Target’s Group in respect of any and all Losses which it suffers or incurs in any jurisdiction arising directly or indirectly out of, or in respect of, any Target Group Claims; and

(iv)          to procure that each member of the Buyer’s Group (including, without limitation, any new parent or subsidiary undertakings which come into existence after the date of this Agreement) and each of their respective officers, employees, directors and agents, shall at all times comply with the provisions of this clause 9.7(b).

(c)           Subject to clause 9.7(d), the Target hereby agrees:

(i)            to a full and final waiver and release of all Released Party Claims;

(ii)           that it shall not commence any legal or other proceeding of any nature in any jurisdiction in respect of any Released Party Claims;

(iii)          to indemnify and keep indemnified each of the Released Parties in respect of any and all Losses which he, she or it suffers or incurs in any jurisdiction arising directly or indirectly out of, or in respect of, any Released Party Claim or any breach of clause 9.7(c)(iv) by any member of the Target’s Group (including, without limitation, any new parent or

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subsidiary undertakings which come into existence after the date of this Agreement) or any of their respective officers, employees, directors and agents; and

(iv)          to procure that each member of the Target’s Group (including, without limitation, any new parent or subsidiary undertakings which come into existence after the date of this Agreement) and each of their respective officers, employees, directors and agents, shall at all times comply with the provisions of this clause 9.7(c).

(d)           Nothing in this clause 9.7 shall exclude any liability:

(i)            for fraud or fraudulent misrepresentation;

(ii)           for breach of any fiduciary duties owed by the Released Parties to any member of the Target’s Group or where this would otherwise be contrary to the Act;

(iii)          of the Released Parties in relation to the responsibility statements or irrevocable undertakings they sign in relation to the Proposal, the information contained in the Scheme Document for which they are responsible or the statement set out in paragraph 1 of Part 10 of the Scheme Document; or

(iv)          where the relevant conduct of the Released Parties occurs after the Effective Date.

(e)           Nothing in clause 9.7(c) shall affect any rights which any member of the Target’s Group may have against a Released Party pursuant to or in connection with any service contract, letter of appointment or contract for services between that Released Party and a member of the Target’s Group.

(f)            Notwithstanding anything to the contrary in this Agreement, each of the provisions in this clause 9.7 shall be given irrevocably and unconditionally and on the basis that they shall survive the termination of this Agreement.

10.           COMPETING OFFERS

10.1         Target’s obligations in event of a Competing Proposal

If the Target is approached by any person(s) who might reasonably be expected to make a Competing Proposal, the Target shall promptly give notice of that fact to the Buyer. Such notice shall include the identity of the person(s) involved and, if different, on whose behalf it has been made, the material terms and conditions being, or expected to be, offered, the nature of the consideration and the price, price range or total consideration being offered.  The Target will notify the Buyer of any changes to the above matters in relation to any Competing Proposal details of which have previously been notified to the Buyer.

10.2         Revised Proposal

If the Buyer states that it is its intention to improve the terms of the Proposal:

(a)           to provide for a cash price per Target Share which is equal to or in excess of the price per Target Share under the relevant Competing Proposal; or

(b)           so that such terms, in the reasonable opinion of the Target’s Financial Advisers, otherwise provide financial value to the Target’s shareholders which is equal to or in excess of the value of the Competing Proposal,

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the Target shall procure that the Target Directors unanimously and without qualification recommend such Revised Proposal.

10.3         Information disclosure

Any information given to any person who might be reasonably expected to make a Competing Proposal shall be given equally and promptly to the Buyer.

11.           CONDITIONALITY OF BUYER’S OBLIGATIONS

The Buyer’s obligations under this Agreement (except clause 9.7) are conditional upon the following:

(a)           the Buyer receiving signed and dated irrevocable undertakings in the form set out in Appendix 1 to this Agreement from each of the Target Directors and (with the modifications agreed between the parties) Les Buck;

(b)           the Buyer receiving an irrevocable undertaking from a Target Director including an irrevocable commitment to elect for more than one share in the common stock of the Buyer;

(c)           the Buyer receiving a signed and dated irrevocable undertaking in the form set out in Appendix 2 to this Agreement from the Halcrow Trust; and

(d)           the Trustees entering into an agreement in the agreed form to sell all of the Preference Shares to the Buyer for an aggregate consideration of £10,000.

12.           TERMINATION

12.1         Events that terminate this Agreement

This Agreement will terminate with immediate effect on the earliest to occur of the following:

(a)           agreement in writing between the Buyer and the Target at any time;

(b)           the irrevocable undertakings and Trustees’ agreement required by clause 11 not being received by the Buyer in accordance with that clause on the date of this Agreement;

(c)           the Effective Date not having occurred on or before 31 December 2011;

(d)           the Target’s shareholders failing to pass the resolution to approve the Scheme proposed at the Target Court Meeting and/or the Target Resolution at the Target General Meeting;

(e)           the Court Order not being granted;

(f)            the Buyer giving notice to the Target of its intention to terminate as a result of:

(i)            any Condition becoming incapable of satisfaction by no later than the Longstop Date or being invoked so as to cause the Scheme not to proceed and the Buyer not waiving such Condition; or

(ii)           a withdrawal, modification of or adverse qualification to the Scheme Recommendation by the Target Directors or a determination by the Target not to proceed with the Scheme; or

(iii)          the Court Meeting, the Target General Meeting or a Court Hearing being postponed or adjourned under the provisions of clause 4.2, and the

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relevant Court Meeting, Target General Meeting or Court Hearing not being in accordance with the provisions of that clause; or

(g)           the Scheme lapsing or being withdrawn or otherwise ceasing to be capable of becoming effective or the Scheme becoming effective.

12.2         Effect of termination

On termination of this Agreement in accordance with clause 12.1, the parties will immediately be released from their respective obligations under this Agreement, except that:

(a)           on and after termination of this Agreement, each party shall continue to comply with clauses 9.7, 14 and 18 to 28 inclusive, and each provision of this Agreement necessary for a party (or the Released Parties, in the case of clause 9.7) to enforce those clauses;

(b)           termination of this Agreement will not affect a party’s right to claim for a breach of the other party’s obligations in relation to this Agreement if that breach occurred before termination and each party shall continue to comply with each provision of this Agreement necessary for a party to enforce such a right.

13.           NOTICES

13.1         Method of giving a notice or other communication

A notice, permission or other communication under or in connection with this Agreement (a “Notice”) shall be:

(a)           in writing;

(b)           in English;

(c)           signed by or on behalf of the person giving it; and

(d)           delivered by hand or sent by recorded delivery post or by fax to the relevant party to the contact, address and fax number set out in clause 13.3 (or if otherwise notified by the relevant person under clause 13.7 to such other contact, address or fax number as has been so notified).

13.2         Notice not properly given unless copy also given

In the case of Notices only, a copy of any Notice sent to a party under or in connection with this Agreement shall be delivered by hand or sent by recorded delivery post or by fax to the person (“copy recipient”) indicated in clause 13.3, to the contact, address and fax number set out in clause 13.3 (or if otherwise notified by the relevant person under clause 13.7 to such other copy recipient or such other contact, address or fax number as has been so notified).  A Notice given to a party is not duly given until both the notice and the copy is given in accordance with this clause 13.

13.3         Addresses

The contact, address and fax number for each party and copy recipient is (unless otherwise notified under clause 13.7):

(a)           in the case of the Target, as follows:

Address:                Elms House, 43 Brook Green, London, W6 7EF

Fax:                         + 44 (0)20 3479 8001

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Attention:              Alan Saffer and Kenneth Mair,

with, in the case of Notices only, a copy to the Target’s Solicitors, as follows:

Address:                Broadwalk House, 5 Appold Street, London EC2A 2HA

Fax:                         +44 (0)20 7638 1112

Attention:              Stephen Lloyd; and,

(b)           in the case of the Buyer, as follows:

Address:                9191 S.Jamaica Street, Englewood, CO 80112, P O Box 22508,

Denver, CO 80222-0508, USA

Fax:                         + 1720 286 5014

Attention:              Margaret McLean and Sarah Hilty

with, in the case of Notices only, a copy to the Buyer’s Solicitors, as follows:

Address:                Atlantic House, Holborn Viaduct, London, EC1A 2FG

Fax:                         +44 207 296 2001

Attention:              Nicola Evans

13.4         Time that notice or communication is deemed given

Unless there is evidence that it was received earlier, and except as set out in the final sentence of clause 13.2, a Notice or other communication that complies with clause 13.1 and 13.2 is deemed given:

(a)           if delivered by hand, at the time of delivery, except as provided in clause 13.5;

(b)           if sent by recorded delivery post, at 9.00 am on the second Business Day after the day of posting;

(c)           if sent by fax, at the time of its transmission, except as provided in clause 13.5.

13.5         Effect of delivery by hand or fax after 6.00 pm or on a non-Business Day

(a)           If deemed delivery under clause 13.4 of a Notice or other communication delivered by hand or sent by fax occurs before 9.00 am on a Business Day, the Notice or other communication is deemed delivered at 9.00 am on that day.

(b)           If deemed delivery under clause 13.4 of a Notice or other communication delivered by hand or sent by fax occurs after 6.00 pm on a Business Day or on a day which is not a Business Day, the Notice or communication is deemed to have been given at 9.00 am on the next Business Day.

13.6         Relevant time of day

In this clause, a reference to time is to local time in the country in which the recipient of the notice or communication is located.

13.7         Notification of change in notice details

A party may notify the other party of a change to any of the details for it or its copy recipient referred to in clause 13.2. The Notice shall comply with the terms of clause 13.1

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and 13.2 and shall state the date on which the change is to occur.  That date shall be on or after the fifth Business Day after the date on which the Notice is delivered.

14.           ANNOUNCEMENTS

14.1         Prohibition on making announcements

Subject to clauses 14.2 to 14.5, neither party may:

(a)           make or send; or

(b)           permit another person to make or send on its behalf,

a public announcement, statement or circular regarding the Proposal including for the avoidance of doubt any such announcement or statement to the employees of the Target’s Group, unless it has first obtained the other party’s permission (not to be unreasonably withheld or delayed).

14.2         The Scheme Document

Clause 14.1 does not apply to the Scheme Document provided that the requirements of clause 11 have been satisfied and the Buyer’s Solicitors have given their written consent on behalf of the Buyer to publication of the Scheme Document as required by clause 2.3(a).

14.3         Circumstances in which permission of other party is not required

Clause 14.1 does not apply to an announcement or circular which is required by:

(a)           applicable law, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body; or

(b)           a rule of a stock exchange or listing authority on which the shares or other securities of a party are listed or traded.

14.4         Consultation where permission of other party is not required

If either party is required to make or send an announcement or circular in the circumstances contemplated by clause 14.3 that party shall, before making or sending the announcement or circular, consult with the other and take into account the other’s requirements as to the timing, content and manner of making the announcement or circular to the extent it is permitted to do so by applicable law or regulation and to the extent it is reasonably practicable to do so.

14.5         Effect of Competing Proposal

The obligations of the parties under clauses 14.1 to 14.4 cease to apply to the Buyer if there is a Competing Proposal.

15.           EXCLUSIVITY

The Target agrees (subject to the relevant provisions of this Agreement) for a period from and including the date of this Agreement to and 11.59 p.m. (London time) on 31 December 2011:

(a)           not to enter into or continue any discussions or negotiations with any other party relating to the possible purchase of shares in or businesses or assets of any member of the Target’s Group other than in the ordinary course of business or other than pursuant to arrangements Disclosed to the Buyer at the date of this Agreement;

25

(b)                                not to solicit either directly or indirectly, and to procure that its directors, employees, agents and advisers and any other member of the Target shall not so solicit, interest from any other party in relation to the sale of any such shares or business or assets of any member of the Target’s Group other than in the ordinary course of business or other than pursuant to arrangements Disclosed to the Buyer at the date of this Agreement;

(c)                                 not to issue or permit the issue of shares or other securities in any member of the Target’s Group to any other party except pursuant to the exercise of options under the Target Share Plans;

(d)                                not to grant any other party an option or pre-emption right over the shares, business or assets of any member of the Target’s Group except pursuant to the grant of options in the ordinary course under the Target Share Plans; and

(e)                                 not to provide information to anyone except the Buyer (or as required by law or regulation or to the Target’s shareholders, advisers, representatives, employee benefit trusts or pension trustees in the ordinary course or in relation to the Proposal by the Buyer) relating to the possible purchase of shares in or businesses or assets of any member of the Target’s Group other than in the ordinary course of business or other than pursuant to arrangements disclosed to the Buyer at the date of this Agreement.

16.                                CONFIDENTIALITY AGREEMENT

The terms of the Confidentiality Agreement remain in force in accordance with its terms (as varied or amended by this Agreement). In the event of any inconsistency between the terms and obligations of this Agreement and the Confidentiality Agreement, the terms and obligations of this Agreement will prevail.

17.                                FURTHER ASSURANCE

The Target shall, and shall ensure that any necessary third party will, execute all documents and do all acts and things as the Buyer reasonably requires for the purpose of giving the Buyer the full benefit of all the provisions of this Agreement.

18.                                ENTIRE AGREEMENT

18.1                          Entire agreement

The Confidentiality Agreement and this Agreement together set out the entire agreement between the Target and the Buyer in respect of the Proposal and supersede any previous agreement or arrangement between the Target and the Buyer relating to the subject matter of the Proposal.  The provisions of clause 9.7 set out the entire agreement between the Buyer and each of the Released Parties (as defined in clause 9.7(a)) in respect of the subject matter set out in that clause and supersede any previous agreement or arrangement between the Buyer or any member of the Target’s Group with each Released Party relating to the subject matter of clause 9.7, including without limitation any such provisions contained within any employment contract or service agreement between any Released Party who is a director, manager, employee or consultant and any member of the Target’s Group.

18.2                          No reliance on a statement outside this Agreement

Each party agrees and that it has not relied on or been induced to enter into this Agreement or any document referred to in it by a warranty, statement, representation or undertaking which is not expressly included in this Agreement or the relevant document.

26

18.3                          No remedy for a statement outside this Agreement

Neither party has any claim or remedy in respect of a warranty, statement, misrepresentation (whether negligent or innocent) or undertaking made to it by or on behalf of the other party in connection with or relating to the Proposal which is not expressly included in this Agreement or a document referred to in it.

18.4                          Clause does not apply in the event of fraud

Nothing in this clause 18 limits or excludes liability arising as a result of fraud, fraudulent or wilful concealment or wilful misconduct.

19.                                REMEDIES

(a)                                 Without prejudice to any other rights and remedies which any party may have, each party acknowledges and agrees that damages would not be an adequate remedy for any breach by any party of the provisions of this Agreement and any party will be entitled to seek the remedies of injunction, specific performance and other equitable relief (and the parties will not contest the appropriateness or availability thereof), for any threatened or actual breach of any such provision of this Agreement by any party and no proof of special damages will be necessary for the enforcement by any party of the rights under this Agreement.

(b)                                The rights and remedies provided by this Agreement are cumulative and do not exclude any rights and remedies provided by law.

(c)                                 Notwithstanding the remainder of this clause 19 and provided that all remedies shall be available in the case of fraud, fraudulent or wilful concealment, the Buyer agrees that it shall not exercise any right of rescission or similar right or otherwise terminate this Agreement for repudiatory breach, save in accordance with clause 12.

20.                                WAIVER

Failure to exercise, or a delay in exercising, a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies.  No single or partial exercise of a right or remedy provided by this Agreement or by law prevents the further exercise of the right or remedy or the exercise of another right or remedy.  A waiver of a breach of this Agreement does not constitute a waiver of a subsequent or prior breach of this Agreement.

21.                                INVALIDITY

If a provision of this Agreement is found to be illegal, invalid or unenforceable, then to the extent it is illegal, invalid or unenforceable, that provision will be given no effect and will be treated as though it were not included in this Agreement, but the validity or enforceability of the remaining provisions of this Agreement will not be affected.

22.                                NO PARTNERSHIP

Nothing in this Agreement and no action taken by the parties under this Agreement will constitute a partnership, association, joint venture or other co-operative entity between either of the parties.

23.                                THIRD PARTY RIGHTS

(a)                                 Any person (other than the parties to this agreement and their permitted successors or assignees) who is given any rights or benefits under clause 9.7 (a

27

“Third Party”) shall be entitled to enforce those rights or benefits against the parties in accordance with the Contracts (Rights of Third Parties) Act 1999.

(b)                                Save as provided in clause 23.1 above the operation of the Contracts (Rights of Third Parties) Act 1999 is hereby excluded.

(c)                                 No Released Party (as defined in clause 9.7(a)) shall assign, transfer, charge or declare a trust of any such rights or benefits whatsoever and any such purported assignment shall be void.

(d)                                The parties may not without the prior written consent of the Released Parties amend or vary the terms of clause 9.7.  Any other term of this agreement may be amended, varied or terminated without the consent of any person other than the parties.

24.                                VARIATION

A variation of this Agreement is valid only if it is in writing and signed by each party or signed on its behalf by its authorised representative (and, if it amends or varies the terms of clause 9.7, by or on behalf of each Released Party).

25.                                ASSIGNMENT

Neither party is permitted to assign, charge or otherwise dispose of any of its rights or benefits under this Agreement or grant or create any third party interest in such rights or benefits (including holding an interest on trust for another) without the prior permission of the other.

26.                                COSTS AND EXPENSES

Each party shall pay its own costs incurred in connection with the negotiation, preparation, execution and implementation of this Agreement and each document referred to in it.

27.                                COUNTERPARTS

This Agreement may be entered into in any number of counterparts and any party may enter into this Agreement by executing any counterpart. A counterpart constitutes an original of this Agreement and all executed counterparts together have the same effect as if each party had executed the same document.

28.                                GOVERNING LAW AND JURISDICTION

28.1                          Governing law

This Agreement, the jurisdiction clause contained in it, all the documents referred to in it which are not expressed to be governed by another law, and all non-contractual obligations arising in any way whatsoever out of or in connection with this Agreement or any such documents are governed by, take effect and shall be construed in accordance with English law.

28.2                          Jurisdiction

The courts of England have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise in any way whatsoever  out of or in connection with this Agreement (including claims for set off or counterclaim) or the legal relationships established by this Agreement.

28

29.                                INCENTIVE ARRANGEMENTS

The Buyer intends, following the Effective Date, to establish an incentivisation scheme aimed at key managers of the Target’s Group which will, subject to applicable legal and regulatory requirements, provide for the allocation of common stock of the Buyer, cash or a combination of both up to a total cost to the Buyer of £7,000,000 (including operational costs such as employer-related social tax costs).  The scheme participants will be selected by the Buyer to participate in the scheme in its absolute discretion.  Potential payments from the scheme will be conditional upon achievement of performance targets which will be identified by the Buyer.

IN WITNESS whereof this Agreement has been duly executed and delivered as a deed on the date at the beginning.

Executed as a deed by		)

CH2M Hill Companies, Ltd		)

acting by:		)

Name:	/s/ Jacqueline C. Rast

Capacity: Authorized Signatory

In the presence of:

signature of witness:	/s/ Nicola Evans

name of witness: Nicola Evans

address of witness:

Executed as a deed by		)

Halcrow Holdings Limited		)

acting by:		)

Name:	/s/ Peter Gammie

Capacity: Director

In the presence of:

signature of witness:	/s/ Alan Saffer

name of witness: Alan Saffer

address of witness:

29

SCHEDULE 1

Scheme Document

30

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. PART 2 OF THIS DOCUMENT COMPRISES AN EXPLANATORY STATEMENT IN COMPLIANCE WITH SECTION 897 OF THE COMPANIES ACT 2006. If you are in any doubt about the Acquisition or the contents of this document or what action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorised under the Financial Services and Markets Act 2000 (as amended) if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser in the relevant jurisdiction.

If you have any questions in relation to this document or the completion and return of your Forms of Proxy and/or Form of Election, or if you need additional copies of any document, including the Form W-8BEN, please telephone Capita Registrars’ helpline between 8.30 a.m. and 5.30 p.m. (London times) Monday to Friday on 0871 664 0321 (if calling from within the UK) (calls cost 10p per minute plus network extras) or on +44 20 8639 3399 (if calling from outside the UK) (calls will be charged at international rates). Different charges may apply from mobile telephones. Please note that calls to these numbers may be monitored and/or recorded. Capita Registrars will not provide personal, legal, tax or financial advice or comment on the merits of the Acquisition or the relative merits of the forms of consideration being offered for Scheme Shares.

The enclosed Forms of Proxy, Form of Election and reply paid envelope are personalised. If you have recently purchased or been transferred Scheme Shares and receive the Forms of Proxy, Form of Election and/or reply paid envelope from the transferor of such shares, you should contact Capita Registrars, Halcrow’s Registrar, on the telephone numbers set out above to obtain replacements of these documents.

Recommended acquisition of

Halcrow Holdings Limited

by

CH2M HILL Europe Limited

(an indirect wholly-owned subsidiary of CH2M HILL Companies, Ltd)

to be effected by means of a

scheme of arrangement under Part 26 of

the Companies Act 2006

Shareholders should read carefully the whole of this document and any documents incorporated into it by reference together with the accompanying Forms of Proxy and Form of Election. Your attention is drawn to the letter from the Chairman of Halcrow in Part 1 of this document, which contains the unanimous recommendation of the Halcrow Directors that you vote in favour of the Scheme at the Court Meeting and in favour of the Resolution to be proposed at the General Meeting. A letter from Rothschild explaining the Scheme in greater detail is set out in Part 2 (Explanatory Statement) of this document.

Notices convening the Court Meeting and the General Meeting, both of which are to be held at the offices of Ashurst LLP, Broadwalk House, 5 Appold Street, London EC2A 2HA on 18 October 2011, are set out at the end of this document. The Court Meeting will start at 11.00 a.m. (London time) and the General Meeting will start at 11.15 a.m. (London time) (or as soon thereafter as the Court Meeting has been concluded or adjourned).

Whether or not you intend to be present at the Court Meeting and/or the General Meeting, please complete and sign both Forms of Proxy accompanying this document, in accordance with the instructions printed on them and return them (in the reply paid envelope for use in the UK) to Halcrow’s Registrars, Capita Registrars at Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU as soon as possible, and in any event so as to be received no later than 11.00 a.m. (London time) on 16 October 2011 in the case of the Court Meeting (BLUE form) and by no later than 11.15 a.m. (London time) on 16 October 2011 in the case of the General Meeting (WHITE form) (or, in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned meeting). If you wish to submit your Forms of Proxy online you may do so through the share portal at www.capitashareportal.com. Submissions must be received by the deadlines specified above. To vote online you will need to log into your share portal account, or register for the share portal if you have not already done so. To register for the share portal, you will need your investor code that is set out on any documentation issued by Capita Registrars. Once registered, you will immediately be able to vote. Alternatively, the BLUE Form of Proxy for the Court Meeting may be handed to Capita Registrars on behalf of the chairman of the Court Meeting at the commencement of that meeting. However, in the case of the General Meeting, unless the WHITE Form of Proxy is lodged so as to be received by the time mentioned above, it will be invalid.

Returning the Forms of Proxy will enable your votes to be counted at the Shareholder Meetings in the event of your absence. The return of a completed Form of Proxy will not prevent you from attending the Court Meeting and/or the General Meeting, or any adjournments thereof, and voting in person if you so wish and if you are entitled to do so. Each Halcrow Shareholder is entitled to appoint one or more proxies (provided each proxy is appointed to exercise the rights attached to a different share or shares held by the Halcrow Shareholder) to attend and to vote instead of him or her. A proxy need not be a shareholder of the Company.

A space has been included in the Forms of Proxy to allow Halcrow Shareholders to specify the number of Scheme Shares in respect of which that proxy is appointed. Shareholders who return a Form of Proxy duly executed but leave this space blank will be deemed to have appointed a proxy in respect of all of their Scheme Shares.

Scheme Shareholders (other than Excluded Overseas Shareholders and Restricted Overseas Shareholders) will also find enclosed with this document a PINK Form of Election which relates to the CH2M HILL Share Alternative and the Loan Note Alternative. Halcrow Shareholders who wish to make an election to receive New CH2M HILL Shares and/or Loan Notes instead of some or all of the Cash Consideration to which they would otherwise be entitled are requested to complete the PINK Form of Election and, if electing for Loan Notes, the Form W-8BEN in accordance with the instructions printed thereon and return these (in the reply paid envelope for use in the UK) to Capita Registrars at the address specified above to be received by no later than 1.00 p.m. on 1 November 2010.

Neither the New CH2M HILL Shares nor the Loan Notes that are to be issued as described herein will be listed on any stock exchange. The New CH2M HILL Shares and the Loan Notes have not been, and will not be, registered under the US Securities Act or under any relevant securities laws of any state or jurisdiction and no regulatory clearances in respect of the New CH2M HILL Shares or Loan Notes have been, or will be, applied for in any jurisdiction. No regulatory authority or securities commission has reviewed, approved or disapproved of the Scheme or any part of the Acquisition.

If you have any questions in relation to this document or the completion and return of your Forms of Proxy and/or Form of Election, or if you need additional copies of any document, including the Form W-8BEN, please telephone Capita Registrars’ helpline between 8.30 a.m. and 5.30 p.m. (London times) Monday to Friday on 0871 664 0321 (if calling from within the UK) (calls cost 10p per minute plus network extras) or on +44 20 8639 3399 (if calling from outside the UK) (calls will be charged at international rates). Different charges may apply from mobile telephones. Please note that calls to these numbers may be monitored and/or recorded. Capita Registrars will not provide personal, legal, tax or financial advice or comment on the merits of the Acquisition or the relative merits of the forms of consideration being offered for Scheme Shares.

N M Rothschild & Sons Limited, which is authorised and regulated in the UK by the FSA, is acting as financial adviser to Halcrow and no one else in connection with the matters set out in this document and will not be responsible to anyone other than Halcrow for providing the protections afforded to clients of N M Rothschild & Sons Limited, nor for providing advice in relation to any matter referred to herein.

IMPORTANT NOTICE

The distribution of this document and the accompanying documents in jurisdictions other than the UK and the US may be restricted by law and therefore persons into whose possession this document comes should inform themselves about, and observe, such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities laws of any such jurisdiction. In particular, such documents should not be distributed in, forwarded to or transmitted in or into any jurisdiction where offering the New CH2M HILL Shares or the Loan Notes, or making them available for subscription or purchase would breach any applicable law. To the fullest extent permitted by applicable law, Halcrow and CH2M HILL disclaim any responsibility or liability for the violation of any applicable restrictions by any person. This document and the accompanying documents do not constitute an offer or invitation to purchase or subscribe for any securities or a solicitation of an offer to buy any securities pursuant to this document or otherwise in any jurisdiction in which such offer or solicitation is unlawful. This document and the accompanying documents have been prepared for the purposes of complying with English law, the information disclosed may not be the same as that which would have been disclosed if this document and the accompanying documents had been prepared in accordance with the laws of jurisdictions outside England and Wales. Nothing in this document or the accompanying documents should be relied on for any other purpose.

The statements contained in this document are made as at the date of this document, unless some other time is specified in relation to them, and service of this document shall not give rise to any implication that there has been no change in the facts set out in this document since such date. Nothing contained in this document shall be deemed to be a forecast, projection or estimate of the future financial performance of Halcrow or CH2M HILL except where otherwise expressly stated.

INFORMATION FOR US AND OTHER OVERSEAS PERSONS

The New CH2M HILL Shares and the Loan Notes to be issued under the Scheme, will be issued in reliance upon the exemption from the registration requirements of the United States Securities Act of 1933, as amended (the “US Securities Act”), provided by section 3(a)(10) thereof and, as a consequence, the issuance of New CH2M HILL Shares and the Loan Notes will not be registered under the US Securities Act or under the securities laws of any state or other jurisdiction of the United States. For the purpose of qualifying for this exemption from the registration requirements of the US Securities Act, the Company will advise the Court that its sanctioning of the Scheme will be relied upon by Halcrow and CH2M HILL as an approval of the Scheme following a hearing on its fairness to Halcrow Shareholders at which hearing all such shareholders are entitled to attend in person or through counsel to support or oppose the sanctioning of the Scheme and with respect to which notification has been given to all such shareholders. Accordingly, (i) the New CH2M HILL Shares are not being offered in, and may not be transferred into, any Excluded Jurisdiction, Restricted Jurisdiction or any other jurisdiction where the sale, issue or transfer of the CH2M HILL Shares would be a contravention of applicable law or in the event that CH2M HILL regards the sale, issue or transfer restrictions as unduly onerous, (ii) the Loan Notes are not being offered in, and may not be transferred into, any Excluded Jurisdiction, Restricted Jurisdiction, Partially Restricted Jurisdiction or any other jurisdiction where the sale, issue or transfer of the Loan Notes would be a contravention of applicable law or in the event that CH2M HILL regards the sale, issue or transfer restrictions as unduly onerous, and (iii) the attention of Overseas Shareholders or other recipients of this document who are residents or citizens of, or located in, any country other than the UK is drawn to paragraph 17 of Part 2 of this document. Neither the SEC nor any US state securities commission has reviewed or approved this document, the Scheme, the New CH2M HILL Shares or the Loan Notes, or passed upon the adequacy or accuracy of this document, and any representation to the contrary is a criminal offence in the United States.

i

No person should construe the contents of this document as legal, financial or tax advice but should consult their own advisers in connection with the matter contained herein.

The Acquisition relates to the acquisition of shares in an English private limited company and is proposed to be made by a scheme of arrangement under English company law. Accordingly, the Scheme is subject to the disclosure requirements, rules and practices applicable to English schemes of arrangement and the information in this document is not the same as that which would have been disclosed if this document had been prepared for the purposes of complying with the registration requirement of the US Securities Act or in accordance with the laws or regulations of any other jurisdiction. Financial information regarding Halcrow referred to in this document has been or will have been prepared in accordance with UK accounting standards that may not be comparable to the accounting standards applicable to financial statements of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US.

It may be difficult for US Scheme Shareholders to enforce their rights and claims arising out of US federal securities laws against officers and directors of Halcrow who are residents of countries other than the US, and it may not be possible to sue Halcrow in a non-US court for violations of US securities laws.

WARNING FOR HONG KONG HALCROW SHAREHOLDERS

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

警告

本文件的內容未經在香港的規管當局審核。 你應就有關要約謹慎行事。 如你對本文件的任何內容有 任何疑問， 你應尋求獨立專業

意見。

INFORMATION FOR QATAR HALCROW SHAREHOLDERS

This document does not, and is not intended to, constitute an invitation or offer of securities in the State of Qatar and accordingly should not be construed as such. This document is being issued to a limited number Scheme Shareholders (i) upon their request and confirmation that they understand that the Company has not been approved or licensed by or registered with the Qatar Central Bank, the Qatar Financial Markets Authority, the Qatar Financial Centre Regulatory Authority or any other applicable licensing authorities or governmental agencies in the State of Qatar; and (ii) on the condition that it will not be provided to any person other than the original recipient, is not for general circulation and may not be reproduced or used for any other purpose. Persons into whose possession this document comes are advised to consult with their own legal advisors with respect to any applicable laws that may restrict the distribution of this document. Neither this document nor any part of it shall be relied upon in any way in connection with any contract for the acquisition of the New CH2M HILL Shares and/or Loan Notes nor shall its issue be taken as any form of commitment on the part of CH2M HILL to proceed with any transaction. In making an investment decision regarding the offering of the New CH2M HILL Shares and/or the Loan Notes, investors must rely on their own examination of the terms of the offering, including without limitation the merits and the risks involved.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document (including information incorporated by reference in this document), oral statements made regarding the Acquisition, and other information published by CH2M HILL and Halcrow contain statements that are or may be deemed to be “forward-looking statements”, including for the purposes of the US Private Securities Litigation Reform Act of 1995. These statements are prospective in nature and are not based on historical facts, but rather on the current expectations of the management of CH2M HILL and Halcrow about future events and are naturally subject to uncertainty and changes in circumstances which could cause actual events to differ materially from the future events expected or implied by the forward-looking statements. The forward-looking statements contained herein include statements about the expected effects of the Acquisition on Halcrow, CH2M HILL, the expected timing and scope of the Acquisition, synergies, other strategic options and all other statements in this document other than historical facts. Forward-looking statements may (but will not always) include, without limitation, statements typically containing words such as “targets”, “plans”, “aims”, “intends”, “expects”, “anticipates”, “believes”, “estimates”, “will”, “may”, “budget”, “forecasts” and “should” and words of similar import. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. These forward-looking statements are not guarantees of future performance and have not been reviewed by the auditors of CH2M HILL or Halcrow. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements, many of which are beyond the control of Halcrow and CH2M HILL. These factors include, but are not limited to, the satisfaction of the Conditions to the Acquisition, as well as additional factors, such as changes in economic conditions, changes in the level of capital investment, success of business and operating initiatives and restructuring objectives, customers’ strategies and stability, changes in the regulatory environment, fluctuations in interest and exchange rates, the outcome of litigation, government actions and natural phenomena such as floods, earthquakes and hurricanes. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Halcrow Shareholders should not place undue reliance on any forward-looking statements and neither CH2M HILL nor Halcrow, nor any of their respective advisors, associates, directors or officers undertakes any obligation to update publicly, express by disclaim or revise forward looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required or provides any representation, assurance or guarantee that the occurrence of events expressed or implied in any forward-looking statement in this document will actually occur.

ii

iii

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

Event	Time/date(1)
Latest time for lodging BLUE Form of Proxy for the Court Meeting	11.00 a.m. on 16 October 2011	(2)
Latest time for lodging WHITE Form of Proxy for the General Meeting	11.15 a.m. on 16 October 2011	(3)
Voting Record Time for the Court Meeting and General Meeting	6.00 p.m. on 16 October 2011	(4)
Court Meeting	11.00 a.m. on 18 October 2011
General Meeting	11.15 a.m. on 18 October 2011	(5)
Latest time for lodging PINK Form of Election and the Form W-8BEN	1.00 p.m. on 1 November 2011
Scheme Court Hearing	7 November 2011
Reorganisation Effective Date	8 November 2011
Last time for registration of transfers of Scheme Shares	5.00 p.m. on 8 November 2011
Reorganisation Record Time	5.00 p.m. on 8 November 2011
Scheme Record Time	6.00 p.m. on 8 November 2011
Reduction Court Hearing	9 November 2011
Effective Date	10 November 2011
Latest date for posting of cheques and despatch of CH2M HILL Share certificates and Loan Note certificates in respect of consideration due under the Scheme	24 November 2011

The Court Meeting and the General Meeting will both be held at the offices of Ashurst LLP, Broadwalk House, 5 Appold Street, London EC2A 2HA on 18 October 2011. The Court Meeting will start at 11.00 a.m. and the General Meeting will start at 11.15 a.m. (or as soon thereafter as the Court Meeting has been concluded or adjourned).

(1)

These times and dates are indicative only and will depend, among other things, on the date upon which the Court sanctions the Scheme and confirms the Reduction of Capital and the date on which the Conditions are satisfied or, if capable of waiver, waived. If there are any revisions to this timetable, CH2M HILL will make an appropriate announcement as soon as practicable. All times referred to are London times, unless otherwise stated.

(2)

It is requested that BLUE Forms of Proxy for the Court Meeting be lodged at least 48 hours prior to the time appointed for the Court Meeting. However, BLUE Forms of Proxy for the Court Meeting not returned by this time may be handed to the Chairman of the Court Meeting at that meeting.

(3)

WHITE Forms of Proxy for the General Meeting must be lodged at least 48 hours prior to the time appointed for the General Meeting. WHITE Forms of Proxy may not be handed to the Chairman of the General Meeting at that meeting.

(4)

If either of the Shareholder Meetings is adjourned, then the Voting Record Time for the relevant reconvened meeting will be 6.00 p.m. on the date two days prior to the date set for the adjourned meeting.

(5)	Or as soon thereafter as the Court Meeting has been concluded or adjourned.

ACTION TO BE TAKEN

The Court Meeting and the General Meeting will be held at the offices of Ashurst LLP, Broadwalk House, 5 Appold Street, London EC2A 2HA on 18 October 2011 at 11.00 a.m. (London time) and 11.15 a.m. (London time), respectively (or, in the case of the General Meeting, as soon thereafter as the Court Meeting has been concluded or adjourned). The Scheme requires approval at both of these meetings.

Please check you have received the following with this document:

1.	a BLUE Form of Proxy for use in respect of the Court Meeting on 18 October 2011;

2.	a WHITE Form of Proxy for use in respect of the General Meeting on 18 October 2011;

3.	a PINK Form of Election for use in relation to the CH2M HILL Securities Alternative (only for Scheme Shareholders who are not Excluded Overseas Shareholders or Restricted Overseas Shareholders);

4.

a Form W-8BEN for use in respect of an election for the Loan Note Alternative by Scheme Shareholders who are not Excluded Overseas Shareholders, Partially Restricted Overseas Shareholders or Restricted Overseas Shareholders; and

5.	a reply paid envelope (for use in the United Kingdom only).

If you have not received all these documents, please contact Capita Registrars on the number indicated below. A copy of this document can also be viewed on Halcrow’s intranet, Halnet.

Whether or not you intend to be present at the Court Meeting and/or the General Meeting, please complete and sign both Forms of Proxy accompanying this document in accordance with the instructions printed on them and return them (in the reply paid envelope for use in the UK) to Halcrow’s Registrars, PXS, 34 Beckenham Road, Beckenham, Kent BR3 4TU as soon as possible, and in any event so as to be received no later than 11.00 a.m. (London time) on 16 October 2011 in the case of the Court Meeting (BLUE form) and by no later than 11.15 a.m. (London time) on 16 October 2011 in the case of the General Meeting (WHITE form) or, in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned meeting. If you wish to submit your Forms of Proxy online you may do so through the share portal at www.capitashareportal.com. Submissions must be received by the deadlines specified above. To vote online you will need to log into your share portal account, or register for the share portal if you have not already done so. To register for the share portal, you will need your investor code that is set out on any documentation issued by Capita Registrars. Once registered, you will immediately be able to vote.Alternatively the BLUE Form of Proxy for the Court Meeting may be handed to Capita Registrars on behalf of the chairman of the Court Meeting at the commencement of that meeting. However, in the case of the General Meeting, unless the WHITE Form of Proxy is lodged so as to be received by the time mentioned above, it will be invalid.

Returning the Forms of Proxy will enable your votes to be counted at the Shareholder Meetings in the event of your absence. The return of a completed Form of Proxy will not prevent you from attending the Court Meeting and/or the General Meeting, or any adjournments thereof, and voting in person if you so wish and if you are entitled to do so. Each Scheme Shareholder is entitled to appoint one or more proxies (provided each proxy is appointed to exercise the rights attached to a different share or shares held by the Scheme Shareholder) to attend and to vote instead of him or her. A proxy need not be a shareholder of the Company.

A space has been included in the Forms of Proxy to allow Scheme Shareholders to specify the number of Scheme Shares in respect of which that proxy is appointed. Scheme Shareholders who return a Form of Proxy duly executed but leave this space blank will be deemed to have appointed a proxy in respect of all of their Scheme Shares.

It is important that, for the Court Meeting, as many votes as possible are cast so that the Court may be satisfied that there is a fair and reasonable representation of opinion of Scheme Shareholders. You are therefore strongly urged to complete, sign and return your Forms of Proxy, for both the Court Meeting and the General Meeting.

For further instructions on how to complete the Form of Election please see Part 6 (The CH2M HILL Securities Alternative) of this document.

Halcrow Shareholder helpline

If you have any questions in relation to this document or the completion and return of your Forms of Proxy and/or Form of Election, or if you need additional copies of any document, including the Form W-8BEN, please telephone Capita Registrars’ helpline between 8.30 a.m. and 5.30 p.m. (London times) Monday to Friday on 0871 664 0321 (if calling from within the UK) (calls cost 10p per minute plus network extras) or on +44 20 8639 3399 (if calling from outside the UK) (calls will be charged at international rates). Different charges may apply from mobile telephones. Please note that calls to these numbers may be monitored and/or recorded. Capita Registrars will not provide personal, legal, tax or financial advice or comment on the merits of the Acquisition or the relative merits of the forms of consideration being offered for Scheme Shares.

Neither the Halcrow Directors nor Rothschild have performed or obtained a valuation of the CH2M HILL Securities. The Halcrow Directors cannot and do not give any advice or recommendation to Scheme Shareholders as to whether, or to what extent, they should elect for the CH2M HILL Securities Alternative in connection with the Scheme. Whether to elect for the CH2M HILL Securities Alternative is a matter for each Scheme Shareholder to decide and will be influenced by their individual financial and tax circumstances. The Halcrow Directors strongly advise that Scheme Shareholders seek their own independent financial or tax advice.

PART 1: LETTER FROM THE CHAIRMAN OF HALCROW

Directors:	Registered office:

Anthony Pryor CBE (Chairman)

Peter Gammie (Chief Executive Officer)

Alan Saffer (Finance Director)

Yaver Abidi (Director)

Alasdair Coates (Director)

David Kerr (Director)

John Theakston (Non-executive Director)

Elms House 43 Brook Green London W6 7EF Registered in England and Wales, Company number 01674044

30 September 2011

To: Halcrow Shareholders and, for information only, participants in the Halcrow Share Plans

Dear Shareholder

RECOMMENDED ACQUISITION OF HALCROW HOLDINGS LIMITED

BY CH2M HILL EUROPE LIMITED

1.                                       INTRODUCTION

On 26 September 2011, the Halcrow Board and the CH2M HILL Board announced that they had agreed the terms of a recommended acquisition of Halcrow by CH2M HILL Europe, an indirect wholly-owned subsidiary of CH2M HILL.

I am writing to you on behalf of the Halcrow Board to explain the background to, and reasons for, the Acquisition and to describe the action you should now take. For the reasons set out below, the Halcrow Board supports the Acquisition and unanimously recommends that you vote in favour of the resolutions required to implement the Scheme at the Court Meeting and at the General Meeting, as all the Halcrow Directors have undertaken to do in respect of their entire beneficial holdings of Halcrow Shares totalling 247,012 Ordinary Shares, representing in aggregate approximately 1.19 per cent. of Halcrow’s existing issued ordinary share capital.

Further information in relation to the Court Meeting and the General Meeting is contained in paragraph 8 of this Part 1 and in paragraph 11 of Part 2 of this document.

2.                                       SUMMARY OF THE TERMS OF THE ACQUISITION

The Acquisition of the Scheme Shares is to be effected by way of a scheme of arrangement under Part 26 of the Act which requires the approval of Halcrow Shareholders and the sanction of the Court. The Acquisition extends to all holders of Halcrow Shares who are on the Register of Members at the Scheme Record Time. CH2M HILL has also agreed to acquire the entire preference share capital of Halcrow from the Trustees pursuant to the Sale Agreement. The Acquisition values the entire issued and to be issued share capital of Halcrow at approximately £123 million, representing a price per Scheme Share of 564p.

In consideration for your Scheme Shares, Scheme Shareholders will be entitled to receive Cash Consideration. Instead of receiving Cash Consideration under the Scheme, Scheme Shareholders may elect to receive New CH2M HILL Shares (provided you are not classed as an Excluded Overseas Shareholder or a Restricted Overseas Shareholder) and/or Loan Notes (provided you are not classed as an Excluded Overseas Shareholder, a Partially Restricted Overseas Shareholder or a Restricted Overseas Shareholder), in consideration for some or all of your Scheme Shares, in any combination. For further details, please see paragraphs 2.1 and 2.2 below. Following the Acquisition, CH2M HILL Europe, an indirect wholly owned subsidiary of CH2M HILL will own the entire issued share capital of Halcrow.

Halcrow Shareholders who were on the Register of Members as at close of business on 24 May 2011 will be entitled to receive a dividend of 4 pence per Ordinary Share in respect of the year ended 31 December 2010, assuming that the resolution proposing that dividend is passed at this year’s annual general meeting to be held on Friday 30 September 2011.

As a result of the Acquisition, Halcrow’s internal share market is suspended with effect from 28 September 2011 until further notice. All Ordinary Share sale and purchase transactions already in progress as at that date will be processed by Halcrow in the usual way.

2.1                                 Cash Consideration

Under the terms of the Acquisition which is subject to the Conditions (as set out in Part 3), if the Scheme becomes Effective, those holders of Scheme Shares on the Register of Members at the Scheme Record Time will receive:

for each Scheme Share            564 pence in cash

2.2                                 CH2M HILL Securities Alternative

As alternatives to the Cash Consideration, pursuant to the CH2M HILL Securities Alternative each eligible Scheme Shareholder may, in respect of some or all of his Scheme Shares and in any combination, elect to receive:

•                  New CH2M HILL Shares on the following basis:

and/or

•                  Loan Notes, each having a nominal value of £0.01, on the following basis:

per Scheme Share: 564 Loan Notes.

A CH2M HILL Share Election may result in you holding a fraction of a New CH2M HILL Share (which will be rounded up to three decimal places).

A summary of certain tax consequences for certain Scheme Shareholders who validly elect for the CH2M HILL Securities Alternative is contained in paragraph 18 of this Part 2. The summary is intended as a general guide only and, if you are in any doubt as to your tax position, you should consult an appropriate independent professional adviser.

Part 9 of this document contains further information about CH2M HILL and the New CH2M HILL Shares and full details of the Loan Notes are set out in Part 7 of this document.

Scheme Shareholders should note that neither the Halcrow Directors nor Rothschild have performed or obtained a valuation of the CH2M HILL Securities. The Halcrow Directors cannot and do not give any advice or recommendation to Halcrow Shareholders as to whether, or to what extent, they should elect for the CH2M HILL Securities Alternative in connection with the Scheme. Whether to elect for the CH2M HILL Securities Alternative is a matter for each Scheme Shareholder to decide and will be influenced by their individual financial and tax circumstances. The Halcrow Directors strongly advise that Scheme Shareholders seek their own independent financial and/or tax advice.

Your attention is drawn to Part 8 of this document entitled “Risk Factors in Relation to CH2M HILL and CH2M HILL Securities”. When deciding whether to make a CH2M HILL Securities Alternative Election, please consider the risk factors set out in Part 8 of this document. In particular, the Halcrow Directors believe that in deciding whether to elect for CH2M HILL Securities, Scheme Shareholders should also take into account the following factors:

•                  like Halcrow Shares, the New CH2M HILL Shares will not be listed on any stock exchange and are traded on CH2M HILL’s internal market which is maintained by an independent broker engaged by CH2M HILL;

•                  the share price of CH2M HILL Shares is determined quarterly by the CH2M HILL Board and the next meeting of the CH2M HILL Board is set to take place on 11 November 2011, and the share price may change at that date;

•                  the Loan Notes will not be listed on any stock exchange and will only be transferable in limited circumstances. It is not the current intention of the CH2M HILL Board to offer any trading facility for the Loan Notes;

•                  unless CH2M HILL otherwise determines in respect of Loan Notes which have been in issue for more than 6 months, the Loan Notes will not be repayable except on the following dates: (i) the date which is 6 months and one day after the Loan Note Issue Date and/or (ii) the date which is 18 months after the Loan Note Issue Date, and/or (iii) the date which is 36 months after the Loan Note Issue Date, at the principal amount together with accrued interest (subject to any requirement by law to deduct or withhold tax) up to but excluding the date of repayment, as further described in Part 7 to this document; and

•                  the rate of interest on the Loan Notes will be 10 basis points per annum of the principal amount of the Loan Notes outstanding from time to time.

CH2M HILL Share Alternative

The CH2M HILL Share Alternative is being made available to Scheme Shareholders (other than Excluded Overseas Shareholders and Restricted Overseas Shareholders) enabling them to acquire New CH2M HILL Shares instead of all or part of the Cash Consideration to which they would otherwise be entitled under the Acquisition.

The CH2M HILL Share Alternative enables each eligible Scheme Shareholder to elect, in respect of some or all of his Scheme Shares, to receive New CH2M HILL Shares on the following basis:

As stated in Part 9 of this document, the CH2M HILL’s share price is determined quarterly by the CH2M HILL Board pursuant to the valuation methodology outlined in paragraph 1.4 of Part 9 of this document. The share price of CH2M HILL Shares, as set at the last Trade Date, is $54.35. The next meeting of the CH2M HILL Board is scheduled to take place on 11 November 2011 and the CH2M HILL share price may change at that time. Historical information about CH2M HILL share price can be found in CH2M HILL’s 8Ks filed with the US Securities and Exchange Commission and available at www.sec.gov. Past performance is not indicative of future results.

Like Halcrow Shares, the CH2M HILL Shares are not listed on any stock exchange. However, they are traded through CH2M HILL’s internal market which is maintained by an independent broker engaged by CH2M HILL, enabling eligible CH2M HILL Shareholders and holders of awards under certain employee share incentive arrangements to deal in CH2M HILL Shares up to four times each year on pre-determined days. CH2M HILL Shares are bought and sold through the internal market at a price determined by the CH2M HILL Board based upon the valuation methodology described in Part 9 of this document. CH2M HILL may purchase or sell CH2M HILL Shares on the internal market to balance the supply and demand, but is not obliged to do so. Further details on CH2M HILL Shares are set out in Part 9 of this document.

Scheme Shareholders who elect to receive New CH2M HILL Shares through participation in the CH2M HILL Securities Alternative may receive, in the long term, either a greater amount or a lesser amount for their Scheme Shares than they would have received if they had not made an election for the New CH2M HILL Shares and instead received the Cash Consideration or Loan Notes pursuant to the Loan Note Alternative. Whether Scheme Shareholders who elect for the New CH2M HILL Shares ultimately receive a greater amount or a lesser amount for their Scheme Shares will depend upon a range of factors, the most important being the future performance of CH2M HILL Group’s business and general market conditions.

The CH2M HILL Share Alternative is not being made available to any Excluded Overseas Shareholder or any Restricted Overseas Shareholder, as a consequence of the requirements of certain legislation in the relevant jurisdictions. Such Scheme Shareholders cannot elect for the CH2M HILL Share Alternative and will not be issued New CH2M HILL Shares. Any such Scheme Shareholder purporting to elect for the CH2M HILL Share Alternative will instead receive Cash Consideration in respect of his holding of Scheme Shares.

Loan Note Alternative

The Loan Note Alternative is being made available to Scheme Shareholders (other than Excluded Overseas Shareholders, Restricted Overseas Shareholders and Partially Restricted Overseas Shareholders) enabling them to take Loan Notes instead of all or part of the Cash Consideration to which they would otherwise be entitled. Under the Loan Note Alternative a Scheme Shareholder can elect to receive for each Scheme Share, 564 Loan Notes each having a nominal value of £0.01. The issue of the Loan Notes is subject to eligible Scheme Shareholders electing to receive in aggregate at least £10 million in nominal value of Loan Notes. Further details on the terms of the Loan Notes are set out in Part 7 of this document.

The Loan Note Alternative is not being made available to any Excluded Overseas Shareholders, Partially Restricted Overseas Shareholders or Restricted Overseas Shareholders as a consequence of the requirements of certain legislation in the relevant jurisdictions. Such Scheme Shareholders cannot elect for the Loan Note Alternative and will not be issued Loan Notes. Any such Scheme Shareholder purporting to elect for the Loan Note Alternative will instead receive cash consideration in respect of his holding of Scheme Shares. Scheme Shareholders electing to receive Loan Notes will be required to certify that they are not US Persons and are not located in the US by completing the enclosed Form W-8BEN.

3.                                       BACKGROUND TO AND REASONS FOR RECOMMENDING THE ACQUISITION

The Halcrow Board is recommending a combination with CH2M HILL because it believes it will create a global leader in the engineering consultancy sector with sufficient scale and diversity to compete at the highest level. The Halcrow Board believes that there is a strong strategic rationale for joining with CH2M HILL and that the companies enjoy a comparable ownership structure, similar values and benefit from a significant degree of complementary technical and geographic fit.

CH2M HILL has emphasized to Halcrow the importance it places on the skills and experience of the management and employees of Halcrow. The Halcrow Board believes that the combination will create a global infrastructure player which will provide employees of both Halcrow and CH2M HILL with enhanced international career opportunities and an excellent environment in which to fulfil their potential.

In recent years, there has been a degree of consolidation within the global engineering consultancy sector and the Halcrow Board believes that the increased size and geographical coverage in a number of sectors of their international peers has increased competition for Halcrow in the sector. Major project opportunities are being packaged into larger contracts and programmes and mid-sized consultancies will increasingly have to partner to win large projects.

After a number of years of steadily improving trading performance for Halcrow, the global recession has increased competition in the markets in which Halcrow operates and trading has been affected in a number of sectors in the core markets. In order to adapt to the economic downturn, Halcrow had to take some tough decisions in 2010 about the future shape of the Company and made a number of redundancies. Halcrow also launched in 2010, a reorganisation programme aimed at enabling the group to be more client and market focused and efficient in tune with its long term strategy ( the “Delta Programme”).

Given the difficult economic and trading environment and the market developments referred to above, in early 2011 the Halcrow Board concluded that achieving its “Strategy 2018” supporting the Halcrow Group’s major projects programme and investing in growing markets had become highly challenging as an independent business. Consequently, the Halcrow Board decided to explore the possibility of combining with another company to support Halcrow’s position as a leading designer of major infrastructure projects and to help the Halcrow Group achieve its growth and strategic ambitions as part of a larger group. For the reasons set out above, the Halcrow Board believes CH2M HILL would be an excellent partner for the Halcrow Group.

The Acquisition provides Scheme Shareholders with the opportunity to receive cash, Loan Notes or New CH2M HILL Shares. This not only provides such shareholders with the certainty of cash or Loan Notes but also gives such shareholders the ability to participate in the equity of the enlarged CH2M HILL Group and share in the CH2M HILL Group’s prospects going forward.

4.                                      UNDERTAKINGS TO VOTE IN FAVOUR OF THE SCHEME

Halcrow Directors who hold Scheme Shares have irrevocably undertaken to vote their respective holdings of Scheme Shares (in aggregate, 247,012 Scheme Shares, representing approximately 1.19 per cent. of the existing issued ordinary share capital of Halcrow) in favour of the resolutions at the Court Meeting and at the General Meeting. The Trustees, who hold 15,349,154 Scheme Shares (representing approximately 73.93 per cent. of the existing issued ordinary share capital of Halcrow) have also irrevocably undertaken to vote their Scheme Shares in favour of the resolutions at the Court Meeting and at the General Meeting.

In addition, Leslie Buck, who has recently retired from the Halcrow Board, has irrevocably undertaken to vote his holding of Scheme Shares (being 138,106 Scheme Shares representing approximately 0.665 per cent. of the existing ordinary share capital of Halcrow) in favour of the resolutions at the Court Meeting and at the General Meeting.

Accordingly, as at 28 September 2011 (being the last practicable date prior to the publication of this document), CH2M HILL has received irrevocable undertakings on the terms set out above in respect of Scheme Shares representing, in aggregate, approximately 75.79 per cent. of Halcrow’s existing issued ordinary share capital.

Further details of these irrevocable undertakings are set out in paragraph 5 of Part 10 of this document.

5.                                       MANAGEMENT, EMPLOYEES AND LOCATIONS

CH2M HILL has stated that it attaches great importance to the skills and experience of the existing management and employees of Halcrow and that both management and the employees of Halcrow will play an important role in moving the business of the CH2M HILL Group forward following the Acquisition. CH2M HILL and the Halcrow Directors believe that the employees of the Halcrow Group will benefit significantly from the opportunities available to them following completion of the Acquisition.

The Halcrow Directors are pleased to note that CH2M HILL has confirmed that, on the Scheme becoming Effective, the existing contractual and statutory employment rights, including pension rights, of all Halcrow Group employees will be fully safeguarded.

All the Halcrow Directors will resign as directors of Halcrow following the Acquisition. However, Anthony Pryor will be retained in a part time capacity to assist CH2M HILL as it requires; John Theakston will remain in his capacity as one of the Trustees; and Peter Gammie, in accordance with his agreement earlier this year with Halcrow, will retire from the Company following the Acquisition but will be retained on a part time basis to assist with the integration process and will also be appointed as an independent trustee of the Halcrow Trust.

Following the Effective Date, CH2M HILL will appoint a new board of directors of Halcrow. The trading name of Halcrow will be retained, as will its website and email addresses. CH2M HILL intends to ask the remaining current employee directors and Anthony Pryor to become directors of Halcrow. CH2M HILL will add three employees to the board, being Jacque Rast, who will be named as chairman, and two additional representatives. CH2M HILL will appoint a new CEO for Halcrow to be located in London at Elms House. Alasdair Coates will be appointed COO of Halcrow and deputy to the new CEO. Directors will report to the new CEO and all other current reporting lines within Halcrow will remain in place reporting through to the new COO. Current plans by CH2M HILL include the appointment of one or more Halcrow employees to the CH2M HILL corporate management team, called the Operating Committee.

A joint integration/implementation team will be created, based in the UK, to carry out such exercises as client servicing, regional and other geographic reporting, operating strategy, branding, market expansion and corporate services integration. It is planned that results from this team will be actioned in 2012. Until then, Halcrow will continue to operate as currently structured and organised.

CH2M HILL has confirmed it currently has no intention to change the location of Halcrow’s places of business across the globe. This, however, could be subject to review as part of CH2M HILL’s integration plan for the two businesses.

6.                                       CURRENT TRADING OF THE HALCROW GROUP

The year 2011 to date has been a challenging one for the Company. The Halcrow Board has seen a tightening in the trading environment across all of its trading regions and, in particular, in certain parts of the UK public sector portfolio, the Middle East and North America. The decline in economic activity across a number of our business segments and markets has adversely impacted on Halcrow’s financial performance. The Halcrow Group has had particular difficulties in its Middle East business in the aftermath of the 2008 credit crunch and the political turmoil following the “Arab Spring”.

In the autumn of 2010, the Halcrow Board announced a significant reorganisation programme (the “Delta Programme”) to enable the group to be more client and market focused and efficient in line with its long term strategy. While much of the planning was undertaken in 2010, short term reorganisational change costs have impacted 2011 results. The benefits of this programme are starting to accrue though it is anticipated that the full benefit will not be felt until 2012 and beyond.

Based on unaudited management accounts, turnover and loss before tax for the 6-month period to 30 June 2011 were £209.1 million and £4.0 million respectively. One-off costs of £2.3 million incurred in the period included exceptional items associated with the Delta Programme and other re-organisation programmes and include costs relating to matters such as time spent by staff and the cost of change consultants together with costs of severance packages.

EBITDA for the 6-month period is £8.0 million after adding pension deficit payments of £3.8 million and exceptional one-off costs of £2.3 million.

Trading in the period since 30 June 2011 has been below management’s expectations due to delays in projects in a number of sectors and economic conditions in our end markets which have been tighter than expected.

On the basis of the results for the year to date, the Halcrow Board expects the Halcrow Group operating profit in 2011 to be below that achieved in 2010.

Halcrow’s net bank borrowings as at 31 August 2011 were £41.8 million against total available facilities of £54.7 million.

7.                                       HALCROW SHARE PLANS

Information about the effect of the Scheme on options and awards under the Halcrow Share Plans is set out in paragraph 15 of Part 2 of this document. Participants in the Halcrow Share Plans will be contacted separately about the choices available to them in respect of their options and awards.

8.                                       THE SCHEME AND THE SHAREHOLDER MEETINGS

It is intended that the Acquisition of the Scheme Shares will be effected by means of a scheme of arrangement between Halcrow and its shareholders under Part 26 of the Act.

To become Effective, the Scheme requires, among other things, the approval of a majority in number of the Scheme Shareholders present and voting (either in person or by proxy) at the Court Meeting representing not less than 75 per cent. in value of the voted Scheme Shares and the passing of a special resolution necessary to implement the Scheme at the General Meeting. The Scheme must also be sanctioned by the Court and the associated Reduction of Capital must be confirmed by the Court, in each case at the relevant Court Hearing. Following this, the Scheme Shares will be cancelled and, in consideration for this, Scheme Shareholders will receive Cash Consideration and/or CH2M HILL Securities, according to their Elections. Once the Scheme becomes Effective, it will be binding on all Scheme Shareholders, including those who did not vote to approve the Scheme.

It is important that, for the Court Meeting in particular, as many votes as possible are cast so that the Court may be satisfied that there is a fair and reasonable representation of Scheme Shareholder’s opinion. You are therefore strongly urged to complete and return your Forms of Proxy, for both the Court Meeting and the General Meeting, as soon as possible.

Further details of the Scheme and the Shareholder Meetings and how to complete the Forms of Proxy, Form of Election and Form W-8BEN are set out in Part 2 of this document.

9.                                       THE EFFECT OF THE SCHEME ON THE HALCROW DIRECTORS’ INTERESTS

As set out in paragraph 10 of Part 2 of this document, the Halcrow Directors have irrevocably undertaken to vote in favour of the Scheme at the Shareholder Meetings in respect of their own beneficial holdings of Halcrow Shares. Details of the effects of the Scheme on their interests are set out in paragraph 13 of Part 2 of this document.

10.                                 IMPLEMENTATION AGREEMENT

As part of the negotiations in relation to the Acquisition, CH2M HILL and Halcrow entered into an implementation agreement on 24 September 2011. Further details of the Implementation Agreement are set out in paragraph 6.3 of Part 10 of this document.

11.                                 OVERSEAS SHAREHOLDERS

Persons resident in, or citizens of, jurisdictions outside the UK should refer to paragraph 17 of Part 2 of this document.

12.                                 UK TAXATION

Your attention is drawn to paragraph 18 of Part 2 of this document. If you are in any doubt about your tax position, you should consult an appropriately qualified independent professional adviser immediately.

13.                                 ACTION TO BE TAKEN

Notices convening the Court Meeting and the General Meeting are set out at the end of this document. You will find enclosed with this document a BLUE Form of Proxy for use at the Court Meeting and a WHITE Form of Proxy for use at the General Meeting.

Whether or not you intend to be present at either meeting, you are requested to complete and return both the enclosed Forms of Proxy for the Court Meeting (BLUE) and for the General Meeting (WHITE) in accordance with the instructions printed on the forms.

You will also find enclosed with this document a PINK Form of Election for use by Scheme Shareholders (other than Excluded Overseas Shareholders and Restricted Overseas Shareholders) in relation to the CH2M HILL Securities Alternative. Scheme Shareholders who wish to elect for the Loan Note Alternative should also complete and return (together with the PINK form of Election) the Form W-8BEN. Full instructions on completing the Form of Election (and the Form W-8BEN, in order to elect for the Loan Note Alternative) are set out in Part 6 of this document.

14.                                 FURTHER INFORMATION

Please read carefully the remainder of this document as the information contained in this letter is in summary form only and is not a substitute for reading the remainder of this document. Your attention is drawn to the letter from Rothschild set out in Part 2 of this document, which gives further details about the Acquisition, and also to the terms of the Scheme that are set out in full at Part 3 of this document. In addition, you will find detailed information relating to CH2M HILL, the CH2M HILL Securities and risk factors associated with making a CH2M HILL Securities Alternative Election in Parts 6 to 8 (inclusive) of this document.

15.                                 RECOMMENDATION

The Halcrow Directors, who have been so advised by Rothschild, consider the Acquisition to be fair and reasonable. In providing its financial advice, Rothschild has taken into account the commercial assessments of the Halcrow Directors.

In addition, the Halcrow Directors believe that the Acquisition is in the best interests of Halcrow Shareholders as a whole and recommend unanimously that Scheme Shareholders vote in favour of the resolutions to be proposed at the Shareholder Meetings, as they have irrevocably undertaken to do in respect of their entire beneficial holdings of Scheme Shares totalling 247,012 Halcrow Shares, representing in aggregate approximately 1.19 per cent. of Halcrow’s existing ordinary issued share capital.

Neither the Halcrow Directors nor Rothschild have performed or obtained a valuation of the CH2M HILL Securities. The Halcrow Directors cannot and do not give any advice or recommendation to Scheme Shareholders as to whether, or to what extent, they should elect for the CH2M HILL Securities Alternative in connection with the Scheme. Whether to elect for the CH2M HILL Securities Alternative is a matter for each Scheme Shareholder to decide and will be influenced by their individual financial and tax circumstances. The Halcrow Directors strongly advise that Scheme Shareholders seek their own independent financial or tax advice.

Yours faithfully

Anthony Pryor CBE
Chairman

PART 2: EXPLANATORY STATEMENT

(IN COMPLIANCE WITH SECTION 897 OF THE COMPANIES ACT 2006)

N M Rothschild & Sons Ltd
New Court
St Swithin’s Lane
London EC4N 8AL

30 September 2011

To: Halcrow Shareholders and, for information only, participants in the Halcrow Share Plans

Dear Shareholder

RECOMMENDED ACQUISITION OF HALCROW HOLDINGS LIMITED

BY CH2M HILL EUROPE LIMITED

1.                                       INTRODUCTION

On 26 September 2011, the Halcrow Board and the CH2M HILL Board announced that they had agreed the terms of a recommended acquisition of Halcrow by CH2M HILL Europe, an indirect wholly owned subsidiary of CH2M HILL. The Acquisition of the Scheme Shares is to be effected by means of a scheme of arrangement of Halcrow under Part 26 of the Act which requires the approval of Scheme Shareholders and the sanction of the Court. The Reduction of Capital involved in the Scheme requires the approval of Scheme Shareholders by special resolution at the General Meeting and the subsequent confirmation of the Court. The Acquisition of the Preference Shares from the Trustees is to be effected by way of the Sale Agreement.

The Halcrow Board has been advised by Rothschild in connection with the Acquisition. Rothschild has been authorised by the Halcrow Board to write to you to explain the terms of the Acquisition and to provide you with other relevant information.

Your attention is drawn to the letter from the Chairman of Halcrow set out in Part 1 of this document, which forms part of this Explanatory Statement. That letter contains, among other things, information on the background to and reasons for the Acquisition and the unanimous recommendation by the Halcrow Board to Scheme Shareholders to vote in favour of the resolutions to approve and implement the Acquisition to be proposed at the Shareholder Meetings.

Your attention is also drawn to Part 3 (“Conditions to and further terms of the Acquisition”), Part 4 (“Financial information concerning the Halcrow Group”), Part 5 (“Financial information concerning the CH2M HILL Group”), Part 8 (“Risk factors in relation to CH2M HILL and the CH2M HILL Securities”), Part 9 (“Background information on CH2M HILL and details of CH2M HILL Shares”) and Part 10 (“Additional information”) of this document. The Scheme is set out in full at Part 12 of this document.

2.                                      BACKGROUND TO AND REASONS FOR THE ACQUISITION

The Halcrow Board is recommending a combination with CH2M HILL because it believes it will create a global leader in the engineering consultancy sector with sufficient scale and diversity to compete at the highest level. The Halcrow Board believes that there is a strong strategic rationale for joining with CH2M HILL and that the companies enjoy a comparable ownership structure, similar values and benefit from a significant degree of complementary technical and geographic fit.

CH2M HILL has emphasized to Halcrow the importance it places on the skills and experience of the management and employees of Halcrow. The Halcrow Board believes that the combination will create a global infrastructure player which will provide employees of both Halcrow and CH2M HILL with enhanced international career opportunities and an excellent environment in which to fulfil their potential.

In recent years, there has been a degree of consolidation within the global engineering consultancy sector and the Halcrow Board believes that the increased size and geographical coverage in a number of sectors of their international peers has increased competition for Halcrow in the sector. Major project opportunities are being packaged into larger contracts and programmes and mid-sized consultancies will increasingly have to partner to win large projects.

After a number of years of steadily improving trading performance for Halcrow, the global recession has increased competition in the markets in which Halcrow operates and trading has been affected in a number of sectors in the core markets. In order to adapt to the economic downturn, Halcrow had to take some tough decisions in 2010 about the future shape of the Company and made a number of redundancies. Halcrow also launched in 2010, a reorganisation programme aimed at enabling the group to be more client and market focused and efficient in tune with its long term strategy ( the “Delta Programme”).

Given the difficult economic and trading environment and the market developments referred to above, in early 2011 the Halcrow Board concluded that achieving its “Strategy 2018” supporting the Halcrow Group’s major projects programme and investing in growing markets had become highly challenging as an independent business. Consequently, the Halcrow Board decided to explore the possibility of combining with another company to support Halcrow’s position as a leading designer of major infrastructure projects and to help the Halcrow Group achieve its growth and strategic ambitions as part of a larger group. For the reasons set out above, the Halcrow Board believes CH2M HILL would be an excellent partner for the Halcrow Group.

The Acquisition provides Scheme Shareholders with the opportunity to receive cash, Loan Notes or New CH2M HILL Shares. This not only provides such shareholders with the certainty of cash or Loan Notes but also gives such shareholders the ability to participate in the equity of the enlarged CH2M HILL Group and share in the CH2M HILL Group’s prospects going forward.

3.                                       SUMMARY OF THE TERMS OF THE ACQUISITION

The Acquisition of the Scheme Shares is to be effected by way of a scheme of arrangement under Part 26 of the Act, which requires the approval of Scheme Shareholders and the sanction of the Court. The Acquisition of the Preference Shares from the Trustees is to be effected by way of the Sale Agreement. The Acquisition will only complete if all of the Conditions have been satisfied or, if permitted, waived.

Following the Acquisition, CH2M HILL Europe, an indirect wholly-owned subsidiary of CH2M HILL, will own the entire issued share capital of Halcrow.

Halcrow Shareholders who were on the Register of Members as at close of business on 24 May 2011 will be entitled to receive a dividend of 4 pence per Ordinary Share in respect of the year ended 2010, assuming that the resolution proposing that dividend is passed at this year’s annual general meeting to be held on Friday 30 September 2011.

As a result of the Acquisition, Halcrow’s internal share market is suspended with effect from 28 September 2011 until further notice. All Ordinary Share sale and purchase transactions already in progress as at that date will be processed by Halcrow in the usual way.

Cash Consideration

Under the terms of the Acquisition, which will be subject to the Conditions (as set out in Part 3 of this document), if the Scheme becomes Effective, those holders of Scheme Shares on the Register of Members at the Scheme Record Time who do not make a valid CH2M HILL Securities Alternative Election will have their Scheme Shares cancelled and will receive:

for each Scheme Share            564 pence in cash

CH2M HILL Securities Alternative

As alternatives to the Cash Consideration, pursuant to the CH2M HILL Securities Alternative each eligible Scheme Shareholder may, in respect of some or all of his Scheme Shares and in any combination, elect to receive:

•                  New CH2M HILL Shares on the following basis:

and/or

•                  Loan Notes, each having a nominal value of £0.01, on the following basis:

per Scheme Share: 564 Loan Notes.

A CH2M HILL Share Election may result in you holding a fraction of a New CH2M HILL Share (which will be rounded up to three decimal places).

As stated in Part 9 of this document, the CH2M HILL’s share price is determined quarterly by the CH2M HILL Board pursuant to the valuation methodology outlined in paragraph 1.4 of Part 9 of this document. The share price of CH2M HILL Shares, as set at the last Trade Date, is $54.35. The next meeting of the CH2M HILL Board is scheduled to take place on 11 November 2011 and the CH2M HILL share price may change at that time. Historical information about CH2M HILL share price can be found in CH2M HILL’s 8Ks filed with the US Securities and Exchange Commission and available at www.sec.gov. Past performance is not indicative of future results.

Part 6 of this document contains further information about CH2M HILL and New CH2M HILL Shares and full details of the Loan Notes are set out in Part 7 of this document.

A summary of certain tax consequences for certain Scheme Shareholders who validly elect for the CH2M HILL Securities Alternative is contained in paragraph 18 of this Part 2. The summary is intended as a general guide only and, if you are in any doubt as to your tax position, you should consult an appropriate independent professional adviser.

Please note that neither the Halcrow Directors nor Rothschild have performed or obtained a valuation of the CH2M HILL Securities. The Halcrow Directors cannot and do not give any advice or recommendation to Scheme Shareholders as to whether, or to what extent, they should elect for the CH2M HILL Securities Alternative in connection with the Scheme. Whether to elect for the CH2M HILL Securities Alternative is a matter for each Scheme Shareholder to decide and will be influenced by their individual financial and tax circumstances. The Halcrow Directors strongly advise that Scheme Shareholders seek their own independent financial or tax advice.

Your attention is drawn to Part 8 of this document entitled “Risk Factors in Relation to CH2M HILL and the CH2M HILL Securities”. When deciding whether to make a CH2M HILL Securities Alternative Election, please consider the risk factors set out in Part 8 of this document. In particular, the Halcrow Directors believe that in deciding whether to elect for CH2M HILL Securities, Scheme Shareholders should also take into account the following factors:

•                  like Halcrow Shares, the New CH2M HILL Shares will not be listed on any stock exchange and are traded on CH2M HILL’s internal market which is maintained by an independent broker engaged by CH2M HILL;

•                  the share price of CH2M HILL Shares is determined quarterly by the CH2M HILL Board and the next meeting of the CH2M HILL Board is set to take place on 11 November 2011, and the share price may change at that date;

•                  the Loan Notes will not be listed on any stock exchange and will only be transferable in limited circumstances. It is not the current intention of the CH2M HILL Board to offer any trading facility for the Loan Notes;

•                  unless CH2M HILL otherwise determines in respect of Loan Notes which have been in issue for more than 6 months, the Loan Notes will not be repayable except on the following dates (i) the date which is 6 months and one day after the Loan Note Issue Date, and/or (ii) the date which is 18 months after the Loan Note Issue Date, and/or (iii) the date which is 36 months after the Loan Note Issue Date at the principal amount together with the accrued interest (subject to any requirement by law to deduct or withhold tax) up to but excluding the date of repayment, as further described in Part 7 to this document; and

•                  the rate of interest on the Loan Notes will be 10 basis points per annum of the principal amount of the Loan Notes outstanding from time to time.

Neither the New CH2M HILL Shares nor the Loan Notes are being offered in or to, or for the account or benefit of, and may not be transferred into any jurisdiction where, the sale, issue or transfer of the New CH2M HILL Shares and/or the Loan Notes would be a contravention of applicable law.

Accordingly:

•                  the CH2M HILL Share Alternative is not being made available to Excluded Overseas Shareholders or Restricted Overseas Shareholders; and

•                  the Loan Note Alternative is not being made available to Excluded Overseas Shareholders, Restricted Overseas Shareholders or Partially Restricted Overseas Shareholders.

Any purported Election for either New CH2M HILL Shares and/or Loan Notes by Excluded Overseas Shareholders, Partially Restricted Overseas Shareholders or Restricted Overseas Shareholders, as relevant, will be treated as invalid by CH2M HILL and such shareholders will receive Cash Consideration in respect of their entire holdings of Scheme Shares.

CH2M HILL Share Alternative

The CH2M HILL Share Alternative is being made available to Scheme Shareholders (other than Excluded Overseas Shareholders or Restricted Overseas Shareholders) enabling them to acquire New CH2M HILL Shares instead of all or part of the Cash Consideration to which they would otherwise be entitled under the Acquisition.

The CH2M HILL Share Alternative enables each eligible Scheme Shareholder to elect, in respect of some or all of his Scheme Shares, to receive New CH2M HILL Shares on the following basis:

As stated in Part 9 of this document, the CH2M HILL’s share price is determined quarterly by the CH2M HILL Board pursuant to the valuation methodology outlined in paragraph 1.4 of Part 9 of this document. The share price of CH2M HILL Shares, as set at the last Trade Date, is $54.35. The next meeting of the CH2M HILL Board is scheduled to take place on 11 November 2011 and the CH2M HILL share price may change at that time. Historical information about CH2M HILL share price can be found in CH2M HILL’s 8Ks filed with the US Securities and Exchange Commission and available at www.sec.gov. Past performance is not indicative of future results.

New CH2M HILL Shares will be issued pursuant to the Scheme credited as fully paid and will rank pari passu in all respects with the existing CH2M HILL Shares.

The CH2M HILL Shares are traded through CH2M HILL’s internal market which is maintained by an independent broker engaged by CH2M HILL, enabling eligible shareholders and certain benefit plans to deal in CH2M HILL Shares up to four times each year on pre-determined days. CH2M HILL Shares are bought and sold through the internal market at a price determined by the CH2M HILL Board based upon the valuation methodology described in Part 9 of this document. CH2M HILL may purchase or sell CH2M HILL Shares on the internal market to balance the supply and demand, but is not obligated to do so.

Loan Note Alternative

The Loan Note Alternative is being made available to Scheme Shareholders (other than Excluded Overseas Shareholders, Restricted Overseas Shareholders and Partially Restricted Overseas Shareholders) enabling them to take Loan Notes instead of all or part of the Cash Consideration to which they would otherwise be entitled. The Loan Note Alternative is being made available on the basis that each Scheme Shareholder can elect to receive for each Scheme Share, 564 Loan Notes each having a nominal value of £0.01.

It is expected that, shortly following the Effective Date, CH2M HILL will substitute in its place as principal debtor under the Loan Notes, a company which is not a member of the CH2M HILL Group. Such substitution shall take place in accordance with the terms of the Loan Notes as described in paragraph 10 of Part 7 of this document and does not require the consent of the holders of such Loan Notes.

The Loan Notes will be governed by English law and will be issued, credited as fully paid, in integral multiples of £0.01 nominal value. The Loan Notes will not be transferable other than to certain permitted transferees (that is, relatives or family trusts or, in relation to the Trustees, to a beneficiary of the Halcrow Trust) and no application will be made for them to be listed or dealt in on any stock exchange. The Loan

Notes will not be qualifying corporate bonds for United Kingdom taxation purposes for Scheme Shareholders who are not corporates.

Unless CH2M HILL decides otherwise, no Loan Notes will be issued unless, on or before the Election Return Time, the aggregate nominal value of all Loan Notes to be issued as a result of valid Elections by Scheme Shareholders electing for the Loan Note Alternative exceeds £10 million. If such aggregate nominal amount is less than £10 million, any such Election shall, unless CH2M HILL decides otherwise, be void and the relevant Scheme Shareholders will receive the cash they would otherwise be entitled to if they had not made an Election under the Loan Note Alternative.

The Halcrow Directors strongly advise Scheme Shareholders to seek their own independent financial, tax and legal advice before electing for the CH2M HILL Securities Alternative.

4.                                       INFORMATION ON THE HALCROW GROUP

Founded in 1868, Halcrow is a leading employee-owned consulting engineering firm delivering planning, design and management services for developing infrastructure and buildings worldwide. Halcrow is headquartered in the United Kingdom and has approximately 6,000 employees worldwide, working in approximately 100 countries. Halcrow’s clients include local and national governments, government agencies and private sector clients. Halcrow’s private sector clients are from a range of industries including transportation, construction and energy.

Following a recent company reorganisation, Halcrow provides its services to its clients through three practice areas: (i) natural resources; (ii) transportation; and (iii) development. Halcrow is organised into four geographic regions: (i) Europe; (ii) the Americas; (iii) Asia and Australasia; and (iv) the Middle East and Africa. Halcrow provides services to clients in a variety of ways, such as principal project leader, subcontractor and through joint ventures or in consortia with other service providers. The demand for services provided by Halcrow is generally determined by local and national government and private client capital spending decisions.

Halcrow Shares are owned by employees and directors of Halcrow and also the Halcrow Trust. Other than the Halcrow Trust, no one shareholder owns more than one per cent. of Halcrow.

For the year ended 31 December 2010, Halcrow achieved revenues of £465.5m (excluding the share of joint ventures’ turnover) and generated an operating profit of £12.9m. In excess of 50 per cent. of revenues are derived from outside Halcrow’s core UK markets.

5.                                       CURRENT TRADING OF THE HALCROW GROUP

The year 2011 to date has been a challenging one for the Company. The Halcrow Board has seen a tightening in the trading environment across all of its trading regions and, in particular, in certain parts of the UK public sector portfolio, the Middle East and North America. The decline in economic activity across a number of our business segments and markets has adversely impacted on Halcrow’s financial performance. The Halcrow Group has had particular difficulties in its Middle East business in the aftermath of the 2008 credit crunch and the political turmoil following the “Arab Spring”.

In the autumn of 2010, the Halcrow Board announced a significant reorganisation programme (the “Delta Programme”) to enable the group to be more client and market focused and efficient in line with its long term strategy. While much of the planning was undertaken in 2010, short term reorganisational change costs have impacted 2011 results. The benefits of this programme are starting to accrue though it is anticipated that the full benefit will not be felt until 2012 and beyond.

Based on unaudited management accounts, turnover and loss before tax for the 6-month period to 30 June 2011 were £209.1 million and £4.0 million respectively. One-off costs of £2.3 million incurred in the period included exceptional items associated with the Delta Programme and other re-organisation programmes and include costs relating to matters such as time spent by staff and the cost of change consultants together with costs of severance packages.

EBITDA for the 6-month period is £8.0 million after adding pension deficit payments of £3.8 million and exceptional one-off costs of £2.3 million.

Trading in the period since 30 June 2011 has been below management’s expectations due to delays in projects in a number of sectors and economic conditions in our end markets which have been tighter than expected.

On the basis of the results for the year to date, the Halcrow Board expects the Halcrow Group operating profit in 2011 to be below that achieved in 2010.

Halcrow’s net bank borrowings as at 31 August 2011 were £41.8 million against total available facilities of £54.7 million.

6.                                       MANAGEMENT, EMPLOYEES AND LOCATIONS OF THE HALCROW GROUP

CH2M HILL has stated that it attaches great importance to the skills and experience of the existing management and employees of Halcrow and that both management and the employees of Halcrow will play an important role in moving the business of the CH2M HILL Group forward following the Acquisition. CH2M HILL and the Halcrow Directors believe that the employees of the Halcrow Group will benefit significantly from the opportunities available to them following completion of the Acquisition.

The Halcrow Directors are pleased to note that CH2M HILL has confirmed that, on the Scheme becoming Effective, the existing contractual and statutory employment rights, including pension rights, of all Halcrow Group employees will be fully safeguarded.

All the Halcrow Directors will resign as directors of Halcrow following the Acquisition. However, Anthony Pryor will be retained in a part time capacity to assist CH2M HILL as it requires; John Theakston will remain in his capacity as one of the Trustees; and Peter Gammie, in accordance with his agreement earlier this year with Halcrow, will retire from the Company following the Acquisition but will be retained on a part time basis to assist with the integration process and will also be appointed as an independent trustee of the Halcrow Trust.

Following the Effective Date, CH2M HILL will appoint a new board of directors of Halcrow. The trading name of Halcrow will be retained, as will its website and email addresses. CH2M HILL intends to ask the remaining current employee directors and Anthony Pryor to become directors of Halcrow. CH2M HILL will add three employees to the board, being Jacque Rast, who will be named as chairman, and two additional representatives. CH2M HILL will appoint a new CEO for Halcrow to be located in London at Elms House. Alasdair Coates will be appointed COO of Halcrow and deputy to the new CEO. Directors will report to the new CEO and all other current reporting lines within Halcrow will remain in place reporting through to the new COO. Current plans by CH2M HILL include the appointment of one or more Halcrow employees to the CH2M HILL corporate management team, called the Operating Committee.

A joint integration/implementation team will be created, based in the UK, to carry out such exercises as client servicing, regional and other geographic reporting, operating strategy, branding, market expansion and corporate services integration. It is planned that results from this team will be actioned in 2012. Until then, Halcrow will continue to operate as currently structured and organised.

CH2M HILL has confirmed it currently has no intention to change the location of Halcrow’s places of business across the globe. This, however, could be subject to review as part of CH2M HILL’s integration plan for the two businesses.

7.                                       INFORMATION ON CH2M HILL EUROPE

CH2M HILL Europe is an indirect wholly-owned subsidiary of CH2M HILL and its sole purpose is to act as the vehicle which will acquire the Halcrow Shares. Following the Acquisition it will be the direct holding company of Halcrow. CH2M HILL Europe has not traded since its date of incorporation, nor has it entered into any obligations, other than in connection with the implementation of the Acquisition. No financial information has been published in respect of CH2M HILL Europe.

CH2M HILL Europe is a limited liability company incorporated under the laws of England and Wales. The directors of CH2M HILL Europe are Jacque Rast, Mike Lucki and Margaret McLean.

Following the Scheme becoming Effective, those Scheme Shareholders who do not make a valid CH2M HILL Securities Alternative Election will be paid the Cash Consideration by or on behalf of CH2M HILL Europe. Those eligible Halcrow Shareholders who do make an election under the CH2M HILL Securities Alternative will receive either New CH2M HILL Shares and/or Loan Notes in respect of all or part of their holding of Scheme Shares, in each case subject to the terms and conditions of the CH2M HILL Securities Alternative Election, full details of which are set out in Part 6 of this document.

8.                                       INFORMATION ON CH2M HILL

CH2M HILL was founded in 1946 and was incorporated under the laws of the State of Delaware on 1 July 2011. CH2M HILL is a leading global employee-owned professional engineering services firm, providing engineering, construction, consulting, design, design-build, procurement, operations and maintenance, program management and technical services. CH2M HILL is headquartered in the United States and has approximately 23,000 employees worldwide, working in over 80 countries. CH2M HILL’s clients include national and US federal governments, state, local and provincial governments, government agencies and private sector clients worldwide. CH2M HILL’s private sector clients are from a diverse spectrum of fields including major oil and gas companies, automotive, food and beverage and pharmaceuticals companies.

CH2M HILL provides its services to its clients through three operating segments: (i) government, environment and nuclear; (ii) facilities and infrastructure; and (iii) energy and water. CH2M HILL performs its services as the prime contractor, as subcontractor or through joint ventures or partnership agreements with other service providers. The demand for CH2M HILL’s services generally comes from budgeting and capital spending decisions made by its clients.

As of 9 September 2011, there were 8,134 holders on record of CH2M HILL Shares, all owned by current and retired employees, directors, eligible consultants and CH2M HILL’s various employee benefit plans.

CH2M HILL’s revenue for 2010 was US$5,422,800,000, with approximately 37% of that deriving from contracts with the US federal government.

Your attention is drawn to Part 5 (“Financial information concerning the CH2M HILL Group”), Part 8 (“Risk factors in relation to CH2M HILL and the CH2M HILL Shares”) and Part 9 (“Background information on CH2M HILL and details of CH2M HILL Shares”) respectively of this document.

9.                                       FINANCING THE ACQUISITION

If the Scheme becomes Effective the total amount payable in cash to Scheme Shareholders (assuming there are no valid elections under the CH2M HILL Share Alternative or the Loan Note Alternative) will be approximately £123 million. The Cash Consideration will be financed either with funds available under CH2M HILL’s existing $600 million revolving credit facility (the “Credit Facility”) entered into on 6 December 2010 or from other sources. The agent for the Credit Facility is Wells Fargo Bank. The Credit Facility is unsecured. The Facility is guaranteed by a number of wholly owned US subsidiaries of CH2M HILL. Further details of the Credit Facility are set out in paragraph 6.2 of Part 10 of this document.

10.                                 UNDERTAKINGS TO VOTE IN FAVOUR OF THE SCHEME

Halcrow Directors who hold Scheme Shares have irrevocably undertaken to vote their respective holdings of Scheme Shares (in aggregate, 247,012 Scheme Shares, representing approximately 1.19 per cent. of the existing issued ordinary share capital of Halcrow) in favour of the resolutions at the Court Meeting and at the General Meeting. The Trustees, who hold 15,349,154 Scheme Shares (representing approximately 73.93 per cent. of the existing issued ordinary share capital of Halcrow) have also irrevocably undertaken to vote their Scheme Shares in favour of the resolutions at the Court Meeting and at the General Meeting.

In addition, Leslie Buck, who has recently retired from the Halcrow Board, has irrevocably undertaken to vote his holding of Scheme Shares (being 138,106 Scheme Shares representing approximately 0.665 per cent. of the existing ordinary share capital of Halcrow) in favour of the resolutions at the Court Meeting and at the General Meeting.

Accordingly, as at 28 September 2011 (being the last practicable date prior to the publication of this document), CH2M HILL has received irrevocable undertakings on the terms set out above in respect of Scheme Shares representing, in aggregate, approximately 75.79 per cent. of Halcrow’s existing issued ordinary share capital.

Further details of these irrevocable undertakings are set out in paragraph 5 of Part 10 of this document.

11.                                 STRUCTURE OF THE SCHEME

(a)                                  The Scheme

The Acquisition will be implemented by way of a Court sanctioned scheme of arrangement between Halcrow and the Scheme Shareholders under Part 26 of the Act. The terms of the Scheme are set out in Part 12 of this document.

The purpose of the Scheme is to provide for CH2M HILL Europe to become the holder of the entire issued and to be issued share capital of Halcrow. This is to be achieved by the cancellation of the Scheme Shares held by Scheme Shareholders and the application of the reserve arising from such cancellation in paying up in full such number of New Halcrow Shares as is equal to the number of Scheme Shares cancelled and issuing the same to CH2M HILL Europe. In consideration, Scheme Shareholders who are on the Register of Members at the Scheme Record Time will receive the Cash Consideration from CH2M HILL Europe and/or, if they have made a valid Election, New CH2M HILL Shares and/or Loan Notes in each case from CH2M HILL on the basis described in Part 6 of this document.

The Scheme requires the sanction of the Court as well as satisfaction or waiver of the other Conditions set out in Part 3 of this document. Upon the Scheme becoming Effective, it will be binding on all Halcrow Shareholders, irrespective of whether or not they attend, or vote at, the Court Meeting or the General Meeting.

The Acquisition of Halcrow will be undertaken by CH2M HILL Europe, an indirect wholly-owned subsidiary of CH2M HILL. The Scheme will result in Scheme Shareholders receiving Cash Consideration from CH2M HILL Europe and/or, where they made a valid Election, New CH2M HILL Shares and/or Loan Notes in each case from CH2M HILL. This is to be achieved by the Scheme providing for the following:

(i)

the cancellation of the Scheme Shares (as reclassified—see further paragraph 11(c) of this Part 2) in accordance with the Scheme and the subsequent issue of New Halcrow Shares by Halcrow to CH2M HILL Europe in accordance with the Scheme;

(ii)

the payment of the Cash Consideration by CH2M HILL Europe to the Scheme Shareholders in consideration for the issue of New Halcrow Shares by Halcrow to CH2M HILL Europe and the issue of one New CH2M HILL Europe Share by CH2M HILL Europe to CHIL;

(iii)	the issue of one New CHIL Share by CHIL to CH2M HILL in consideration for the issue of the aforementioned New CH2M HILL Europe Share by CH2M HILL Europe to CHIL; and

(iv)

the issue of New CH2M HILL Shares and Loan Notes by CH2M HILL to those Scheme Shareholders who have made valid CH2M HILL Securities Alternative Elections in consideration for the issue of the New CHIL Share by CHIL to CH2M HILL.

(b)	Halcrow Shareholder approvals

Before the Court’s approval can be sought to sanction the Scheme, the Scheme will require approval by Scheme Shareholders at the Court Meeting (being the approval of a majority in number of Scheme Shareholders who are present and vote either in person or by proxy at the Court Meeting and who represent 75 per cent. or more in value of all Scheme Shares voted by such Scheme Shareholders) and the passing of the Resolution at the General Meeting.

Notices of the Court Meeting and the General Meeting are set out in Part 13 (Notice of Court Meeting) and Part 14 (Notice of General Meeting) of this document respectively. All holders of Scheme Shares whose names appear on the register of members of Halcrow at the Voting Record Time shall be entitled to attend and vote at the Shareholder Meetings in respect of the number of Scheme Shares registered in their name at the relevant time.

It is important that, for the Court Meeting in particular, as many votes as possible are cast so that the Court may be satisfied that there is a fair and reasonable representation of Scheme Shareholder opinion. You are therefore encouraged to complete and return your BLUE and WHITE Forms of Proxy for both the Court Meeting and the General Meeting as soon as possible.

The Court Meeting

The Court Meeting, which has been convened for 11.00 a.m. on 18 September 2011, is being held at the direction of the Court to seek the approval of Scheme Shareholders for the Scheme. Scheme Shareholders have the right to raise any objections they may have to the Scheme at the Court Meeting. At the Court Meeting, voting will be by way of poll and each Scheme Shareholder present in person or by proxy will be entitled to one vote for each Scheme Share held. In order for the resolution to be passed, it must be approved by a majority in number of those Scheme Shareholders, present and voting, either in person or by proxy, representing 75 per cent. or more in value of all Scheme Shares voted by such Scheme Shareholders.

The General Meeting

The General Meeting has been convened for 11.15 a.m. on 18 October 2011, or as soon thereafter as the Court Meeting has concluded or been adjourned, to consider and, if thought fit, pass the Resolution (which requires votes in favour representing at least 75 per cent. of the votes cast) to:

(i)	authorise the Halcrow Directors to take all actions necessary to give effect to the Scheme;

(ii)	approve the reclassification of the Scheme Shares into A Shares, B Shares and C Shares as set out in clause 1 of the Scheme contained in Part 12 of this document;

(iii)	approve the cancellation of the Scheme Shares (as reclassified) in accordance with the Scheme, representing a reduction of Halcrow share capital equal to the aggregate nominal value of such shares;

(iv)	issue New Halcrow Shares to CH2M HILL Europe in accordance with the Scheme;

(v)	authorise the Halcrow Directors to allot securities in Halcrow pursuant to section 551 of the Act; and

(vi)

approve certain amendments to the Halcrow Articles to allow for, inter alia, the reclassification to take effect and for the compulsory acquisition of shares issued pursuant to options under any employee share option plan which are exercised after the Reorganisation Record Time, each as described below.

The reclassification referred to above is proposed in order to facilitate the Scheme and is described further in sub paragraph (c) below.

Voting at the General Meeting will be on a show of hands, unless a poll is demanded, in which case those present in person or by proxy will be entitled to one vote for each Scheme Share held by them.

The Notice of General Meeting is set out at Part 14 of this document. The quorum for the General Meeting will be two or more Scheme Shareholders present in person or by proxy.

Amendments to Halcrow Articles to allow compulsory acquisition

It is proposed, as part of the Resolution giving effect to the Scheme, to amend the Halcrow Articles to ensure that any Ordinary Shares issued under the Halcrow Option Plans or otherwise between the Voting Record Time and the Reorganisation Record Time will be subject to the Scheme. The proposed amendment would also ensure that any Ordinary Shares issued by Halcrow to any person other than CH2M HILL Europe or its nominee after the Reorganisation Record Time will automatically be acquired by CH2M HILL Europe in consideration for cash on the same terms as under the Scheme. These amendments are designed to avoid any person other than a member of the CH2M HILL Group being left with Halcrow Shares.

The proposed amendments to the Halcrow Articles referred to above are set out in the Resolution in the Notice of General Meeting set out at Part 14 of this document.

Entitlement to vote at the Shareholder Meetings

Each holder of Scheme Shares who is entered in the Register of Members at the Voting Record Time will be entitled to attend and vote at the Court Meeting and the General Meeting. Neither CH2M HILL nor members of the CH2M HILL Group will be entitled to vote on any of the resolutions proposed at the Shareholder Meetings. If either Shareholder Meeting is adjourned, only those Halcrow Shareholders on the Register of Members on the day which is two days before the adjourned meeting will be entitled to attend and vote.

Whether or not you intend to be present at the Court Meeting and/or the General Meeting please complete and sign both Forms of Proxy accompanying this document, in accordance with the instructions printed on them and return them (in the reply paid envelope for use in the UK) to Halcrow’s Registrars, Capita Registrars Limited, at Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU as soon as possible, and in any event so as to be received no later than 11.00 a.m. (London time) on 16 October 2011 in the case of the Court Meeting (BLUE form) and by no later than 11.15 a.m. (London time) on 16 October 2011 in the case of the General Meeting (WHITE form) (or, in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned meeting). If you wish to submit your Forms of Proxy online you may do so through the share portal at www.capitashareportal.com. Submissions must be received by the deadlines specified above. To vote online you will need to log into your share portal account, or register for the share portal if you have not already done so. To register for the share portal, you will need your investor code that is set out on any documentation issued by Capita Registrars. Once registered, you will immediately be able to vote. Alternatively, the BLUE Form of Proxy for the Court Meeting may be handed to Capita Registrars on behalf of the Chairman of the Court Meeting at the commencement of that meeting. However, in the case of the General Meeting, unless the WHITE Form of Proxy is lodged so as to be received by the time mentioned above, it will be invalid.

Returning the Forms of Proxy will enable your votes to be counted at the Shareholder Meetings in the event of your absence. The return of a completed Form of Proxy will not prevent you from attending the Court Meeting and/or the General Meeting, or any adjournments thereof, and voting in person if you so wish and if you are entitled to do so. Each Halcrow Shareholder is entitled to appoint one or more proxies (provided each proxy is appointed to exercise the rights attached to a different share or shares held by the Halcrow Shareholder) to attend and to vote instead of him or her. A proxy need not be a shareholder of the Company.

A space has been included in the Forms of Proxy to allow Shareholders to specify the number of Scheme Shares in respect of which that proxy is appointed. Shareholders who return a Form of Proxy duly executed but leave this space blank will be deemed to have appointed a proxy in respect of all of their Scheme Shares.

(c)                                  Reorganisation

The Scheme provides, as an initial step, that the Ordinary Shares in issue at the Reorganisation Record Time, will, in accordance with the terms of the Scheme, be reclassified into A Shares, B Shares and C Shares. This is being done to ensure that certain UK resident Scheme Shareholders who elect for the CH2M HILL Securities Alternative will be able to rollover any chargeable gains that may arise as a result of the Acquisition. Scheme Shares reclassified into A Shares will carry the right to receive the Cash Consideration, Scheme Shares reclassified into B Shares will carry the right to receive New CH2M HILL Shares and Scheme Shares reclassified into C Shares will carry the right to receive Loan Notes upon the Effective Date in each case. To the extent that Scheme Shareholders validly elect for New CH2M HILL Shares under the CH2M HILL Share Alternative and/or Loan Notes under the Loan Note Alternative, the number of A Shares to which they would otherwise be entitled will be reduced and they will instead become entitled to an appropriate number of B Shares if they have made a valid CH2M HILL Share Election and/or C Shares if they have been made a valid Loan Note Election. When the Reduction of Capital that forms part of the Scheme becomes effective, the A Shares, B Shares and C Shares will be cancelled and Scheme Shareholders will be paid cash, issued with New CH2M HILL Shares and/or issued with Loan Notes in proportion to their holdings of A Shares, B Shares and C Shares, respectively.

As explained in subparagraphs (c) and (e) of paragraph 18 of this Part 2, UK rollover relief (for the purposes of taxation of chargeable gains) will be available to an eligible Scheme Shareholder to the extent that such Scheme Shares are reclassified as B Shares and/or C Shares and are cancelled in exchange for New CH2M HILL Shares and/or Loan Notes. If you are in any doubt as to your tax position you should consult an appropriate independent professional adviser.

No temporary documents of title will be issued to Scheme Shareholders in respect of the A Shares, B Shares or C Shares. If for any reason the Reduction of Capital comprised in the Scheme does not become effective within five Business Days of the Reorganisation Record Time, or such later date as Halcrow and CH2M HILL may agree and the Court may allow, the share capital reorganisation described above will be reversed and Scheme Shareholders will hold such number of Scheme Shares as they held immediately prior to the Reorganisation Record Time.

The terms of the reorganisation of the share capital of Halcrow are set out in clause 1 of the Scheme contained in Part 12 of this document.

(d)                                 Sanction of the Scheme by the Court

Pursuant to the Act, the Scheme and Reduction of Capital require the approval of the Court. The Scheme Court Hearing to sanction the Scheme is expected to take place on 7 November 2011. All Halcrow Shareholders are entitled to attend the Scheme Court Hearing in person or through counsel to support or oppose the sanctioning of the Scheme. The Reduction Court Hearing to confirm the Reduction of Capital is expected to take place on 9 November 2011. The period between the two Court Hearings is included to allow the registration of Scheme Shares issued to participants in the Halcrow Option Plans and the reorganisation of the Company’s share capital referred to above to be implemented.

Following the Court Meeting and the General Meeting, the Scheme must be sanctioned, and the Reduction of Capital confirmed, by the Court. Part 1 of the Scheme, which effects the reorganisation of the Company’s share capital will become operative on the Reorganisation Record Time. Part 2 of the Scheme and the Reduction of Capital will become operative as soon as an office copy of the Reduction Court Order has been delivered to the Registrar of Companies.

If the Scheme becomes Effective, it will be binding on all Scheme Shareholders, including any Scheme Shareholders who do not vote to approve the Scheme or who vote against the Scheme at the Court Meeting. If the Scheme does not become Effective by 31 December 2011 (or such later date (if any) as CH2M HILL and Halcrow may agree and (if required) the Court may allow), the Scheme will not be implemented and the Acquisition will not proceed.

(e)                                  Modifications to the Scheme

The Scheme contains a provision for Halcrow, CH2M HILL and CH2M HILL Europe to consent on behalf of all persons concerned to any modification of, or addition to, the Scheme or to any condition approved or imposed by the Court. The Court would be unlikely to approve any modification of, or additions to the Scheme, or impose a condition to the Scheme which might be material to the interests of the Scheme Shareholders unless Scheme Shareholders were informed of such modification, addition or condition. It would be a matter for the Court to decide, in its discretion, whether or not a further meeting of Scheme Shareholders should be held in these circumstances.

(f)                                    Conditions

The Acquisition is conditional upon the Conditions being satisfied or, where permitted, waived and the Scheme becoming Effective, by not later than 31 December 2011 or such later date (if any) as CH2M HILL and Halcrow may agree and (if required) the Court may approve.

The Scheme is subject to the Conditions, including, among other things:

•                  approval of the Scheme and related resolution by the requisite majorities of Scheme Shareholders at the Court Meeting and the General Meeting;

•                  the sanction of the Scheme and confirmation of the associated Reduction of Capital by the Court at the Court Hearings; and

•                  a Material Adverse Effect not having occurred after the date of the Implementation Agreement.

The Conditions are set out in full in Part 3 of this document.

(g)                                 Suspension of transfers of Scheme Shares

The last day for Scheme Shareholders to make transfers of Scheme Shares will be the Reorganisation Effective Date. No transfers of Scheme Shares will be registered after 5.00 p.m. on that day (being the Reorganisation Record Time). With effect from and including the Reorganisation Record Time, existing certificates representing holdings of Scheme Shares shall cease to be valid as documents of title to the shares represented thereby and each Scheme Shareholder shall be bound, at the request of the Company, to deliver up the same to the Company or to any person appointed by the Company to receive the same for cancellation, or to destroy such share certificates. However, Scheme Shareholders who make an Election are required to return their share certificates with their Form of Election.

12.                                 IMPLEMENTATION AGREEMENT

As part of the negotiations in relation to the Acquisition, CH2M HILL and Halcrow entered into an implementation agreement on 24 September 2011. Further details of the Implementation Agreement are set out in paragraph 6.3 of Part 10 of this document.

13.                                 HALCROW DIRECTORS AND THE EFFECT OF THE SCHEME ON THEIR INTERESTS

Details of the interests of the Halcrow Directors in Halcrow Shares are set out in paragraph 3 of Part 10 of this document.

The Halcrow Directors have irrevocably undertaken to vote in favour of the Scheme and the Resolution as described in paragraph 10 of this Part 2.

In common with other participants in the Halcrow Share Plans, the Halcrow Directors will have awards which vest and/or will be able to exercise their awards as described in further detail in paragraph 15 of this Part 2.

All the Halcrow Directors will resign as directors of Halcrow following the Acquisition. However, Anthony Pryor will be retained in a part time capacity to assist CH2M HILL as it requires; John Theakston will remain in his capacity as one of the Trustees; and Peter Gammie, in accordance with his agreement earlier this year with Halcrow, will retire from the Company following the Acquisition but will be retained on a part time basis to assist with the integration process and will also be appointed as an independent trustee of the Halcrow Trust.

Save as aforesaid, the effect of the Scheme on the interest of the Halcrow Directors does not differ from the effect on the interests of other Scheme Shareholders.

14.                                 HALCROW TRUST

The Halcrow Trust was established on 5 November 1990. The Trustees are Les Buck, John Theakston and Halcrow Staff and Services (the directors of which are Peter Gammie (also a director of Halcrow), Tony van Emst and Joanne McDonagh).

The Halcrow Trust currently holds 73.88 per cent. of the Halcrow issued ordinary share capital and 10,000 Preference Shares. The shares held by the Trustees are not committed or encumbered in any way.

The Halcrow Trust is a discretionary trust. The Trustees may in their absolute discretion make distributions out of the trust fund to anyone who qualifies as a beneficiary of the Halcrow Trust. After the Effective Date the Trustees will consider to which beneficiaries they will distribute cash and/or Loan Notes. The Halcrow Trust does not expect to distribute to such beneficiaries any Loan Notes it may elect to receive pursuant to the Scheme until at least six months following the Effective Date.

15.                                 HALCROW SHARE PLANS

General

Halcrow operates four employee share plans: the Halcrow SAYE Plan, the Halcrow Approved CSOP, the Halcrow Unapproved CSOP and the Halcrow SIP. The Halcrow SAYE Plan, the Halcrow Approved CSOP and the Halcrow Unapproved CSOP are option plans.

Options granted under the Halcrow Option Plans which are not already exercisable will become exercisable under the rules of these plans on the date on which the Court sanctions the Scheme. Letters will be sent to the participants under the Halcrow Share Plans explaining the effect of the Scheme on their options and, where applicable, their right to exercise options or to receive Shares.

Participants in the Halcrow SIP will participate in the Scheme in the same way as other Scheme Shareholders.

The Scheme will extend to Halcrow Shares issued pursuant to the Halcrow Share Plans on or before the Reorganisation Record Time, but the Scheme will not extend to any Halcrow Shares acquired by participants under the Halcrow Share Plans after the Reorganisation Record Time. Therefore, as described in paragraph 11 of Part 2, an amendment to the Halcrow Articles is being proposed to ensure that any Halcrow Shares issued following the exercise of options after the Reorganisation Record Time will automatically be acquired by CH2M HILL Europe in return for cash.

Halcrow SAYE Plan

Options granted under the Halcrow SAYE Plan which are not already exercisable will become exercisable on the date on which the Court sanctions the Scheme. After the Reorganisation Record Time, Halcrow Shares will, under the relevant tax legislation, cease to be qualifying shares capable of use under the Halcrow SAYE Plan and, as such, options will not be capable of exercise following the Reorganisation Record Time. Options will lapse six months following the date on which the Court sanctions the Scheme. Participants may only exercise their options over the number of Halcrow Shares which can be bought with the proceeds of their related savings contracts at the time of exercise.

Halcrow Approved CSOP

Options granted under the Halcrow Approved CSOP which are not already exercisable will become exercisable on the date on which the Court sanctions the Scheme. After the Reorganisation Record Time,

Halcrow Shares will, under the relevant tax legislation, cease to be qualifying shares capable of use under the Approved CSOP and, as such, options will not be capable of exercise following the Reorganisation Record Time. Options will lapse six months following the date on which the Court sanctions the Scheme.

Unapproved CSOP

Options granted under the Halcrow Unapproved CSOP which are not already exercisable will be exercisable for six months from the date on which the Court sanctions the Scheme, after which they will lapse.

Halcrow SIP

The trustee of the Halcrow SIP holds Halcrow Shares on behalf of participants in the Halcrow SIP. Participants in the Halcrow SIP will participate in the Scheme in the same way as other Scheme Shareholders by giving directions to the trustee of the Halcrow SIP to elect for consideration under the Scheme for their SIP Shares.

Directors’ arrangements

Halcrow Directors will participate in the arrangements set out above in respect of any options or awards they hold under the Halcrow Share Plans (as detailed in paragraph 3 of Part 10 of this document) on the same terms as other participants in the Halcrow Share Plans.

16.                                 SETTLEMENT

Subject to the Scheme becoming Effective, settlement of the Cash Consideration and/or the issuing of the certificates in respect of CH2M HILL Securities to which any Scheme Shareholder is entitled under the Scheme will be effected in the manner set out in this paragraph 16.

On the Effective Date, Scheme Shares will be cancelled and share certificates for such Scheme Shares will cease to be valid and should be destroyed.

(a)           Cash Consideration

(i)            Within 14 days of the Effective Date, each relevant Scheme Shareholder shall receive the Cash Consideration to which each relevant Scheme Shareholder is entitled. All cheques shall be in pounds sterling drawn on a branch of a UK clearing bank. Delivery of cheques required to be made pursuant to this paragraph will be effected by posting of the same by first class post or airmail in pre-paid envelopes addressed to the persons entitled thereto at their respective addresses as appear in the Register of Members at the Scheme Record Time. Payments made by cheque shall be payable to the Scheme Shareholder concerned or to such other person(s) (if any) as such person may direct in writing. The encashment of any such cheque as is referred to in this paragraph shall be a complete discharge for the monies represented thereby.

(ii)           Any Cash Consideration payable in respect of Scheme Shares that have been issued pursuant to the exercise of options under the Halcrow Share Plans shall (unless the Company agrees with CH2M HILL Europe that clause 4(a)(i) of the Scheme shall apply) be paid by CH2M HILL Europe to the Company by electronic transfer in time for onward transmission by the Company to the relevant Scheme Shareholder, less applicable deductions, not more than 14 days after the Effective Date. The Company may effect payment by the issue or despatch or by procuring the issue or the despatch of cheques to the relevant Scheme Shareholders in accordance with clause 4(a)(i) of the Scheme.

(b)           CH2M HILL Securities Alternative

Certificates for New CH2M HILL Shares and Loan Notes will be despatched to the relevant Scheme Shareholders by Capita Registrars no later than 14 days after the Effective Date by first-class post or airmail in pre-paid envelopes addressed to the persons entitled thereto at their respective addresses as appear in the Register of Members at the Scheme Record Time.

All elections to receive the CH2M HILL Securities Alternative must be made on the Form of Election so as to be received by Capita Registrars by no later than 1.00 p.m. on 1 November 2011.

The CH2M HILL Share Alternative is not being made available to any Excluded Overseas Shareholders or Restricted Overseas Shareholders and CH2M HILL Shares will not be issued to such shareholders and any purported election for CH2M HILL Shares will be deemed invalid and such persons will receive cash.

In addition, the Loan Note Alternative is not being made available to any Excluded Overseas Shareholders, Restricted Overseas Shareholders or Partially Restricted Overseas Shareholders. Such shareholders cannot elect for the Loan Note Alternative and will not be issued Loan Notes. Any purported election for Loan Note Alternative by such Excluded Overseas Shareholders, Restricted Overseas Shareholders or Partially Restricted Overseas Shareholders will be deemed to be an election for Cash Consideration.

Overseas Shareholders should refer to paragraph 17 of this Part 2 for further information. All documents sent to Halcrow Shareholders are sent at their own risk.

17.                                 OVERSEAS SHAREHOLDERS

If you are an Overseas Shareholder and you are in any doubt about your position, you should consult your professional adviser in the relevant jurisdiction without delay.

The implications of the Acquisition for persons resident in, or citizens of, jurisdictions outside the UK may be affected by the laws of the relevant jurisdictions. Overseas Shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of each Overseas Shareholder to satisfy itself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

Excluded Overseas Shareholders will not receive copies of this document, the Form of Election, or any other accompanying documents. Neither the New CH2M HILL Shares nor the Loan Notes may be offered, sold, delivered or transferred, directly or indirectly, in or into any Excluded Jurisdiction to or for the account or benefit of any national, resident or citizen of any Excluded Jurisdiction. The Excluded Overseas Shareholders will instead receive the Cash Consideration due.

Neither the New CH2M HILL Shares nor the Loan Notes may be offered, sold, delivered or transferred, directly or indirectly, in or into any Restricted Jurisdiction and, in the case of the Loan Notes, any Partially Restricted Jurisdiction or to or for the account or benefit of any national, resident or citizen of any Restricted Jurisdiction and, in the case of the Loan Notes any national resident or citizen of any Partially Restricted Jurisdiction. As a result the Restricted Overseas Shareholders will not receive the Form of Election or the Form W-8BEN and will receive the Cash Consideration due. Partially Restricted Overseas Shareholders will not receive the Form W-8BEN.

This document has been prepared for the purposes of complying with English law and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside the UK. Overseas Shareholders should consult their own legal and tax advisers with regard to the legal and tax consequences of the Scheme to their particular circumstances.

US Shareholders

The delivery of New CH2M HILL Shares to Scheme Shareholders under the Scheme has not and will not be registered under the US Securities Act in reliance upon the exemption from the registration requirements of the US Securities Act provided by section 3(a)(10). Such New CH2M HILL Shares should not be treated as “restricted securities” within the meaning of Rule 144(a)(3) under the US Securities Act and may be resold by former holders of Halcrow Shares (other than certain affiliates as described below) without restriction under the US Securities Act (but subject to the restrictions described in paragraph 1.3 of Part 9 of this document).

For the purpose of establishing the exemption from registration requirements of the US Securities Act provided by Section 3(a)(10) thereof, Halcrow will advise the Court at the Court Hearings that its sanctioning of the Scheme will be relied upon by CH2M HILL for such purpose as an approval of the Scheme following a hearing on the fairness of the terms and conditions of the Scheme to Halcrow Shareholders, at which hearing all such holders are entitled to attend in person or through counsel to support or oppose the sanctioning of the Scheme and with respect to which adequate notification has been given to all such holders.

Under US federal securities laws, a Scheme Shareholder who is an affiliate of CH2M HILL (i) within 90 days prior to, or (ii) following the Effective Date will be subject to certain US transfer restrictions relating to New CH2M HILL Shares received under the Scheme. These New CH2M HILL Shares held by such affiliates may not be sold without registration under the US Securities Act, except pursuant to the applicable resale provisions of Rule 144 under the US Securities Act or in a transaction not subject to such requirements. Whether a person is an affiliate of a company for such purposes depends upon the circumstances, but affiliates of a company can include certain officers and directors and significant shareholders. A Scheme Shareholder who believes that he or she may be an affiliate of CH2M HILL should consult his or her own legal advisers prior to any sales of any New CH2M HILL Shares.

Pursuant to US Treasury Regulations Section 1.338-2(e)(4), CH2M HILL hereby advises Scheme Shareholders that it may cause CH2M HILL Europe to elect to treat the Acquisition as a deemed asset purchase for US tax purposes. However, any US tax resident that is a Scheme Shareholder must notify CH2M HILL of such US tax status in order to be assured of receiving necessary tax information relating to that election.

18.                                 UNITED KINGDOM TAXATION

This paragraph 18 summarises the UK tax treatment of Scheme Shareholders under the Scheme. They are based on current UK legislation and an understanding of current HM Revenue and Customs practice as at the date of this document.

This paragraph 18 is intended as a general guide to apply to Scheme Shareholders who are resident and, if individuals, ordinarily resident in the UK for tax purposes. They relate only to Scheme Shareholders who hold their Scheme Shares directly as an investment (other than under an individual savings account) and who are absolute beneficial owners of those Scheme Shares. These paragraphs do not deal with certain types of shareholders, such as persons holding or acquiring shares in the course of trade or by reason of employment, collective investment schemes or insurance companies.

If you are in any doubt as to your taxation position or if you are resident or otherwise subject to taxation in any jurisdiction other than the UK, you should consult an appropriate professional adviser immediately.

Tax on chargeable gains

Liability to UK tax on chargeable gains will depend on the individual circumstances of Scheme Shareholders and on the form of consideration received for their Scheme Shares.

(a)                                 Reclassification of Scheme Shares

The reclassification of the share capital of Halcrow, whereby the Scheme Shares will be reclassified into A Shares, B Shares and C Shares, should be regarded as a reorganisation of Halcrow’s share capital. Accordingly, Scheme Shareholders should not be treated as having disposed of their original Scheme Shares and no liability to UK tax on chargeable gains should arise in respect of this reclassification. The A Shares, B Shares and C Shares should be treated as acquired for the same amount and at the same time as the original Scheme Shares were acquired.

(b)                                 Receipt of cash

To the extent that a Scheme Shareholder receives cash under the Scheme, this should be treated as a disposal of the relevant Scheme Shares (specifically, the Scheme Shareholder’s A Shares) which may, depending on the Scheme Shareholder’s individual circumstances (including the availability of exemptions or allowable losses), give rise to a liability to UK tax on chargeable gains.

Where such a disposal is of only part of a Scheme Shareholder’s holding of Scheme Shares, any chargeable gain should be computed on the basis of an apportionment of the allowable cost of the Scheme Shareholder’s entire holding by reference to the market value of such holding at the time of the disposal.

(c)                                  Receipt of New CH2M HILL Shares

To the extent that a Scheme Shareholder, who alone or together with persons connected with him does not hold more than five per cent of, or any class of shares in, Halcrow as at the Scheme Record Time, receives New CH2M HILL Shares in exchange for Scheme Shares (specifically, in exchange for B Shares) pursuant to a CH2M HILL Share Election, the Scheme Shareholder should not be treated as having made a disposal of such Scheme Shares. Instead, the New CH2M HILL Shares should be treated as the same asset as those Scheme Shares acquired at the same time and for the same consideration as those Scheme Shares.

Any Scheme Shareholder who holds (either alone or together with persons connected with him) more than five per cent. of, or of any class of, shares in Halcrow is advised that clearance has been obtained from

HM Revenue and Customs under section 138 of the Taxation of Chargeable Gains Act 1992 in respect of the Scheme. Accordingly, any such Scheme Shareholder should be treated in the manner described in the previous paragraph.

(d)                                 Subsequent disposal of CH2M HILL Shares

A subsequent disposal of CH2M HILL Shares may, depending on individual circumstances (including the availability of exemptions and allowable losses), give rise to a liability to UK tax on chargeable gains. An individual Scheme Shareholder who is resident but not domiciled or ordinarily resident in the UK and who has claimed to be taxed on the remittance basis will be subject to the capital gains tax in respect of the proceeds of such disposal to the extent that such proceeds are remitted or deemed to be remitted to the UK.

Any chargeable gain or allowable loss on a subsequent disposal of any CH2M HILL Shares should be calculated taking into account a proportion of the allowable cost to the Scheme Shareholder of acquiring its original Scheme Shares based on an apportionment of such allowable cost by reference to the market value of the Scheme Shareholder’s CH2M HILL Shares and, if relevant, Loan Notes at the time of the disposal (subject to the following sentence). However, corporate Scheme Shareholders receiving both New CH2M HILL Shares and Loan Notes in exchange for their Scheme Shares should apportion the allowable cost of acquiring their original Scheme Shares by reference to the market value of their CH2M HILL Shares and Loan Notes at the date of the exchange, rather than at the date of the subsequent disposal of CH2M HILL Shares or Loan Notes. Corporate Scheme Shareholders should also take into account any indexation allowance on that proportion of the allowable cost in calculating a chargeable gain on a disposal of CH2M HILL Shares or Loan Notes, but not in calculating an allowable loss.

(e)                                 Receipt of Loan Notes

To the extent that a Scheme Shareholder, who alone or together with persons connected with him, does not hold more than five per cent of, or any class of shares in, Halcrow as at the Scheme Record Time receives Loan Notes in exchange for Scheme Shares (specifically, in exchange for C Shares) pursuant to a Loan Note Alternative Election, the Scheme Shareholder should not be treated as having made a disposal of such Scheme Shares. For non-corporate Scheme Shareholders, the Loan Notes should be treated as the same asset as those Scheme Shares acquired at the same time and for the same consideration as those Scheme Shares. For corporate Scheme Shareholders, the Loan Notes will be qualifying corporate bonds and therefore the tax consequences set out in paragraph (f)(ii) below will apply.

Any Scheme Shareholder who holds (either alone or together with persons connected with him) more than five per cent. of, or of any class of, shares in Halcrow is advised that clearance has been obtained from HM Revenue and Customs under section 138 of the Taxation of Chargeable Gains Act 1992 in respect of the Scheme. Accordingly any such Scheme Shareholder should be treated in the manner described in the previous paragraph.

(f)                                    Subsequent disposal of Loan Notes

(i)                                     Non-corporate Scheme Shareholders

The Loan Notes should constitute non-qualifying corporate bonds for the purposes of United Kingdom taxation of chargeable gains for individual holders of Scheme Shares. A subsequent disposal of Loan Notes (including redemption) by non-corporate Scheme Shareholders may, depending on individual circumstances (including the availability of exemptions and allowable losses), give rise to a liability to UK taxation on chargeable gains. Any chargeable gain or allowable loss on a subsequent disposal (including redemption) of Loan Notes should be calculated taking into account a proportion of the allowable cost to the Scheme Shareholder of acquiring its original Scheme Shares based on an apportionment of such allowable cost by reference to the market value of the Scheme Shareholder’s Loan Notes and, if relevant, CH2M HILL Shares at the time of the disposal.

An individual Scheme Shareholder who is resident but not domiciled or ordinarily resident in the UK and who has claimed to be taxed on the remittance basis will be subject to the capital gains tax in respect of the proceeds of such disposal to the extent that such proceeds are remitted or deemed to be remitted to the UK.

(ii)                                  Corporate Scheme Shareholders

For a Scheme Shareholder within the charge to UK corporation tax, the Loan Notes will be qualifying corporate bonds for the purposes of UK taxation on chargeable gains. Accordingly, the whole of any gain or loss which would have arisen on a disposal of Scheme Shares (specifically, C Shares) at market value immediately prior to the exchange of such Scheme Shares for the Loan Notes will be “held over” and deemed to accrue on a subsequent disposal or part disposal (including redemption) of the Loan Notes. No further indexation allowance will be available to a corporate Scheme Shareholder for the period during which any gain is “held over” in this way.

Any gain or loss accruing to such a corporate Scheme Shareholder in respect of a Loan Note on a subsequent disposal (including redemption) thereof (other than the “held over” gain which will be dealt with as referred to above) will not give rise to a chargeable gain or, as the case may be, an allowable loss for the purpose of UK taxation of chargeable gains, but will be taxed or relieved as income under the UK loan relationship rules.

Tax on income

(g)                                 CH2M HILL Shares

An individual Scheme Shareholder who becomes a holder of CH2M HILL Shares under the Scheme and is resident in the UK for tax purposes or who is not resident in the UK for tax purposes but who is carrying on a trade, profession or vocation in the UK through a branch or agency in connection with which the CH2M HILL Shares are held will generally be subject to UK income tax (at the rate of 10 per cent. in the case of a basic rate taxpayer, 32.5 per cent in the case of a higher rate taxpayer and 42.5 per cent in the case of an additional rate taxpayer) on any dividends paid by CH2M HILL (before deduction of any applicable US withholding tax). UK resident Scheme Shareholders and certain eligible non-UK resident Scheme Shareholders should generally be entitled to a tax credit which may be set off against their income tax liability on the dividend. The tax credit will be equal to one-ninth of the value of the dividend (before deduction of any applicable US withholding tax).

An individual Scheme Shareholder who is resident, but not domiciled or ordinarily resident, in the UK and who has claimed to be taxed on the remittance basis will be subject to UK income tax in respect of dividends paid by CH2M HILL only to the extent that such dividends are remitted or deemed to be remitted to the UK.

Corporate Scheme Shareholders should generally not be subject to UK corporation tax in respect of dividends paid by CH2M HILL provided that the conditions of the dividend exemption in Part 9A of the Corporation Tax Act 2009 are satisfied.

UK resident Scheme Shareholders may be able to apply for a reduced rate of US withholding tax (if applicable) under the UK/US double tax treaty in respect of dividend payments from CH2M HILL. US withholding tax withheld from such a dividend payment and not recoverable from the US tax authorities should generally be available as a credit against any UK income tax or corporation tax payable by the relevant Scheme Shareholder in respect of the dividend.

(h)                                 Loan Notes

An individual Scheme Shareholder who becomes a holder of Loan Notes under the Scheme and is resident in the UK for tax purposes or who is not resident in the UK for tax purposes but who is carrying on a trade, profession or vocation in the UK through a branch or agency in connection with which the Loan Notes are held will generally be subject to UK income tax (at the rate of 20 per cent. in the case of a basic rate taxpayer, 40 per cent. in the case of a higher rate taxpayer and 50 per cent. in the case of an additional rate taxpayer) on any interest paid by CH2M HILL (before deduction of any applicable US withholding tax).

An individual Scheme Shareholder who is resident, but not domiciled or ordinarily resident, in the UK and who has claimed to be taxed on the remittance basis will be subject to UK income tax in respect of interest paid by CH2M HILL only to the extent that such interest is remitted or deemed to be remitted to the UK.

A corporate Scheme Shareholder who becomes a holder of Loan Notes under the Scheme and is resident in the UK for tax purposes or which is not resident in the UK for tax purposes but which is carrying on a trade in the UK through a permanent establishment in connection with which the Loan Notes are held will generally be subject to UK corporation tax in respect of interest on, and any accounting profits and gains arising from, the Loan Notes in accordance with the UK loan relationship rules. Any substitution of a debtor pursuant to the terms and the Loan Notes will have no tax consequences for the UK resident Scheme Shareholders.

UK resident Scheme Shareholders may be able to apply for exemption from US withholding tax (if applicable) under the UK/US double tax treaty in respect of interest payments from CH2M HILL. US withholding tax withheld from such an interest payment and not recoverable from the US tax authorities should generally be available as a credit against the UK income tax or corporation tax payable by the relevant Scheme Shareholder in respect of the interest.

(i)                                     Stamp duty and stamp duty reserve tax (“SDRT”)

No UK stamp duty or SDRT should be payable by Scheme Shareholders as a result of any part of the Scheme.

No UK stamp duty should be payable on any written instrument transferring CH2M HILL Shares or Loan Notes, provided that such instrument is not executed in the UK, and the transfer does not relate to any property situated, or to any matter or thing done or to be done, in the UK.

No SDRT should be payable on any agreement to transfer CH2M HILL Shares provided that there is no register of CH2M HILL Shares kept in the UK by or on behalf of CH2M HILL. No SDRT should be payable on any agreement to transfer Loan Notes provided that there is no register of Loan Notes kept in the UK by or on behalf of CH2M HILL.

(j)                                     Inheritance tax

No inheritance tax will arise in the UK on a gift of CH2M HILL Shares by, or on the death of a person who is not domiciled or deemed to be domiciled in the UK.

19.                                 ACTION TO BE TAKEN

(a)                                  Forms of Proxy

Halcrow Shareholders will find enclosed with this document a BLUE Form of Proxy to be used in connection with the Court Meeting and a WHITE Form of Proxy to be used in connection with the General Meeting.

Whether or not you intend to be present at the Court Meeting and/or the General Meeting, please complete and sign both Forms of Proxy accompanying this document, in accordance with the instructions printed on them and return them (in the reply paid envelope for use in the UK) to Halcrow’s Registrars, Capita Registrars at Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU as soon as possible, and in any event so as to be received no later than 11.00 a.m. (London time) on 16 October 2011 in the case of the Court Meeting (BLUE form) and by no later than 11.15 a.m. (London time) on 16 October 2011 in the case of the General Meeting (WHITE form) (or, in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned meeting). If you wish to submit your Forms of Proxy online you may do so through the share portal at www.capitashareportal.com. Submissions must be received by the deadlines specified above. To vote online you will need to log into your share portal account, or register for the share portal if you have not already done so. To register for the share portal, you will need your investor code that is set out on any documentation issued by Capita Registrars. Once registered, you will immediately be able to vote. Alternatively, the BLUE Form of Proxy for the Court Meeting may be handed to Capita Registrars on behalf of the Chairman of the Court Meeting at the commencement of that meeting. However, in the case of the General Meeting, unless the WHITE Form of Proxy is lodged so as to be received by the time mentioned above, it will be invalid.

Returning the Forms of Proxy will enable your votes to be counted at the Shareholder Meetings in the event of your absence. The return of a completed Form of Proxy will not prevent you from attending the Court Meeting and/or the General Meeting, or any adjournments thereof, and voting in person if you so wish and if you are entitled to do so. Each Scheme Shareholder is entitled to appoint one or more proxies (provided each proxy is appointed to exercise the rights attached to a different share or shares held by the Scheme Shareholder) to attend and to vote instead of him or her. A proxy need not be a shareholder of the Company.

A space has been included in the Forms of Proxy to allow Scheme Shareholders to specify the number of Scheme Shares in respect of which that proxy is appointed. Shareholders who return a Form of Proxy duly executed but leave this space blank will be deemed to have appointed a proxy in respect of all of their Scheme Shares.

You are therefore encouraged to complete and return your BLUE and WHITE Forms of Proxy as soon as possible.

(b)                                 Forms of Election

If you only wish to receive the Cash Consideration in consideration for your Scheme Shares you should not complete a Form of Election. If no Form of Election is received by Capita Registrars by the Election Return Time, you will receive the Cash Consideration only. If you wish to receive New CH2M HILL Shares, and/or Loan Notes and Balancing Cash Consideration for your Scheme Shares, you are required to complete a PINK Form of Election. For detailed information on completing the Form of Election, please refer to Part 6 of this document. If you wish to receive Loan Notes for your Scheme Shares, you should also complete the Form W-8BEN in accordance with the instructions attached to such form and return it by post or by hand (during normal business hours only) together with your Form of Election in the reply paid envelope provided to Capita Registrars at Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU as soon as possible but in any event, so as to be received by no later than 1.00 p.m. on 1 November 2011.

If you have any questions in relation to this document or the completion and return of your Forms of Proxy and/or Form of Election, or if you need additional copies of any document, including the Form W-8BEN, please telephone Capita Registrars’ helpline between 8.30 a.m. and 5.30 p.m. (London times) Monday to Friday on 0871 664 0321 (if calling from within the UK) (calls cost 10p per minute plus network extras) or on +44 20 8639 3399 (if calling from outside the UK) (calls will be charged at international rates). Different charges may apply from mobile telephones. Please note that calls to these numbers may be monitored and/or recorded. Capita Registrars will not provide personal, legal, tax or financial advice or comment on the merits of the Acquisition or the relative merits of the forms of consideration being offered for Scheme Shares.

Please note that neither Rothschild nor the Halcrow Directors have performed or obtained a valuation of the CH2M HILL Securities and do not give any advice or recommendation to Scheme Shareholders as to whether, or to what extent, they should elect for the CH2M HILL Securities Alternative in connection with the Scheme. Whether to elect for the CH2M HILL Securities Alternative is a matter for each Scheme Shareholder to decide and will be influenced by their individual financial and tax circumstances. You are strongly advised to seek independent financial and/or tax advice.

20.                                 FURTHER INFORMATION

The terms of the Scheme and the Reduction of Capital are set out in full in Part 12 of this document. Your attention is drawn to the further information contained in this document and, in particular, to the Conditions to, and further terms of, the Scheme in Part 3 of this document, the financial information concerning the Halcrow Group in Part 4 of this document and the financial information concerning the CH2M HILL Group in Part 5 of this document.

Yours faithfully

Paul Simpson

Managing Director

for and on behalf

of N M Rothschild & Sons Ltd

PART 3: CONDITIONS TO, AND FURTHER TERMS OF, THE SCHEME

1.                                       The Scheme is conditional upon:

(a)                                  the approval of the Scheme by a majority in number of the registered holders of Scheme Shares present and voting, either in person or by proxy, at the Court Meeting (or at any adjournment thereof) representing 75 per cent. or more in value of the Scheme Shares voted by such holders;

(b)                                 the special resolution(s) required to approve and implement the Scheme, to be set out in the notice of the General Meeting, being duly passed by the requisite majority at the General Meeting (or at any adjournment thereof);

(c)                                  the sanction of the Scheme and the confirmation of the reduction of capital by the Court (in each case without modification or, if agreed by CH2M HILL, with modification); and

(d)                                 an office copy of the Court Orders and the Statement of Capital being delivered to the Registrar of Companies, and, if the Court so orders for the Reduction of Capital to become effective, the registration by the Registrar of Companies of the Reduction Court Order and the Statement of Capital.

2.                                       In addition, CH2M HILL and the Company have agreed that, application to the Court to sanction the Scheme is conditional on the following matter and, accordingly, the necessary actions to make the Scheme effective will not be taken unless the following Condition (as amended, if appropriate) has been satisfied or waived by CH2M HILL:

no Material Adverse Effect having occurred after the date of the Implementation Agreement.

For the purposes of the Condition in paragraph 2, “Material Adverse Effect” means:

(a)                                  the commencement of any investigation, enquiry, prosecution or other enforcement action by any governmental, administrative or regulatory body against any member of the Halcrow Group or, in their capacity as representing a member of the Halcrow Group, any member of their respective senior management teams or someone working in the business development function pursuant to the Foreign Corrupt Practices Act of the USA or the Bribery Act 2010 of the UK or in respect of corporate responsibility for death (including manslaughter) where such investigation, enquiry, prosecution or other enforcement action respectively has resulted in or would reasonably be expected to have a material adverse effect on the business or operations of CH2M HILL or the Wider Halcrow Group;

(b)                                 any member of the Halcrow Group being legally prohibited or debarred from working for the UK, Australian, UAE, Canadian or US governments or governmental bodies where such prohibition or debarment is material to the Halcrow Group or has a material impact on the ability of CH2M HILL or the Halcrow Group as a whole to bid on or perform work for such governments or governmental bodies;

(c)                                  formal criminal charges being brought against an individual representing a member of the Halcrow Group in the UK, Australia, the UAE, Canada or the US in respect of fraud where such determination has resulted in or would reasonably be expected to have a material adverse effect on the business or operations of CH2M HILL or the Wider Halcrow Group;

(d)                                 loss of one or more projects or anticipated project revenues which, when aggregated with gains under new projects, are so serious as to be material to the Halcrow Group meeting its 2011 business plan or its projections for the 2012 business plan as presented by the Company to CH2M HILL prior to the date of the Implementation Agreement, caused directly or indirectly by a member of the Halcrow Group where any such events have resulted or would reasonably be expected to result in a diminution of not less than £10 million pre-tax profit for the financial year ending 31 December 2011 or 31 December 2012; or

(e)                                  serious injury, death or other industrial accident occurring on a project caused directly or indirectly by a member of the Halcrow Group where such event has resulted in or would reasonably be expected to result in a material adverse effect on the business or operations of CH2M HILL or the Wider Halcrow Group;

(f)                                    the payment of any cash bonus or incentivisation payments to any shareholder or employee of the Halcrow Group the principal amount of which (including any related taxation or social contribution payments) in aggregate exceed £1 million;

(g)                                 save as contemplated by the Scheme, the Company having allotted or issued, or agreed to allot or issue, any share capital or any instrument or security convertible or exchangeable into share capital or any options or awards under any share plans, except to satisfy the valid vesting of any options or awards under the Halcrow Option Plans and/or Halcrow SIP granted before the date of the Implementation Agreement (including, for the avoidance of doubt, any dividend shares awarded under the Halcrow SIP following the annual general meeting of Halcrow scheduled for 30 September 2011) and 15,316 Ordinary Shares at a price per share of 396 pence under the DRIP Scheme in respect of any dividend declared at the annual general meeting of Halcrow scheduled for 30 September 2011, on or as soon as reasonably practicable after the payment date for that dividend and in any event by no later than 6.00 p.m. on the Business Day immediately proceeding the date of the first Court Hearing;

(h)                                 the payment of any dividends by any member of the Halcrow Group to any shareholder of the Halcrow Group (apart from other members of the Halcrow Group) which in aggregate exceed £1 million; and

(i)                                     amending any existing borrowing facility, arranging and drawing under new (from the date of the Implementation Agreement) third party overdraft and committed borrowing facilities by any member of the Halcrow Group in respect of an amount of more than £10 million, provided that any such events, circumstances, occurrences, changes or effects resulting from any of the following shall not be considered when determining whether a Material Adverse Effect has occurred:

(a)                                  changes in general economic or political conditions or the securities markets in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) (other than any such matter disproportionately affecting the Halcrow Group when compared to other similar professional services businesses generally);

(b)                                 any change resulting from announcement of the transactions under, or the performance of obligations under, the Implementation Agreement or the proposal, including any such change relating to the identity of, or facts and circumstances relating to, CH2M HILL and including any actions by customers resulting from this sub-paragraph (b); and

(c)                                  any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event (other than any such matter disproportionately affecting the Halcrow Group when compared to other similar professional services businesses generally).

Certain further terms of the Acquisition

1.                                       Condition 2 must be satisfied or waived by CH2M HILL by no later than 31 December 2011 on the date immediately preceding the date of the Scheme Court Hearing, failing which the Scheme will lapse.

2.                                       CH2M HILL reserves the right in its sole discretion to waive the Condition in paragraph 2, in whole or in part.

3.                                       Save to the extent cancelled pursuant to the Scheme, the Halcrow Shares will be acquired by CH2M HILL fully paid and free from all liens, equitable interests, charges, encumbrances and other third party rights of any nature whatsoever and together with all rights attaching to them, including the right to receive and retain all dividends and distributions (if any) declared, made or payable after the Effective Date.

4.                                       The New CH2M HILL Shares will be issued credited as fully paid and will rank pari passu in all respects with the CH2M HILL Shares in issue at the time the New CH2M HILL Shares are allotted, including the right to receive and retain dividends and other distributions (if any) paid by reference to a record date after the Effective Date.

5.                                       The Acquisition and the Scheme, Forms of Proxy and Form of Election will be governed by English law and will be subject to the jurisdiction of the English courts.

6.                                       The availability of the Acquisition to persons not resident in the UK may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the UK should inform themselves about and observe any applicable requirements.

7.                                       Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

PART 4: FINANCIAL INFORMATION CONCERNING THE HALCROW GROUP

PART A: HALCROW GROUP FINANCIAL INFORMATION

FOR THE YEAR ENDED 31 DECEMBER 2010

HALCROW HOLDINGS LIMITED

CONSOLIDATED PROFIT AND LOSS ACCOUNT

FOR THE YEAR ENDED 31 DECEMBER 2010

	Notes	2010	2009
		£000	£000
Turnover: Group and share of joint ventures		468,193	508,055
Less share of joint ventures’ turnover		(2,712)	(1,489)
Group turnover	3	465,481	506,566
Cost of sales		(297,766)	(298,070)
Gross profit		167,715	208,496
Administrative expenses		(154,779)	(187,385)
Operating profit before redundancy and other related costs and before working capital provision		20,851	28,182
Exceptional redundancy and other related costs		(3,919)	(7,071)
Exceptional working capital provision		(3,996)	—
Operating profit	4	12,936	21,111
Share of profit of joint ventures		192	106
Interest receivable and similar income	5	46	334
Interest payable and similar charges	6	(4,358)	(5,206)
Profit on ordinary activities before taxation		8,816	16,345
Tax on profit on ordinary activities	9	(1,734)	(4,102)
Profit for the year after taxation		7,082	12,243

All results are derived from continuing operations.

HALCROW HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEET

31 DECEMBER 2010

	Notes	2010	2009
		£000	£000
FIXED ASSETS
Intangible assets
Goodwill	11	19,810	19,963
Tangible assets	12	22,113	18,946
Investments in joint ventures
Share of gross assets		868	818
Share of gross liabilities		(325)	(347)
	13	543	471
Trade investments	14	7	7
		42,473	39,387
CURRENT ASSETS
Debtors	16	169,401	166,529
Cash at bank and in hand		8,816	13,688
		178,217	180,217
CREDITORS—AMOUNTS FALLING DUE WITHIN ONE YEAR (including convertible debentures)	17	(124,236)	(129,851)
NET CURRENT ASSETS		53,981	50,366
TOTAL ASSETS LESS CURRENT LIABILITIES		96,454	89,753
CREDITORS—AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR	18	(2,722)	(503)
PROVISIONS FOR LIABILITIES AND CHARGES	19	(12,113)	(11,509)
NET ASSETS (excluding pension liability)		81,619	77,741
NET PENSION LIABILITY	33	(65,213)	(72,816)
NET ASSETS (including pension liability)		16,406	4,925
CAPITAL AND RESERVES
Called up share capital	20	20,605	20,156
Share premium account	21	4,821	4,097
Profit and loss account	23	(18,513)	(27,746)
Translation reserve	24	9,493	8,418
Total shareholders’ funds	25	16,406	4,925

The financial statements for Halcrow Holdings Limited, registered number 01674044, were approved by the board of directors and authorised for issue on 27 June 2011. They were signed on its behalf by:

P G Gammie Director	A Saffer Director

HALCROW HOLDINGS LIMITED

COMPANY BALANCE SHEET

31 DECEMBER 2010

	Notes	2010	2009
		£000	£000
FIXED ASSETS
Investments in subsidiary undertakings	15	10,200	10,200
CURRENT ASSETS
Debtors	16	31,674	23,700
Cash		0	200
		31,674	23,900
CREDITORS—AMOUNTS FALLING DUE WITHIN ONE YEAR (including convertible debentures)	17	(7,292)	(18)
NET CURRENT ASSETS		24,382	23,882
TOTAL ASSETS LESS CURRENT LIABILITIES		34,582	34,082
Provision for liabilities and charges	19	(6,301)	(6,719)
NET ASSETS		28,281	27,363
CAPITAL AND RESERVES
Called up share capital	20	20,605	20,156
Share premium account	21	4,821	4,097
Profit and loss account	23	2,855	3,110
Total shareholders’ funds	25	28,281	27,363

The financial statements for Halcrow Holdings Limited, registered number 01674044, were approved by the board of directors and authorised for issue on 27 June 2011. They were signed on its behalf by:

P G Gammie Director	A Saffer Director

HALCROW HOLDINGS LIMITED

CONSOLIDATED CASH FLOW STATEMENT

FOR THE YEAR ENDED 31 DECEMBER 2010

	Notes	2010	2009
		£000	£000
NET CASH (OUTFLOW)/INFLOW FROM OPERATING ACTIVITIES	26	(14,162)	21,883
RETURNS ON INVESTMENT AND SERVICING OF FINANCE
Interest received		46	334
Interest paid		(1,951)	(1,855)
Interest element of finance lease payments		(25)	(84)
Net cash outflow from returns on investment and servicing of finance		(1,930)	(1,605)
TAXATION
United Kingdom corporation tax paid		(1,009)	(2,600)
Overseas tax paid		(913)	(3,579)
Total cash outflow from taxation		(1,922)	(6,179)
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of tangible fixed assets		(9,898)	(4,476)
Net cash outflow for capital expenditure and financial investment		(9,898)	(4,476)
ACQUISITIONS AND DISPOSALS
Deferred consideration paid—Halcrow Consulting Inc.		—	(98)
Deferred consideration paid—Halcrow Consulting Services Pty Ltd.		(336)	(805)
Net cash outflow for acquisitions and disposals		(336)	(903)
DIVIDENDS PAID		(1,334)	(1,950)
CASH (OUTFLOW)/INFLOW BEFORE FINANCING		(29,582)	6,770
FINANCING
Net capital element of finance lease drawdowns/(payments)		2,596	(94)
Repayment of bank loan		—	(5,861)
Issue of ordinary share capital		1,173	1,264
Repayment of debentures		(18)	(11)
Net cash outflow from financing		3,751	(4,702)
(DECREASE)/INCREASE IN CASH IN THE YEAR	27, 28	(25,831)	2,068

HALCROW HOLDINGS LIMITED

CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

31 DECEMBER 2010

	Notes	2010	2009
		£000	£000
Profit after taxation		7,082	12,243
Actuarial gain/(loss) relating to the pension scheme	33	6,015	(28,555)
Movement on related deferred tax		(2,635)	7,995
Movement on translation reserve		1,075	(4,940)
Share based payment charge		(105)	(114)
Total gains (and losses) recognised since last annual report and financial statements		11,432	(13,371)

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

31 DECEMBER 2010

1 PRINCIPAL ACCOUNTING POLICIES

(a)                                  Basis of accounting

The financial statements have been prepared under the historical convention in accordance with applicable United Kingdom accounting standards. The particular accounting policies adopted are described below. They have all been applied consistently throughout the current and preceding year.

(b)                                  Going concern

The group’s business activities, together with the factors likely to affect its future development, performance and position are set out in the chairman’s and chief executive’s statements.

On 17 December 2009, the Group entered into a binding agreement with a consortium of banks to provide committed lines of credit, sufficient to meet the needs of the business. The 3 year commitment period, inter alia, is subject to satisfying certain covenant conditions. The Facilities agreement includes a £50 million multi-currency revolving credit facility together with bonding and other credit lines.

The current economic conditions create uncertainty particularly over (a) the level of demand for the group’s products; (b) the exchange rate between sterling and principally the US dollar and US dollar-pegged currencies and the euro; and (c) a slowdown in payment patterns from recent experience with a consequent impact on working capital.

The group’s forecasts and projections, taking account of reasonably possible changes in trading performance, show that the group should be able to operate within the level of its current facilities.

The directors have a reasonable expectation that the company and the group have adequate resources to continue in operational existence for the forseeable future. Accordingly, they continue to adopt the going concern basis in preparing the annual report and financial statements.

(c)                                  Consolidation

The consolidated financial statements comprise the financial statements of the company and all its subsidiary undertakings, joint ventures and associated undertakings. Any subsidiary undertakings and joint ventures and associates sold or acquired during the year are included up to, or from, the date of sale or acquisition.

Intra-group sales and profits are eliminated fully on consolidation. On acquisition of a business, all of the assets and liabilities that exist at the date of acquisition are recorded at their provisional fair values, reflecting their condition at that date. All changes to those assets and liabilities, and the resulting gains and losses, that arise after the group has gained control of the business are charged to the post-acquisition profit and loss account.

The group has taken advantage of the exemption under FRS 8 “Related Party Disclosures” not to disclose transactions and balances between group companies which are eliminated on consolidation.

Joint ventures are entities in which the group holds long-term interests and which are jointly controlled by the group and one or more other ventures under a contractual arrangement. The results of joint ventures are accounted for using the gross equity method of accounting.

Associated undertakings are entities in which the group has a participating interest and over whose operating and financial policies it exercises a significant influence. The results of associated undertakings are accounted for using the net equity method.

(d)                                  Turnover and recognition of profit

Turnover represents amounts earned for professional services and items procured for clients, adjusted, where necessary, for the stage of completion on individual contracts. It excludes value added and similar taxes.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

1 PRINCIPAL ACCOUNTING POLICIES (Continued)

Profit is recognised on long-term contracts, if the final outcome can be assessed with reasonable certainty, by including in the profit and loss account turnover and related costs as contract activity progresses. Turnover is calculated by reference to the value of work performed to date as a proportion of the total contract value.

(e)                                  Amounts recoverable on contracts

Amounts recoverable on contracts represent turnover and supply of services which has not yet been invoiced to clients. Such amounts are separately disclosed within debtors.

The valuation of amounts recoverable on fixed-price contracts is adjusted to recognise profit earned to date or foreseeable losses in accordance with the accounting policy for turnover and recognition of profits.

Cost comprises:

•                  amounts recoverable valued at the cost of salaries and associated payroll expenses of employees engaged on projects.

•                  unbilled expenses incurred and equipment purchased for clients in connection with specific contracts.

Where amounts invoiced to clients exceed the book value of work done, the excess is included in creditors as payments on account.

(f)                                    Goodwill

Goodwill represents the difference between the cost of acquisition and the fair value of identifiable net assets acquired. Goodwill arising on acquisitions is capitalised in accordance with FRS 10 “Goodwill and Intangible Assets”. Where these assets are regarded as having limited useful lives, they are amortised on a straight line basis over these lives, which range from 5 to 20 years. No goodwill balance has previously been eliminated against reserves in the year of acquisition.

Goodwill which is held in foreign currencies is retranslated to the closing exchange rate.

Impairment provisions are determined by comparing the carrying value of the asset with its recoverable amount, being the value in use of expected future cashflows.

(g)                                 Fixed assets

Fixed assets are stated at cost less depreciation and impairment provisions. Impairment provisions are determined by comparing the carrying value of the asset with its recoverable amount. The recoverable amount is the higher of the amount that can be obtained from selling the asset or the value of expected discounted cash flows arising from owning the asset.

(h)                                 Depreciation of tangible fixed assets

Depreciation of tangible fixed assets is by equal annual instalments calculated to write off the cost less estimated residual value of each asset over its anticipated useful life.

The annual rate of depreciation applied to each class of tangible fixed asset is as follows:

Short leasehold property	Period of lease
Freehold land	Nil
Freehold property	1%
Motor vehicles	25%
Furniture and equipment:
Computers	25%–33%
Others	20%

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

1 PRINCIPAL ACCOUNTING POLICIES (Continued)

(i)                                    Finance costs

Finance costs of financial liabilities are recognised in the profit and loss account over the term of such instruments at a constant rate on the carrying amount.

(j)                                    Investments

Fixed asset investments are stated at cost less provision for impairment. Impairment provisions are determined by comparing the carrying value of the investment with its recoverable amount. The recoverable amount is the higher of the amount that can be obtained from selling the investment or the value of expected discounted cash flows arising from owning the investment.

(k)                                Foreign exchange

Transactions in foreign currencies are recorded at the rate of exchange at the date of transaction or, if hedged, at the forward contract rate. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are reported at the rates of exchange prevailing at that date or, if appropriate, at the forward contract rate.

The results of overseas operations are translated at the average rates of exchange during the period and their balance sheets at the rates ruling at the balance sheet date. Exchange differences arising on translation of the opening net assets and results of overseas operations and on foreign currency borrowings, to the extent that they hedge the Group’s investment in such operations, are reported in the statement of total recognised gains and losses. All other exchange differences are included in the profit and loss account.

(l)                                    Taxation

Current tax, including UK corporation tax and foreign tax, is provided at amounts expected to be paid (or recovered) using the tax rates and laws that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is provided in full on timing differences which result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date, at rates expected to apply when they crystallise, based on current tax rates and law. Deferred tax is measured on a non-discounted basis. Timing differences arise from the inclusion of items in income and expenditure in taxation computations in periods different from those in which they are included in financial statements. Deferred tax assets are recognised to the extent that it is regarded as more likely than not that they will be recovered.

(m)                              Pensions

Benefits are funded by payments to administered funds.

The main scheme is the Halcrow Pension Scheme, which provides benefits calculated in relation to final salary.

For defined benefit schemes the amounts charged to operating profit are the current service costs and gains and losses on settlements and curtailments. They are included as part of staff costs. Past service costs are recognised immediately in the profit and loss account if the benefits have vested. If the benefits have not vested immediately, the costs are recognised over the period until vesting occurs. The interest cost and the expected return on assets are shown as a net amount of other finance costs or credits adjacent to interest. Actuarial gains and losses are recognised immediately in the statement of total recognised gains and losses.

Defined benefit schemes are funded, with the assets of the scheme held separately from those of the group, in separate trustee administered funds. Pension scheme assets are measured at fair value and liabilities are measured on an actuarial basis using the projected unit method and discounted at a rate equivalent to the

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

1 PRINCIPAL ACCOUNTING POLICIES (Continued)

current rate of return on a high quality corporate bond of equivalent currency and term to the scheme liabilities. The actuarial valuations are obtained at least triennially and are updated at each balance sheet date. The resulting defined benefit asset or liability, net of the related deferred tax, is presented separately after other net assets on the face of the balance sheet.

For defined contribution schemes the amount charged to the profit and loss account in respect of pension costs and other post-retirement benefits is the contributions payable in the year. Differences between contributions payable in the year and contributions actually paid are shown as either accruals or prepayments in the balance sheet.

(n)                                 Leases

Assets held under finance leases and other similar contracts, which confer rights and obligations similar to those attached to owned assets, are capitalised as tangible fixed assets and are depreciated over the shorter of the lease terms and their useful lives. The capital elements of future lease obligations are recorded as liabilities, while the interest elements are charged to the profit and loss account over the period of the leases to produce a constant rate of charge on the balance of capital repayments outstanding. Hire purchase transactions are dealt with similarly, except that assets are depreciated over their useful lives.

Rentals under operating leases are charged on a straight-line basis over the lease term, even if the payments are not made on such a basis. Benefits received and receivable as incentive to sign an operating lease are similarly spread on a straight-line basis over the lease term, except where the period to the review date on which the rent is first expected to be adjusted to the prevailing market rate is shorter than the full lease term, in which case the shorter period is used.

(o)                                  Derivative financial instruments

The Group uses derivative financial instruments to reduce exposure to foreign exchange risk and interest rate movements. The Group does not hold or issue derivative financial instruments for speculative purposes.

(p)                                  Provisions for liabilities and charges

Property dilapidations—the group makes provision for the expected amount of payments to be made to landlords of properties leased by the group at their termination.

Excesses on insured claims—the group makes provision where claims have been made against the group, which fall within the excess of the group’s professional indemnity insurance policy, to the extent that it is considered probable that an obligation will arise.

Contract losses—the group makes provision for contracts where expected contribution does not include a reasonable allocation of overheads.

Guarantee liability—the group makes provision for liabilities under guarantees entered into by the group, to the extent that it is considered probable that an obligation will arise.

2 PROFIT OF PARENT COMPANY

In accordance with the exemption allowed by S408 of the Companies Act 2006, the profit and loss account of the parent has not been presented. Of the profit for the period attributable to the shareholders, a profit of £1,079,000 (2009: loss of £636,000) has been dealt with in the accounts of the parent. This profit is before dividends paid of £1,334,000 (2009: £1,950,000).

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

3 SEGMENTAL INFORMATION

The directors consider there to be one class of business, being consulting engineers. Geographical analyses of turnover, profit on ordinary activities before taxation and net assets/(liabilities) are set out below:

	2010	2009
	£000	£000
Turnover
United Kingdom & Ireland	212,154	231,221
East Asia	26,546	18,379
North America	43,463	49,532
Latin America	15,728	11,019
Middle East	113,538	148,229
Europe (excluding United Kingdom & Ireland)	16,729	15,145
South Asia	8,311	8,910
Africa	3,072	3,519
Australia	25,940	20,612
	465,481	506,566

Geographical segmentation of turnover by destination is not materially different from turnover by origin.

	2010	2009
	£000	£000
Profit/(loss) on ordinary activities before taxation
United Kingdom & Ireland	16,112	20,689
East Asia	972	(44)
North America	(6,102)	(364)
Latin America	(2,257)	(484)
Middle East	860	13,420
Europe (excluding United Kingdom & Ireland)	(73)	(652)
South Asia	998	(930)
Africa	480	(147)
Australia	2,365	(3,552)
	13,355	27,936
Net interest excluding exchange (loss)/gain on foreign currency borrowings	(4,312)	(4,872)
Common costs	(227)	(6,719)
	8,816	16,345

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

3 SEGMENTAL INFORMATION (Continued)

	2010	2009
	£000	£000
Net assets/(liabilities)
United Kingdom & Ireland	(13,901)	1,710
East Asia	6,041	3,705
North America	32,598	31,592
Latin America	4,561	2,157
Middle East	47,149	37,821
Europe (excluding United Kingdom & Ireland)	3,377	2,104
South Asia	4,568	1,987
Africa	206	449
Australia	3,321	2,935
	87,920	84,460
Unallocated net liabilities	(71,514)	(79,535)
	16,406	4,925

Common costs relate to the provision made for a guarantee liability as described in note 19.

Unallocated net liabilities consist of the pension scheme liabilities as described in note 33 and the provision for a guarantee liability as described in note 19.

4 OPERATING PROFIT

			2010	2009
			£000	£000
Operating profit is stated after charging/(crediting):
Auditors’ remuneration for audit	—	group	181	177
Auditors’ remuneration for other services	—	group	98	27
Depreciation of tangible fixed assets	—	owned	7,194	6,836
	—	leased	211	94
Amortisation of goodwill			1,684	1,699
Increase in bad debt provisions			1,060	10,337
Exceptional working capital provision			3,996	—
Exceptional redundancy and other related costs			3,919	7,071
Guarantee provision			227	6,719
Loss on sale of tangible fixed assets			89	153
Exchange (gains)/losses			(4,045)	5,175
Operating leases:
Plant and machinery			1,055	1,141
Other			13,729	12,855

The group audit fee includes £10,000 (2009: £10,000) in respect of the company. Non-audit fees comprise tax services of £21,000 (2009: £13,000) and other services of £77,000 (2009: £14,000).

Exceptional redundancy and other related costs were incurred following a number of redundancies in regions where the economic retrenchment has been felt most strongly.

An exceptional working capital provision has been made against project and related exposures in limited parts of the Middle East given concerns as to recoverability.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

5 INTEREST RECEIVABLE AND SIMILAR INCOME

	2010	2009
	£000	£000
Interest receivable on:
Short term bank deposits	42	83
Other Loans	—	169
Other Interest	4	29
Exchange gain on foreign currency borrowings	—	53
	46	334

6 INTEREST PAYABLE AND SIMILAR CHARGES

	2010	2009
	£000	£000
Interest payable on:
Bank loans and overdrafts	2,023	793
Finance leases	25	84
Debentures	—	1
Net interest charge on pension schemes	2,265	3,267
Other Loans	45	1,061
	4,358	5,206

7 EMPLOYEE INFORMATION

	2010	2009
	Number	Number
(a) The average number of persons, including directors, employed by the group during the year was:
Professional and technical	5,253	5,714
Administrative	1,054	1,128
	6,307	6,842

	2010	2009
	£000	£000
(b) Staff costs during the year were:
Wages and salaries	250,867	269,673
Social security costs	16,740	16,835
Other pension costs	15,632	11,937
Share based payments	105	114
Redundancy costs	3,919	6,747

8 DIRECTORS’ EMOLUMENTS

	2010	2009
	£000	£000
Staff costs include the following emoluments of directors of Halcrow Holdings Limited:
Aggregate emoluments	1,385	1,239
Contributions to money purchase pension arrangement	133	99
	1,518	1,338

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

8 DIRECTORS’ EMOLUMENTS (Continued)

	Number	Number
The number of directors who:
Are members of a defined benefit pension scheme	—	—
Are members of a money purchase pension scheme	6	5

	2010	2009
	£000	£000
Aggregate emoluments include amounts paid to the highest paid director:
Emoluments	243	290
Contributions to money-purchase pension arrangements	35	27

	2010	2009
	£000	£000
The highest paid director had benefits under the Halcrow Pension Scheme as follows:
Accrued annual pension at end of year	88	95

Four directors, including the highest paid director, exercised share options during the year (2009: none). The gain on exercise was £49,000.

9 TAX ON PROFIT ON ORDINARY ACTIVITIES

	2010	2009
	£000	£000
United Kingdom corporation tax at 28%:
Current year	405	2,648
Adjustment in respect of prior periods	(828)	(856)
	(423)	1,792
Less: Double taxation relief	(709)	—
	(1,132)	1,792
Overseas taxation:
Current year	542	(1,556)
Adjustment in respect of prior periods	—	2,500
Share of joint ventures’ tax charge	64	36
Total current tax	(526)	2,772
Deferred taxation, origination and reversal of timing differences	698	(541)
Deferred taxation, pension liability	1,562	1,871
Tax on profits on ordinary activities	1,734	4,102

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

9 TAX ON PROFIT ON ORDINARY ACTIVITIES (Continued)

The standard rate of tax for the year, based on the UK standard rate of corporation tax, is 28% (2009: 28%). The actual tax charge for the current and the previous year varies from the standard rate for the reasons set out in the following reconciliation.

	2010	2009
	£000	£000
Profit on ordinary activities before tax	8,816	16,345
Tax on profit on ordinary activities at standard rate	2,468	4,577
Factors affecting charge for the period:
Expenses not deductible for tax purposes	(4,047)	(3,089)
Pension provision	(43)	(2,774)
Capital allowances (in excess of)/less than depreciation	(226)	430
Losses not provided	2,685	2,230
Short term timing differences	185	(686)
Foreign tax charged at higher rates than UK standard rate	763	440
Adjustments in respect of prior periods:
United Kingdom corporation tax	(828)	(856)
Overseas taxation	(1,547)	2,500
Other	64	—
Total current tax	(526)	2,772

10 ORDINARY DIVIDENDS

	2010	2009
	£000	£000
Interim paid: 8.0p (2009: 13.05p) per ordinary share	654	910
Final paid: 10.0p (2009: 14.45p) per ordinary share	680	1,040
	1,334	1,950

The Halcrow Trust waived its rights to dividends payable on its holdings of both ordinary and preference shares in respect of both the year ended 31 December 2010 and the year ended 31 December 2009.

The directors recommend a final dividend payment of 4.0p (2009: 0.0p) per ordinary share payable to those members on the register at the close of business on 24 May 2011. This, together with the interim dividend paid in January 2011 of 8.0p (2009: 10.0p) per ordinary share, gives a total dividend for the year of 12.0p compared with 20.0p for the year ended 31 December 2009.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

11 INTANGIBLE ASSETS—GOODWILL

	Goodwill	Negative goodwill
	£000	£000
GROUP
Cost
At 1 January 2010	31,512	(375)
Exchange movements	1,914	—
At 31 December 2010	33,426	(375)
Amortisation
At 1 January 2010	11,549	(375)
Exchange movements	383	—
Charge for the year	1,684	—
At 31 December 2010	13,616	(375)
Net book value
At 31 December 2010	19,810	—
At 31 December 2009	19,963	—

Goodwill is being amortised on a straight-line basis over periods of between 5 and 20 years. These are the periods over which the directors estimate that the values of the underlying businesses acquired are expected to exceed the value of the underlying assets.

COMPANY

The company has no intangible assets.

12 TANGIBLE FIXED ASSETS

				Furniture
	Land and buildings		Motor	and
	Freehold	Leases	vehicles	equipment	Total
	£000	£000	£000	£000	£000
GROUP
Cost
At 1 January 2010	8,208	6,323	1,246	47,222	62,999
Exchange movement	—	170	12	1,172	1,354
Additions	—	436	437	9,025	9,898
Disposals	—	(115)	(237)	(6,975)	(7,327)
Transfer/adjustment	(55)	1,375	28	(1,334)	14
At 31 December 2010	8,153	8,189	1,486	49,110	66,938
Depreciation
At 1 January 2010	4,164	4,230	834	34,825	44,053
Exchange movement	—	47	12	532	591
Charge for the year	159	730	345	6,171	7,405
Disposals	—	(104)	(198)	(6,936)	(7,238)
Transfer/adjustment	(55)	333	51	(315)	14
At 31 December 2010	4,268	5,236	1,044	34,277	44,825
Net Book Value
At 31 December 2010	3,885	2,953	442	14,833	22,113
At 31 December 2009	4,044	2,093	412	12,397	18,946

The directors believe that the value of tangible fixed assets is not materially different to its fair value.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

12 TANGIBLE FIXED ASSETS (Continued)

Tangible fixed assets shown above include fixed assets held under finance leases as follows:

	2010	2009
	£000	£000
Net book value at end of year:
Furniture and equipment	3,974	187
Depreciation charge for the year:
Furniture and equipment	211	94

Freehold property

The group’s freehold property at Burderop Park, Swindon, Wiltshire, is included in the balance sheet at its purchase price plus the cost of additions. Its purchase price was equal to a valuation by Kemp & Hawley, chartered surveyors, on an open-market basis as at 30 April 1990. The latest valuation carried out by Strutt & Parker as at 16 April 2009 gave a value of £4,207,000 and the cost of the property was impaired to this value in the 2008 financial statements.

COMPANY

The company has no tangible fixed assets.

13 INVESTMENTS IN JOINT VENTURES AND ASSOCIATED UNDERTAKINGS

£000
GROUP
Joint Ventures:
Cost plus share of retained profit
At 1 January 2010	471
Share of retained profits in the year	83
Exchange movements	(11)
At 31 December 2010	543

14 TRADE INVESTMENTS

£000
GROUP
Cost
At 1 January 2010 and 31 December 2010	7

The directors consider the market value of the trade investments at 31 December 2010 to be not less than their carrying value.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

15 INVESTMENTS IN SUBSIDIARY UNDERTAKINGS

£000
COMPANY
Shares in subsidiary undertakings
Cost
At 1 January 2010 and 31 December 2010	11,319
Provisions
At 1 January 2010 and 31 December 2010	1,119
Net book value
At 31 December 2009 and 31 December 2010	10,200

The principal subsidiary undertakings are listed in note 36 of the financial statements.

16 DEBTORS

	Group		Company
Amounts falling due within one year	2010	2009	2010	2009
	£000	£000	£000	£000
Trade debtors	108,411	93,934	—	—
Amounts recoverable on contracts	44,097	48,656	—	—
Amounts owed by subsidiary undertakings	—	—	31,399	23,435
United Kingdom corporation tax	673	—	—	265
Other debtors	13,045	13,878	275	—
Prepayments and accrued income	2,563	8,757	—	—
Amounts falling due in more than one year	168,789	165,225	31,674	23,700
Deferred taxation:
Depreciation in excess of capital allowances	165	740	—	—
Losses	9	59	—	—
Other timing differences	125	154	—	—
Pension	307	351	—	—
	606	1,304	—	—
Other debtors	6	—	—	—
	612	1,304	—	—
Deferred taxation	169,401	166,529	31,674	23,700

The movement in the total deferred tax asset during the year reconciles as follows:

£000
Balance at 1 January 2010	1,304
Charge to profit and loss account	(698)
Balance at 31 December 2010	606

A deferred tax asset has not been recognised in respect of timing differences relating to tax losses as there is insufficient evidence that the losses will be utilised in the foreseeable future. The amount of the asset not recognised is £5,389,000 (2009: £4,230,000). The asset would be recovered if sufficient future taxable profits were to be made in the appropriate jurisdictions.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

17 CREDITORS—AMOUNTS FALLING DUE WITHIN ONE YEAR

	Group		Company
	2010	2009	2010	2009
	£000	£000	£000	£000
Bank loans and overdrafts—secured	39,965	19,518	7,097	—
Payments on account	37,937	48,723	—	—
Trade creditors	12,167	5,596	—	—
Obligations under finance leases	47	84	—	—
Amounts owed to associated undertakings	290	1,988	—	—
United Kingdom corporation tax	—	780	155	—
Other taxation and social security	6,009	11,929	—	—
Debentures—unsecured	—	18	—	18
Deferred consideration	480	408	—	—
Other creditors	2,665	12,967	12	—
Accruals and deferred income	24,676	27,840	28	—
	124,236	129,851	7,292	18

Bank loans and overdrafts

Bank loans and overdrafts are secured by fixed and floating charges over the group’s assets. Interest is charged on a sliding scale dependent on the amount of facilities drawndown. The interest rate charged since agreement of the facilities on 17 December 2009 is LIBOR plus a 2.75% margin.

Debentures

The debentures were issued to the vendors of Crouch Hogg Waterman Limited as part of the purchase consideration. They bear interest at 7% per annum and are repayable in half-yearly instalments to each holder after he ceases to be employed by the group. The debentures are fully repaid at 31 December 2010.

	Group and Company
	2010	2009
	£000	£000
The movements on debentures were as follows:
Balance at beginning of the year	18	29
Redemptions	(18)	(11)
Balance at end of the year	—	18

18 CREDITORS—AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

	Group		Company
	2010	2009	2010	2009
	£000	£000	£000	£000
Obligations under finance leases	2,722	89	—	—
Deferred consideration	—	408	—	—
Accruals and deferred income	—	6	—	—
	2,722	503	—	—

Obligations under finance leases

Amounts shown above as obligations under finance leases falling due after more than one year are due between the second and fifth years inclusive and are secured on the related leased assets.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

18 CREDITORS—AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR (Continued)

Maturity of financial liabilities

	Group		Company
	2010	2009	2010	2009
	£000	£000	£000	£000
Less than one year	40,012	19,602	—	—
Between two and five years	2,722	89	—	—
	42,734	19,691	—	—

19 PROVISIONS FOR LIABILITIES AND CHARGES

	At 1 January 2010	Charged/ (credited) to profit & loss account	Other	At 31 December 2010
	£000	£000	£000	£000
Group
Property dilapidation	3,065	281	—	3,346
Excesses on insured claims	568	1,000	(118)	1,450
Contract losses	1,157	(141)	—	1,016
Guarantee liability	6,719	227	(645)	6,301
	11,509	1,367	(763)	12,113
Company
Guarantee liability	6,719	227	(645)	6,301
	6,719	227	(645)	6,301

Details of group provisions are as follows:

Property dilapidation

Provision is made for the expected amount of payments to be made to landlords of properties leased by the group at their termination. The relevant leases expire between 2010 and 2021.

Excesses on insured claims

When claims have been made against the group, provision is made for the amount that falls within the excess of the group’s professional indemnity insurance policy. The provision will be utilised over the period of the related claim.

Contract losses

Provision is made in accordance with SSAP 9 for contracts whose expected contribution does not include a reasonable allocation of overheads. The provision will be utilised over the period of the related contracts.

Guarantee liability

Provision is made for a lease obligation arising under a guarantee issued by Halcrow Holdings Limited on 11 September 1987. On 20 April 2010 the company was served a section 17 Landlord and Tenant (Covenants) Act 1995 notice, notifying it of a potential liability as guarantor. The provision is expected to be utilised between 2011 and 2013.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

20 SHARE CAPITAL

Group and company	2010	2009
	£000	£000
Authorised:
25,000,000 ordinary shares of £1 each	25,000	25,000
10,000 non-redeemable preference shares of £1 each	10	10
	25,010	25,010

	2010	2009
	£000	£000
Allotted and fully paid:
20,594,648 (2009: 20,145,755) ordinary shares of £1 each	20,595	20,146
10,000 non-redeemable preference shares of £1 each	10	10
	20,605	20,156

During the year, 268,094 ordinary shares of £1 each were issued in relation to the exercise of the share incentive plan (see note 22). The total cash consideration received was £566,916. Additionally, 93,776 ordinary shares were issued for total consideration of £361,975 as part of the Share Incentive Plan; 70,308 ordinary shares were issed for total consideration of £179,988 for the Company Share Option Plan and 16,715 ordinary shares were issed for total consideration of £64,520 for the Dividend Reinvestment Plan.

The preference shares of £1 each are non-redeemable. The holders have no voting rights but have the right, as a class, to appoint two directors. They have a non-cumulative right to receive a dividend of 1p per share prior to any distribution to holders of the ordinary shares. In the event of a winding up, they have the right to a return of assets to the value of £1 per share before any payment to the holders of ordinary shares.

21 SHARE PREMIUM ACCOUNT

Group and company	2010	2009
	£000	£000
At the beginning of the year	4,097	3,273
On shares issued during the year	724	824
At the end of the year	4,821	4,097

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

22 OPTIONS

Options in respect of 1,249,866 ordinary shares of £1 each were outstanding at 31 December 2010 (2009: 1,491,188) under the group’s savings-related share option scheme. These may be exercised as follows:

Option Price	Exercisable	At 1 January 2010	Granted	Exercised	Lapsed	At 31 December 2010
		Number	Number	Number	Number	Number
195p	2010	170,963		125,577	1,175	44,211
205p	2009	60,223		45,619	14,604	—
205p	2011	83,612		5,890	8,407	69,315
220p	2010	143,485		99,861	3,679	39,945
220p	2012	78,766		2,286	7,598	68,882
315p	2011	343,388		7,449	48,359	287,580
315p	2013	489,138		2,013	16,591	470,534
315p	2015	121,613		4,717	21,125	95,771
386p	2013	—	47,489	—	—	47,489
386p	2015	—	97,478	—	788	96,690
386p	2017	—	29,449		—	29,449
		1,491,188	174,416	293,412	122,326	1,249,866

In some circumstances, including the redundancy or death of the holder, options may be exercised at earlier dates than those shown above.

The weighted average share price during the year was 395.2p.

The weighted average life of the options outstanding at 31 December 2010 was 967 days.

174,416 options were granted during 2010 and the group’s share-based payments charge for 2010 is £105,000 (2009: £113,000). The fair values were determined using the Black Scholes valuation model which included the following significant inputs:

Risk-free interest rate	5%
Dividend yield	10%
Expected share price volatility	26%

The share price volatility is based on similar UK businesses operating in the same sector.

23 PROFIT AND LOSS ACCOUNT RESERVE

	Group	Company
	2010	2010
	£000	£000
At the beginning of the year	(27,746)	3,110
Retained profit for the year	7,082	1,079
Ordinary dividends	(1,334)	(1,334)
Actuarial loss on pension scheme (net of deferred tax)	3,380	—
Share based payments	105	—
At the end of the year	(18,513)	2,855

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

24 TRANSLATION RESERVE

	Group	Company
	2010	2010
	£000	£000
At the beginning of the year	8,418	—
Movement on reserve in the year	1,075	—
At the end of the year	9,493	—

25 TOTAL SHAREHOLDERS’ FUNDS

	Group		Company
	2010	2009	2010	2009
	£000	£000	£000	£000
At the beginning of the year	4,925	18,754	27,363	28,685
Profit/(loss) for the year after taxation	7,082	12,243	1,079	(637)
Ordinary dividends	(1,334)	(1,950)	(1,334)	(1,949)
Allotment of ordinary shares	1,173	1,264	1,173	1,264
Actuarial gain/(loss) on pension scheme (net of deferred tax)	3,380	(20,560)	—	—
Movement on translation reserve	1,075	(4,940)	—	—
Share based payments	105	114	—	—
At the end of the year	16,406	4,925	28,281	27,363

26 NET CASH (OUTFLOW)/INFLOW FROM OPERATING ACTIVITIES

	2010	2009
	£000	£000
Operating profit	12,936	21,111
Depreciation of tangible fixed assets	7,405	6,930
Impairment of fixed assets	—	—
Amortisation of goodwill	1,684	1,699
Profit on sale of fixed assets	89	153
Increase/(Decrease) in debtors	542	(9,939)
(Decrease)/Increase in creditors	(29,464)	6,633
Increase in provisions	591	5,132
Adjustment for pension funding	(8,050)	(9,950)
Adjustment for foreign exchange differences	—	—
Adjustment for share based payments	105	114
	(14,162)	21,883

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

27 RECONCILIATION OF CASHFLOW TO MOVEMENT IN NET DEBT

	2010	2009
	£000	£000
(Decrease)/increase in cash in the year	(25,831)	2,068
Capital element of finance lease payments	84	94
Repayment of bank loans	—	5,861
Repayment of debenture loans	18	11
Movement in net debt resulting from cash flows	(25,729)	8,034
New finance leases	(2,680)	—
Exchange movements	512	163
	(27,897)	8,197
Net debt at the beginning of the year	(6,021)	(14,218)
Net debt at the end of the year	(33,918)	(6,021)

28 ANALYSIS OF NET DEBT

	2009	Cash Flow	Other Non-Cash Changes	2010
	£000			£000
Cash at bank and in hand	13,688	(5,384)	512	8,816
Bank loans and overdrafts
amounts falling due within one year	(19,518)	(20,447)	—	(39,965)
	(5,830)	(25,831)	512	(31,149)
Bank loans and overdrafts
amounts falling due after one year	—	—	—	—
Obligations under finance leases
amounts falling due within one year	(84)	(2,596)	2,633	(47)
amounts falling due after more than one year	(89)	—	(2,633)	(2,722)
Debentures
amounts falling due within one year	(18)	18	—	—
	(6,021)	(28,409)	512	(33,918)

The non-cash movement results from the retranslation of loans denominated in foreign currencies at closing exchange rates.

29 CAPITAL COMMITMENTS

	Group		Company
	2010	2009	2010	2009
	£000	£000	£000	£000
Contracted but not provided for in the financial statements	256	7,600	—	—

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

30 DERIVATIVES NOT INCLUDED AT FAIR VALUE

The Group has derivatives which are not included at fair value in the accounts:

		Group Fair value
	Principal	2010	2009
	£000	£000	£000
Forward foreign exchange contracts	65,546	(376)	(265)
Interest rate swap contracts	1,887	(46)	(128)
	67,433	(422)	(393)

The Group uses the derivatives to hedge its exposures to changes in foreign currency exchange rates and to manage its exposure to interest rate movements on its bank borrowings. The fair values are based on market values of equivalent instruments at the balance sheet date.

The Group has an interest rate swap with a nominal value of US$2,954,000 at 31 December 2010 (2009: US$5,064,000). The Group pays a fixed interest of 4.25 per cent and receives interest at US LIBOR. The nominal value of the interest rate swap amortises to a final value of US$738,500 and matures on 30 November 2011.

31 CONTINGENT LIABILITIES

	Group		Company
	2010	2009	2010	2009
	£000	£000	£000	£000
Performance and advance payment bonds provided by banks	32,075	32,456	—	—
Borrowings of subsidiary undertakings for which guarantees have been given	—	—	39,965	19,518
	32,075	32,456	39,965	19,518

Where contract values are denominated in foreign currencies, the group in some cases enters into forward exchange contracts to protect the sterling value of its future earnings.

The company has also provided guarantees on behalf of subsidiary undertakings in respect of property leases entered into in the ordinary course of business and has agreed to continue to support certain of its subsidiary undertakings.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

32 LEASE COMMITMENTS

At 31 December 2010 the group was committed to making the following payments during the next year in respect of operating leases:

	Group
	2010	2009
	£000	£000
Land and buildings
Leases which expire:
Within one year	1,849	2,504
In second to fifth years	5,493	4,917
After more than five years	4,636	4,636
	11,978	12,057
Other
Leases which expire:
Within one year	166	141
In second to fifth years	681	841
	847	982

The company had no operating lease commitments.

33 PENSION COMMITMENTS

The group operates various pension schemes for eligible employees. The assets of all schemes are held separately from those of the group and are invested by independent investment managers.

The main scheme is the Halcrow Pension Scheme which is a defined benefit scheme. The Group also sponsors the Pension & Life Assurance Plan of Halcrow Fox & Associates Limited and contributes to the Halcrow Rail section of the Railways Pension Scheme, both of which are also defined benefit arrangements. Contributions are paid to the schemes as agreed with the trustees of those schemes.

All defined benefit schemes have been closed to new entrants for a number of years. The schemes were closed to future accrual with effect from 31 December 2007, with the exception of the Railways Pension Scheme and those members covered by the TUPE provisions. For those members affected, their defined- benefit pensions will remain linked to their pensionable salary (with certain restrictions) for a period of five years from 1 January 2008. Since this date, such members have had the right to earn current service benefits in the Halcrow Money Purchase Plan (HMPP).

Over the year to 31 December 2010, contributions by the group of £7.5m were made to the main scheme (2009: £9,600,000). Contributions have recently been reviewed as part of the full actuarial valuation of the main scheme with an effective date of 31 December 2008. Under the new schedule of contributions, contributions of £7.5m would be payable in 2011. Additional contributions dependent on Company performance may also be paid. Total contributions of 29.1% of pensionable salaries are being paid in respect of any members who continue to accrue benefits (payable in aggregate by the members and the employer). Contributions of £750,000 (2009: £750,000) were made to the Halcrow Fox scheme. In agreement with the Trustees, the group has agreed to pay contributions of £600,000 per year for six years from 2011. Contributions of £1,000,000 (2009: £935,000) were made to the Railways Scheme. Further contributions were made to other smaller arrangements.

The group contributed £12,900,000 (2009: £13,285,000) to the HMPP, which is a defined contribution arrangement.

Calculations based on a full actuarial valuation of the main scheme as at 31 December 2008 have been updated to the accounting date by an independent qualified actuary in accordance with FRS 17. As

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

33 PENSION COMMITMENTS (Continued)

required by FRS 17, the value of the defined benefit liabilities has been measured using the projected unit method.

The following tables set out the key FRS 17 assumptions used for the schemes. The tables below also set out as at 31 December 2009 and 31 December 2010 the fair value of assets, a breakdown of the assets into the main asset classes, the present value of the FRS 17 liabilities and the deficit of assets below the FRS 17 liabilities.

The Halcrow Pension scheme

Assumptions	2010	2009
Price inflation	3.4% p.a.	3.5% p.a.
Discount rate	5.6% p.a.	5.9% p.a.
Pension increases (fixed)	5.0% p.a.	5.0% p.a.
Pension increases (5% LPI)	3.3% p.a.	3.4% p.a.
Salary growth (on average)	4.4% p.a.	4.5% p.a.

The Halcrow Fox scheme and the Railways scheme

Assumptions	2010	2009
Price inflation	3.4% p.a.	3.5% p.a.
Discount rate	5.6% p.a.	5.8% p.a.
Pension increases (fixed)	5.0% p.a.	5.0% p.a.
Pension increases (5% LPI)	3.3% p.a.	3.4% p.a.
Salary Growth (on average)	4.4% p.a.	4.5% p.a.

On the basis of the assumptions used for life expectancy, a male pensioner currently aged 60 would be expected to live for a further 25.0 years (2009: 24.9 years). Allowance is made for future improvements in life expectancy, so a pensioner reaching the age of 60 in 2030 would be expected to live for a further 27.1 years.

Expected return on assets

The Halcrow Pension scheme

Components	2010	2009
Equities	9.0% p.a.	9.0% p.a.
Bonds	5.0% p.a.	5.0% p.a.
Property	6.7% p.a.	6.7% p.a.
Actively managed currency fund	8.4% p.a.	8.4% p.a.
Other	2.2% p.a.	2.2% p.a.
Overall returns expected over the accounting year	6.7% p.a.	6.7% p.a.

The Halcrow Fox scheme and the Railways scheme

Components	2010	2009
Equities	9.0% p.a.	8.4% p.a.
Bonds	5.0% p.a.	5.0% p.a.
Property	6.7% p.a.	6.1% p.a.
Actively managed currency fund	8.4% p.a.	7.8% p.a.
Other	2.2% p.a.	2.0% p.a.
Overall returns expected over the accounting year	6.7% p.a.	6.7% p.a.

The above expected rates of return are used to calculate the expected return figures stated below. The rates are set to reflect long term expectations of the returns on each asset class held in the schemes at the

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

33 PENSION COMMITMENTS (Continued)

start of each accounting year. The overall rate is the weighted average of the individual rates. The actual return on scheme assets over 2010 was a gain of £45,262,000 (2009: gain of £43,700,000).

	31 December 2010
Components	Fair Value (schemes in deficit)	Fair Value (scheme in surplus)	Total
	£000	£000	£000
Equities	190,409	—	190,409
Bonds	179,527	—	179,527
Property	19,300	—	19,300
Actively managed currency fund	4,307	—	4,307
Balance Sheet
Total fair value of assets	393,543	—	393,543
Present value of liabilities	(482,876)	—	(482,876)
Deficit in the schemes	(89,333)	—	(89,333)
Related deferred tax	24,120	—	24,120
Net pension liabilities	(65,213)	—	(65,213)

	31 December 2009
Components	Fair Value (schemes in deficit)	Fair Value (scheme in surplus)	Total
	£000	£000	£000
Equities	156,707	—	156,707
Bonds	166,712	—	166,712
Property	14,400	—	14,400
Actively managed currency fund	10,100	—	10,100
Other	7,742	—	7,742
Balance Sheet
Total fair value of assets	355,661	—	355,661
Present value of liabilities	(456,794)	—	(456,794)
Deficit in the schemes	(101,133)	—	(101,133)
Related deferred tax	28,317	—	28,317
Net pension liabilities	(72,816)	—	(72,816)

Under FRS 17, the schemes are represented on the balance sheet as net pension liabilities of £65,213,000 (2009: £72,816,000).

The scheme liabilities under FRS 17 moved over the period as follows:

	2010	2009
	£000	£000
Scheme liabilities at the beginning of the year	(456,794)	(396,602)
Current service cost	(1,200)	(1,100)
Interest on post-retirement liabilities	(26,776)	(24,175)
Actuarial loss	(14,736)	(51,347)
Benefits paid	16,630	16,430
Scheme liabilities at the end of the year	(482,876)	(456,794)

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

33 PENSION COMMITMENTS (Continued)

The value of pension scheme assets moved over the period as follows:

	2010	2009
	£000	£000
Scheme assets at the beginning of the year	355,661	317,341
Expected return on plan assets	24,511	20,908
Contributions including those of employees	9,250	11,050
Actuarial gain	20,751	22,792
Benefits paid	(16,630)	(16,430)
Scheme assets at the end of the year	393,543	355,661

The following amounts have been included within operating profit under FRS 17 in relation to the defined benefit schemes:

	2010	2009
	£000	£000
Current service cost	1,200	1,100
Employee contributions	(1,482)	(1,387)
Total operating charge	(282)	(287)

The following amounts have been included as net finance (costs)/income under FRS 17:

	2010	2009
	£000	£000
Expected return on pension scheme assets	24,511	20,908

The history of assets, liabilities and deficits over the last 5 years is:

	31 December 2010	31 December 2009	31 December 2008	31 December 2007
	£000	£000	£000	£000
Total fair value of assets	393,543	355,661	317,341	364,192
Present value of liabilities	(482,876)	(456,794)	(396,602)	(436,539)
Deficit in the schemes	(89,333)	(101,133)	(79,261)	(72,347)

The history of experience gains and losses over the last 5 years is:

	2010	2009	2008	2007
Actual return less expected return on scheme assets (£000)	20,751	22,792	(66,995)	(3,190)
Percentage of scheme assets	5.27%	6.41%	(21.11)%	(0.99)%
Experience gains and (losses) arising on schemes’ liabilities (£000)	5,626	(21,900)	(8)	152
Percentage of the value of the schemes’ liabilities	1.17%	(4.79)%	0.00%	0.04%
Total amount recognised in the STRGL (£000)	6,015	(28,555)	(16,406)	8,379
Percentage of the value of the schemes’ liabilities	(7.65)%	(6.14)%	(4.14)%	2.12%

The cumulative actuarial losses recognised in the STRGL since 1 January 2002 are £110,445,000 (2009: a cumulative loss of £113,825,000).

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

33 PENSION COMMITMENTS (Continued)

The effect of retirement benefits on operating profit calculated in accordance with FRS 17 as set out in the financial statements is as follows:

	2010	2009
	£000	£000
Funded defined benefit schemes	325	1,220
Defined contribution schemes	15,307	10,717
Charge per note 7b	15,632	11,937

34 ASSETS PLEDGED

The group has granted fixed and floating charges over all its assets as security for banking facilities.

35 RELATED PARTY TRANSACTIONS

Joint ventures

There were no transactions with, or amounts due to or by, Halcrow (Shanghai) Engineering Consulting Corporation Limited at 31 December 2010 (2009: nil).

The Halcrow Trust

During the year the group received £5,000 in interest from the Halcrow Trust (2009: £169,000) and paid £45,000 in interest to the Halcrow Trust (2009: £1,061,000). An amount of £1,008,000 was due to the group from the Halcrow Trust at 31 December 2010 (2009: £4,242,000 due from the group to the Halcrow Trust).

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2010

36 PRINCIPAL SUBSIDIARY AND ASSOCIATED UNDERTAKINGS AND JOINT VENTURES

	Percentage owned	Country of registration	Principal country/area of operation
Subsidiary undertakings:
Halcrow Group Limited	100%	England	Worldwide
Halcrow Rural Management Limited	100%	England	Worldwide
Asia Halcrow Inc.	100%	Philippines	East Asia
Burderop Investments Limited*	100%	England	Great Britain
Halcrow (Consulting Engineers & Architects) Limited	100%	England	Middle East
Halcrow (Thailand) Limited	100%	Thailand	East Asia
Halcrow Asia Limited	100%	England	East Asia
Halcrow Asia Partnership Limited	100%	England	East Asia
Halcrow Bangladesh Limited	100%	Bangladesh	South Asia
Halcrow Canada Inc.	100%	Canada	North America
Halcrow Canada Limited	100%	England	Great Britain
Halcrow China Limited	100%	Hong Kong	East Asia
Halcrow Consulting India Private Limited	100%	India	South Asia
Halcrow Consultants Sdn Bhd	100%	Malaysia	East Asia
Halcrow Consulting (Shenzhen) Co. Limited	100%	China	East Asia
Halcrow Consulting Inc.	100%	Canada	North America
Halcrow Consulting Limited*	100%	England	Great Britain
Halcrow Consulting Services Pty Ltd.	100%	Australia	Australia
Halcrow do Brasil Ltda	100%	Brazil	Latin America
Halcrow Group (Thailand) Limited	100%	Thailand	East Asia
Halcrow Group Ireland Limited	100%	Republic of Ireland	Europe
Halcrow Inc.	100%	USA	North America
Halcrow International Limited	100%	England	Great Britain
Halcrow International Partnership	100%	England	Middle East
Halcrow Jurutera Perunding Sdn Bhd	100%	Malaysia	East Asia
Halcrow Management Sciences Limited	100%	England	Great Britain
Halcrow Middle East LLC	100%	Oman	Middle East
Halcrow Pacific Pty Limited	100%	Australia	Australia
Halcrow Pakistan (Pvt) Limited	100%	Pakistan	Pakistan
Halcrow Panama SA	100%	Panama	Latin America
Halcrow Rail Approvals Limited	100%	England	Great Britain
Halcrow Romania SRL	100%	Romania	Europe
Halcrow Group (Trinidad & Tobago) Limited	100%	Trinidad & Tobago	Trinidad & Tobago
Halcrow Water Services Limited	100%	England	Great Britain
Sir William Halcrow & Partners (Malaysia) Limited	100%	England	East Asia
Sir William Halcrow & Partners Limited	100%	England	Latin America
Yolles Partnership Inc.	100%	Canada	North America
Yolles Partnership Limited	100%	England	Great Britain
Joint ventures:
Halcrow (Shanghai) Engineering Company Limited	50%	China	East Asia
Halcrow Barry Limited	50%	Republic of Ireland	Europe

All holdings are of ordinary shares.

*                                         Indicates that the shares are not held by an intermediate holding company.

The principal activity of all the above undertakings is the supply of services as consulting engineers, except for Burderop Investments Limited whose principal activity is property investment.

PART B: HALCROW GROUP FINANCIAL INFORMATION

FOR THE YEAR ENDED 31 DECEMBER 2009

HALCROW HOLDINGS LIMITED

CONSOLIDATED PROFIT AND LOSS ACCOUNT

FOR THE YEAR ENDED 31 DECEMBER 2009

	Notes	2009	2008
		£000	£000
Turnover: including group share of joint ventures		508,055	468,184
Less share of joint ventures’ turnover		(1,489)	(845)
Group turnover	3	506,566	467,339
Cost of sales		(298,070)	(285,428)
Gross profit		208,496	181,911
Administrative expenses		(187,385)	(169,518)
Operating profit before redundancy and other related costs		28,182	12,685
Redundancy and other related costs		(7,071)	(292)
Operating profit	4	21,111	12,393
Share of operating profit of joint ventures		106	48
Interest receivable and similar income	5	334	544
Interest payable and similar charges	6	(5,206)	(616)
Profit on ordinary activities before taxation		16,345	12,369
Tax on profit on ordinary activities	9	(4,102)	(3,401)
Profit for the year after taxation	23	12,243	8,968

All results are derived from continuing operations.

HALCROW HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEET

31 DECEMBER 2009

	Notes	2009	2008
		£000	£000
FIXED ASSETS
Intangible assets
Goodwill	11	19,963	21,593
Tangible assets	12	18,946	21,625
Investments in joint ventures
Share of gross assets		818	628
Share of gross liabilities		(347)	(183)
	13	471	445
Trade investments	14	7	7
		39,387	43,670
CURRENT ASSETS
Debtors	16	166,529	163,348
Cash at bank and in hand		13,688	4,117
		180,217	167,465
CREDITORS—AMOUNTS FALLING DUE WITHIN ONE YEAR (including convertible debentures)	17	(129,851)	(121,776)
NET CURRENT ASSETS		50,366	45,689
TOTAL ASSETS LESS CURRENT LIABILITIES		89,753	89,359
CREDITORS—AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR	18	(503)	(7,148)
PROVISIONS FOR LIABILITIES AND CHARGES	19	(11,509)	(6,389)
NET ASSETS (excluding pension liability)		77,741	75,822
NET PENSION LIABILITY	32	(72,816)	(57,068)
NET ASSETS (including pension liability)		4,925	18,754
CAPITAL AND RESERVES
Called up share capital	20	20,156	19,716
Share premium account	21	4,097	3,273
Profit and loss account	23	(27,746)	(17,593)
Translation reserve	24	8,418	13,358
Total shareholders’ funds	25	4,925	18,754

The financial statements for Halcrow Holdings Limited, registered number 01674044, were approved by the board of directors on 27 June 2010 and signed on its behalf by:

P G Gammie	A Saffer
Director	Director

HALCROW HOLDINGS LIMITED

COMPANY BALANCE SHEET

31 DECEMBER 2009

	Notes	2009	2008
		£000	£000
FIXED ASSETS
Investments in subsidiary undertakings	15	10,200	10,200
CURRENT ASSETS
Debtors	16	23,700	18,514
Cash at bank and in hand		200	—
		23,900	18,514
CREDITORS—AMOUNTS FALLING DUE WITHIN ONE YEAR (including convertible debentures)	17	(18)	(29)
NET CURRENT ASSETS		23,882	18,485
TOTAL ASSETS LESS CURRENT LIABILITIES		34,082	28,685
PROVISIONS FOR LIABILITIES AND CHARGES	19	(6,719)	—
NET ASSETS		27,363	28,685
CAPITAL AND RESERVES
Called up share capital	20	20,156	19,716
Share premium account	21	4,097	3,273
Profit and loss account	23	3,110	5,696
Total shareholders’ funds	25	27,363	28,685

The financial statements for Halcrow Holdings Limited, registered number 01674044, were approved by the board of directors on 27 June 2010 and signed on its behalf by:

P G Gammie	A Saffer
Director	Director

HALCROW HOLDINGS LIMITED

CONSOLIDATED CASH FLOW STATEMENT

FOR THE YEAR ENDED 31 DECEMBER 2009

	Notes	2009	2008
		£000	£000
NET CASH INFLOW FROM OPERATING ACTIVITIES	26	21,883	8,403
RETURNS ON INVESTMENT AND SERVICING OF FINANCE
Interest received		334	544
Interest paid		(1,855)	(507)
Interest element of finance lease payments		(84)	(3)
Net cash (outflow)/inflow from returns on investment and servicing of finance		(1,605)	34
TAXATION
United Kingdom corporation tax paid		(2,600)	(3,272)
Overseas tax paid		(3,579)	(321)
Total cash outflow from taxation		(6,179)	(3,593)
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of tangible fixed assets		(4,476)	(10,616)
Disposal of tangible fixed assets		—	240
Disposal of fixed asset investments		—	28
Net cash outflow for capital expenditure and financial investment		(4,476)	(10,348)
ACQUISITIONS AND DISPOSALS
Subsidiary undertaking acquired—River Ports Group:
—Cash consideration including expenses		—	(534)
Subsidiary undertaking acquired—Hill International:
—Cash consideration including expenses		—	(138)
Subsidiary undertaking acquired—Halcrow Consulting Services Pty Ltd (formerly known as Masson Wilson Twiney Ltd):
—Cash consideration including expenses		—	(1,016)
—Overdraft acquired		—	525
Deferred consideration paid—Halcrow Consulting Inc.		(98)	(81)
Deferred consideration paid—Halcrow Consulting Services Pty Ltd.		(805)	—
Net cash outflow for acquisitions and disposals		(903)	(1,244)
DIVIDENDS PAID		(1,950)	(1,615)
CASH INFLOW/(OUTFLOW) BEFORE FINANCING		6,770	(8,363)
FINANCING
Capital element of finance lease payments		(94)	(140)
Repayment of bank loan		(5,861)	(2,328)
Issue of ordinary share capital		1,264	1,343
Repayment of debentures		(11)	(19)
Net cash outflow from financing		(4,702)	(1,144)
INCREASE/(DECREASE) IN CASH IN THE YEAR	27, 28	2,068	(9,507)

HALCROW HOLDINGS LIMITED

CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

31 DECEMBER 2009

	Notes	2009	2008
		£000	£000
Profit after taxation		12,243	8,968
Actuarial loss relating to the pension scheme	33	(28,555)	(16,406)
Movement on related deferred tax		7,995	4,596
Movement on translation reserve	24	(4,940)	13,358
Share based payments charge		(114)	(44)
Total gains and losses recognised since last annual report and financial statements		(13,371)	10,472

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

31 DECEMBER 2009

1 PRINCIPAL ACCOUNTING POLICIES

(a)                                  Accounting convention

The financial statements are prepared in accordance with applicable United Kingdom accounting standards. The particular accounting policies adopted are described below. They have all been applied consistently throughout the current and preceding year.

(b)                                  Going concern

The group’s business activities, together with the factors likely to affect its future development, performance and position are set out in the chairman’s and chief executive’s statements.

During 2009, the group met its day to day working capital requirements through overdraft facilities totalling £26 million and a medium term loan of £6 million as disclosed in note 28.

On 17 December 2009, the Group entered into a binding agreement with a consortium of banks to provide committed lines of credit, sufficient to meet the needs of the business. The 3 year commitment period, inter alia, is subject to satisfying certain covenant conditions. The Facilities agreement includes a £50 million multi-currency revolving credit facility together with bonding and other credit lines.

The current economic conditions create uncertainty particularly over (a) the level of demand for the group’s products; (b) the exchange rate between sterling and principally the US dollar and US dollar-pegged currencies and the euro; and (c) a slowdown in payment patterns from recent experience with a consequent impact on working capital.

The group’s forecasts and projections, taking account of reasonably possible changes in trading performance, show that the group should be able to operate within the level of its current facilities.

The directors have a reasonable expectation that the company and the group have adequate resources to continue in operational existence for the forseeable future. Accordingly, they continue to adopt the going concern basis in preparing the annual report and accounts.

(c)                                  Consolidation

The consolidated financial statements comprise the financial statements of the company and all its subsidiary undertakings, joint ventures and associated undertakings. Any subsidiary undertakings and joint ventures and associates sold or acquired during the year are included up to, or from, the date of sale or acquisition.

Intra-group sales and profits are eliminated fully on consolidation. On acquisition of a business, all of the assets and liabilities that exist at the date of acquisition are recorded at their provisional fair values, reflecting their condition at that date. All changes to those assets and liabilities, and the resulting gains and losses, that arise after the group has gained control of the business are charged to the post-acquisition profit and loss account.

The group has taken advantage of the exemption under FRS 8 “Related Party Disclosures” not to disclose transactions and balances between group companies which are eliminated on consolidation.

Joint ventures are entities in which the group holds long-term interests and which are jointly controlled by the group and one or more other ventures under a contractual arrangement. The results of joint ventures are accounted for using the gross equity method of accounting.

Associated undertakings are entities in which the group has a participating interest and over whose operating and financial policies it exercises a significant influence. The results of associated undertakings are accounted for using the net equity method.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

1 PRINCIPAL ACCOUNTING POLICIES (Continued)

(d)                                  Turnover and recognition of profit

Turnover represents amounts earned for professional services and items procured for clients, adjusted, where necessary, for the stage of completion on individual contracts. It excludes value added and similar taxes.

Profit is recognised on long-term contracts, if the final outcome can be assessed with reasonable certainty, by including in the profit and loss account turnover and related costs as contract activity progresses. Turnover is calculated by reference to the value of work performed to date as a proportion of the total contract value.

(e)                                  Amounts recoverable on contracts

Amounts recoverable on contracts represent turnover and supply of services which has not yet been invoiced to clients. Such amounts are separately disclosed within debtors.

The valuation of amounts recoverable on fixed-price contracts is adjusted to recognise profit earned to date or foreseeable losses in accordance with the accounting policy for turnover and recognition of profits.

Cost comprises:

•                  amounts recoverable valued at the cost of salaries and associated payroll expenses of employees engaged on projects.

•                  unbilled expenses incurred and equipment purchased for clients in connection with specific contracts.

Where amounts invoiced to clients exceed the book value of work done, the excess is included in creditors as payments on account.

(f)                                    Goodwill

Goodwill represents the difference between the cost of acquisition and the fair value of identifiable net assets acquired. Goodwill arising on acquisitions is capitalised in accordance with FRS 10 “Goodwill and Intangible Assets”. Where these assets are regarded as having limited useful lives, they are amortised on a straight line basis over these lives, which range from 5 to 20 years. No goodwill balance has previously been eliminated against reserves in the year of acquisition.

Goodwill which is held in foreign currencies is retranslated to the closing exchange rate.

Impairment provisions are determined by comparing the carrying value of the asset with its recoverable amount, being the value in use of expected future cashflows.

(g)                                 Fixed assets

Fixed assets are stated at cost less depreciation and impairment provisions. Impairment provisions are determined by comparing the carrying value of the asset with its recoverable amount. The recoverable amount is the higher of the amount that can be obtained from selling the asset or the value of expected discounted cash flows arising from owning the asset.

(h)                                 Depreciation of tangible fixed assets

Depreciation of tangible fixed assets is by equal annual instalments calculated to write off the cost less estimated residual value of each asset over its anticipated useful life.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

1 PRINCIPAL ACCOUNTING POLICIES (Continued)

The annual rate of depreciation applied to each class of tangible fixed asset is as follows:

Short leasehold property	Period of lease
Freehold land	Nil
Freehold property	1%
Motor vehicles	25%
Furniture and equipment:
Computers	25%–33%
Others	20%

(i)                                    Finance costs

Finance costs of financial liabilities are recognised in the profit and loss account over the term of such instruments at a constant rate on the carrying amount.

(j)                                    Investments

Fixed asset investments are stated at cost less provision for impairment. Impairment provisions are determined by comparing the carrying value of the investment with its recoverable amount. The recoverable amount is the higher of the amount that can be obtained from selling the investment or the value of expected discounted cash flows arising from owning the investment.

(k)                                Foreign exchange

Transactions in foreign currencies are recorded at the rate of exchange at the date of transaction or, if hedged, at the forward contract rate. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are reported at the rates of exchange prevailing at that date or, if appropriate, at the forward contract rate.

The results of overseas operations are translated at the average rates of exchange during the period and their balance sheets at the rates ruling at the balance sheet date. Exchange differences arising on translation of the opening net assets and results of overseas operations and on foreign currency borrowings, to the extent that they hedge the Group’s investment in such operations, are reported in the statement of total recognised gains and losses. All other exchange differences are included in the profit and loss account.

(l)                                    Taxation

UK corporation tax is provided at amounts expected to be paid (or recovered) using the tax rates and laws that have been enacted by the balance sheet date.

Deferred tax is provided in full on timing differences which result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date, at rates expected to apply when they crystallise, based on current tax rates and law. Deferred tax is measured on a non-discounted basis. Timing differences arise from the inclusion of items in income and expenditure in taxation computations in periods different from those in which they are included in the financial statements. Deferred tax assets are recognised to the extent that it is regarded as more likely than not that they will be recovered.

(m)                              Pensions

Benefits are funded by payments to administered funds.

The main scheme is the Halcrow Pension Scheme, which provides benefits calculated in relation to final salary.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

1 PRINCIPAL ACCOUNTING POLICIES (Continued)

For defined benefit schemes the amounts charged to operating profit are the current service costs and gains and losses on settlements and curtailments. They are included as part of staff costs. Past service costs are recognised immediately in the profit and loss account if the benefits have vested. If the benefits have not vested immediately, the costs are recognised over the period until vesting occurs. The interest cost and the expected return on assets are shown as a net amount of other finance costs or credits adjacent to interest. Actuarial gains and losses are recognised immediately in the statement of total recognised gains and losses.

Defined benefit schemes are funded, with the assets of the scheme held separately from those of the group, in separate trustee administered funds. Pension scheme assets are measured at fair value and liabilities are measured on an actuarial basis using the projected unit method and discounted at a rate equivalent to the current rate of return on a high quality corporate bond of equivalent currency and term to the scheme liabilities.

The actuarial valuations are obtained at least triennially and are updated at each balance sheet date. The resulting defined benefit asset or liability, net of the related deferred tax, is presented separately after other net assets on the face of the balance sheet.

For defined contribution schemes the amount charged to the profit and loss account in respect of pension costs and other post-retirement benefits is the contributions payable in the year. Differences between contributions payable in the year and contributions actually paid are shown as either accruals or prepayments in the balance sheet.

(n)                                 Leases

Payments under operating leases are charged to the profit and loss account on an accruals basis. Assets funded by finance leases are included in tangible fixed assets at their provisional fair value. The excess of lease payments over the recorded lease obligations is treated as a finance charge which is amortised over the term of each lease to give a constant rate of charge in the profit and loss account over the remaining period of the obligations.

(o)                                  Derivative financial instruments

The Group uses derivative financial instruments to reduce exposure to foreign exchange risk and interest rate movements. The Group does not hold or issue derivative financial instruments for speculative purposes.

(p)                                  Provisions for liabilities and charges

Property dilapidations—the group makes provision for the expected amount of payments to be made to landlords of properties leased by the group at their termination.

Excesses on insured claims—the group makes provision where claims have been made against the group, which fall within the excess of the group’s professional indemnity insurance policy, to the extent that it is considered probable that an obligation will arise.

Contract losses—the group makes provision for contracts where expected contribution does not include a reasonable allocation of overheads.

Guarantee liability—the group makes provision for liabilities under guarantees entered inot by the group, to the extent that it is considered probable that an obligation will arise.

2 PROFIT OF PARENT COMPANY

In accordance with the exemption allowed by S408 of the Companies Act 2006, the profit and loss account of the parent has not been presented. Of the profit for the period attributable to the shareholders, a loss of

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

2 PROFIT OF PARENT COMPANY (Continued)

£636,000 (2008: profit £4,466) has been dealt with in the accounts of the parent. This loss is before dividends paid of £1,950,000 (2008: £1,615,000).

3 SEGMENTAL INFORMATION

The directors consider there to be one class of business, being consulting engineers. Geographical analyses of turnover, profit on ordinary activities before taxation and net assets/(liabilities) are set out below:

	2009	2008
	£000	£000
Turnover
United Kingdom	224,834	230,951
East Asia	18,379	13,976
North America	49,532	52,093
Central and South America	11,019	8,661
Middle East	148,229	121,825
Europe (excluding United Kingdom)	21,532	18,785
South Asia	8,910	5,525
Africa	3,519	2,606
Australia	20,612	12,917
	506,566	467,339

Geographical segmentation of turnover by destination is not materially different from turnover by origin.

	2009	2008
	£000	£000
Profit on ordinary activities before taxation
United Kingdom	21,481	23,691
East Asia	(44)	101
North America	(364)	(5,372
Central and South America	(484)	719
Middle East	13,420	(4,027
Europe (excluding United Kingdom)	(1,444)	922
South Asia	(930)	56
Africa	(147)	336
Australia	(3,552)	(3,985)
	27,936	12,441
Net interest excluding exchange loss on foreign currency borrowings	(4,872)	(72
Common costs	(6,719)	—
	16,345	12,369

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

3 SEGMENTAL INFORMATION (Continued)

	2009	2008
	£000	£000 Restated*
Net assets
United Kingdom	50	327
East Asia	3,705	4,482
North America	31,592	30,605
Central and South America	2,157	2,285
Middle East	37,821	30,181
Europe (excluding United Kingdom)	3,764	1,800
South Asia	1,987	1,394
Africa	449	503
Australia	2,935	4,245
	84,460	75,822
Unallocated net assets	(79,535)	(57,068)
	4,925	18,754

*                           Restated to correctly reflect the allocation of net assets.

Common costs relate to the provision made for a guarantee liability as described in note 19.

Unallocated net assets consist of the pension scheme liabilities as described in note 33 and the provision for a guarantee liability as described in note 19.

4 OPERATING PROFIT

		2009	2008
		£000	£000
Operating profit is stated after charging/(crediting):
Auditors’ remuneration for audit	— group	177	177
Auditors’ remuneration for other services	— group	27	164
Depreciation of tangible fixed assets	— owned	6,836	7,754
	— leased	94	94
Amortisation of goodwill		1,699	1,392
Increase in bad debt provisions		10,337	12,061
Redundancy and other related costs		7,071	292
Guarantee provision		6,719	—
Loss on sale of tangible fixed assets		153	221
Exchange losses/(gains)		5,175	(3,652)
Operating leases:
Plant and machinery		1,141	1,061
Other		12,855	5,493

The group audit fee includes £10,000 (2008: £10,000) in respect of the company. Non-audit fees comprise tax services of £13,000 (2008: £110,000) and other services of £14,000 (2008: £54,000)

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

5 INTEREST RECEIVABLE AND SIMILAR INCOME

	2009	2008
	£000	£000
Interest receivable on:
Short term bank deposits	83	544
Other Loans	169	—
Other Interest	29	—
Exchange gain on foreign currency borrowings	53	—
	334	544

6 INTEREST PAYABLE AND SIMILAR CHARGES

	2009	2008
	£000	£000
Interest payable on:
Bank loans and overdrafts	793	504
Finance leases	84	3
Debentures	1	3
Net interest charge on pension schemes	3,267	17
Other Loans	1,061	89
	5,206	616

7 EMPLOYEE INFORMATION

	2009	2008
	Number	Number
(a) The average number of persons, including directors, employed by the group during the year was:
Professional and technical	5,982	6,241
Administrative	1,125	1,175
	7,107	7,416

	2009	2008
	£000	£000
(b) Staff costs during the year were:
Wages and salaries	251,643	226,514
Social security costs	16,835	13,556
Other pension costs	16,892	14,994
Share based payments	114	44
Redundancy costs	6,747	292
	292,231	255,400

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

8 DIRECTORS’ EMOLUMENTS

	2009	2008
	£000	£000
Staff costs include the following emoluments of directors of Halcrow Holdings Limited:
Aggregate emoluments	1,239	1,373
Contributions to money purchase pension arrangement	99	87
	1,338	1,460

Aggregate emoluments include amounts paid to:

	2009	2008
	£000	£000
The highest paid director
Emoluments	290	304
Contributions to money purchase pension arrangement	27	17

The highest paid director had benefits under the Halcrow Pension Scheme as follows:

	2009	2008
	£000	£000
Accrued annual pension at end of year	95	90

No directors exercised share options during the year (2008: one). The gain on exercise in 2008 was £10,000.

9 TAX ON PROFIT ON ORDINARY ACTIVITIES

	2009	2008
	£000	£000
United Kingdom corporation tax at 28% (2008: 28.5%)
Current year	2,648	2,544
Adjustment in respect of prior periods	(856)	(1,795)
	1,792	749
Overseas taxation
Current year	(1,556)	(30)
Adjustment in respect of prior periods	2,500	—
Share of joint ventures’ tax charge	36	26
Total current tax	2,772	745
Deferred taxation, origination and reversal of timing differences	(541)	2,656
Deferred taxation, pension liability	1,871	—
Tax on profits on ordinary activities	4,102	3,401

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

9 TAX ON PROFIT ON ORDINARY ACTIVITIES (Continued)

The standard rate of tax for the year, based on the UK standard rate of corporation tax, is 28% (2008: 28.5%). The actual tax charge for the current and the previous year varies from the standard rate for the reasons set out in the following reconciliation.

	2009	2008
	£000	£000
Profit on ordinary activities before tax	16,345	12,369
Tax on profit on ordinary activities at standard rate	4,577	3,525
Factors affecting charge for the period:
Income not taxable for tax purposes	(3,089)	(1,147)
Pension provision	(2,774)	(3,868)
Capital allowances less than depreciation	430	656
Losses not provided	2,230	2,555
Short term timing differences	(686)	—
Foreign tax charged at higher rates than UK standard rate	440	819
Adjustments in respect of prior periods
United Kingdom corporation tax	(856)	(1,795)
Overseas taxation	2,500	—
Total current tax	2,772	745

10 ORDINARY DIVIDENDS

	2009	2008
	£000	£000
Interim paid: 13.05p (2008:13.05p) per ordinary share	910	752
Final paid: 14.45p (2008: 14.45p) per ordinary share	1,040	863
	1,950	1,615

The Halcrow Trust waived its rights to dividends payable on its holdings of both ordinary and preference shares in respect of both the year ended 31 December 2009 and the year ended 31 December 2008.

The directors recommend a final dividend payment of 10.0p (2008:14.45p) per ordinary share payable to those members on the register at the close of business on 24 May 2010. This, together with the interim dividend paid in January 2010 of 10.0p (2008:13.05p) per ordinary share, gives a total dividend for the year of 20.0p compared with 27.5p for the year ended 31 December 2008.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

11 INTANGIBLE ASSETS—GOODWILL

	Goodwill	Negative goodwill
	£000	£000
GROUP
Cost
At 1 January 2009	31,493	(375
Exchange movements	19	—
At 31 December 2009	31,512	(375)
Amortisation
At 1 January 2009	9,900	(375)
Exchange movements	(50)	—
Charge for the year	1,699	—
At 31 December 2009	11,549	(375)
Net book value
At 31 December 2009	19,963	—
At 31 December 2008	21,593	—

Goodwill is being amortised on a straight-line basis over periods of between 5 and 20 years. These are the periods over which the directors estimate that the values of the underlying businesses acquired are expected to exceed the value of the underlying assets.

COMPANY

The company has no intangible assets.

12 TANGIBLE FIXED ASSETS

	Land and buildings		Motor	Furniture and
	Freehold	Short lease	vehicles	equipment	Total
	£000	£000	£000	£000	£000
GROUP
Cost
At 1 January 2009	8,208	5,971	1,017	44,149	59,345
Additions	—	349	244	3,883	4,476
Disposals	—	(7)	(52)	(527)	(586)
Exchange movement	—	10	37	(283)	(236)
At 31 December 2009	8,208	6,323	1,246	47,222	62,999
Depreciation
At 1 January 2009	4,001	3,479	666	29,574	37,720
Charge for the year	163	753	153	5,861	6,930
Disposals	—	(5)	(16)	(412)	(433)
Exchange movement	—	3	31	(198)	(164)
At 31 December 2009	4,164	4,230	834	34,825	44,053
Net Book Value
At 31 December 2009	4,044	2,093	412	12,397	18,946
At 31 December 2008	4,207	2,492	351	14,575	21,625

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

12 TANGIBLE FIXED ASSETS (Continued)

Tangible fixed assets shown above include fixed assets held under finance leases as follows:

	2009	2008
	£000	£000
Net book value at end of year
Furniture and equipment	187	281

	2009	2008
	£000	£000
Depreciation charge for the year
Furniture and equipment	94	94

Freehold property

The group’s freehold property at Burderop Park, Swindon, Wiltshire, is included in the balance sheet at its purchase price plus the cost of additions less provisions for impairment. Its purchase price was equal to a valuation by Kemp & Hawley, chartered surveyors, on an open-market basis as at 30 April 1990. The latest valuation carried out by Strutt & Parker as at 16 April 2009 gave a value of £4,207,000 and the cost of the property was impaired to this value in the 2008 financial statements.

COMPANY

The company has no tangible fixed assets.

13 INVESTMENTS IN JOINT VENTURES AND ASSOCIATED UNDERTAKINGS

£000
Group
Joint Ventures:
Cost plus share of retained profit
At 1 January 2009	445
Share of retained profits in the year	39
Exchange movements	(13)
At 31 December 2009	471

14 TRADE INVESTMENTS

£000
Group
Cost
At 1 January 2009 and 31 December 2009	7

The directors consider the market value of the trade investments at 31 December 2009 to be not less than their carrying value.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

15 INVESTMENTS IN SUBSIDIARY UNDERTAKINGS

£000
Company
Shares in subsidiary undertakings
Cost
At 1 January 2009 and 31 December 2009	11,319
Provisions
At 1 January 2009 and 31 December 2009	1,119
Net book value
At 31 December 2009	10,200
At 31 December 2008	10,200

The principal subsidiary undertakings are listed in note 36 of the financial statements.

16 DEBTORS

Amounts falling due within one year

	Group		Company
	2009	2008	2009	2008
	£000	£000	£000	£000
Trade debtors	93,934	94,968	—	—
Amounts recoverable on contracts	48,656	46,520	—	—
Amounts owed by subsidiary
Undertakings	—	—	23,435	18,513
United Kingdom corporation tax	—	—	265	—
Other debtors	13,878	14,483	—	—
Prepayments and accrued income	8,757	6,614	—	1
	165,225	162,585	23,700	18,514
Amounts falling due in more than one year
Deferred taxation:
Depreciation in excess of capital allowances	740	763	—	—
Losses	59	—	—	—
Other timing differences	154	—	—	—
Pension	351	—	—	—
	166,529	163,348	23,700	18,514

Deferred taxation

The movement in the total deferred tax asset during the year reconciles as follows:

£000
Balance at 1 January 2009	763
Debit to profit and loss account	541

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

17 CREDITORS—AMOUNTS FALLING DUE WITHIN ONE YEAR

	Group		Company
	2009	2008	2009	2008
	£000	£000	£000	£000
Bank loans and overdrafts—secured	19,518	11,777	—	—
Payments on account	48,723	50,570	—	—
Trade creditors	5,596	8,427	—	—
Obligations under finance leases	84	93	—	—
Amounts owed to associated undertakings	1,988	184	—	—
United Kingdom corporation tax	780	1,587	—	—
Other taxation and social security	11,929	10,168	—	—
Debentures—unsecured	18	29	18	29
Deferred consideration	408	1,006	—	—
Other creditors	12,967	10,297	—	—
Accruals and deferred income	27,840	27,638	—	—
	129,851	121,776	18	29

Bank loans and overdrafts

Bank loans and overdrafts are secured by fixed and floating charges over the group’s assets. Interest is charged on a sliding scale dependent on the amount of facilities drawndown. The interest rate charged since agreement of the facilities on 17 December 2009 is LIBOR plus a 2.75% margin.

Debentures

The debentures were issued to the vendors of Crouch Hogg Waterman Limited as part of the purchase consideration. They bear interest at 7% per annum and are repayable in half-yearly instalments to each holder after he ceases to be employed by the group.

£16,506 of the debentures may be converted to ordinary shares at the option of the holders at any time. The price of an ordinary share to be used as the basis for calculating the number of ordinary shares to be allotted will be equal to net assets per share calculated from the figure for shareholders’ funds disclosed in the company’s financial statements at the date of conversion.

	Group and Company
	2009	2008
	£000	£000
The movements on debentures were as follows:
Balance at beginning of the year	29	48
Redemptions	(11)	(19)
Balance at end of the year	18	29

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

18 CREDITORS—AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

	Group		Company
	2009	2008	2009	2008
	£000	£000	£000	£000
Bank loans
Repayable between two and five years	—	6,261	—	—
Obligations under finance leases	89	174	—	—
Deferred consideration	408	713	—	—
Accruals and deferred income	6	—	—	—
	503	7,148	—	—

Bank loans

The bank loans in 2008 were repayable under fixed instalments. Interest is charged at 1.25% above base rate and the loans are secured by fixed and floating charges over the group’s assets.

Obligations under finance leases

Amounts shown above as obligations under finance leases falling due after more than one year are due between the second and fifth years inclusive and are secured on the related leased assets.

Maturity of financial liabilities

	Group		Company
	2009	2008	2009	2008
	£000	£000	£000	£000
Less than one year	19,602	11,870	—	—
Between two and five years	89	6,435	—	—
	19,691	18,305	—	—

19 PROVISIONS FOR LIABILITIES AND CHARGES

Group	At 1 Jan 2009	Charged to profit & loss account	Paid in year	At 31 Dec 2009
	£000	£000	£000	£000
Property dilapidation	2,555	510	—	3,065
Excesses on insured claims	3,141	550	(3,123)	568
Contract losses	693	464	—	1,157
Guarantee liability	—	6,719	—	6,719
	6,389	8,243	(3,123)	11,509

Company	At 1 Jan 2009	Charged to profit & loss account	Paid in year	At 31 Dec 2009
	£000	£000	£000	£000
Guarantee liability	—	6,719	—	6,719
	—	6,719	—	6,719

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

19 PROVISIONS FOR LIABILITIES AND CHARGES (Continued)

Details of provisions are as follows:

Property dilapidation

Provision is made for the expected amount of payments to be made to landlords of properties leased by the group at their termination. The relevant leases expire between 2010 and 2021.

Excesses on insured claims

When claims have been made against the group, provision is made for the amount that falls within the excess of the group’s professional indemnity insurance policy. The provision will be utilised over the period of the related claim.

Contract losses

Provision is made in accordance with SSAP 9 for contracts whose expected contribution does not include a reasonable allocation of overheads. The provision will be utilised over the period of the related contracts.

Guarantee liability

Provision is made for a lease obligation arising under a guarantee issued by Halcrow Holdings Limited on 11 September 1987. On 20 April 2010 the company was served a section 17 Landlord and Tenant (Covenants) Act 1995 notice, notifying it of a potential liability as guarantor. The provision is expected to be utilised between 2010 and 2013.

20 SHARE CAPITAL

Group and company

	2009	2008
	£000	£000
Authorised:	£000	£000
25,000,000 ordinary shares of £1 each	25,000	25,000
10,000 non-redeemable preference shares of £1 each	10	10
	25,010	25,010

	2009	2008
	£000	£000
Allotted and fully paid:
20,145,755 (2008: 19,706,176) ordinary shares of £1 each	20,146	19,706
10,000 non-redeemable preference shares of £1 each	10	10
	20,156	19,716

During the year, 274,287 ordinary shares of £1 each were issued in relation to the exercise of the share incentive plan (see note 22). The total cash consideration received was £922,916. Additionally, 165,292 ordinary shares were issued for total consideration of £340,345 as part of the sharesave maturities.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

21 SHARE PREMIUM ACCOUNT

Group and company

	2009	2008
	£000	£000
At the beginning of the year	3,273	2,383
On shares issued during the year	824	890
At the end of the year	4,097	3,273

22 OPTIONS

Options in respect of 1,491,188 ordinary shares of £1 each were outstanding at 31 December 2009 (2008: 1,849,032) under the group’s savings-related share option scheme. These may be exercised as follows:

Option Price	Exercisable	At 1 Jan 2009	Exercised	Lapsed	At 31 Dec 2009
		Number	Number	Number	Number
195p	2008	73,401	69,339	4,062	—
195p	2010	174,231	2,291	977	170,963
205p	2009	209,569	140,159	9,187	60,223
205p	2011	98,257	8,525	6,120	83,612
220p	2008	21,012	15,317	5,695	—
220p	2010	151,679	—	8,194	143,485
220p	2012	82,247	2,371	1,110	78,766
315p	2011	388,664	—	45,276	343,388
315p	2013	516,823	193	27,492	489,138
315p	2015	133,149	1,126	10,410	121,613
		1,849,032	239,321	118,523	1,491,188

In some circumstances, including the redundancy or death of the holder, options may be exercised at earlier dates than those shown above.

The weighted average share price during the year was 374.9p.

The weighted average life of the options outstanding at 31 December 2009 was 972 days.

No options were granted during 2009 and the group’s share-based payments charge for 2009 is £113,000 (2008: £44,500). The fair values were determined using the Black Scholes valuation model which included the following significant inputs:

Risk-free interest rate	5%
Dividend yield	10%
Expected share price volatility	26%

The share price volatility is based on similar UK businesses operating in the same sector.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

23 PROFIT AND LOSS ACCOUNT RESERVE

	Group 2009	Company 2009
	£000	£000
At the beginning of the year	(17,593)	5,696
Retained profit for the year	12,243	(636)
Ordinary dividends	(1,950)	(1,950)
Actuarial loss on pension scheme (net of deferred tax)	(20,560)	—
Share based payments	114	—
At the end of the year	(27,746)	3,110

24 TRANSLATION RESERVE

	Group 2009	Company 2009
	£000	£000
	£000	£000
At the beginning of the year	13,358	—
Movement on reserve in the year	(4,940)	—
At the end of the year	8,418	—

25 TOTAL SHAREHOLDERS’ FUNDS

	Group		Company
	2009	2008	2009	2008
	£000	£000	£000	£000
At the beginning of the year	18,754	8,466	28,685	28,953
Profit/(loss) for the year after taxation	12,243	8,968	(637)	4
Ordinary dividends	(1,950)	(1,615)	(1,949)	(1,615)
Allotment of ordinary shares	1,264	1,343	1,264	1,343
Actuarial gain on pension scheme (net of deferred tax)	(20,560)	(11,810)	—	—
Movement on translation reserve	(4,940)	13,358	—	—
Share based payments	114	44	—	—
At the end of the year	4,925	18,754	27,363	28,685

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

26 NET CASH INFLOW FROM OPERATING ACTIVITIES

	2009	2008
	£000	£000 Restated*
Operating profit	21,111	12,393
Depreciation of tangible fixed assets	6,930	7,848
Impairment of fixed assets	—	2,453
Amortisation of goodwill	1,699	1,392
(Loss)/profit on sale of fixed assets	153	221
Increase in debtors	(9,939)	(13,638)
Increase in creditors	6,633	3,942
Increase in provisions	5,132	3,257
Adjustment for pension funding	(9,950)	(9,509)
Adjustment for share based payments	114	44
	21,883	8,403

*                           Restated to allocate adjustment for foreign exchange differences.

27 RECONCILIATION OF CASHFLOW TO MOVEMENT IN NET DEBT

	2009	2008
	£000	£000
Increase/(decrease) in cash in the year	2,068	(9,507)
Capital element of finance lease payments	94	140
Repayment of bank loans	5,861	2,328
Repayment of debenture loans	11	19
Movement in net debt resulting from cash flows	8,034	(7,020)
Exchange movement on long-term loans	163	(89)
	8,197	(7,109)
Net debt at the beginning of the year	(14,218)	(7,109)
Net debt at the end of the year	(6,021)	(14,218)

28 ANALYSIS OF NET DEBT

	2008	Cash Flow	Other Non-Cash Changes	2009
	£000			£000
Cash at bank and in hand	4,116	9,809	(237)	13,688
Bank loans and overdrafts
amounts falling due within one year	(11,777)	(7,741)	—	(19,518)
	(7,661)	2,068	(237)	(5,830)
Bank loans and overdrafts
amounts falling due after one year	(6,261)	5,861	400	—
Obligations under finance leases
amounts falling due within one year	(93)	94	(85)	(84)
amounts falling due after more than one year	(174)	—	85	(89)
Debentures
amounts falling due within one year	(29)	11	—	(18)
	(14,218)	8,034	163	(6,021)

The non-cash movement results from the retranslation of loans denominated in foreign currencies at closing exchange rates.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

29 CAPITAL COMMITMENTS

	Group		Company
	2009	2008	2009	2008
	£000	£000	£000	£000
Contracted but not provided for in the financial statements	7,600	71	—	—

30 DERIVATIVES NOT INCLUDED AT FAIR VALUE

The Group has derivatives which are not included at fair value in the accounts:

	Group
	Principal	Fair value
	2009	2009	2008
	£000	£000	£000
Forward foreign exchange contracts	26,389	(265)	(1,968)
Borrowings of subsidiary undertakings for which guarantees have been given	3,136	(128)	(232)
	29,525	(393)	(2,200)

The Group uses the derivatives to hedge its exposures to changes in foreign currency exchange rates and to manage its exposure to interest rate movements on its bank borrowings. The fair values are based on market values of equivalent instruments at the balance sheet date.

The Group has an interest rate swap with a nominal value of US$5,064,000 at 31 December 2009. The Group pays a fixed interest of 4.25 per cent and receives interest at US LIBOR. The nominal value of the interest rate swap amortises to a final value of US$738,500 and matures on 30 November 2011.

31 CONTINGENT LIABILITIES

	Group		Company
	2009	2008	2009	2008
	£000	£000	£000	£000
Performance and advance payment bonds provided by banks	32,456	26,389	—	—
Borrowings of subsidiary undertakings for which guarantees have been given	—	—	19,518	11,777
	32,456	26,389	19,518	11,777

Where contract values are denominated in foreign currencies, the group in some cases enters into forward exchange contracts to protect the sterling value of its future earnings.

The company has also provided guarantees on behalf of subsidiary undertakings in respect of property leases entered into in the ordinary course of business and has agreed to continue to support certain of its subsidiary undertakings.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

32 LEASE COMMITMENTS

At 31 December 2009 the group was committed to making the following payments during the next year in respect of operating leases:

	Group
	2009	2008
	£000	£000
Land and buildings
Leases which expire:
Within one year	2,504	650
In second to fifth years	4,917	1,770
After more than five years	4,636	2,643
	12,057	5,063
Other
Leases which expire:
Within one year	141	115
In second to fifth years	841	945
	982	1,060

The company had no operating lease commitments.

33 PENSION COMMITMENTS

The group operates various pension schemes for eligible employees. The assets of all schemes are held separately from those of the group and are invested by independent investment managers.

The main scheme is the Halcrow Pension Scheme which is a defined benefit scheme. The Group also sponsors the Pension & Life Assurance Plan of Halcrow Fox & Associates Limited and contributes to the Halcrow Rail section of the Railways Pension Scheme, both of which are also defined benefit arrangements. Contributions are paid to the schemes as agreed with the trustees of those schemes.

All defined benefit schemes have been closed to new entrants for a number of years. The schemes were closed to future accrual with effect from 31st December 2007, with the exception of the Railways Pension Scheme and those members covered by the TUPE provisions. For those members affected, their defined-benefit pensions will remain linked to their pensionable salary (with certain restrictions) for a period of five years from 1st January 2008. From this date, such members have the right to earn current service benefits in the Halcrow Money Purchase Plan (HMPP).

Over the year to 31st December 2009, contributions by the group of £9,600,000 were made to the main scheme (2008: £8,990,000). Contributions are currently being reviewed as part of the full actuarial valuation of the main scheme which is taking place with an effective date of 31st December 2008. Under the current schedule of contributions, contributions of £7,000,000 would be payable in 2010. Additional contributions dependent on Company performance may also be paid. Total contributions of 26% of pensionable salaries are being paid in respect of any members who continue to accrue benefits (payable in aggregate by the members and the employer). Contribution of £750,000 (2008: £1,000,0000) were made to the Halcrow Fox scheme. In agreement with the Trustees, the group has agreed to pay contributions of £750,000 next year followed by £600,000 per year for six years thereafter. Contributions of £935,000 (2008: £890,000) were made to the Railways Scheme. Further contributions were made to other smaller arrangements.

The group contributed £13,285,000 (2008: £11,864,000) to the HMPP, which is a defined contribution arrangement.

Calculations based on a full actuarial valuation of the main scheme as at 31st December 2008 have been updated to the accounting date by an independent qualified actuary in accordance with FRS 17. As

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

33 PENSION COMMITMENTS (Continued)

required by FRS 17, the value of the defined benefit liabilities has been measured using the projected unit method.

The following tables set out the key FRS 17 assumptions used for the schemes. The tables below also set out as at, 31 December 2008 and 31 December 2009 the fair value of assets, a breakdown of the assets into the main asset classes, the present value of the FRS 17 liabilities and the deficit of assets below the FRS 17 liabilities.

The Halcrow Pension scheme

Assumptions	2009	2008
Price inflation	3.5% p.a.	2.8% p.a.
Discount rate	5.9% p.a.	6.2% p.a.
Pension increases (fixed)	5.0% p.a.	5.0% p.a.
Pension increases (5% LPI)	3.4% p.a.	2.8% p.a.
Salary Growth (on average)	4.5% p.a.	3.8% p.a.

The Halcrow Fox scheme and the Railways scheme

Assumptions	2009	2008
Price inflation	3.5% p.a.	2.8% p.a.
Discount rate	5.8% p.a.	6.2% p.a.
Pension increases (fixed)	5.0% p.a.	5.0% p.a.
Pension increases (5% LPI)	3.4% p.a.	2.8% p.a.
Salary Growth (on average)	4.5% p.a.	3.8% p.a.

On the basis of the assumptions used for life expectancy, a male pensioner currently aged 60 would be expected to live for a further 24.9 years (2008: 24.8 years). Allowance is made for future improvements in life expectancy, so a pensioner reaching the age of 60 in 2029 would be expected to live for a further 26.0 years.

Expected return on assets

The Halcrow Pension scheme

Components	2009	2008
Equities	9.0% p.a.	8.1% p.a.
Bonds	5.0% p.a.	5.0% p.a.
Property	6.7% p.a.	6.4% p.a.
Actively managed currency fund	8.4% p.a.	7.4% p.a.
Other	2.2% p.a.	4.4% p.a.
Overall returns expected over the accounting year	6.7% p.a.	6.7% p.a.

The Halcrow Fox scheme and the Railways scheme

Components	2009	2008
Equities	8.4% p.a.	8.1% p.a.
Bonds	5.0% p.a.	5.0% p.a.
Property	6.1% p.a.	6.4% p.a.
Actively managed currency fund	7.8% p.a.	7.4% p.a.
Other	2.0% p.a.	4.4% p.a.
Overall returns expected over the accounting year	6.7% p.a.	6.7% p.a.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

33 PENSION COMMITMENTS (Continued)

The above expected rates of return are used to calculate the expected return figures stated below. The rates are set to reflect long term expectations of the returns on each asset class held in the schemes at the start of each accounting year. The overall rate is the weighted average of the individual rates. The actual return on scheme assets over 2009 was a gain of £43,700,000 (2008: loss of £42,521,000).

	31 December 2009
Components	Fair Value (schemes in deficit)	Fair Value (scheme in surplus)	Total
	£000	£000	£000
Equities	156,707	—	156,707
Bonds	166,712	—	166,712
Property	14,400	—	14,400
Actively managed currency fund	10,100	—	10,100
Other	7,742	—	7,742
Balance Sheet
Total fair value of assets	355,661	—	355,661
Present value of liabilities	(456,794)	—	(456,794)
Deficit in the schemes	(101,133)	—	(101,133)
Related deferred tax	28,317	—	28,317
Net pension liabilities	(72,816)	—	(72,816)

	31 December 2008
Components	Fair value (schemes in deficit)	Fair value (schemes in surplus)	Total
	£000	£000	£000
Equities	132,300	—	132,300
Bonds	152,943	—	152,943
Property	15,700	—	15,700
Actively managed currency fund	15,800	—	15,800
Other	598	—	598

Balance Sheet

Under FRS 17, the schemes are represented on the balance sheet as net pension liabilities of £72,816,000 (2008: £57,068,000).

The scheme liabilities under FRS 17 moved over the period as follows:

	2009	2008
	£000	£000
Scheme liabilities at the beginning of the year	(396,602)	(436,539)
Current service cost	(1,100)	(1,402)
Interest on post-retirement liabilities	(24,175)	(24,491)
Actuarial (loss)/gain	(51,347)	50,589
Benefits paid	16,430	15,241
Scheme liabilities at the end of the year	(456,794)	(396,602)

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

33 PENSION COMMITMENTS (Continued)

The value of pension scheme assets moved over the period as follows:

	2009	2008
	£000	£000
Scheme assets at the beginning of the year	317,341	364,192
Expected return on plan assets	20,908	24,474
Contributions including those of employees	11,050	10,911
Actuarial gain/(loss)	22,792	(66,995)
Benefits paid	(16,430)	(15,241)
Scheme assets at the end of the year	355,661	317,341

The following amounts have been included within operating profit under FRS 17 in relation to the defined benefit schemes:

	2009	2008
	£000	£000
Current service cost	1,100	1,402
Employee contributions	(1,387)	(1,919)
Total operating charge	(287)	(517)

The following amounts have been included as net finance (costs)/income under FRS 17:

	2009	2008
	£000	£000
Expected return on pension scheme assets	20,908	24,474
Interest on post-retirement liabilities	(24,175)	(24,491)
Net expense to finance income	(3,267)	(17)

The history of experience gains and losses over the last 5 years is:

	2009	2008	2007	2006	2005
Actual return less expected return on scheme assets (£000)	22,792	(66,995)	(3,190)	8,668	32,793
Percentage of scheme assets	6.41%	(21.11)%	(0.99)%	2.54%	10.61%
Experience gains and (losses) arising on schemes’ liabilities (£000)	(21,900)	(8)	152	(1,090)	(1,432)
Percentage of the value of the schemes’ liabilities	(4.79)%	0.00%	0.04%	(0.25)%	(0.35)%
Total amount recognised in the STRGL (£000)	(28,555)	(16,406)	8,379	6,806	(28,605)
Percentage of the value of the schemes’ liabilities	(6.14)%	(4.14)%	2.12%	10.44%	(6.90)%

The cumulative actuarial losses recognised in the STRGL since 1st January 2002 are £113,825,000 (2008: a cumulative loss of £93,265,000).

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

33 PENSION COMMITMENTS (Continued)

The effect of retirement benefits on operating profit calculated in accordance with FRS 17 as set out in the financial statements is as follows:

	2009	2008
	£000	£000
Funded defined benefit schemes	1,220	1,900
Defined contribution schemes	15,672	13,094
Charge per note 7b	16,892	14,994

34 ASSETS PLEDGED

The group has granted fixed and floating charges over all its assets as security for banking facilities.

35 RELATED PARTY TRANSACTIONS

Joint ventures

There were no transactions with, or amounts due to or by, Halcrow (Shanghai) Engineering Consulting Corporation Limited at 31 December 2009 (2008: nil).

The Halcrow Trust

During the year the group received £169,000 in interest from the Halcrow Trust (2008: £nil), and paid £1,061,000 in interest to the Halcrow Trust (2008: £nil). An amount of £4,242,000 was owed by the group to the Halcrow Trust at 31 December 2009 (2008: £6,990,000).

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

36 PRINCIPAL SUBSIDIARY AND ASSOCIATED UNDERTAKINGS AND JOINT VENTURES

Subsidiary undertakings	Percentage owned:-
Halcrow Group Limited	100%
Halcrow Canada Inc.	100%
Halcrow Consulting Limited *	100%
Halcrow Asia Partnership Limited	100%
Halcrow Asia Limited	100%
Halcrow China Limited	100%
Halcrow International Limited	100%
Halcrow International Partnership	100%
Halcrow Group Ireland Limited	100%
Halcrow Management Sciences Limited	100%
Halcrow Pacific Pty Limited	100%
Halcrow Rural Management Limited	100%
Halcrow Inc.	100%
Sir William Halcrow & Partners (Malaysia) Limited	100%
Yolles Partnership Inc.	100%
Yolles Partnership Limited	100%
Halcrow (Thailand) Limited	100%
Halcrow (Shanghai) Engineering Consulting Corporation Limited	100%
Burderop Investments Limited *	100%
Halcrow Water Services Limited	100%
Halcrow Consulting Services Pty Ltd (formerly known as Masson Wilson Twiney Ltd)	100%
Joint ventures:-
Halcrow (Shanghai) Engineering Consulting Corporation Limited	50%
Halcrow Barry Limited	50%

All holdings are of ordinary shares.

*                      indicates that the shares are not held by an intermediate holding company.

All these undertakings are registered in England except:

Country of registration
Halcrow Pacific Pty Limited	Australia
Halcrow China Limited	Hong Kong
Halcrow Canada Inc.	Canada
Halcrow Inc.	USA
Yolles Partnership Inc.	Canada
Halcrow (Thailand) Limited	Thailand
Halcrow (Shanghai) Engineering Consulting Corporation Limited	China
Halcrow Group Ireland Limited	Republic of Ireland
Halcrow Barry Limited	Republic of Ireland
Halcrow Consulting Services Pty Ltd (formerly known as Masson Wilson Twiney Ltd)*	Australia

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

36 PRINCIPAL SUBSIDIARY AND ASSOCIATED UNDERTAKINGS AND JOINT VENTURES (Continued)

The principal country of operation of all these undertakings is Great Britain except the following undertakings which operate in the areas indicated:

Halcrow Asia Partnership Limited	East Asia
Halcrow Asia Limited	East Asia
Halcrow International Partnership	Middle East
Halcrow Group Ireland Limited	Republic of Ireland
Halcrow Barry Limited	Republic of Ireland
Halcrow Pacific Pty Limited	Australia
Halcrow Consulting Services Pty Ltd (formerly known as Masson Wilson Twiney Ltd)*	Australia
Halcrow Rural Management Limited	Worldwide
HPA Inc.	USA
Sir William Halcrow & Partners (Malaysia) Limited	East Asia
Halcrow China Limited	East Asia
Pyramid Development International Corporation Limited	East Asia
Halcrow (Shanghai) Engineering Consulting Corporation Limited	East Asia

The principal activity of all the above undertakings is the supply of services as consulting engineers, except for Burderop Investments Limited whose principal activity is property investment.

To avoid a statement of excessive length only principal subsidiaries are listed above.

PART C: HALCROW GROUP FINANCIAL INFORMATION

FOR THE YEAR ENDED 31 DECEMBER 2008

HALCROW HOLDINGS LIMITED

CONSOLIDATED PROFIT AND LOSS ACCOUNT

FOR THE YEAR ENDED 31 DECEMBER 2008

	Notes	2008	2007
		£000	£000
Turnover: including group share share of joint ventures		468,184	388,141
Less share of joint ventures’ turnover		(845)	—
Group turnover	3	467,339	388,141
Cost of sales		(285,428)	(236,230)
Gross profit		181,911	151,911
Administrative expenses		(169,518)	(123,486)
Operating profit	4	12,393	28,425
Share of operating profit/(loss) of joint ventures		48	(65)
Interest receivable and similar income	5	544	2,189
Interest payable and similar charges	6	(616)	(1,658)
Profit on ordinary activities before taxation		12,369	28,891
Tax on profit on ordinary activities	9	(3,401)	(8,691)
Profit for the year after taxation	23,24	8,968	20,200

HALCROW HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEET

31 DECEMBER 2008

	Notes	2008	2007
		£000	£000
Fixed Assets
Intangible assets
Goodwill	11	21,593	16,834
Tangible assets	12	21,625	21,360
Investments in joint ventures
Share of gross assets		628	456
Share of gross liabilities		(183)	(124)
	13	445	332
Investments in associated undertakings	13	—	239
Trade investments	14	7	17
		43,670	38,782
Current Assets
Debtors	16	163,348	132,490
Cash at bank and in hand		4,117	8,398
		167,465	140,888
Creditors—amounts falling due within one year	17	(121,776)	(107,212)
Net current assets		45,689	33,676
Total assets less current liabilities		89,359	72,458
Creditors—amounts falling due after more than one year	18	(7,148)	(8,770)
Provisions for liabilities and charges	19	(6,389)	(3,132)
Net assets (excluding pension liability)		75,822	60,556
Net Pension liability	31	(57,068)	(52,090)
Net Assets (including pension liability)		18,754	8,466
Capital and reserves
Called up share capital	20	19,716	19,263
Share premium account	21	3,273	2,383
Profit and loss account	23	(17,593)	(13,180)
Translation reserve		13,358	—
Total shareholders’ funds	24	18,754	8,466

The financial statements were approved by the board of directors on 18 June 2009 and signed on its behalf by:

P G Gammie Director	A Saffer Director

HALCROW HOLDINGS LIMITED

COMPANY BALANCE SHEET

31 DECEMBER 2008

	Notes	2008	2007
		£000	£000
FIXED ASSETS
Investments in subsidiary undertakings	15	10,200	10,200
CURRENT ASSETS
Debtors	16	18,514	18,801
Creditors—amounts falling due within one year (including convertible debentures)	17	(29)	(48)
Net current assets		18,485	18,753
Net assets		28,685	28,953
Capital and reserves
Called up share capital	20	19,716	19,263
Share premium account	21	3,273	2,383
Profit and loss account	23	5,696	7,307
Total shareholders’ funds	24	28,685	28,953

The financial statements were approved by the board of directors on 18 June 2009 and signed on its behalf by:

P G Gammie Director	A Saffer Director

HALCROW HOLDINGS LIMITED

CONSOLIDATED CASH FLOW STATEMENT

FOR THE YEAR ENDED 31 DECEMBER 2008

	Notes	2008	2007
		£000	£000
Net Cash inflow from operating activities	25	8,403	27,795
Returns on investment and servicing of finance
Interest received		544	207
Interest paid		(507)	(1,140)
Interest element of finance lease payments		(3)	(2)
Net cash inflow/(outflow) from returns on investment and servicing of finance		34	(935)
Taxation
United Kingdom corporation tax paid		(3,272)	(1,483)
Overseas tax paid		(321)	(1,585)
Total cash outflow from taxation		(3,593)	(3,068)
Capital expenditure and financial investment
Purchase of tangible fixed assets		(10,616)	(7,297)
Disposal of tangible fixed assets		240	40
Purchase of fixed asset investments		—	(10)
Disposal of fixed asset investments		28	193
Net cash outflow for capital expenditure and financial investment		(10,348)	(7,074)
Acquisitions and disposals
Subsidiary undertaking acquired—River Ports Group Cash consideration including expenses		(534)	—
Subsidiary undertaking acquired—Hill International Cash consideration including expenses		(138)	—
Subsidiary undertaking acquired—Halcrow Consulting Services Pty Ltd (formerly known as Masson Wilson Twiney Ltd) Cash consideration including expenses		(1,016)	—
Cash acquired		525	—
Deferred consideration paid—Halcrow Consulting Inc.		(81)	(4,210)
Net cash outflow for acquisitions and disposals		(1,244)	(4,210)
Dividends paid		(1,615)	(1,044)
Cash (outflow)/inflow before financing Financing		(8,363)	11,464
Capital element of finance lease payments		(140)	(143)
Repayment of bank loan		(2,328)	(1,797)
Issue of ordinary share capital		1,343	976
Repayment of debentures		(19)	(14)
Net cash outflow from financing		(1,144)	(978)
(Decrease)/increase in cash in the year	26, 27	(9,507)	10,486

HALCROW HOLDINGS LIMITED

CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

31 DECEMBER 2008

	Notes	2008	2007
	£000	£000
Profit after taxation		8,968	20,200
Actuarial (loss)/gain relating to the pension scheme	31	(16,406)	8,379
Movement on related deferred tax		4,596	(2,346)
Movement on deferred tax due to change in tax rate		—	(1,862)
Total gains and losses recognised since last annual report and financial statements		(2,842)	24,371

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

31 DECEMBER 2008

1 PRINCIPAL ACCOUNTING POLICIES

(a)                                  Accounting convention

The financial statements are prepared in accordance with applicable United Kingdom accounting standards. The particular accounting policies adopted are described below. They have all been applied consistently throughout the current and preceding year.

(b)                                  Going concern

The group’s business activities, together with the factors likely to affect its future development, performance and position are set out in the chairman’s and chief executive’s statements on pages 1 to 2 and 3 to 11, respectively(1).

During 2008, the group met its day to day working capital requirements through overdraft facilities totalling £19 million and ma medium term loanof £9 million as disclosed in note 27. On 27th March 2009, an additional committed borrowing facility of £ 7 million was put in place. All facilities, except for the medium term loan, are due for renewal over the next twelve month period. The current economic conditions create uncertainity particularly over (a)the level of demand for the group’s products; (b) the exchange rate between sterling and principally the US dollar and US dollar-pegged currencies and the euro; (c) a slowdown in payment patterns from recent experience with a consequent impact on working capital; and (d) the availability of bank finance in the foreseeable future.

The group’s forecast and projections, taking account of reasonably changes in trading performance, show that the group should be able to operate within the level of its current facilities. The group will open renewal negotiations with its banks prior to expiry of the current facilities and has at the stage not sought any written confirmation that the facilities will be renewed. However, the group has held discussions with its bankers about its future borrowing needs and no matters have been drawn to its attention to suggest that renewal may not be forthcoming on acceptable terms.

After making enquiries, the directors have a reasonable expectation that the company and group have adequate resources to continue in operational existence for the foreseeable future. Accordingly, they continue to adopt the going concern basis in preparing the annual report and accounts.

(c)                                  Consolidation

The consolidated financial statements comprise the financial statements of the company and all its subsidiary undertakings, joint ventures and associated undertakings. Any subsidiary undertakings and joint ventures and associates sold or acquired during the year are included up to, or from, the date of sale or acquisition.

Intra-group sales and profits are eliminated fully on consolidation. On acquisition of a business, all of the assets and liabilities that exist at the date of acquisition are recorded at their provisional fair values, reflecting their condition at that date. All changes to those assets and liabilities, and the resulting gains and losses, that arise after the group has gained control of the business are charged to the post-acquisition profit and loss account.

The group has taken advantage of the exemption under FRS 8 “Related Party Disclosures” not to disclose transactions and balances between group companies which are eliminated on consolidation.

Joint ventures are entities in which the group holds long-term interests and which are jointly controlled by the group and one or more other ventures under a contractual arrangement. The results of joint ventures are accounted for using the gross equity method of accounting.

Associated undertakings are entities in which the group has a participating interest and over whose operating and financial policies it exercises a significant influence. The results of associated undertakings are accounted for using the net equity method.

(1)                                  These references are to information in the annual report and accounts of Halcrow in which this financial information was originally published; this information is not included in this document.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2008

1 PRINCIPAL ACCOUNTING POLICIES (Continued)

(d)                                  Turnover and recognition of profit

Turnover represents amounts earned for professional services and items procured for clients, adjusted, where necessary, for the stage of completion on individual contracts. It excludes value added and similar taxes.

Turnover and profit on contracts for the supply of professional services at pre-determined rates is taken as and when the work is carried out, irrespective of the duration of the contract.

(e)                                  Amounts recoverable on contracts

Amounts recoverable on contracts represent turnover for the supply of services which has not yet been invoiced to clients. Such amounts are separately disclosed within debtors.

The valuation of amounts recoverable on contracts is adjusted to recognise profits earned to date or foreseeable losses in accordance with the accounting policy for turnover and the recognition of profits.

Cost comprises:

•                  amounts recoverable valued at the cost of salaries and associated payroll expenses of employees engaged on projects.

•                  unbilled expenses incurred and equipment purchased for clients in connection with specific contracts.

Where amounts invoiced to clients exceed the book value of work done, the excess is included in creditors as payments on account.

(f)                                    Goodwill

Goodwill represents the difference between the cost of acquisition and the fair value of identifiable net assets acquired. Goodwill arising on acquisitions is capitalised in accordance with FRS 10 “Goodwill and Intangible Assets”. Where these assets are regarded as having limited useful lives, they are amortised on a straight line basis over these lives, which range from 5 to 20 years. No goodwill balance has previously been eliminated against reserves in the year of acquisition.

Goodwill which is held in foreign currencies is retranslated to the closing exchange rate.

Impairment provisions are determined by comparing the carrying value of the asset with its recoverable amount, being the value in use of expected future cash flows.

(g)                                 Fixed assets

Fixed assets are stated at cost less depreciation and impairment provisions. Impairment provisions are determined by comparing the carrying value of the asset with its recoverable amount. The recoverable amount is the higher of the amount that can be obtained from selling the asset or the value of expected discounted cash flows arising from owning the asset.

(h)                                 Depreciation of tangible fixed assets

Depreciation of tangible fixed assets is by equal annual instalments calculated to write off the cost less estimated residual value of each asset over its anticipated useful life.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2008

1 PRINCIPAL ACCOUNTING POLICIES (Continued)

The annual rate of depreciation applied to each class of tangible fixed asset is as follows:

Short leasehold property	Period of lease
Freehold land	Nil
Freehold property	1%
Motor vehicles	25%
Furniture and equipment:
Computers	33%
Others	20%

(i)                                    Finance costs

Finance costs of financial liabilities are recognised in the profit and loss account over the term of such instruments at a constant rate on the carrying amount.

(j)                                    Investments

Fixed asset investments are stated at cost less provision for impairment. Impairment provisions are determined by comparing the carrying value of the investment with its recoverable amount. The recoverable amount is the higher of the amount that can be obtained from selling the investment or the value of expected discounted cash flows arising from owning the investment.

(k)                                Taxation

UK corporation tax is provided at amounts expected to be paid (or recovered) using the tax rates and laws that have been enacted by the balance sheet date.

Deferred tax is provided in full on timing differences which result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date, at rates expected to apply when they crystallise, based on current tax rates and law. Deferred tax is measured on a non-discounted basis. Timing differences arise from the inclusion of items in income and expenditure in taxation computations in periods different from those in which they are included in financial statements. Deferred tax assets are recognised to the extent that it is regarded as more likely than not that they will be recovered.

(l)                                    Foreign exchange

Transactions in foreign currencies are recorded at the rate of exchange rate at the date of transaction or, if hedged, at the forward contract rate. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are reported at the rates of exchange prevailing at that date or, if appropriate, at the forward contract rate.

The results of overseas operations are translated at the average rates of exchange during the period and their balance sheets at the rates ruling at the balance sheet date. For overseas operations that meet the criteria of “closing rate” method as defined by SSAP20 “Foreign Currency Translation”,exchange differences arising on translation of the opening net assets and results of overseas operations and on foreign currency borrrowings are reported in the statement of total recognised gains and losses. All other exchange differences are included in the profit and loss account.

(m)                              Pensions

Benefits are funded by payments to administered funds.

The main scheme is the Halcrow Pension Scheme, which provides benefits calculated in relation to final salary.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2008

1 PRINCIPAL ACCOUNTING POLICIES (Continued)

For defined benefit schemes the amounts charged to operating profit are the current service costs and gains and losses on settlements and curtailments. They are included as part of staff costs. Past service costs are recognised immediately in the profit and loss account if the benefits have vested. If the benefits have not vested immediately, the costs are recognised over the period until vesting occurs. The interest cost and the expected return on assets are shown as a net amount of other finance costs or credits adjacent to interest. Actuarial gains and losses are recognised immediately in the statement of total recognised gains and losses.

Defined benefit schemes are funded, with the assets of the scheme held separately from those of the group, in separate trustee administered funds. Pension scheme assets are measured at fair value and liabilities are measured on an actuarial basis using the projected unit method and discounted at a rate equivalent to the current rate of return on a high quality corporate bond of equivalent currency and term to the scheme liabilities. The actuarial valuations are obtained at least triennially and are updated at each balance sheet date. The resulting defined benefit asset or liability, net of the related deferred tax, is presented separately after other net assets on the face of the balance sheet.

For defined contribution schemes the amount charged to the profit and loss account in respect of pension costs and other post- retirement benefits is the contributions payable in the year. Differences between contributions payable in the year and contributions actually paid are shown as either accruals or prepayments in the balance sheet.

(n)                                 Leases

Payments under operating leases are charged to the profit and loss account on an accruals basis. Assets funded by finance leases are included in tangible fixed assets at their provisional fair value. The excess of lease payments over the recorded lease obligations is treated as a finance charge which is amortised over the term of each lease to give a constant rate of charge in the profit and loss account over the remaining period of the obligations.

2 PROFIT OF PARENT COMPANY

In accordance with the exemption allowed by S230 of the Companies Act 1985, the profit and loss account of the parent has not been presented. Of the profit for the period attributable to the shareholders, a profit of £4,000 (2007: loss £23,000) has been dealt with in the accounts of the parent. This profit is before dividends paid of £1,615,000 (2007: £1,044,000).

3 SEGMENTAL INFORMATION

The directors consider there to be one class of business. Geographical analyses of turnover, profit on ordinary activities before taxation and net assets / (liabilities) are set out below:

Turnover	2008	2007
	£000	£000
United Kingdom	230,951	208,415
Europe (excluding United Kingdom)	18,785	15,958
East Asia	13,976	14,500
North America	52,093	44,142
Central and South America	8,661	6,153
Middle East	121,825	82,698
South Asia	5,525	5,160
Africa	2,606	3,757
Australia	12,917	7,358
	467,339	388,141

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2008

3 SEGMENTAL INFORMATION (Continued)

Geographical segmentation of turnover by destination is not materially different from turnover by origin.

Profit / (loss) on ordinary activities before taxation	2008	2007
	£000	£000
United Kingdom	23,691	23,012
Europe (excluding United Kingdom)	922	531
East Asia	101	(594)
North America	(5,372)	4,086
Central and South America	719	(502)
Middle East	(4,027)	1,295
South Asia	56	(941)
Africa	336	(150)
Australia	(3,985)	1,623
	12,441	28,360
Net interest excluding exchange (loss) / gain on foreign currency borrowings	(72)	531
	12,369	28,891

Net Assets	2008	2007
	£000	£000
United Kingdom	1,330	1,098
Europe (excluding United Kingdom)	445	244
East Asia	1,109	589
North America	7,570	3,401
Central and South America	565	24
Middle East	6,216	2,640
South Asia	345	168
Africa	124	57
Australia	1,050	245
	18,754	8,466

4 OPERATING PROFIT

Operating profit is stated after charging/(crediting):	2008	2007
	£000	£000
Auditors’ remuneration for audit—group	177	177
Auditors’ remuneration for other services—group	164	67
Depreciation of tangible fixed assets—owned	7,754	6,184
—leased	94	189
Amortisation of goodwill	1,392	1,145
Increase in bad debt provisions	12,061	1,418
Property Impairment	2,453	—
Pension curtailment gain	—	(5,119
Profit on sale of tangible fixed assets	221	(15)
Exchange losses/(gains)	(3,652)	(1,177)
Operating leases
Plant and machinery	1,061	1,060
Other	5,493	5,462

The group audit fee includes £10,000 (2007: £10,000) in respect of the company. Non-audit fees comprise tax services of £110,000 (2007: £59,000) and other services of £54,000 (2007: £8,000) Underlying profit of

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2008

4 OPERATING PROFIT (Continued)

£26.9m(2007:£24.7m) is defined as operating profit before the pension curtailment gain(2007),increase in bad debt provisions and property impairment.

The group’s gains included in the profit and loss account in relation to financial instruments held at fair value analysed by financial instrument category are as follows:

	2008	2007
	£000	£000
Interest rate derivatives	—	40
	—	40

5 INTEREST RECEIVABLE AND SIMILAR INCOME

	2008	2007
	£000	£000
Interest receivable on:
Short term bank deposits	544	207
Net interest credit on pension schemes	—	1,982
	544	2,189

6 INTEREST PAYABLE AND SIMILAR CHARGES

	2008	2007
	£000	£000
Interest payable on:
Bank loans and overdrafts	504	1,144
Finance leases	3	2
Debentures	3	4
Net interest charge on pension schemes	17	—
Exchange loss on foreign currency borrowings	89	508
	616	1,658

7 EMPLOYEE INFORMATION

(a)                                  The average number of persons, including directors, employed by the group during the year was:

	2008	2007
	Number	Number
Professional and technical	6,134	5,040
Administrative	1,175	981
	7,309	6,021

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2008

7 EMPLOYEE INFORMATION (Continued)

(b)                                 Staff costs during the year were:

	2008	2007
	£000	£000
Wages and salaries	226,806	206,312
Social security costs	13,556	11,991
Other pension costs	14,994	12,793
Share based payments	44	59
	255,400	231,155

8 DIRECTORS’ EMOLUMENTS

	2008	2007
	£000	£000
Staff costs include the following emoluments of directors of Halcrow Holdings Limited:
Aggregate emoluments	1,373	1,197
Contributions to money purchase pension arrangement	87	13
	1,460	1,210

Aggregate emoluments include amounts paid to:

The highest-paid director

	2008	2007
	£000	£000
Emoluments	304	226

The highest paid director had benefits under the Halcrow Pension Scheme as follows:

	2008	2007
	£000	£000
Accrued annual pension at end of year	—	86

One director exercised share options during the year (2007: four). The gain on the exercise was £10,000.

9 TAX ON PROFIT ON ORDINARY ACTIVITIES

	2008	2007
	£000	£000
United Kingdom corporation tax at 28.5%
Current year	2,544	4,855
Adjustment in respect of prior periods	(1,795)	(91)
	749	4,764
Overseas taxation	(31)	1,100
Share of joint ventures’ tax charge	26	19
Total current tax	744	5,883
Deferred taxation, origination and reversal of timing differences	(2)	(657)
Deferred taxation, pension liability	2,659	3,465
Tax on profits on ordinary activities	3,401	8,691

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2008

9 TAX ON PROFIT ON ORDINARY ACTIVITIES (Continued)

The standard rate of tax for the year, based on the UK standard rate of corporation tax, is 28.5% (2007: 30%). The actual tax charge for the current and the previous year varies from the standard rate for the reasons set out in the following reconciliation.

	2008	2007
	£000	£000
Profit on ordinary activities before tax	12,369	28,891
Tax on profit on ordinary activities at standard rate	3,525	8,667
Factors affecting charge for the period:
Expenses not deductible for tax purposes	1,333	85
Pension provision	(3,867)	(3,385)
Capital allowances less than depreciation	656	8
Other timing differences	—	4
Goodwill amortisation	73	77
Foreign tax charged at higher rates than UK standard rate	819	518
Adjustments in respect of prior periods	(1,795)	(91)
Total current tax	744	5,883

10 ORDINARY DIVIDENDS

	2008	2007
	£000	£000
Interim paid: 13.05p (2007:12.25p) per ordinary share	752	552
Final paid: 14.45p (2007: 10.00p) per ordinary share	863	492
	1,615	1,044

The Halcrow Trust waived its rights to dividends payable on its holdings of both ordinary and preference shares in respect of both the year ended 31 December 2008 and the year ended 31 December 2007.

The directors recommend a final dividend payment of 14.45p (2007:14.45p) per ordinary share payable to those members on the register at the close of business on 27 May 2009. This, together with the interim dividend paid in January 2009 of 13.05p (2007:13.05p) per ordinary share, gives a total dividend for the year of 27.5p compared with 27.5p for the year ended 31 December 2007.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2008

11 INTANGIBLE ASSETS—GOODWILL

GROUP

	Goodwill	Negative goodwill
	£000	£000
Cost
At 1 January 2008	24,839	(375)
Additions	3,032	—
Exchange movements	3,622	—
At 31 December 2008	31,493	(375)
Amortisation
At 1 January 2008	8,005	(375)
Exchange movements	503	—
Charge for the year	1,392	—
At 31 December 2008	9,900	(375)
Net book value
At 31 December 2008	21,593	—
At 31 December 2007	16,834	—

Goodwill is being amortised on a straight-line basis over periods of between five and 20 years. These are the periods over which the directors estimate that the values of the underlying businesses acquired are expected to exceed the value of the underlying assets.

COMPANY

The company has no intangible assets.

Acquistion of subsidiary undertaking

	Book Value	Accounting Policy Adjustment	Provisional fair value
	£’000	£’000	£’000
Tangible fixed assets	190	—	190
Debtors	876	345	1,221
Cash	525	—	525
	1591	345	1,936
Current liabilities	(1,153)	(177)	(1,330)
Net assets	438	168	606
Goodwill capitalised			2,360
			2,966
Consideration
Share issues			450
Cash paid			922
Deferred consideration			1,500
Acquistion costs			94
			2,966

On 7 September 2008,the group acquired 100% of the issued share capital of Masson Wilson Twiney Limited,a company incorporated in Australia,for consideration comprising the issue of 450,126 ordinary shares of £1 each in Halcrow Holdings Limited,cash paid of A$2,048,000 and deferred considerationof

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2008

11 INTANGIBLE ASSETS—GOODWILL (Continued)

A$3,332,000. The group incurred A$208,450 in professional fees as part of this acquisition. Accounting policy adjustments relate to alignment with group accounting policies in respect of revenue recognition. Additional goodwill of £534,000 and £138,000 arose on the acquisition of trade and assets of River Ports Group and Hill International respectively. The fair value of the total consideration was A$2,965,633 . The acquisition has been accounted for under the acquisition method. The table sets out the book value of the identifiable assets and liabilities acquired and their provisional fair value to the group.

The provisional assessment of goodwill arising on the acquisition is being amortised over 20 years, as this is the period over which the directors estimate that the underlying business acquired is expected to exceed the value of the underlying assets. A charge has been made to to the profit and loss account of £42,523 for 2008.

12 TANGIBLE FIXED ASSETS

GROUP

	Land and buildings		Motor	Furniture and
	Freehold	Short lease	vehicles	equipment	Total
	£000	£000	£000	£000	£000
Cost
At 1 January 2008	8,208	4,764	702	38,393	52,067
Additions	—	1,207	326	9,273	10,806
Disposals	—	—	(11)	(3,517)	(3,528)
At 31 December 2008	8,208	5,971	1,017	44,149	59,345
Depreciation
At 1 January 2008	1,370	2,801	510	26,026	30,707
Charge for the year	178	678	156	6,836	7,848
Disposals	—	—	—	(3,288)	(3,288)
Impairment loss	2,453	—	—	—	2,453

Tangible fixed assets shown above include fixed assets held under finance leases as follows:

	2008	2007
	£000	£000
Net book value at end of year
Furniture and equipment	281	436

	2008	2007
	£000	£000
Depreciation charge for the year
Furniture and equipment	94	189

Freehold property

The group’s freehold property at Burderop Park, Swindon, Wiltshire,UK, is included in the balance sheet at its purchase price plus the cost of additions. Its purchase price was equal to a valuation by Kemp & Hawley, chartered surveyors, on an open-market basis as at 30 April 1990. The latest valuation carried out by Strutt & Parker as at 16 April 2009 gave a value of £4,207,000. The impairment loss of £2,453,000 has been recognised in the year.

COMPANY

The company has no tangible fixed assets.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2008

13 INVESTMENTS IN JOINT VENTURES AND ASSOCIATED UNDERTAKINGS

Group

Joint Ventures:	£000
Cost plus share of retained profit
At 1 January 2008	332
Share of retained profits in the year	22
Exchange movements	91
At 31 December 2008	445

16 DEBTORS

Amounts falling due within one year

	Group		Company
	2008	2007	2008	2007
	£000	£000	£000	£000
Trade debtors	94,968	84,300	—	—
Amounts recoverable on contracts	46,520	33,255	—	—
Amounts owed by subsidiary undertakings	—	—	18,513	18,801
Other debtors	14,140	7,505	—	—
Prepayments and accrued income	6,614	6,326	1	—
	162,242	131,386	18,514	18,801

Amounts falling due in more than one year

Deferred taxation:
Depreciation in excess of capital allowances	1,106	1,104	—	—
	163,348	132,490	18,514	18,801

Deferred taxation

£000
The movement in the total deferred tax asset during the year reconciles as follows:
Balance at 1 January 2008	1,104
Credit to profit and loss account	2
Balance at 31 December 2008	1,106

A deferred tax asset has not been recognised in respect of timing differences relating to tax losses as there is insufficient evidence that the losses will be utilised in the foreseeable future. The amount of the asset not recognised is £2,077,000 (2007: £1,874,000). The asset would be recovered if sufficient future taxable profits were to be made in the appropriate jurisdictions.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2008

17 CREDITORS—AMOUNTS FALLING DUE WITHIN ONE YEAR

	Group		Company
	2008	2007	2008	2007
	£000	£000	£000	£000
Bank loans and overdrafts—secured	11,777	6,552	—	—
Payments on account	50,570	45,803	—	—
Trade creditors	8,427	6,664	—	—
Obligations under finance leases	93	137	—	—
Amounts owed to associated undertakings	184	185	—	—
United Kingdom corporation tax	1,587	3,767	—	—
Other taxation and social security	10,168	11,872	—	—
Debentures—unsecured	29	48	29	48
Deferred consideration	1,006	179	—	—
Other creditors	10,297	6,919	—	—
Accruals and deferred income	27,638	25,086	—	—
	121,776	107,212	29	48

Bank loans and overdrafts are secured by fixed and floating charges over the group’s assets.

Debentures

The debentures were issued to the vendors of Crouch Hogg Waterman Limited as part of the purchase consideration. They bear interest at 7% per annum and are repayable in half-yearly instalments to each holder after he ceases to be employed by the group.

£16,506 of the debentures may be converted to ordinary shares at the option of the holders at any time. The price of an ordinary share to be used as the basis for calculating the number of ordinary shares to be allotted will be equal to net assets per share calculated from the figure for shareholders’ funds disclosed in the company’s financial statements at the date of conversion.

	Group and Company
The movements on debentures were as follows:	2008	2007
	£000	£000
Balance at beginning of the year	48	62
Redemptions	(19)	(14)
Balance at end of the year	29	48

18 CREDITORS—AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

	Group		Company
	2008	2007	2008	2007
	£000	£000	£000	£000
Bank loans
Repayable between two and five years	6,261	8,500	—	—
Obligations under finance leases	174	270	—	—
Deferred consideration	713	—	—	—
	7,148	8,770	—	—

Bank loans

The bank loans are repayable under fixed instalments. Interest is charged at 1.25 per cent above LIBOR (London Interbank Offered Rate) and the loans are secured by fixed and floating charges over the group’s assets.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2008

18 CREDITORS—AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR (Continued)

Obligations under finance leases

Amounts shown above as obligations under finance leases falling due after more than one year are due between the second and fifth years inclusive and are secured on the related leased assets.

Maturity of financial liabilities

	Group		Company
	2008	2007	2008	2007
	£000	£000	£000	£000
Less than one year	11,870	6,689	—	—
Between two and five years	6,435	8,770	—	—
	18,305	15,459	—	—

19 PROVISIONS FOR LIABILITIES AND CHARGES

	At 1 Jan 2008	Charged to profit & loss account	Paid in year	At 31 Dec 2008
	£000	£000	£000	£000
Group
Property dilapidation	2,218	337	—	2,555
Excesses on insured claims	413	3,326	(598)	3,141
Contract losses	501	192	—	693
	3,132	3,855	(598)	6,389

Details of group provisions are as follows:

Property dilapidation

Provision is made for the expected amount of payments to be made to landlords of properties leased by the group at their termination. The relevant leases expire between 2008 and 2021.

Excesses on insured claims

When claims have been made against the group, provision is made for the amount that falls within the excess of the group’s professional indemnity insurance policy. The provision will be utilised over the period of the related claim,which is expected to be within the next twelve months.

Contract losses

Provision is made in accordance with SSAP 9 for contracts whose expected contribution does not include a reasonable allocation of overheads. The provision will be utilised over the period of the related contracts.

Company

The company has no provisions.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

20 SHARE CAPITAL

Group and company

	2008	2007
	£000	£000
Authorised:
25,000,000 ordinary shares of £1 each	25,000	25,000
10,000 non-redeemable preference shares of £1 each	10	10
	25,010	25,010

	2008	2007
	£000	£000
Allotted and fully paid:
19,706,176 (2007: 19,252,769) ordinary shares of £1 each	19,706	19,253
10,000 non-redeemable preference shares of £1 each	10	10
	19,716	19,263

During the year, 304,499 ordinary shares of £1 each were issued in relation to the exercise of the share incentive plan (see note 22). The total cash consideration received was £893,000. Additionally, 148,908 ordinary shares were issued for consideration of £450,000 as part of the Masson Wilson Twiney Pty Limited acquisition.

The preference shares of £1 each are non-redeemable. The holders have no voting rights but have the right, as a class, to appoint two directors. They have a non-cumulative right to receive a dividend of 1p per share prior to any distribution to holders of the ordinary shares. In the event of a winding up, they have the right to a return of assets to the value of £1 per share before any payment to the holders of ordinary shares.

21 SHARE PREMIUM ACCOUNT

Group and company

	2008	2007
	£000	£000
At the beginning of the year	2,383	1,788
On shares issued during the year	890	595
At the end of the year	3,273	2,383

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

22 OPTIONS

Options in respect of 1,849,032 ordinary shares of £1 each were outstanding at 31 December 2008 (2007: 1,332,368) under the group’s savings-related share option scheme. These may be exercised as follows:

Option Price	Exercisable	2008	2007
		Number	Number
189p	2007	—	68,932
195p	2008	73,401	369,916
195p	2010	174,231	179,391
205p	2007	—	31,582
205p	2009	209,569	218,757
205p	2011	98,257	98,605
220p	2008	21,012	119,493
220p	2010	151,679	163,445
220p	2012	82,247	82,247
315p	2011	388,664	—
315p	2013	516,823	—
315p	2015	133,149	—
		1,849,032	1,332,368

In some circumstances, including the redundancy or death of the holder, options may be exercised at earlier dates than those shown above. The weighted average share price during the year was 310.8p.

The weighted average life of the options outstanding at 31 December 2008 was 1,189 days, and the weighted average exercise price was 267.5p

1,043,809 options were granted during 2008 with a fair value of £399,800, and the group’s share-based payments charge for 2008 is £44,500 (2007: £59,000). The fair values were determined using a valuation model which included the following significant inputs:

Risk-free interest rate	5%
Dividend yield	10%
Expected share price volatility	26%

The share price volatility is based on similar UK businesses operating in similar sectors.

23 PROFIT AND LOSS ACCOUNT RESERVE

	Group 2008	Company 2008
	£000	£000
At the beginning of the year	(13,180)	7,307
Retained profit for the year	8,968	4
Ordinary dividends	(1,615)	(1,615)
Actuarial gain on pension scheme (net of deferred tax)	(11,810)	—
Share based payments	44	—
At the end of the year	(17,593)	5,696

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

24 TOTAL SHAREHOLDERS’ FUNDS

	Group		Company
	2008	2007	2008	2007
	£000	£000	£000	£000
At the beginning of the year	8,466	(15,896)	28,953	29,044
Profit/(loss) for the year after taxation	8,968	20,200	4	(23)
Ordinary dividends	(1,615)	(1,044)	(1,615)	(1,044)
Allotment of ordinary shares	1,343	976	1,343	976
Actuarial gain on pension scheme (net of deferred tax)	(11,810)	6,033	—	—
Movement on deferred tax due to change in rate	—	(1,862)	—	—
Movement on translation reserve	13,358	—	—	—
Share based payments	44	59	—	—
At the end of the year	18,754	8,466	28,685	28,953

The movement in the translation reserve has occurred due ti the application of the “closing rate” method as detailed in Note 1(l)

25 NET CASH INFLOW FROM OPERATING ACTIVITIES

	2008	2007
	£000	£000
Operating profit	12,393	28,425
Depreciation of tangible fixed assets	7,848	6,373
Impairment of fixed assets	2,453	—
Amortisation of goodwill	1,392	1,145
(Loss)/profit on sale of fixed assets	221	(15)
(Decrease)/Increase in debtors	(29,290)	818
Increase in creditors	9,775	2,115
Increase in provisions	3,257	674
Adjustment for pension funding	(9,509)	(10,393)
Adjustment for foreign exchange differences	9,819	(1,406)
Adjustment for share based payments	44	59
	8,403	27,795

26 RECONCILIATION OF CASHFLOW TO MOVEMENT IN NET DEBT

	2008	2007
	£000	£000
(Decrease)/increase in cash in the year	(9,507)	10,486
Capital element of finance lease payments	140	143
Repayment of bank loans	2,328	1,797
Repayment of debenture loans	19	14
Movement in net debt resulting from cash flows	(7,020)	12,440
New finance leases	—	—
Exchange movement on long-term loans	(89)	(508)
	(7,109)	11,932
Net debt at the beginning of the year	(7,109)	(19,041)
Net debt at the end of the year	(14,218)	(7,109)

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

27 ANALYSIS OF NET DEBT

	2007	Cash Flow	Other Non-Cash Changes	2008
	£000			£000
Cash at bank and in hand	8,398	(4,282)	—	4,116
Bank loans and overdrafts
amounts falling due within one year	(6,552)	(5,225)	—	(11,777)
	1,846	(9,507)	—	(7,661)
Bank loans and overdrafts
amounts falling due after one year	(8,500)	2,328	(89)	(6,261)
Obligations under finance leases
amounts falling due within one year	(137)	140	(96)	(93)
amounts falling due after more than one year	(270)	—	96	(174)
Debentures
amounts falling due within one year	(48)	19	—	(29)
	(7,109)	(7,020)	(89)	(14,218)

The non-cash movement results from the retranslation of loans denominated in foreign currencies at closing exchange rates.

28 CAPITAL COMMITMENTS

	Group		Company
	2008	2007	2008	2007
	£000	£000	£000	£000
Contracted but not provided for in the financial statements	71	96	—	—

29 CONTINGENT LIABILITIES

	Group		Company
	2008	2007	2008	2007
	£000	£000	£000	£000
Performance and advance payment bonds provided by banks	26,389	20,440	—	—
Borrowings of subsidiary undertakings for which guarantees have been given	—	—	11,777	6,552
	26,389	20,440	11,777	6,552

Where contract values are denominated in foreign currencies, the group in some cases enters into forward exchange contracts to protect the sterling value of its future earnings.

The company has also provided guarantees on behalf of subsidiary undertakings in respect of property leases entered into in the ordinary course of business and has agreed to continue to support certain of its subsidiary undertakings.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

30 LEASE COMMITMENTS

At 31 December 2008 the group was committed to making the following payments during the next year in respect of operating leases:

	Group
	2008	2007
	£000	£000
Land and buildings
Leases which expire:
Within one year	650	282
In second to fifth years	1,770	1,673
After more than five years	2,643	3,550
	5,063	5,505
Other
Leases which expire:
Within one year	115	72
In second to fifth years	945	900
After more than five years	—	—
	1,060	972

The company had no operating lease commitments.

31 PENSION COMMITMENTS

The group operates various pension schemes for eligible employees. The assets of all schemes are held separately from those of the group and are invested by independent investment managers.

The main scheme is the Halcrow Pension Scheme which is a defined benefit scheme. The Group also sponsors the Pension & Life Assurance Plan of Halcrow Fox & Associates Limited and contributes to the Halcrow Rail section of the Railways Pension Scheme, both of which are also defined benefit arrangements. Contributions are paid to the schemes as agreed with the trustees of those schemes.

All defined benefit schemes have been closed to new entrants for a number of years. During 2007, the Company consulted with staff regarding changes to the schemes. Following the consultation, the decision was taken to close the schemes to future accrual with effect from 31 December 2007, with the exception of the Railways Pension Scheme and those members covered by the TUPE provisions. For those members affected, their defined-benefit pensions will remain linked to their pensionable salary (with certain restrictions) for a period of five years from 1st January 2008. After this date, such members have the right to earn current service benefits in the Halcrow Money Purchase Plan (HMPP).

Over the year to 31 December 2008, contributions by the group of £8,990,000 were made to the main scheme (2007: £10,930,000). Following the 2005 actuarial valuation and subsequent benefit changes, the group agreed a schedule of contributions which will result in the payment of £8,900,000 in 2009. Additional contributions dependent on Company performance may also be paid. Total contributions of 26% of pensionable salaries will be paid in respect of any members who continue to accrue benefits (payable in aggregate by the members and the employer). Contributions will be reviewed following a full actuarial valuation of the scheme which is taking place with an effective date of 31 December 2008. Contributions of £1,000,000 (2007: £771,000) were made to the Halcrow Fox scheme. In agreement with the trustees, the group has agreed to pay contributions of £750,000 per year for the next 2 years followed by £600,000 per year for 6 years thereafter. Contributions of £890,000 (2007: £860,000) were made to the Railways Scheme. Further contributions were made to other smaller arrangements.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

31 PENSION COMMITMENTS (Continued)

The group contributed £11,864,000 (2007: £4,574,000) to the Halcrow Money Purchase Plan (“HMPP”), which is a defined contribution arrangement. The figure for 2008 is significantly higher than 2007, as the majority of former members of the defined benefit schemes now earn benefits in HMPP.

Calculations based on a full actuarial valuation of the main scheme as at 31st December 2005 have been updated to the accounting date by an independent qualified actuary in accordance with FRS 17. As required by FRS 17, the value of the defined benefit liabilities has been measured using the projected unit method.

The following table sets out the key FRS 17 assumptions used for the schemes. The tables below also set out as at, 31 December 2007 and 31 December 2008 the fair value of assets, a breakdown of the assets into the main asset classes, the present value of the FRS 17 liabilities and the deficit of assets below the FRS 17 liabilities.

Assumptions	2008	2007
Price inflation	2.8% p.a.	3.4% p.a.
Discount rate	6.2% p.a.	5.7% p.a.
Pension increases (fixed)	5.0% p.a.	5.0% p.a.
Pension increases (5% LPI)	2.8% p.a.	3.3% p.a.
Salary Growth (on average)	3.8% p.a.	4.4% p.a.

On the basis of the assumptions used for life expectancy, a male pensioner currently aged 60 would be expected to live for a further 24.8 years (2007: 24.7 years). Allowance is made for future improvements in life expectancy, so a pensioner reaching the age of 60 in 2028 would be expected to live for a further 25.9 years.

Expected return on assets

Components	2008	2007
Equities	8.1% p.a.	8.0% p.a.
Bonds	5.0% p.a.	5.1% p.a.
Property	6.4% p.a.	6.3% p.a.
Actively managed currency fund	7.4% p.a.	n/a
Other	4.4% p.a.	5.2% p.a.
Overall returns expected over the accounting year	6.7% p.a.	7.2% p.a.

The above expected rates of return are used to calculate the expected return figures stated below. The rates are set to reflect long term expectations of the returns on each asset class held in the schemes at the

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

31 PENSION COMMITMENTS (Continued)

start of each accounting year. The overall rate is the weighted average of the individual rates. The actual return on scheme assets over 2008 was a loss of £42,521,000 (2007: gain of £20,315,000).

	31 December 2008
Components	Fair Value (schemes in deficit)	Fair Value (scheme in surplus)	Total
	£000	£000	£000
Equities	132,300	—	132,300

	31 December 2007
Components	Fair value (schemes in deficit)	Fair value (schemes in surplus)	Total
	£000	£000	£000
Equities	144,917	31,600	176,517
Bonds	138,596	6,200	144,796
Property	17,300	4,000	21,300
Actively managed currency fund	19,579	100	19,679
Other	1,900	—	1,900
Balance Sheet
Total fair value of assets	322,292	41,900	364,192
Present value of liabilities	(395,739)	(40,800)	(436,539)
(Deficit)/surplus in the schemes	(73,447)	1,100	(72,347)
Related deferred tax	20,565	(308)	20,257
Net pension (liabilities)/assets	(52,882)	792	(52,090)

Under FRS 17, the schemes are represented on the balance sheet as net pension liabilities of £57,068,000 (2007: £52,090,000).

The scheme liabilities under FRS 17 moved over the period as follows:

	2008	2007
	£000	£000
Scheme liabilities at the beginning of the year	(436,539)	(434,791)
Current service cost	(1,402)	(8,426)
Interest on post-retirement liabilities	(24,491)	(21,523)
Actuarial gain/(loss)	50,589	11,569
Effects of curtailment	—	5,119
Benefits paid	15,241	11,513
Scheme liabilities at the end of the year	(396,602)	(436,539)

The value of pension scheme assets moved over the period as follows:

	2008	2007
	£000	£000
Scheme assets at the beginning of the year	364,192	341,690
Expected return on plan assets	24,474	23,505
Contributions including those of employees	10,911	13,700
Actuarial loss	(66,995)	(3,190)
Benefits paid	(15,241)	(11,513)
Scheme assets at the end of the year	317,341	364,192

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

31 PENSION COMMITMENTS (Continued)

The following amounts have been included within operating profit under FRS 17 in relation to the defined benefit schemes:

	2008	2007
	£000	£000
Current service cost	1,402	8,426
Curtailment gain	—	(5,119)
Employee contributions	—	(1,200)
Total operating charge	1,402	2,107

The following amounts have been included as net finance (costs)/income under FRS 17:

	2008	2007
	£000	£000
Expected return on pension scheme assets	24,474	23,505
Interest on post-retirement liabilities	(24,491)	(21,523)
Net (expense)/credit to finance income	(17)	1,982

The history of experience gains and losses is:

	2008	2007	2006	2005	2004
Actual return less expected return on scheme assets (£000)	(66,995)	(3,190)	8,668	32,793	7,110
Percentage of scheme assets	(21.11)%	(0.99)%	2.54%	10.61%	2.78%
Experience gains and (losses) arising on schemes’ liabilities (£000)	(8)	152	(1,090)	(1,432)	200
Percentage of the value of the schemes’ liabilities	0.00%	0.04%	(0.25)%	(0.35)%	(0.06)%
Total amount recognised in the STRGL (£000)	(16,406)	8,379	6,806	(28,605)	(13,553)
Percentage of the value of the schemes’ liabilities	(4.14)%	2.12%	10.44%	(6.90)%	(4.02)%

The cumulative actuarial losses recognised in the STRGL (statement of recognised gains and losses) since 1st January 2002 are £93,265,000.

The above percentages show the STRGL components as a percentage of the end of year schemes’ asset or liability value, as appropriate.

The effect of retirement benefits on operating profit calculated in accordance with FRS 17 as set out in the financial statements is as follows:

	2008	2007
	£000	£000
Funded defined benefit schemes	1,900	7,288
Defined contribution schemes	13,094	5,505
Charge per note 7b	14,994	12,793

32 ASSETS PLEDGED

The group has granted fixed and floating charges over all its assets as security for banking facilities.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

33 RELATED PARTY TRANSACTIONS

Joint ventures

There were no transactions with, or amounts due to or by, Halcrow (Shanghai) Engineering Consulting Corporation Limited,or Halcrow Barry Limited at 31 December 2008 (2007: nil).

The Halcrow Trust

An amount of £6,990,000 was owed by the group to the Halcrow Trust at 31 December 2008 (2007: £4,966,000).

34 PRINCIPAL SUBSIDIARY AND ASSOCIATED UNDERTAKINGS AND JOINT VENTURES

Subsidiary undertakings	Percentage owned:
Halcrow Group Limited *	100%
Halcrow Canada Inc.*	100%
Halcrow Consulting Limited	100%
Halcrow Asia Partnership Limited*	100%
Halcrow Asia Limited*	100%
Halcrow China Limited*	100%
Halcrow International Limited*	100%
Halcrow International Partnership*	100%
Halcrow Group Ireland Limited*	100%
Halcrow Management Sciences Limited*	100%
Halcrow Pacific Pty Limited*	100%
Halcrow Rural Management Limited*	100%
Sir William Halcrow & Partners (Malaysia) Limited*	100%
Yolles Partnership Inc.*	100%
Yolles Partnership Limited*	100%
Burderop Investments Limited	100%
Halcrow Water Services Limited*	100%
Halcrow Consulting Services Pty Ltd (formerly known as Masson Wilson Twiney Ltd)*	100%
Asia halcrow Inc.*	100%
Halcrow (Consulting Engineers & Architects) Limited*	100%
Halcrow Bangladesh Limited*	100%
Halcrow Consultants Sdn Bhd*	100%
Halcrow Consulting India Private Limited*	100%
Halcrow do Brasil Ltda*	65%
Halcrow Foundation*	100%
Halcrow Middle East LLC*	100%
Halcrow Pakistan (Pvt) Limited*	100%
Halcrow Panama S.A.*	100%
Halcrow Romania S.R.L.*	100%
Halcrow,Inc.*	100%
International Engineers Limited*	100%
Joint ventures:-
Halcrow (Shanghai) Engineering Consulting Corporation Limited*	50%
Halcrow Barry Limited*	50%

All holdings are of ordinary shares.

*                                         indicates that the shares are held by an intermediate holding company.

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

34 PRINCIPAL SUBSIDIARY AND ASSOCIATED UNDERTAKINGS AND JOINT VENTURES (Continued)

All these undertakings are registered in England except:

Country of registration
Halcrow Pacific Pty Limited	Australia
Halcrow China Limited	Hong Kong
Halcrow Canada Inc.	Canada
Yolles Partnership Inc.	Canada
Halcrow PDI Limited	Thailand
Halcrow (Shanghai) Engineering Consulting Corporation Limited	China
Halcrow Group Ireland Limited	Republic of Ireland
Halcrow Barry Limited	Republic of Ireland
Asia Halcrow Inc.	Philippines
Halcrow Bangladesh Limited	Bangladesh
Halcrow Consultants Sdn Bhd	Malaysia
Halcrow Consulting India Private Limited	India
Halcrow Consulting Services Pty Ltd (formerly known as Masson Wilson Twiney Ltd)*	Australia
Halcrow do Brasil Ltda	Brazil
Halcrow Middle East LLC	Oman
Halcrow Pakistan (Pvt) Limited	Pakistan
Halcrow Panama S.A.	Panama
Halcrow Romania S.R.L.	Romania
Halcrow,Inc.	USA
International Engineers Limited	Cayman Islands
Semper Consultants Inc.	Philippines

HALCROW HOLDINGS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

31 DECEMBER 2009

34 PRINCIPAL SUBSIDIARY AND ASSOCIATED UNDERTAKINGS AND JOINT VENTURES (Continued)

The principal country of operation of all these undertakings is Great Britain except the following undertakings which operate in the areas indicated:

Halcrow (Consulting Engineers and Arcgitects) Limited	Worldwide
Halcrow Asia Partnership Limited	East Asia
Halcrow Asia Limited	East Asia
Halcrow International Partnership	Middle East
Halcrow Group Ireland Limited	Republic of Ireland
Halcrow Barry Limited	Republic of Ireland
Halcrow Pacific Pty Limited	Australia
Halcrow Consulting Services Pty Ltd (formerly known as Masson Wilson Twiney Ltd)*	Australia
Halcrow Rural Management Limited	Worldwide
Sir William Halcrow & Partners (Malaysia) Limited	East Asia
Halcrow China Limited	East Asia
Halcrow PDI Limited	East Asia
Halcrow (Shanghai) Engineering Consulting Corporation Limited	East Asia
Asia Halcrow Inc.	East Asia
Halcrow Bangladesh Limited	Bangladesh
Halcrow Consultants Sdn Bhd	East Asia
Halcrow Consulting India Private Limited	India
Halcrow do Brasil Ltda	South America
Halcrow Middle East LLC	Middle East
Halcrow Pakistan (Pvt) Limited	Pakistan
Halcrow Panama S.A.	South America
Halcrow Romania S.R.L.	Europe
Halcrow,Inc.	USA
International Engineers Limited	Cayman Islands
Semper Consultants Inc.	East Asia

The principal activity of all the above undertakings is the supply of services as consulting engineers, except for Burderop Investments Limited whose principal activity is property investment.

PART 5: FINANCIAL INFORMATION CONCERNING THE CH2M HILL GROUP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

CH2M HILL Companies, Ltd.:

We have audited the accompanying consolidated balance sheets of CH2M HILL Companies, Ltd. and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CH2M HILL Companies, Ltd. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

As discussed in note 1 to the accompanying consolidated financial statements, the Company adopted new accounting standards relating to variable interest entities on January 1, 2010 and to noncontrolling interests in consolidated financial statements on January 1, 2009.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), CH2M HILL Companies, Ltd. and subsidiaries’ internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 1, 2011 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

KPMG LLP
Denver, Colorado March 1, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

CH2M HILL Companies, Ltd.:

We have audited CH2M HILL Companies, Ltd. and subsidiaries (the Company) internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, CH2M HILL Companies Ltd. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of CH2M HILL Companies, Ltd. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, and our report dated March 1, 2011 expressed an unqualified opinion on those consolidated financial statements.

KPMG LLP
Denver, Colorado March 1, 2011

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$290,405	$169,717
Available-for-sale securities	2,412	1,966
Receivables, net—
Client accounts	558,734	611,634
Unbilled revenue	389,353	416,927
Other	21,264	20,882
Deferred income taxes	62,007	47,964
Prepaid expenses and other current assets	44,498	64,510
Total current assets	1,368,673	1,333,600
Investments in unconsolidated affiliates	82,982	78,053
Property, plant and equipment, net	169,261	197,152
Goodwill	130,354	130,354
Intangible assets, net	51,048	61,275
Deferred income taxes	112,919	109,438
Employee benefit plan assets and other	51,843	38,150
Total assets	$1,967,080	$1,948,022
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$13,934	$14,396
Accounts payable and accrued subcontractor costs	407,694	407,222
Billings in excess of revenue	237,053	292,280
Accrued payroll and employee related liabilities	291,713	259,798
Income tax payable	20,010	—
Other accrued liabilities	163,396	134,763
Total current liabilities	1,133,800	1,108,459
Long-term employee related liabilities and other	255,425	276,811
Long-term debt	23,687	37,943
Total liabilities	1,412,912	1,423,213
Commitments and contingencies (Note 17)
Shareholders’ equity:
Preferred stock, Class A $0.02 par value, 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 30,527,473 and 31,373,955 issued and outstanding at December 31, 2010 and 2009, respectively	305	314
Additional paid-in capital	—	12,803
Retained earnings	563,343	531,796
Accumulated other comprehensive loss	(18,768)	(32,743)
Total CH2M HILL common shareholders’ equity	544,880	512,170
Noncontrolling interests	9,288	12,639
Total equity	554,168	524,809
Total liabilities and shareholders’ equity	$1,967,080	$1,948,022

The accompanying notes are an integral part of these consolidated financial statements.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share amounts)

	For The Years Ended
	December 31, 2010	December 31, 2009	December 31, 2008
Gross revenue	$5,422,801	$5,499,318	$5,589,906
Equity in earnings of joint ventures and affiliated companies	68,513	65,539	34,232
Operating expenses:
Direct cost of services and overhead	(4,426,352)	(4,478,884)	(4,507,738)
General and administrative	(890,199)	(969,677)	(1,027,225)
Gain on sale of operating assets	—	58,235	—
Operating income	174,763	174,531	89,175
Other income (expense):
Interest income	1,372	1,474	2,405
Interest expense	(4,616)	(7,487)	(15,833)
Income before provision for income taxes	171,519	168,518	75,747
Provision for income taxes	(53,804)	(46,420)	(27,497)
Net income	117,715	122,098	48,250
Less: Income attributable to noncontrolling interests	(24,020)	(18,356)	(16,194)
Net income attributable to CH2M HILL	$93,695	$103,742	$32,056
Net income per common share:
Basic	$2.98	$3.25	$0.96
Diluted	$2.91	$3.18	$0.93
Weighted average number of common shares:
Basic	31,458,126	31,907,861	33,486,512
Diluted	32,163,093	32,598,509	34,376,259

The accompanying notes are an integral part of these consolidated financial statements.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

(Dollars in thousands)

	Common Stock		Additional Paid-In	Retained	Accumulated Other Comprehensive	Noncontrolling	Total Shareholders’
	Shares	Amount	Capital	Earnings	Loss	Interest	Equity
Balance at December 31, 2007	33,158,068	$332	$70,596	$395,998	$(3,393)	$964	$464,497
Net income		—	—	32,056	—	16,194	48,250
Other comprehensive loss:
Foreign currency translation adjustments		—	—	—	(17,269)	(923)	(18,192)
Benefit plan adjustments		—	—	—	(32,125)	—	(32,125)
Unrealized loss on equity investments		—	—	—	(1,299)	—	(1,299)
Comprehensive loss							(3,366)
Distributions to affiliates, net		—	—	—	—	(13,717)	(13,717)
Shares issued in connection with stock based compensation and employee benefit plans	1,512,164	15	31,520	—	—	—	31,535
Shares purchased and retired	(3,065,896)	(31)	(92,169)	—	—	—	(92,200)
Balance at December 31, 2008	31,604,336	316	9,947	428,054	(54,086)	2,518	386,749
Net income		—	—	103,742	—	18,356	122,098
Other comprehensive income:
Foreign currency translation adjustments		—	—	—	16,426	1,145	17,571
Benefit plan adjustments		—	—	—	3,925	—	3,925
Unrealized gain on equity investments		—	—	—	992	—	992
Comprehensive income							144,586
Distributions to affiliates, net		—	—	—	—	(9,380)	(9,380)
Shares issued in connection with stock based compensation and employee benefit plans	1,973,413	20	81,564	—	—	—	81,584
Shares purchased and retired	(2,203,794)	(22)	(78,708)	—	—	—	(78,730)
Balance at December 31, 2009	31,373,955	314	12,803	531,796	(32,743)	12,639	524,809
Net income				93,695		24,020	117,715
Other comprehensive income:
Foreign currency translation adjustments	—	—	—	—	3,831	347	4,178
Benefit plan adjustments	—	—	—	—	9,869		9,869
Unrealized gain on equity investments	—	—	—	—	275	—	275
Comprehensive income	—	—	—	—	—	—	132,037
Distributions to affiliates, net	—	—	—	—	—	(31,806)	(31,806)
Impact of adoption of ASC 810	—	—	—	—	—	4,088	4,088
Shares issued in connection with stock based compensation and employee benefit plans	1,857,418	18	43,776	—	—	—	43,794
Shares purchased and retired	(2,703,900)	(27)	(56,579)	(62,148)	—	—	(118,754)
Balance at December 31, 2010	30,527,473	$305	$—	$563,343	$(18,768)	$9,288	$554,168

The accompanying notes are an integral part of these consolidated financial statements.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For The Years Ended
	December 31, 2010	December 31, 2009	December 31, 2008
Cash flows from operating activities:
Net income	$117,715	$122,098	$48,250
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,311	80,889	92,022
Gain on sale of operating assets	—	(58,235)	—
Stock-based employee compensation	50,603	67,738	43,654
Loss on disposal of property, plant and equipment	1,266	3,570	249
Allowance for uncollectible accounts	3,521	11,115	2,172
Deferred income taxes	(24,699)	(29,289)	(24,789)
Gain on sale of investments	(6,495)	—	—
Undistributed earnings from unconsolidated affiliates	(68,513)	(65,539)	(34,232)
Distributions of income from unconsolidated affiliates	71,181	52,808	55,407
Changes in current assets and liabilities, net of businesses acquired:
Receivables and unbilled revenue	72,921	40,748	18,783
Prepaid expenses and other	(2,465)	13,510	22,376
Accounts payable and accrued subcontractor costs	(16,558)	(29,470)	3,670
Billings in excess of revenues	(61,950)	9,331	24,613
Accrued payroll and employee related liabilities	29,517	3,631	4,447
Other accrued liabilities	32,530	8,089	(4,860)
Current income taxes receivable (payable)	41,486	(10,268)	(83)
Long-term employee related liabilities and other	(15,802)	19,755	7,817
Net cash provided by operating activities	286,569	240,481	259,496
Cash flows from investing activities:
Capital expenditures	(26,884)	(37,663)	(50,622)
Acquisitions and earnout payments, net of cash acquired	—	(1,186)	(24,570)
Investments in unconsolidated affiliates	(49,133)	(68,366)	(78,632)
Distributions of capital from unconsolidated affiliates	35,601	41,597	54,858
Consolidation of previously unconsolidated variable interest entities	32,651	—	—
Proceeds from sale of operating assets	—	70,971	—
Purchases of investments	(37,079)	—	(6,975)
Proceeds from sale of investments	43,573	10,741	8,032
Other	2,961	65	1,124
Net cash provided by (used in) investing activities	1,690	16,159	(96,785)
Cash flows from financing activities:
Borrowings on long-term debt	404,827	747,349	1,072,318
Payments on long-term debt	(419,056)	(870,885)	(1,101,998)
Repurchases and retirements of common stock	(137,208)	(91,253)	(109,395)
Excess tax benefits from stock-based compensation	14,968	6,431	6,881
Net distributions to noncontrolling interests	(31,806)	(9,379)	(13,717)
Net cash used in financing activities	(168,275)	(217,737)	(145,911)
Effect of exchange rate changes on cash	704	16,532	(26,623)
Increase (decrease) in cash and cash equivalents	120,688	55,435	(9,823)
Cash and cash equivalents, beginning of year	169,717	114,282	124,105
Cash and cash equivalents, end of year	$290,405	$169,717	$114,282
Supplemental disclosures:
Cash paid for interest	$4,708	$7,793	$14,860
Cash paid for income taxes	$43,714	$50,910	$48,295

The accompanying notes are an integral part of these consolidated financial statements.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Business and Significant Accounting Policies

Summary of Business

CH2M HILL Companies, Ltd. and subsidiaries (CH2M HILL) is a project delivery firm founded in 1946. CH2M HILL provides engineering, consulting, design, construction, procurement, operations and maintenance, and program management services to U.S. federal government agencies, state, municipal and local government entities and foreign government agencies, as well as private industry, in the U.S. and internationally. CH2M HILL is an employee owned corporation. A substantial portion of CH2M HILL’s professional fees are derived from projects that are funded directly or indirectly by government entities.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of CH2M HILL and all of its wholly owned subsidiaries after elimination of all intercompany accounts and transactions. Partially owned affiliates and joint ventures are evaluated for consolidation. The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Certain amounts in prior years’ consolidated financial statements have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments, and assumptions. CH2M HILL believes that the estimates, judgments and assumptions made when accounting for items and matters such as, but not limited to, revenue recognition, self insurance accruals, employee benefits, legal and tax reserves, allowance for doubtful accounts, depreciation, amortization, asset valuations and contingencies are reasonable, based on information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the periods presented. See Note 17—Commitments and Contingencies. Actual results could differ from our estimates.

Capital Structure

CH2M HILL has authorized 100,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of Class A preferred stock, par value $0.02 per share. CH2M HILL’s Restated Bylaws and Articles of Incorporation provide for the imposition of certain restrictions on the stock including, but not limited to, the right but not the obligation to repurchase shares upon termination of employment or affiliation, the right of first refusal and ownership limits.

Foreign Currency Translation

All assets and liabilities of CH2M HILL’s foreign subsidiaries are translated into U.S. dollars as of each balance sheet date. Translation gains and losses related to permanent investments in foreign subsidiaries are reflected in shareholders’ equity as part of accumulated other comprehensive loss. Revenues and expenses are translated at the average exchange rate for the period and included in the consolidated statements of income. Foreign currency transaction gains and losses are recognized as incurred in the consolidated statements of income.

Subsequent Events

CH2M HILL has evaluated subsequent events and transactions for potential recognition or disclosure in the financial statements through the day the financial statements were issued.

Revenue Recognition

CH2M HILL earns its revenue from different types of contracts, including cost-plus, fixed-price and time-and-materials. CH2M HILL evaluates contractual arrangements to determine how to recognize revenue. CH2M HILL primarily performs engineering and construction related services and recognizes

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of Business and Significant Accounting Policies (Continued)

revenue for these contracts on the percentage-of-completion method where progress towards completion is measured by relating the actual cost of work performed to date to the current estimated total cost of the respective contracts. In making such estimates, judgments are required to evaluate potential variances in schedule, the cost of materials and labor, productivity, liability claims, contract disputes, or achievement of contract performance standards.

Change orders are included in total estimated contract revenue when it is probable that the change order will result in an addition to contract value and can be estimated. Management evaluates when a change order is probable based upon its experience in negotiating change orders, the customer’s written approval of such changes or separate documentation of change order costs that are identifiable. Losses on construction and engineering contracts in process are recognized in their entirety when the loss becomes evident and the amount of loss can be reasonably estimated.

CH2M HILL also performs operations and maintenance services. Revenue is recognized on operations and maintenance contracts on a straight-line basis over the life of the contract once CH2M HILL has an arrangement, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured.

Unbilled Revenue and Billings in Excess of Revenue

Unbilled revenue represents the excess of contract revenue recognized over billings to date on contracts in process. These amounts become billable according to the contract terms, which usually consider the passage of time, achievement of certain milestones or completion of the project.

Billings in excess of revenue represent the excess of billings to date, per the contract terms, over revenue recognized on contracts in process.

Allowance for Uncollectible Accounts Receivable

CH2M HILL reduces accounts receivable by estimating an allowance for amounts that may become uncollectible in the future. Management determines the estimated allowance for uncollectible amounts based on their judgments in evaluating the aging of the receivables and the financial condition of CH2M HILL’s clients, which may be dependent on the type of client and the client’s current economic conditions.

Fair Value Measurements

Fair value represents the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. CH2M HILL uses a three-tier valuation hierarchy based upon observable and non-observable inputs. The three levels are as follows: Level 1, unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date; Level 2, significant other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly; and Level 3, significant unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment.

Income Taxes

CH2M HILL accounts for income taxes utilizing an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax effects of events that have been recognized in the financial statements or tax returns. In estimating future tax consequences, CH2M HILL generally considers all expected future events other than enactment of changes in the tax laws or rates. Deferred tax assets and liabilities are determined based on the difference between the tax basis of assets and liabilities and their reported amounts using enacted tax rates in effect for the year in which differences are expected to reverse. Annually, CH2M HILL determines the amount of undistributed foreign earnings invested indefinitely in its foreign operations. Deferred taxes are not provided on those earnings. In

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of Business and Significant Accounting Policies (Continued)

addition, the calculation of tax assets and liabilities involves uncertainties in the application of complex tax regulations. For income tax benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.

Cash and Cash Equivalents

CH2M HILL maintains a cash management system which provides for cash in the bank sufficient to pay checks as they are submitted for payment and invests cash in excess of this amount in interest bearing short-term investments such as certificates of deposit and commercial paper. Investments with original short-term maturities of less than three months are considered cash equivalents in the consolidated balance sheets and statements of cash flows. In addition, cash and cash equivalents on our consolidated balance sheets include cash held within our consolidated joint venture entities which is used for operating activities of those joint ventures. As of December 31, 2010 and 2009, cash and cash equivalents held in our consolidated joint ventures and reflected on the consolidated balance sheets totaled $60.3 million and $43.7 million, respectively.

Available-for-Sale Securities

Available-for-sale securities are carried at fair value, with unrecognized gains and losses reported in accumulated other comprehensive loss, net of taxes. Losses on available-for-sale securities are recognized when a loss is determined to be other than temporary or when realized. Fair values are estimated based on market prices, where available, or dealer quotes.

Property, Plant and Equipment

All additions, including betterments to existing facilities, are recorded at cost. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of the assets and the related accumulated depreciation are removed from the accounts. Any gain or loss on retirements is reflected in operating income in the year of disposition.

Depreciation for owned property is based on the estimated useful lives of the assets using the straight-line method for financial statement purposes. Useful lives for buildings range from 12 to 20 years. Furniture, fixtures and equipment are depreciated over their useful lives from 2 to 10 years. Leasehold improvements are depreciated over the shorter of their estimated useful life or the remaining term of the associated lease up to 12 years.

Other Long-Lived Assets

CH2M HILL may acquire goodwill or other intangible assets in business combinations. Intangible assets are stated at fair value as of the date acquired in a business combination. CH2M HILL amortizes intangible assets with finite lives on a straight-line basis over their expected useful lives, currently up to seven years. Where there are no legal, regulatory, contractual or other factors that would reasonably limit the useful life of the intangible asset, such as goodwill or tradenames, management has determined that those intangible assets have an indefinite life and therefore are not amortized.

CH2M HILL reviews its finite-lived intangibles and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Assets which are held and used in operations are considered impaired if the undiscounted future cash flows from the asset do not exceed the net book value. If impaired, the assets are written down to their estimated fair value. CH2M HILL generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows from the asset group using an appropriate discount rate.

Goodwill and intangible assets with indefinite lives are tested for impairment on an annual basis, or on an interim basis if events or circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment charge is recognized for any amount by which the carrying amount of goodwill

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of Business and Significant Accounting Policies (Continued)

or intangible assets with indefinite lives exceeds their fair value. Management performs its impairment tests of goodwill at the reporting unit level, which is one level below the operating segments. Management’s review of goodwill and the tradename indicated that there was no impairment during the years ended December 31, 2010, 2009 and 2008.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss consists of foreign currency translation adjustments, benefit plan adjustments, and unrealized gains/losses on equity investments. These components are included in the consolidated statements of shareholders’ equity and comprehensive income. Taxes are not provided on the foreign currency translation gains and losses as deferred taxes are not provided on the unremitted earnings of the foreign subsidiaries to which they relate.

The composition of accumulated other comprehensive loss consists of the following at December 31:

($ in thousands)	2010	2009
Foreign currency translation adjustments	$13,449	$9,618
Benefit plan adjustments, net of tax	(33,239)	(43,108)
Unrealized gain on equity investments, net of tax	1,022	747
	$(18,768)	$(32,743)

Concentrations of Credit Risk

Financial instruments which potentially subject CH2M HILL to concentrations of credit risk consist principally of cash and cash equivalents, short term investments and trade receivables. CH2M HILL’s cash and cash equivalents and short term investments are maintained in accounts held primarily in the U.S. with some accounts held by major banks and financial institutions located in Europe, Canada and Asia. Concentrations of credit risk relative to trade receivables are limited due to our diverse client base, which includes the U.S. federal government, various states and municipalities, foreign government agencies, and a variety of U.S. and foreign corporations operating in a broad range of industries and geographic areas.

Contracts with the U.S. federal government and its prime contractors usually contain standard provisions for permitting the government to modify, curtail or terminate the contract for convenience of the government or such prime contractors if program requirements or budgetary constraints change. Upon such a termination, CH2M HILL is generally entitled to recover costs incurred, settlement expenses and profit on work completed prior to termination.

Recently Adopted Accounting Standards

In June 2009, the FASB issued Accounting Standards Update (ASU) No. 2009-17, Consolidations (Topic 810)—Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, revising the existing guidance on the consolidation and disclosures of variable interest entities (VIEs) which was codified in Accounting Standards Codification (ASC) 810-10. Specifically, it changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting rights should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. The guidance also requires additional disclosures about a company’s involvement with VIEs and requires an entity to continually assess any significant changes in risk exposure as well as an entity’s assessment of the primary beneficiary of the entity. ASC 810-10 became effective for CH2M HILL beginning January 1, 2010. For further discussion of the effect of the adoption, see Note 3.

In January 2010, the FASB issued ASU No. 2010-06 (ASU 2010-06), Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements. ASU 2010-06 requires expanded fair value disclosures about transfers into and out of Levels 1 and 2 fair value measurements and

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of Business and Significant Accounting Policies (Continued)

clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. ASU 2010-06 is effective for CH2M HILL beginning January 1, 2010. The adoption of this accounting standard update did not have a material impact on CH2M HILL’s financial position, results of operations, cash flows or disclosures.

(2) Receivables, net

Receivables are stated at net realizable values and consist of receivables billed to clients as well as receivables for which revenue has been earned but has not yet been billed. The U.S. federal government accounted for approximately 20% and 13% of CH2M HILL’s net receivables at December 31, 2010 and 2009, respectively. No other customers exceeded 10% of total receivables at December 31, 2010 or 2009.

The change in the allowance for uncollectible accounts consists of the following for the years ended December 31:

($ in thousands)	2010	2009	2008
Balance at beginning of year	$13,190	$4,183	$6,963
Provision charged to expense	3,521	11,115	2,172
Accounts written off	(3,614)	(2,049)	(4,344)
Other	(1,021)	(59)	(608)
Balance at end of year	$12,076	$13,190	$4,183

(3) Variable Interest Entities and Equity Method Investments

CH2M HILL routinely enters into teaming arrangements to perform projects for its clients. Such arrangements are customary in the engineering and construction industry and generally are project specific. The arrangements facilitate the completion of contracts that are jointly contracted with CH2M HILL’s partners. These arrangements are formed to leverage the skills of the respective partners and include consulting, construction, design, program management and operations and maintenance contracts. CH2M HILL’s risk of loss on these arrangements is usually shared with CH2M HILLs’ partners. The liability of each partner is usually joint and several, which means that each partner may become liable for the entire risk of loss on the project.

CH2M HILL performs a qualitative assessment to determine whether CH2M HILL is the primary beneficiary once an entity is identified as a VIE. A qualitative assessment begins with an understanding of the nature of the risks in the entity as well as the nature of the entity’s activities including terms of the contracts entered into by the entity, ownership interests issued by the entity and how they were marketed, and the parties involved in the design of the entity. All of the variable interests held by parties involved with the VIE are identified and a determination of which activities are most significant to the economic performance of the entity and which variable interest holder has the power to direct those activities is made. Most of the VIEs with which the Company is involved have relatively few variable interests and are primarily related to our equity investment, subordinated financial support, and subcontracting arrangements. CH2M HILL consolidates those VIEs in which it has both the power to direct the activities of the VIE that most significantly impact the VIEs economic performance and the obligation to absorb losses or the right to receive the benefits from the VIE that could potentially be significant to the VIE.

Upon adoption of ASC 810-10, CH2M HILL consolidated certain VIEs that were previously unconsolidated. It was determined that CH2M HILL is the primary beneficiary due to the ability to control the activities that most significantly impact the economic performance of the entity. These variable interest entities were previously not consolidated because no party absorbed the majority of the expected losses. Upon consolidation of these joint ventures, consolidated current assets increased by $35.8 million, primarily related to cash and cash equivalents and accounts receivable. Current liabilities increased by $27.6 million primarily related to accounts payable, accrued subcontractor costs and billings in excess of

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Variable Interest Entities and Equity Method Investments (Continued)

revenue. As of December 31, 2010, total assets of VIEs that were consolidated were $108.7 million and liabilities were $70.1 million.

CH2M HILL recorded investments in unconsolidated affiliates of $83.0 million and $78.1 million for the years ended December 31, 2010 and 2009, respectively. CH2M HILL’s proportionate share of net income or loss is included as equity in earnings of joint ventures and affiliated companies in the consolidated statements of income. In general, the equity investment in our unconsolidated affiliates is equal to our current equity investment plus those entities’ undistributed earnings. CH2M HILL provides certain services, including engineering, construction management and computer and telecommunications support, to these unconsolidated entities. These services are billed to the joint ventures in accordance with the provisions of the agreements.

As of December 31, 2010, the total assets of VIEs that were not consolidated were $388.7 million and total liabilities were $292.5 million. The maximum exposure to losses is limited to the funding of any future losses incurred by those entities under their respective contracts with the project company.

Summarized financial information for CH2M HILL’s unconsolidated VIEs and equity method investments as of and for the years ended December 31 is as follows:

($ in thousands)	2010	2009
FINANCIAL POSITION:
Current assets	$677,638	$665,068
Noncurrent assets	84,042	82,408
Total assets	$761,680	$747,476
Current liabilities	$497,338	$480,668
Noncurrent liabilities	26,486	31,711
Partners’/Owners’ equity	237,856	235,097
Total liabilities and equity	$761,680	$747,476
CH2M HILL’s share of equity	$82,982	$78,053

($ in thousands)	2010	2009	2008
RESULTS OF OPERATIONS:
Revenue	$2,814,824	$2,426,505	$2,370,361
Direct costs	2,598,872	2,250,752	2,273,332
Gross margin	215,952	175,753	97,029
General and administrative expenses	13,603	3,228	5,901
Operating income	202,349	172,525	91,128
Other income, net	458	479	2,790
Net income	$202,807	$173,004	$93,918
CH2M HILL’s share of net income	$68,513	$65,539	$34,232

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Variable Interest Entities and Equity Method Investments (Continued)

CH2M HILL has the following significant investments in affiliated unconsolidated companies:

% Ownership
Domestic:
AGVIQ—CH2M HILL Joint Venture II	49.0%
AGVIQ—CH2M HILL Joint Venture III	49.0%
Americas Gateway Builders	40.0%
CH2M HILL/URS Team, a Joint Venture	50.0%
CH2M—WG Idaho, LLC	50.5%
Clark-Nexsen/CH2M HILL—Norfolk	50.0%
Coastal Estuary Services	49.9%
Connecting Idaho Partners	49.0%
HEBL, Inc.	100.0%
IAP-Hill, LLC	25.0%
Kaiser-Hill Company, LLC	50.0%
National Security Technologies, LLC	10.0%
OMI/Thames Water Stockton, Inc.	50.0%
Parsons CH2M HILL Program Management Consultants, Joint Venture	47.5%
Savannah River Remediation LLC	15.0%
TIC/CH2M Culbertson Unit #1 Joint Venture	25.0%
Washington Closure, LLC	30.0%
Foreign:
CH2M HILL BECA, Ltd.	50.0%
CH2M HILL—Kunwon PMC	54.0%
CHBM Water Joint Venture	50.0%
CH2M Olayan	49.0%
CLM Delivery Partner, Limited	37.5%
Coniisa	33.3%
CPG Consultants—CH2M HILL NIP Joint Venture	50.0%
ECC-VECO, LLC	50.0%
Golden Crossing Constructors Joint Venture	33.3%
HWC Treatment Program Alliance Joint Venture	50.0%
Luggage Point Alliance	50.0%
OMI BECA, Ltd.	50.0%
SMNM/VECO Joint Venture	50.0%
Transcend Partners, Ltd.	40.0%

(4) Property, Plant and Equipment

Property, plant and equipment consists of the following as of December 31:

($ in thousands)	2010	2009
Land	$27,337	$26,516
Building and land improvements	80,183	72,280
Furniture, fixtures and equipment	199,199	196,511
Leasehold improvements	67,690	65,023
	374,409	360,330
Less: Accumulated depreciation	(205,148)	(163,178)
Net property, plant and equipment	$169,261	$197,152

The depreciation expense is reflected in the consolidated statements of income in direct costs and general and administrative costs depending on the intended use of the asset and totaled $52.1 million, $53.5 million and $55.2 million for the years ended December 31, 2010, 2009 and 2008, respectively.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(5) Employee Benefit Plan Assets

CH2M HILL has investments that support deferred compensation arrangements and other employee benefit plans. These assets are recorded at fair market value primarily using Level 2 inputs. As of December 31, 2010 and 2009, the fair market value of these assets was $47.0 million and $36.2 million, respectively.

(6) Acquisitions

On September 7, 2007, CH2M HILL purchased all of the outstanding stock of VECO and substantially all of VECO’s operating businesses as part of a strategic initiative to expand operations into the energy industry. In connection with the acquisition of VECO, the purchase agreement established a holdback contingency of $70.0 million for tax indemnifications and the potential future payment of certain contingencies that may arise within three years after the date of acquisition. Any amounts remaining after payments for these indemnifications and contingencies are payable to the sellers of VECO. Since the date of acquisition, CH2M HILL has made distributions to the sellers of VECO and paid expenses on their behalf which were deemed distributions of the holdback contingency. At December 31, 2010 and 2009, the outstanding balance payable under the holdback contingency was $46.7 million and $49.1 million, respectively. Amounts outstanding under the holdback contingency as of December 31, 2010 represent disputed contingent claims and tax indemnifications which have not been resolved. Upon resolution of the outstanding items, CH2M HILL will likely incur costs which will be paid out of the holdback funds with any remaining amounts being remitted to the sellers.

(7) Sale of Operating Assets

In September 2009, CH2M HILL completed the sale of certain assets and liabilities of its Enterprise Management Solutions (EMS) business. The selling price was $86.6 million, net of amounts due for estimated working capital adjustments of $13.5 million. CH2M HILL recorded a pre-tax gain of $58.2 million during 2009. As part of the EMS sale, CH2M HILL and the purchasers entered into a preferred provider agreement whereby CH2M HILL guaranteed an annual volume of revenues of $42.5 million to be provided to the purchasers for each of the five years through September 2014. To the extent CH2M HILL does not reach this volume of revenues, it must compensate the purchasers. As of the first anniversary date of the sale, CH2M HILL met its annual guaranteed level of revenues and thus no compensation was required to be paid to the purchasers.

The results of operations for EMS prior to disposition were recorded in the Facilities and Infrastructure operating segment.

(8) Goodwill and Intangible Assets

Goodwill and the tradename as of December 31 consist of the following:

($ in thousands)	2010	2009
Goodwill	$130,354	$130,354
Tradename	20,326	20,326
	$150,680	$150,680

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) Goodwill and Intangible Assets (Continued)

Intangible assets with finite lives consist of the following:

($ in thousands)	Cost	Accumulated Amortization	Net finite- lived intangible assets
December 31, 2010
Contracted backlog	$58,871	$(58,871)	$—
Customer relationships	57,922	(27,200)	30,722
Non-compete agreements and other	902	(902)	—
Total finite-lived intangible assets	$117,695	$(86,973)	$30,722
December 31, 2009
Contracted backlog	$58,871	$(56,946)	$1,925
Customer relationships	57,922	(18,926)	38,996
Non-compete agreements and other	902	(874)	28
Total finite-lived intangible assets	$117,695	$(76,746)	$40,949

All intangible assets are being amortized over their expected lives up to seven years. The amortization expense reflected in the consolidated statements of income totaled $10.2 million, $27.4 million and $36.8 million for the years ended December 31, 2010, 2009 and 2008, respectively. These intangible assets are expected to be fully amortized in 2014. At December 31, 2010, the future estimated amortization expense related to these intangible assets is (in thousands):

Year Ending:
2011	$8,275
2012	8,275
2013	8,275
2014	5,897
$30,722

(9) Fair Value of Financial Instruments

Cash and cash equivalents, receivables, unbilled revenue, accounts payable and billings in excess of revenue are carried at cost, which approximates fair value due to their short maturities. Fair value of long-term debt, including the current portion, is estimated based on Level 2 inputs. Fair value is determined by discounting future cash flows using interest rates available for issues with similar terms and average maturities.

Fair value of marketable securities classified as available-for-sale, which totaled $2.4 million and $2.0 million at December 31, 2010 and December 31, 2009, respectively, were valued based on Level 1 inputs whereby a readily determinable market value exists for the specific asset. There were no transfers between fair value hierarchy levels during the years ended December 31, 2010 and 2009. The estimated fair values of CH2M HILL’s financial instruments where carrying values do not approximate fair value are as follows:

	2010		2009
($ in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Mortgage notes payable	$15,253	$12,403	$16,672	$13,627
Equipment financing	$22,227	$21,439	$35,572	$33,951
Shareholder notes payable	$141	$98	$95	$61

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) Line of Credit and Long-term Debt

On December 6, 2010, CH2M HILL entered into a Credit Agreement (the “Credit Agreement”) providing for an unsecured revolving credit facility in an amount of up to $600.0 million. Subject to certain conditions, at any time prior to the date that is thirty days before the maturity date of the Credit Agreement, CH2M HILL will be able to invite existing and new lenders to increase the size of the revolving credit facility by up to $100.0 million, for a maximum aggregate revolving credit facility of $700.0 million. The revolving credit facility has a subfacility for the issuance of standby letters of credit in a face amount up to $300.0 million, a subfacility of up to $300.0 million for multicurrency borrowings and a subfacility of up to $20.0 million for swingline loans. Revolving loans under the Credit Agreement bear interest, at CH2M HILL’s option, at a rate equal to either (i) the base rate plus a margin based on the ratio of CH2M HILL’s consolidated leverage ratio or (ii) the LIBOR rate, based on interest periods of one, two, three or six months, plus a margin based on the ratio of CH2M HILL’s consolidated leverage ratio. The base rate is equal to the greater of (i) the Federal Funds Rate, as published from time to time by the Federal Reserve Bank of New York, plus 0.5%, (ii) the swingline lender’s prime rate in effect from time to time, or (iii) the one-month LIBOR rate in effect from time to time, plus 1.0%. CH2M HILL’s consolidated leverage ratio on any date is the ratio of CH2M HILL’s consolidated total funded debt to its consolidated earnings before interest, taxes, depreciation and amortization for the preceding four fiscal quarters. There were no outstanding borrowings on the Credit Agreement as of December 31, 2010 or December 31, 2009. If CH2M HILL had borrowed under the Credit Agreement on December 31, 2010 the rate of interest charged on that balance would have been 1.76%.

Prior to entering into the Credit Agreement, CH2M HILL was party to a credit agreement which provided for a $500.0 million revolving credit facility with an option to increase the initial borrowing capacity by up to an additional $250.0 million. It also provided that up to $250.0 million be available for the issuance of letters of credit to support various trade activities. At December 31, 2010, issued and outstanding letters of credit of $89.4 million were reserved against the borrowing base of the Credit Agreement, compared to $78.4 million at December 31, 2009.

The Credit Agreement contains customary representations and warranties and conditions to borrowing. The Credit Agreement also includes customary affirmative and negative covenants, including covenants that limit or restrict CH2M HILL’s and its subsidiaries’ ability to incur indebtedness and other obligations, grant liens to secure their obligations, make investments, merge or consolidate, dispose of assets outside the ordinary course of business, enter into transactions with affiliates, and make certain kinds of payments, in each case subject to customary exceptions for a credit facility of this size and type. CH2M HILL is also required to comply with a minimum consolidated fixed charge coverage ratio and a maximum consolidated leverage ratio. As of December 31, 2010, CH2M HILL was in compliance with the covenants required by the Credit Agreement.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) Line of Credit and Long-term Debt (Continued)

CH2M HILL’s nonrecourse and other long-term debt, as of December 31 consist of the following:

($ in thousands)	2010	2009
Nonrecourse:
Mortgage payable in monthly installments to July 2020, secured by real estate, rents and leases. The note bears interest at 5.35%	$12,430	$13,379
Mortgage payable in monthly installments to December 2015, secured by real estate. The note bears interest at 6.59%	2,823	3,293
	15,253	16,672
Other:
Equipment financing, due in monthly installments to December 2014, secured by equipment. These notes bear interest ranging from 6.00% to 8.00%	22,227	35,572
Shareholder notes payable	141	95
Total debt	37,621	52,339
Less current portion of debt	13,934	14,396
Total long-term portion of debt	$23,687	$37,943

At December 31, 2010, future principal payments on long-term debt are as follows (in thousands):

Year Ending:
2011	$13,934
2012	10,382
2013	2,576
2014	2,047
2015	1,844
Thereafter	6,838
$37,621

(11) Operating Lease Obligations

CH2M HILL has entered into certain noncancellable leases, which are being accounted for as operating leases. At December 31, 2010, future minimum lease payments are as follows (in thousands):

Year Ending:
2011	$115,254
2012	99,680
2013	84,655
2014	69,375
2015	59,868
Thereafter	102,592
$531,424

Rental expense charged to operations was $126.7 million, $138.9 million and $121.2 million during the years ended December 31, 2010, 2009 and 2008, respectively, including amortization of a deferred gain of $4.3 million in the years ended December 31, 2010 and 2009, and 2008 related to the sale-leaseback of our corporate offices. Certain of CH2M HILL’s operating leases contain provisions for a specific rent-free period. CH2M HILL accrues rental expense during the rent-free period based on total expected rent payments to be made over the life of the related lease.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) Income Taxes

Income before provision for income taxes for the years ended December 31 consists of the following:

($ in thousands)	2010	2009	2008
U.S. income	$102,047	$143,190	$55,891
Foreign income	45,452	6,972	3,662
Income before taxes	$147,499	$150,162	$59,553

The provision for income taxes for the years ended December 31 consists of the following:

($ in thousands)	2010	2009	2008
Current income tax expense:
Federal	$55,835	$49,035	$38,715
Foreign	11,729	14,138	(1,154)
State and local	10,939	12,653	14,725
Total current income tax expense	78,503	75,826	52,286
Deferred income tax benefit:
Federal	(17,280)	(23,291)	(22,507)
Foreign	(4,771)	(2,646)	2,462
State	(2,648)	(3,469)	(4,744)
Total deferred income tax benefit	(24,699)	(29,406)	(24,789)
Total income tax expense	$53,804	$46,420	$27,497

The reconciliations of income tax computed at the U.S. federal statutory tax rate to CH2M HILL’s effective income tax rate for the years ended December 31 are as follows:

($ in thousands)	2010	2009	2008
Pretax income	$147,499	$150,162	$59,553
Federal statutory rate	35%	35%	35%
Expected tax expense	51,625	52,556	20,844
Reconciling items:
State income taxes, net of federal benefit	5,640	7,763	5,620
Nondeductible meals and entertainment	3,082	3,035	3,563
Section 199—Domestic manufacturer deduction	(3,686)	(4,515)	(2,737)
Compensation	(1,804)	(6,114)	1,483
Subsidiary earnings	(5,358)	(7,520)	(6,610)
Permanent expenses, exclusions and credits	2,108	(6,660)	(2,743)
Foreign permanent expenses, taxes, credits and other	2,835	8,442	7,136
Other	(638)	(567)	941
Provision for income taxes	$53,804	$46,420	$27,497

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) Income Taxes (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are as follows:

($ in thousands)	2010	2009
Deferred tax assets:
Net foreign operating loss carryforwards	$23,050	$23,143
Deferred gain, insurance and other	24,758	18,397
Accrued employee benefits	180,055	176,586
Total deferred tax assets	227,863	218,126
Valuation allowance	(27,712)	(26,019)
Net deferred tax assets	200,151	192,107
Deferred tax liabilities:
Investments in affiliates	2,871	6,192
Depreciation and amortization	22,354	28,513
Net deferred tax liabilities	25,225	34,705
Net deferred tax assets	$174,926	$157,402

A valuation allowance is required to be established for those deferred tax assets where it is more likely than not that they will not be realized. The above valuation allowances relate primarily to operating loss carryforwards from foreign operations of $86.9 million and $77.4 million for the years ended December 31, 2010 and 2009, respectively. Taxable income within the applicable foreign subsidiary must be reported in order for the deferred tax asset to be realized. The foreign net operating losses can be carried forward for varying terms depending on the foreign jurisdiction between three years and an unlimited carry forward period.

Undistributed earnings of CH2M HILL’s foreign subsidiaries amounted to approximately $75.3 million at December 31, 2010. These earnings are considered to be permanently reinvested. Accordingly, no provision for U.S. federal and state income taxes or foreign withholding taxes has been made. Upon distribution of those earnings, CH2M HILL would be subject to U.S. income taxes (subject to a reduction for foreign tax credits) and withholding taxes payable to the various foreign countries. If these earnings were repatriated as of December 31, 2010, approximately $16.3 million of income tax expense would be incurred.

The tax benefit from share-based compensation awards for the years ended December 31, 2010, 2009 and 2008 was $14.0 million, $6.4 million and $6.9 million, respectively. These amounts are reflected as additional paid-in capital in the consolidated statements of shareholders’ equity and comprehensive income and are reported as financing activities in the 2010 and 2009 consolidated statements of cash flows.

A reconciliation of the beginning and ending amount of uncertain tax positions as of December 31, 2010 is as follows (in thousands):

Balance at December 31, 2009	$23,752
Additions for current year tax positions	2,591
Additions for prior year tax positions	3,882
Reductions for prior year tax positions	(7,725)
Settlement with taxing authorities	(777)
Reductions as a result of lapse of applicable statue of expirations	(6,385)
Balance at December 31, 2010	$15,338

CH2M HILL also recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2010 and 2009, CH2M HILL had approximately $3.0 million and $4.5 million, respectively, of accrued interest and penalties related to uncertain tax positions.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) Income Taxes (Continued)

CH2M HILL files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, CH2M HILL is subject to examination by taxing authorities throughout the world, including such major jurisdictions as the U.S. and Canada. With few exceptions, CH2M HILL is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities in major tax jurisdictions for years before 2003.

(13) Earnings Per Share

Basic earnings per share (EPS) excludes the dilutive effect of common stock equivalents and is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted EPS includes the dilutive effect of common stock equivalents, which consists of stock options, and is computed using the weighted-average number of common shares and common stock equivalents outstanding during the period.

Reconciliations of basic and diluted EPS for the years ended December 31 are as follows:

($ in thousands)	2010	2009	2008
Numerator:
Net income attributable to CH2M HILL	$93,695	$103,742	$32,056
Denominator:
Basic weighted-average common shares outstanding	31,458	31,908	33,487
Dilutive effect of common stock equivalents	705	691	889
Diluted adjusted weighted-average common shares outstanding, assuming conversion of common stock equivalents	32,163	32,599	34,376
Basic net income per common share	$2.98	$3.25	$0.96
Diluted net income per common share	$2.91	$3.18	$0.93

(14) Employee Benefit Plans

Deferred Compensation Plans

Effective February 11, 2010, CH2M HILL amended and restated the CH2M HILL Companies, Ltd. Deferred Compensation Retirement Plan (DCRP) to form the CH2M HILL Supplemental Executive Retirement and Retention Plan (SERRP). The Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act (ERISA). Under this plan, each participant’s account consists of various contributions made to the account by CH2M HILL on behalf of the participant. CH2M HILL selects the investment vehicles available under the plan. Compensation expense was $0.6 million and $0.1 million for the year ended December 31, 2010 and 2009, respectively.

In addition to the SERRP, CH2M HILL has two nonqualified deferred compensation plans that provide benefits payable to officers and certain highly compensated employees at specified future dates, upon retirement, or death. Under one plan, a participant could elect to defer base compensation and incentive compensation, in cash or common stock. Under the other plan, a participant, whose 401(k) Plan contributions are limited by the ERISA, could elect to defer additional base compensation to which CH2M HILL may make a matching contribution. It is also used by CH2M HILL to provide additional retirement benefits for certain of its senior executives at levels to be determined from time-to-time by the Board of Directors.

These deferred compensation plans are unfunded; therefore, benefits are paid from the general assets of CH2M HILL. The participant’s cash deferrals earn a return based on the participant’s selection of investments in several hypothetical investment options. Each hypothetical investment option is based on an

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Employee Benefit Plans (Continued)

investment fund that is similar to the 401(k) Plan. All deferrals of common stock must remain invested in common stock and are distributed in common stock.

Compensation expense for the two nonqualified plans was $2.8 million and $8.4 million for the years ended December 31, 2010, and 2009, respectively. During 2008, the return on the participants hypothetical investment options decreased by $14.3 million and thus compensation expense was decreased by this amount.

Stock Option Plans

Effective January 1, 2009, the Board of Directors and shareholders approved the CH2M HILL Companies, Ltd. 2009 Stock Option Plan (2009 Stock Option Plan). The 2009 Stock Option Plan reserves 3,000,000 shares of CH2M HILL common stock for issuance upon exercise of stock options granted under the plan. All options outstanding under the previous plans (1999 and 2004 Stock Option Plans) that have been cancelled, expired or for any other reason cease to be exercisable, are rolled into the 2009 Stock Option Plan and are available for grant in addition to the 3,000,000 options reserved.

Stock options are granted at an exercise price equal to the fair market value of CH2M HILL’s common stock at the date of grant. Stock options granted generally become exercisable 25%, 25% and 50% after one, two and three years, respectively, and have a term of five years from date of grant. The following table summarizes the activity relating to the 2009 Stock Option Plan and the 1999 and 2004 Stock Option Plans during 2010:

Stock Options:	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2009	3,478,765	$25.09
Granted	510,256	$41.17
Exercised	(899,753)	$19.01
Forfeited	(80,139)	$33.33
Expired	(37,284)	$20.35
Outstanding at December 31, 2010	2,971,845	$29.52
Exercisable at December 31, 2010	1,592,589	$23.91
Available for future grants	2,165,019

The weighted-average remaining contractual term for all options outstanding at December 31, 2010 and 2009 was 2.4 years and 2.7 years, respectively. The aggregate intrinsic value was $50.4 million and $55.0 million, respectively. The weighted-average remaining contractual term for options vested and exercisable at December 31, 2010 and 2009 was 1.6 years and 1.7 years, respectively. The aggregate intrinsic value was $35.9 million and $33.9 million, respectively. The remaining unrecognized compensation expense related to nonvested awards as of December 31, 2010 is $4.5 million. CH2M HILL expects to recognize this compensation expense over the weighted average remaining recognition period of 1.5 years, subject to forfeitures that may occur during that period.

CH2M HILL received $3.7 million, $3.9 million and $3.5 million from options exercised during the years ended December 31, 2010, 2009 and 2008, respectively. CH2M HILL’s stock option plans also allow participants to satisfy the exercise price and participant tax withholding obligation by tendering shares of company stock that have been owned by the participants for at least six months. The intrinsic value associated with exercises was $16.3 million, $11.8 million and $13.1 million during the years ended December 31, 2010, 2009 and 2008, respectively.

CH2M HILL measures the fair value of each stock option grant at the date of grant using a Black-Scholes option pricing model. The weighted average grant date fair value of options granted during the years

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Employee Benefit Plans (Continued)

ended December 31, 2010 and 2009 was $6.30 and $5.58, respectively. The following assumptions were used in determining the fair value of options granted during 2009 and 2008:

	2010	2009
Risk-free interest rate	1.56%	1.86%
Expected dividend yield	0.00%	0.00%
Expected option life	4.21 Years	4.23 Years
Expected stock price volatility	15.06%	15.11%

CH2M HILL estimates the expected term of options granted based on historical experience of employee exercise behavior. CH2M HILL estimates the volatility of its common stock by using the weighted-average of historical volatility over the same period as option term. CH2M HILL uses the Treasury Yield Curve rates for the risk-free interest rate in the option valuation model with maturities similar to the expected term of the options. CH2M HILL does not anticipate paying any cash dividends on its common stock in the foreseeable future and therefore uses an expected dividend yield of zero in the option valuation model. CH2M HILL is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. CH2M HILL uses historical data to estimate pre-vesting option forfeitures and records stock-based compensation expense only for those awards that are expected to vest. All stock-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards.

The total compensation expense recognized for stock options granted for the years ended December 31, 2010, 2009 and 2008 was $4.8 million, $4.7 million and $4.1 million, respectively.

Payroll Deduction Stock Purchase Plan

In November 1999, CH2M HILL established the Payroll Deduction Stock Purchase Plan (PDSPP) which provides for the purchase of common stock at 90% of the market value as of the date of purchase through payroll deductions by participating employees. Eligible employees may purchase common stock totaling up to 15% of an employee’s compensation through payroll deductions. An employee cannot purchase more than $25,000 of common stock under the PDSPP in any calendar year. The PDSPP is intended to qualify under Section 423 of the Internal Revenue Code (IRC). The PDSPP is not intended to qualify under Section 401(a) of the IRC and is not subject to ERISA. The PDSPP is non-compensatory since the plan is available to all shareholders and incorporates no option features such as a look-back period. Accordingly, no compensation expense is recognized in the financial statements for the PDSPP. During the years ended December 31, 2010, 2009 and 2008, a total of 569,788 shares, 688,776 shares and 784,125 shares, respectively, were issued under the PDSPP, for total proceeds of $22.2 million, $21.5 million and $21.7 million, respectively.

Phantom Stock Plan

In January 2000, CH2M HILL established the Phantom Stock Plan, which provides eligible individuals with added incentives to continue in the long-term service of CH2M HILL. Eligible individuals are generally individuals who are not residents of the U.S. Phantom stock grants are 100% vested on the grant date and may be redeemed after six months from the grant date. The value of phantom stock is equal to the market value of CH2M HILL’s common stock. All amounts granted under the Phantom Stock Plan are payable in cash only and are generally granted in connection with the short and long term incentive plans. Compensation expense under this plan is based on the value of the units on the date of grant.

During the years ended December 31, 2010, 2009 and 2008, a total of 6,136, 1,504 and 2,050 phantom stock units, respectively, were granted under the Phantom Stock Plan. The fair values of the units granted under the Phantom Stock Plan during 2010, 2009 and 2008 were $40.52, $31.10 and $30.32, respectively. Compensation expense related to the Phantom Stock Plan during 2010, 2009 and 2008 was $0.5 million, $0.4 million, and $0.3 million, respectively.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Employee Benefit Plans (Continued)

The following table summarizes the activity relating to the Phantom Stock Plan during 2010:

Number of Units
Balance at December 31, 2009	32,509
Granted	6,136
Exercised	(2,135)
Cancelled	(43)
Balance at December 31, 2010	36,467

Stock Appreciation Rights Plan

In February 1999, CH2M HILL established the Stock Appreciation Rights (SARs) Plan. Eligible individuals are generally individuals who are not residents of the U.S. SARs are granted at an exercise price equal to the market value of CH2M HILL’s common stock and generally become exercisable 25%, 25% and 50% after one, two and three years, respectively, and have a term of five years from the date of the grant. All amounts granted under the SARs Plan are payable in cash only. Compensation expense under this plan is based on the vesting provisions and the market value of CH2M HILL’s common stock.

Compensation expense related to the SARs Plan amounted to $0.2 million, $0.4 million and $0.4 million for the years ended December 31, 2010, 2009 and 2008, respectively.

The following table summarizes the activity relating to the SARs Plan during 2010:

	Number of Rights	Weighted Average Exercise Price
Balance at December 31, 2009	39,330	$22.71
Granted	5,400	$41.10
Exercised	(12,113)	$18.27
Cancelled	(1,942)	$29.45
Balance at December 31, 2010	30,675	$27.28

Incentive Plans

In January 2000, CH2M HILL established the Short Term Incentive Plan (STIP) to aid in the motivation, recruitment, retention and reward of employees. Management determines which employees, directors, and eligible consultants participate in the STIP. During the years ended December 31, 2010, 2009 and 2008, a total of 369,566 shares, 432,093 shares and 604,333 shares, respectively, were issued under the STIP. The fair values of the shares issued under the STIP were $40.52, $31.10 and $30.32, for the years ended December 31, 2010, 2009, and 2008, respectively. Compensation expense related to common stock awards under the STIP amounted to zero, $14.4 million and $11.2 million for the years ended December 31, 2010, 2009 and 2008, respectively.

In January 1999, CH2M HILL established the Long Term Incentive Plan (LTIP) to reward certain executives and senior leaders for the creation of value in the organization through the achievement of specific long-term (3 year) goals of earnings growth and strategic initiatives. The Compensation Committee of the Board reviews and endorses participation in the LTIP in any program year and a new plan is established each year. During the years ended December 31, 2010, 2009 and 2008, a total of 279,447 shares, 323,474 shares and 262,837 shares, respectively, were issued under the LTIP at a fair value of $40.52, $31.10 and $30.32 per share, respectively. Compensation expense related to common stock awards under the LTIP amounted to $15.0 million, $13.3 million and $11.8 million for the years ended December 31, 2010, 2009 and 2008, respectively.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Employee Benefit Plans (Continued)

Restricted Stock Plan

In January 2000, CH2M HILL established the Restricted Stock Plan which provides eligible individuals with added incentives to continue in the long-term service of CH2M HILL. The awards are made for no consideration and vest over various periods, but are considered outstanding at the time of grant. During the years ended December 31, 2010, 2009 and 2008, a total of 186,396 shares, 111,246 shares and 70,405 shares, respectively, were granted under the Restricted Stock Plan.

CH2M HILL recognizes compensation costs, net of estimated forfeitures, over the vesting term based on the fair value of the restricted stock at the date of grant. The amount of compensation expense recognized under the Restricted Stock Plan was $4.8 million, $2.9 million and $3.8 million for the years ended December 31, 2010, 2009 and 2008, respectively. In determining the amount of compensation expense, CH2M HILL has estimated that forfeitures of restricted stock shares will be less than 10% of total restricted stock shares outstanding based upon prior experience. As of December 31, 2010, there was $7.6 million of unrecognized compensation expense related to non-vested restricted stock grants. The expense is expected to be recognized over a weighted average period of 2.78 years.

The following table summarizes the activity relating to the Restricted Stock Plan during 2010:

	Non-vested Shares	Weighted Average Grant Date Fair Value
Balance at December 31, 2009	460,205	$24.29
Granted	186,396	$42.32
Vested	(170,398)	$25.51
Cancelled and expired	(28,150)	$30.40
Balance at December 31, 2010	448,053	$30.91

The weighted-average fair values of the shares granted under the Restricted Stock Plan during 2010, 2009 and 2008 were $42.32, $33.76 and $30.71, respectively.

(15) Employee Retirement Plans

Retirement and Tax-Deferred Savings Plan

The Retirement and Tax-Deferred Savings Plan (401(k) Plan) is a profit sharing plan that includes a cash or deferred arrangement that is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. Employees are eligible to participate in the 401(k) Plan on the first date of hire with respect to employee contributions and matching contributions. Each eligible employee begins to participate in the 401(k) Plan with respect to defined contributions as of the first day of the first month that begins on or after the eligible employee completes a twelve-month period of service during which the employee is credited with at least 1,000 hours of service.

The 401(k) Plan allows for matching contributions to be made in both cash and stock. Matching contributions may be made in an amount that is based on a percentage of the employee’s contributions for the calendar quarter up to 4% of the employee’s base compensation. Participants of the 401(k) Plan are, at all times, 100% vested in the employee contribution account. Employer contributions allocated to a participant’s account generally vest over six years of completed service. Expenses related to matching contributions for the 401(k) Plan for 2010, 2009 and 2008 were $20.6 million, $25.4 million and $25.9 million, respectively. In addition, expenses related to defined contributions made in common stock for the 401(k) Plan for 2010, 2009 and 2008 were $16.6 million, $12.7 million and $14.9 million, respectively.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) Employee Retirement Plans (Continued)

Pension and Other Postretirement Benefits

CH2M HILL has three noncontributory defined benefit pension plans. Plan benefits in two of the plans were frozen while one plan remains active. Effective December 31, 2010, the active plan was amended impacting the formula to calculate future benefits. Benefits are based on years of service and compensation during the span of employment.

CH2M HILL sponsors a medical benefit plan for retired employees of certain subsidiaries. The plan is contributory, and retiree premiums are based on years of service at retirement. The benefits contain limitations and a cap on future cost increases. CH2M HILL funds postretirement medical benefits on a pay-as-you-go basis. Effective December 31, 2009, the plan was modified impacting the eligibility criteria, the cost, and the events of termination regarding the retiree medical coverage.

CH2M HILL is required to (i) recognize the funded status of the defined benefit pension and other postretirement plans on the consolidated balance sheet, (ii) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost and (iii) measure defined benefit plan assets and obligations as of the date of the statement of financial position. In 2008, CH2M HILL changed its measurement date from October 31 to December 31. The impact of the change in the measurement date was not significant and proportionately allocated to current period benefit cost and accumulated other comprehensive loss.

CH2M HILL expects to make contributions of $10.2 million to the pension plans in 2011. The pension, non-qualified pension and post-retirement healthcare benefit payments, including expected future services, are expected to be paid from plan assets and operating cash flows as follows:

($ in thousands)	Pension Plans	Non-Qualified Pension Plans	Post-Retirement Benefit Plans
2011	$10,204	$91	$3,110
2012	11,396	85	2,588
2013	12,076	80	2,852
2014	13,255	75	3,174
2015	14,368	69	3,499
2016-2020	82,677	270	21,850
	$143,976	$670	$37,073

Benefit Expense

The measurement dates used to determine pension, non-qualified pension and other post-retirement benefits for the plans are December 31, 2010, 2009 and 2008. The actuarial assumptions used to compute the net pension benefit expense, non-qualified pension benefit expense and post-retirement benefit

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) Employee Retirement Plans (Continued)

expense are based upon information available as of the beginning of the year, as presented in the following table.

	Pension Plans			Non-Qualified Pension Plans			Post-Retirement Benefit Plans
	2010	2009	2008	2010	2009	2008	2010	2009	2008
Actuarial assumptions at beginning of year:
Discount rate	5.90%	6.25%	6.25%	5.90%	6.25%	6.25%	5.90%	6.25%	6.25%
Rate of compensation increase	4.00%	4.00%	4.00%	na	na	na	na	na	na
Expected long-term rate of return on plan assets	7.50%	8.00%	8.00%	na	na	na	na	na	na
Initial healthcare costs trend rate	na	na	na	na	na	na	na	5.99%	6.51%
Ultimate healthcare cost trend rate	na	na	na	na	na	na	na	4.50%	4.50%
Year ultimate trend rate is reached	na	na	na	na	na	na	na	2011	2011

na—not applicable

The components of the pension benefit expense, non-qualified pension benefit expense and post-retirement benefit expense for the years ended December 31 are detailed below:

	Pension Plans			Non-Qualified Pension Plans			Post-Retirement Benefit Plans
($ in thousands)	2010	2009	2008	2010	2009	2008	2010	2009	2008
Service costs	$5,579	$4,691	$4,229	$—	$—	$168	$2,878	$3,327	$3,510
Interest costs	10,692	9,870	9,213	36	38	324	2,340	2,181	2,655
Expected return on plan assets	(9,149)	(8,262)	(11,550)	—	—	—	—	—	—
Amortization of transition (asset)/obligation	—	—	(2)	—	—	—	349	349	349
Amortization of prior service costs	92	87	87	—	—	297	354	387	394
Recognized gain due to curtailments	—	—	—	—	—	—	—	(1,052)	—
Recognized net actuarial loss (gain)	4,058	4,382	91	9	3	6	(3)	(1)	203
Net expense included in current income	$11,272	$10,768	$2,068	$45	$41	$795	$5,918	$5,191	$7,111

The gain recognized in 2009 due to the curtailment in the post-retirement benefit plans represent a decrease in the accrued benefit obligation of $2.8 million, accelerated recognition of previously unrecognized loss of $0.2 million, and accelerated recognition of previously unrecognized prior service cost of $1.5 million.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) Employee Retirement Plans (Continued)

Benefit Obligations

The actuarial assumptions used to compute the benefit obligations for the plans which are based upon information available as of December 31 are:

	Pension Plans		Non-Qualified Pension Plans		Post-Retirement Benefit Plans
	2010	2009	2010	2009	2010	2009
Actuarial assumptions at end of year:
Discount rate	5.80%	5.90%	5.80%	5.90%	5.80%	5.90%
Rate of compensation increase	3.00%	4.00%	na	na	na	na
Initial healthcare cost trend rate	na	na	na	na	na	5.99%
Ultimate healthcare cost trend rate	na	na	na	na	na	4.50%
Year ultimate trend rate is reached	na	na	na	na	na	2011

na—not applicable

The discount rate assumptions are set annually based on several factors such as: a) the rates of return on high quality fixed income investments available and expected to be available during the period to maturity of the benefits and b) the duration of the plan liabilities is also compared to a portfolio of high quality corporate bonds appropriate to provide for the projected benefit payments of the plan.

The following table summarizes the change in benefit obligation for the pension, non-qualified pension and post-retirement benefit plans and change in plan assets for the pension plans for the years ended December 31:

	Pension Plans		Non-Qualified Pension Plans		Post-Retirement Benefit Plans
($ in thousands)	2010	2009	2010	2009	2010	2009
Benefit obligation accrued at beginning of year	$184,716	$161,072	$651	$655	$40,281	$41,901
Service cost	5,579	4,691	—	—	2,878	3,327
Interest cost	10,692	9,870	36	38	2,340	2,181
Plan contributions	—	—	—	—	1,272	2,452
Actuarial loss (gain)	2,613	14,984	32	49	1,388	(3,226)
Amendment	(9,610)	—	—	—	—	—
Curtailments	—	—	—	—	—	(2,771)
Benefits paid	(6,395)	(5,901)	(91)	(91)	(3,179)	(3,583)
Benefit obligation at end of year	$187,595	$184,716	$628	$651	$44,980	$40,281
Fair value of plan assets at beginning of year	$122,588	$105,457	—	—	—	—
Actual gain on plan assets	14,426	21,617	—	—	—	—
Employer and employee contributions	8,073	1,415	—	—	—	—
Benefits paid	(6,395)	(5,901)	—	—	—	—
Fair value of plan assets at end of year	$138,692	$122,588	—	—	—	—

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) Employee Retirement Plans (Continued)

The weighted-average asset allocations for the benefit plans as of December 31, 2010 and 2009 by asset category are as follows:

	Pension Plans
	2010	2009
Equity	54%	52%
Debt	45%	47%
Other	1%	1%
Total	100%	100%

The investment philosophy for the pension plans is based on a balanced asset approach allocated primarily between equity securities and debt securities. At December 31, 2010, the equity security holdings were distributed in large and small cap index funds and an international fund. The debt securities consist of two fixed income funds. CH2M HILL uses long-term historical actual return experience with consideration of the expected investment mix of the plans’ assets, as well as future estimates of long-term investment returns to develop its expected rate of return assumption used in calculating the net periodic pension cost.

The following table summarizes the effect of a 1% change in the health care cost trend rate (HCCTR) on the postretirement obligation and costs:

($ in thousands)	2010	2009
Effect of 1% increase in HCCTR as of December 31 on:
Postretirement benefit obligation	na	$111
Total of service and interest cost components	na	30
Effect of 1% decrease in HCCTR for the year ended December 31 on:
Postretirement benefit obligation	na	(155)
Total of service and interest cost components	na	(45)

CH2M HILL has instituted caps on the potential growth of it’s retiree healthcare cost. Based on expected costs for 2011 and 2012, the retiree healthcare cost caps are expected to be reached in 2012 and apply in all future years. As healthcare costs continue to increase, these caps are intended to remain in force at current levels. As a result, a 1% change in the health care cost trends has no impact on the postretirement obligation or costs.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) Employee Retirement Plans (Continued)

Funded Status

The following table presents the funded status of the pension, non-qualified pension and post-retirement benefit plans at December 31, 2010:

($ in thousands)	Pension Plans	Non-Qualified Pension Plans	Post-Retirement Benefit Plans
Projected benefit obligation	$187,595	$628	$—
Accumulated benefit obligation	—	—	44,980
Fair value of plan assets	138,692	—	—
Underfunded status	$(48,903)	$(628)	$(44,980)
Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$53,848	$163	$4,943
Net prior service cost	(9,446)	—	638
Transition obligation	—	—	449
Total	$44,402	$163	$6,030
Amounts to be recognized in 2011 as a component of net periodic cost:
Net actuarial loss	$3,550	$13	$50
Transition obligation	—	—	349
Net prior service cost	(783)	—	353
Total	$2,767	$13	$752

The following table presents the funded status of the pension, non-qualified pension and post-retirement benefit plans at December 31, 2009:

($ in thousands)	Pension Plans	Non-Qualified Pension Plans	Post-Retirement Benefit Plans
Projected benefit obligation	$184,716	$651	$—
Accumulated benefit obligation	—	—	40,281
Fair value of plan assets	122,588	—	—
Underfunded status	$(62,128)	$(651)	$(40,281)
Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$60,571	$140	$3,552
Net prior service cost	256	—	992
Transition obligation	—	—	798
Total	$60,827	$140	$5,342
Amounts to be recognized in 2010 as a component of net periodic cost:
Net actuarial loss (gain)	$4,058	$9	$(3)
Transition obligation	—	—	349
Net prior service cost	92	—	350
Total	$4,150	$9	$696

Benefit Plan Assets

CH2M HILL utilizes various investment securities, including U.S. government securities, corporate debt instruments and mutual funds. Investment securities, in general, are exposed to various risks, such as

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) Employee Retirement Plans (Continued)

interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and such changes could materially affect the funded status of the plans.

Additionally, certain mutual funds invest in the securities of foreign companies, which involve special risks and considerations not typically associated with investing in U.S. companies. These risks include devaluation of currencies, less reliable information about issuers, different securities transaction clearance and settlement practices, and possible adverse political and economic developments. Moreover, securities of many foreign companies and their markets may be less liquid and their prices more volatile than those of securities of comparable U.S. companies.

Plan contributions are made and the actuarial present value of accumulated plan benefits are reported based on certain assumptions pertaining to interest rates, inflation rates, and employee demographics, all of which are subject to change. Due to uncertainties inherent in the estimations and assumptions process, it is at least reasonably possible that changes in these estimates and assumptions in the near term could be material to the amounts reported.

Plan assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following table sets forth, by level, within the fair value hierarchy a summary of the pension plans’ investments measured at fair value on a recurring basis at December 31, 2010.

	Investment Assets at Fair Value as of December 31, 2010
(in thousands)	Level 1	Level 2	Level 3	Total
Common/collective trust & wrap contracts	$—	$49,957	$—	$49,957
Mutual funds	88,735	—	—	88,735
Total investment assets at fair value	$88,735	$49,957	$—	$138,692

(16) Segment Information

CH2M HILL provides services to clients through three operating segments: Government, Environment and Nuclear, Facilities and Infrastructure, and Energy. Our Government, Environment and Nuclear segment generally provides a comprehensive range of services to the U.S. Federal government as well as services to foreign governments and industry. Our Facilities and Infrastructure segment generally provides a comprehensive range of services to various industry segments, and state, local and provincial governments. Our Energy segment generally provides a comprehensive range of services to private sector clients.

CH2M HILL evaluates performance based on several factors, of which the primary financial measure is operating income. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. CH2M HILL uses operating income as its measurement of segment profit. Unallocated corporate expenses are included in “other” in the table below.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(16) Segment Information (Continued)

Certain financial information for each segment is provided below (in thousands):

2010	Government, Environment and Nuclear	Facilities and Infrastructure	Energy	Other	Financial Statement Balances
Revenue from external customers	$2,197,585	$2,004,341	$1,220,875	$—	$5,422,801
Equity in earnings of joint ventures and affiliated companies	$46,919	$16,609	$4,985	$—	$68,513
Depreciation and amortization	$4,938	$9,252	$48,121	$—	$62,311
Operating income (loss)	$87,637	$91,600	$25,502	$(29,976)	$174,763
Segment assets	$896,389	$613,820	$456,871	$—	$1,967,080
Goodwill	$—	$42,384	$87,970	$—	$130,354

2009	Government, Environment and Nuclear	Facilities and Infrastructure	Energy	Other	Financial Statement Balances
Revenue from external customers	$1,939,188	$1,947,359	$1,612,771	$—	$5,499,318
Equity in earnings of joint ventures and affiliated companies	$44,781	$18,557	$2,201	$—	$65,539
Depreciation and amortization	$5,684	$9,875	$65,330	$—	$80,889
Operating income (loss)	$135,960	$71,010	$14,589	$(47,028)	$174,531
Segment assets	$804,885	$791,915	$351,222	$—	$1,948,022
Goodwill	$—	$42,384	$87,970	$—	$130,354

2008	Government, Environment and Nuclear	Facilities and Infrastructure	Energy	Other	Financial Statement Balances
Revenue from external customers	$1,668,865	$1,986,615	$1,934,426	$—	$5,589,906
Equity in earnings of joint ventures and affiliated companies	$41,323	$(12,136)	$5,045	$—	$34,232
Depreciation and amortization	$5,685	$8,791	$77,546	$—	$92,022
Operating income (loss)	$80,596	$31,953	$50,866	$(74,240)	$89,175
Segment assets	$759,310	$797,145	$415,386	$—	$1,971,841
Goodwill	$—	$46,870	$87,970	$—	$134,840

CH2M HILL derived approximately 37%, 35% and 26% of its total revenues from contracts with the U.S. federal government in the years ended December 31, 2010, 2009 and 2008, respectively.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(16) Segment Information (Continued)

Although CH2M HILL provides services in numerous countries, no single country outside of the U.S. accounted for 10% or greater of the total consolidated revenue. Total U.S. and international revenue for the years ended December 31 were as follows:

($ in thousands)	2010	2009	2008
U.S.	$4,274,155	$4,525,613	$4,584,498
International	1,148,646	973,705	1,005,408
Total	$5,422,801	$5,499,318	$5,589,906

(17) Commitments and Contingencies

CH2M HILL maintains a variety of commercial commitments that are generally made available to provide support for various provisions in its engineering and construction contracts. Letters of credit are provided to clients in the ordinary course of the contracting business in lieu of retention or for performance and completion guarantees on engineering and construction contracts. CH2M HILL also posts surety bonds, which are contractual agreements issued by a surety, for the purpose of guaranteeing our performance on contracts. Bid bonds are also issued by a surety to protect owners and are subject to full or partial forfeiture for failure to perform obligations arising from a successful bid.

Commercial commitments outstanding as of December 31, 2010 are summarized below:

	Amount of Commitment Expiration Per Period
($ in thousands)	Less than 1 Year	1-3 Years	4-5 Years	Over 5 Years	Total Amount Committed
Letters of credit	$67,531	$21,232	$664	$—	$89,427
Surety and bid bonds	1,019,431	327,221	164,063	—	1,510,715
Total	$1,086,962	$348,453	$164,727	$—	$1,600,142

CH2M HILL is party to various contractual guarantees and legal actions arising in the normal course of business. Because a large portion of CH2M HILL’s business comes from federal, state and municipal sources, CH2M HILL’s procurement and certain other practices at times are also subject to review and occasional investigations by U.S. and state attorneys offices. Such state and U.S. federal government investigations, whether relating to government contracts or conducted for other reasons, could result in administrative, civil or criminal liabilities, including repayments, fines or penalties or could lead to suspension or debarment from future U.S. federal government contracting. These investigations often take years to complete and many result in no adverse action or alternatively, could result in settlement. Damages assessed in connection with and the cost of defending any such actions could be substantial. While the outcomes of pending proceedings are often difficult to predict, CH2M HILL’s management believes that proceedings and legal actions currently pending would not result in a material adverse effect on CH2M HILL’s results of operations or financial condition even if the final outcome is adverse to CH2M HILL.

Many claims that are currently pending against CH2M HILL are covered by our professional liability insurance, after retentions and deductibles. Management estimates that the levels of insurance coverage are generally adequate to cover CH2M HILL’s liabilities, if any, with regard to such claims. Any amounts that are probable of payment by CH2M HILL, including legal fees incurred to defend, are accrued when such amounts are estimable. As of December 31, 2010 and 2009, accruals for potential estimated claim liabilities were $28.9 million and $28.7 million, respectively.

In 2010, CH2M HILL was notified that the U.S. Attorney’s Office is investigating potential overtime irregularities on the DOE Hanford tank farms contract which CH2M HILL completed in 2008. Management is cooperating with the investigation but given its early stages are not yet in a position to ascertain the strength of potential claims or quantify their possible impact. Based on currently available

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(17) Commitments and Contingencies (Continued)

information, CH2M HILL’s management believes that the investigation would not result in a material impact on CH2M HILL’s results of operations or financial condition, even if the final outcome is adverse to CH2M HILL.

(18) Quarterly Financial Information (unaudited)

CH2M HILL’s quarterly financial information for the years ended December 31, 2010 and 2009 is as follows:

(In thousands except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	For the Year Ended
2010
Revenue	$1,235,579	$1,341,088	$1,399,063	$1,447,071	$5,422,801
Operating income	26,859	62,016	46,362	39,526	174,763
Net income attributable to CH2M HILL	14,332	31,732	25,293	22,338	93,695
Net income per common share
Basic	$0.45	$1.00	$0.81	$0.71	$2.98
Diluted	$0.44	$0.98	$0.79	$0.69	$2.91
2009
Revenue	$1,334,083	$1,373,594	$1,441,281	$1,350,360	$5,499,318
Operating income	21,339	31,311	82,098	39,783	174,531
Net income attributable to CH2M HILL	8,329	15,585	58,267	21,561	103,742
Net income per common share
Basic	$0.26	$0.49	$1.82	$0.68	$3.25
Diluted	$0.26	$0.48	$1.78	$0.66	$3.18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

CH2M HILL Companies, Ltd.:

We have audited the accompanying consolidated balance sheets of CH2M HILL Companies, Ltd. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CH2M HILL Companies, Ltd. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in note 1 to the accompanying consolidated financial statements the Company adopted new accounting standards relating to noncontrolling interests in consolidated financial statements on January 1, 2009; employers’ accounting for defined benefit pension and other postretirement plans on December 31, 2007; and accounting for uncertainty in income taxes on January 1, 2007.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), CH2M HILL Companies, Ltd. and subsidiaries’ internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 25, 2010 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

KPMG LLP

Denver, Colorado

February 25, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

CH2M HILL Companies, Ltd.:

We have audited CH2M HILL Companies, Ltd. and subsidiaries (the Company) internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, CH2M HILL Companies Ltd. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of CH2M HILL Companies, Ltd. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, and our report dated February 25, 2010 expressed an unqualified opinion on those consolidated financial statements.

KPMG LLP

Denver, Colorado

February 25, 2010

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$169,717	$114,282
Available-for-sale securities	1,966	327
Receivables, net—
Client accounts	611,634	670,243
Unbilled revenue	416,927	446,763
Other	20,882	13,280
Deferred income taxes	47,964	50,246
Prepaid expenses and other current assets	64,510	82,395
Total current assets	1,333,600	1,377,536
Investments in unconsolidated affiliates	78,053	37,322
Property, plant and equipment, net	197,152	214,037
Goodwill	130,354	134,840
Intangible assets, net	61,275	88,819
Deferred income taxes	109,438	82,326
Employee benefit plan assets and other	38,150	36,961
Total assets	$1,948,022	$1,971,841
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$14,396	$24,652
Accounts payable and accrued subcontractor costs	407,222	447,747
Billings in excess of revenue	292,280	289,230
Accrued payroll and employee related liabilities	259,798	278,684
Other accrued liabilities	134,763	93,309
Total current liabilities	1,108,459	1,133,622
Long-term employee related liabilities and other	276,811	300,247
Long-term debt	37,943	151,223
Total liabilities	1,423,213	1,585,092
Commitments and contingencies (Note 17)
Shareholders’ equity:
Preferred stock, Class A $0.02 par value, 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 31,373,955 and 31,604,336 issued and outstanding at December 31, 2009 and 2008, respectively	314	316
Additional paid-in capital	12,803	9,947
Retained earnings	531,796	428,054
Accumulated other comprehensive loss	(32,743)	(54,086)
Total CH2M HILL common shareholders’ equity	512,170	384,231
Noncontrolling interests	12,639	2,518
Total equity	524,809	386,749
Total liabilities and shareholders’ equity	$1,948,022	$1,971,841

The accompanying notes are an integral part of these consolidated financial statements.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share amounts)

	For The Years Ended
	December 31, 2009	December 31, 2008	December 31, 2007
Gross revenue	$5,499,318	$5,589,906	$4,376,238
Equity in earnings of joint ventures and affiliated companies	65,539	34,232	44,184
Operating expenses:
Direct cost of services and overhead	(4,478,884)	(4,507,738)	(3,507,770)
General and administrative	(969,677)	(1,027,225)	(835,431)
Gain on sale of operating assets	58,235	—	—
Operating income	174,531	89,175	77,221
Other income (expense):
Interest income	1,474	2,405	4,331
Interest expense	(7,487)	(15,833)	(5,728)
Income before provision for income taxes	168,518	75,747	75,824
Provision for income taxes	(46,420)	(27,497)	(11,722)
Net income	122,098	48,250	64,102
Less: (Income) loss attributable to noncontrolling interests	(18,356)	(16,194)	1,897
Net income attributable to CH2M HILL	$103,742	$32,056	$65,999
Net income per common share:
Basic	$3.25	$0.96	$2.01
Diluted	$3.18	$0.93	$1.97
Weighted average number of common shares:
Basic	31,907,861	33,486,512	32,864,202
Diluted	32,598,509	34,376,259	33,507,802

The accompanying notes are an integral part of these consolidated financial statements.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

(Dollars in thousands)

	Common Stock		Additional Paid-In	Retained	Accumulated Other Comprehensive	Noncontrolling	Total Shareholders’
	Shares	Amount	Capital	Earnings	Loss	Interest	Equity
Balance at December 31, 2006	32,109,200	$321	$46,330	$328,559	$(9,173)	$2,832	$368,869
Net income		—	—	65,999	—	(1,897)	64,102
Other comprehensive income (loss):
Foreign currency translation adjustments		—	—	—	6,867	6	6,873
Benefit plan adjustments		—	—	—	8,641	—	8,641
Unrealized loss on equity investments		—	—	—	(1,284)	—	(1,284)
Comprehensive income							78,332
Investment in affiliates, net		—	—	—	—	23	23
Impact of adoption of SFAS 158		—	—	—	(8,444)	—	(8,444)
Cumulative effect of change in accounting principle		—	—	1,440	—	—	1,440
Shares issued in connection with stock based compensation and employee benefit plans	2,091,252	21	45,180	—	—	—	45,201
Shares purchased and retired	(1,042,384)	(10)	(20,914)	—	—	—	(20,924)
Balance at December 31, 2007	33,158,068	332	70,596	395,998	(3,393)	964	464,497
Net income		—	—	32,056	—	16,194	48,250
Other comprehensive income (loss):
Foreign currency translation adjustments		—	—	—	(17,269)	(923)	(18,192)
Benefit plan adjustments		—	—	—	(32,125)	—	(32,125)
Unrealized loss on equity investments		—	—	—	(1,299)	—	(1,299)
Comprehensive loss							(3,366)
Distributions to affiliates, net		—	—	—	—	(13,717)	(13,717)
Shares issued in connection with stock based compensation and employee benefit plans	1,512,164	15	31,520	—	—	—	31,535
Shares purchased and retired	(3,065,896)	(31)	(92,169)	—	—	—	(92,200)
Balance at December 31, 2008	31,604,336	316	9,947	428,054	(54,086)	2,518	386,749
Net income		—	—	103,742	—	18,356	122,098
Other comprehensive income:
Foreign currency translation adjustments		—	—	—	16,426	1,145	17,571
Benefit plan adjustments		—	—	—	3,925	—	3,925
Unrealized gain on equity investments		—	—	—	992	—	992
Comprehensive income							144,586
Distributions to affiliates, net		—	—	—	—	(9,380)	(9,380)
Shares issued in connection with stock based compensation and employee benefit plans	1,973,413	20	81,564	—	—	—	81,584
Shares purchased and retired	(2,203,794)	(22)	(78,708)	—	—	—	(78,730)
Balance at December 31, 2009	31,373,955	$314	$12,803	$531,796	$(32,743)	$12,639	$524,809

The accompanying notes are an integral part of these consolidated financial statements.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For The Years Ended
	December 31, 2009	December 31, 2008	December 31, 2007
Cash flows from operating activities:
Net income	$122,098	$48,250	$64,102
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80,889	92,022	35,119
Gain on sale of operating assets	(58,235)	—	—
Stock-based employee compensation	67,738	43,654	51,266
Loss on disposal of property, plant and equipment	3,570	249	1,013
Allowance for uncollectible accounts	11,115	2,172	1,952
Deferred income taxes	(29,289)	(24,789)	(55,339)
Undistributed earnings from unconsolidated affiliates	(65,539)	(34,232)	(44,185)
Distributions of income from unconsolidated affiliates	52,808	55,407	38,114
Changes in current assets and liabilities, net of businesses acquired:
Receivables and unbilled revenue	40,748	18,783	(53,869)
Prepaid expenses and other	13,510	22,376	(21,413)
Accounts payable and accrued subcontractor costs	(29,470)	3,670	45,351
Billings in excess of revenues	9,331	24,613	104,264
Employee related liabilities	3,631	4,447	32,855
Other accrued liabilities	8,089	(4,860)	(3,798)
Current taxes payable	(10,268)	(83)	(107,042)
Long-term employee related liabilities and other	19,755	7,817	(14,850)
Net cash provided by operating activities	240,481	259,496	73,540
Cash flows from investing activities:
Capital expenditures	(37,663)	(50,622)	(20,679)
Acquisitions and earnout payments, net of cash acquired	(1,186)	(24,570)	(176,116)
Investments in unconsolidated affiliates	(68,366)	(78,632)	(13,343)
Distributions of capital from unconsolidated affiliates	41,597	54,858	19,342
Proceeds from sale of operating assets	70,971	—	—
Purchases of investments	—	(6,975)	(224,440)
Proceeds from sale of investments	10,741	8,032	252,050
Proceeds from sale-leaseback of buildings, net and other	65	1,124	41,267
Net cash provided by (used in) investing activities	16,159	(96,785)	(121,919)
Cash flows from financing activities:
Borrowings on long-term debt	747,349	1,072,318	441,402
Payments on long-term debt	(870,885)	(1,101,998)	(350,736)
Repurchases and retirements of stock	(91,253)	(109,395)	(36,931)
Excess tax benefits from stock-based compensation	6,431	6,881	3,425
Net contributions from noncontrolling interests	(9,379)	(13,717)	23
Net cash (used in) provided by financing activities	(217,737)	(145,911)	57,183
Effect of exchange rate changes on cash	16,532	(26,623)	10,096
Increase (decrease) in cash and cash equivalents	55,435	(9,823)	18,900
Cash and cash equivalents, beginning of year	114,282	124,105	105,205
Cash and cash equivalents, end of year	$169,717	$114,282	$124,105
Supplemental disclosures:
Cash paid for interest	$7,793	$14,860	$4,453
Cash paid for income taxes	$50,910	$48,295	$170,296

The accompanying notes are an integral part of these consolidated financial statements.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of business and significant accounting policies

Summary of Business

CH2M HILL Companies, Ltd. and subsidiaries (CH2M HILL) is a project delivery firm founded in 1946. CH2M HILL provides engineering, consulting, design, construction, procurement, operations and maintenance, and program management services to federal, state, municipal and local government entities and U.S. federal government agencies, as well as private industry, in the U.S. and internationally. CH2M HILL is an employee-owned Oregon corporation. A substantial portion of CH2M HILL’s professional fees are derived from projects that are funded directly or indirectly by government entities.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of CH2M HILL and all of its wholly owned subsidiaries after elimination of all intercompany accounts and transactions. Partially owned affiliates and joint ventures are evaluated for consolidation. The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the U.S. of America (U.S. GAAP). Certain amounts in prior years’ consolidated financial statements have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments, and assumptions. CH2M HILL believes that the estimates, judgments and assumptions made when accounting for items and matters such as, but not limited to, revenue recognition, self insurance accruals, employee benefits, legal and tax reserves, allowance for doubtful accounts, depreciation, amortization, asset valuations and contingencies are reasonable, based on information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the periods presented. See Note 17—Commitments and Contingencies. Actual results could differ from our estimates.

Capital Structure

CH2M HILL has authorized 100,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of Class A preferred stock, par value $0.02 per share. CH2M HILL’s Restated Bylaws and Articles of Incorporation provide for the imposition of certain restrictions on the stock including, but not limited to, the right but not the obligation to repurchase shares upon termination of employment or affiliation, the right of first refusal and ownership limits.

Foreign Currency Translation

All assets and liabilities of CH2M HILL’s foreign subsidiaries are translated into U.S. dollars as of each balance sheet date. Revenues and expenses are translated at the average exchange rate for the period. Translation gains and losses are reflected in shareholders’ equity as part of accumulated other comprehensive loss. Transaction gains and losses are recognized as incurred in the consolidated statements of income.

Subsequent Events

CH2M HILL has evaluated subsequent events and transactions for potential recognition or disclosure in the financial statements through February 25, 2010, the day the financial statements were issued.

Revenue Recognition

CH2M HILL earns its revenue from different types of contracts, including cost-plus, fixed-price and time-and-materials. CH2M HILL evaluates contractual arrangements to determine how to recognize revenue. CH2M HILL primarily performs engineering and construction related services and recognizes

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of business and significant accounting policies (Continued)

revenue for these contracts on the percentage-of-completion method where progress towards completion is measured by relating the actual cost of work performed to date to the current estimated total cost of the respective contracts. In making such estimates, judgments are required to evaluate potential variances in schedule, the cost of materials and labor, productivity, liability claims, contract disputes, or achievement of contract performance standards.

Change orders are included in total estimated contract revenue when it is probable that the change order will result in an addition to contract value and can be estimated. Management evaluates when a change order is probable based upon its experience in negotiating change orders, the customer’s written approval of such changes or separate documentation of change order costs that are identifiable. Losses on construction and engineering contracts in process are recognized in their entirety when the loss becomes evident and the amount of loss can be reasonably estimated.

CH2M HILL also performs operations and maintenance services. Revenue is recognized on operations and maintenance contracts on a straight-line basis over the life of the contract once CH2M HILL has an arrangement, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured.

Unbilled Revenue and Billings in Excess of Revenue

Unbilled revenue represents the excess of contract revenue recognized over billings to date on contracts in process. These amounts become billable according to the contract terms, which usually consider the passage of time, achievement of certain milestones or completion of the project.

Billings in excess of revenue represent the excess of billings to date, per the contract terms, over revenue recognized on contracts in process.

Allowance for Uncollectible Accounts Receivable

CH2M HILL reduces accounts receivable by estimating an allowance for amounts that may become uncollectible in the future. Management determines the estimated allowance for uncollectible amounts based on their judgments in evaluating the aging of the receivables and the financial condition of CH2M HILL’s clients, which may be dependent on the type of client and the client’s current economic conditions.

Fair Value Measurements

Fair value represents the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. CH2M HILL uses a three-tier valuation hierarchy based upon observable and non-observable inputs. The three levels are as follows: Level 1, unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date; Level 2, significant other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly; and Level 3, significant unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment.

Income Taxes

CH2M HILL accounts for income taxes utilizing an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax effects of events that have been recognized in the financial statements or tax returns. In estimating future tax consequences, CH2M HILL generally considers all expected future events other than enactment of changes in the tax laws or rates. Deferred tax assets and liabilities are determined based on the difference between the tax basis of assets and liabilities and their reported amounts using enacted tax rates in effect for the year in which differences are expected to reverse. Annually, CH2M HILL determines the amount of undistributed foreign earnings invested indefinitely in its foreign operations. Deferred taxes are not provided on those earnings. In

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of business and significant accounting policies (Continued)

addition, the calculation of tax assets and liabilities involves uncertainties in the application of complex tax regulations. For income tax benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.

Cash and Cash Equivalents

CH2M HILL maintains a cash management system which provides for cash in the bank sufficient to pay checks as they are submitted for payment and invests cash in excess of this amount in interest bearing short-term investments such as certificates of deposit and commercial paper. These investments have original short-term maturities of less than three months and are considered cash equivalents in the consolidated balance sheets and statements of cash flows.

Available-for-Sale Securities

Available-for-sale securities are carried at fair value, with unrecognized gains and losses reported in accumulated other comprehensive loss, net of taxes. Losses on available-for-sale securities are recognized when a loss is determined to be other than temporary or when realized. Fair values are estimated based on market prices, where available, or dealer quotes.

Property, Plant and Equipment

All additions, including betterments to existing facilities, are recorded at cost. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of the assets and the related accumulated depreciation are removed from the accounts. Any gain or loss on retirements is reflected in operating income in the year of disposition.

Depreciation for owned property is based on the estimated useful lives of the assets using the straight-line method for financial statement purposes. Useful lives for buildings range from 12 to 20 years. Furniture, fixtures and equipment are depreciated over their useful lives from 2 to 10 years. Leasehold improvements are depreciated over the shorter of their estimated useful life or the remaining term of the associated lease.

Other Long-Lived Assets

CH2M HILL may acquire goodwill or other intangible assets in business combinations. Intangible assets are stated at fair value as of the date acquired in a business combination. CH2M HILL amortizes intangible assets with finite lives on a straight-line basis over their expected useful lives, currently up to seven years. Where there are no legal, regulatory, contractual or other factors that would reasonably limit the useful life of the intangible asset, such as goodwill or tradenames, management has determined that those intangible assets have an indefinite life and therefore are not amortized.

Impairment of Long-Lived Assets

CH2M HILL reviews its finite-lived intangibles and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Assets which are held and used in operations are considered impaired if the undiscounted future cash flows from the asset do not exceed the net book value. If impaired, the assets are written down to their estimated fair value. CH2M HILL generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows from the asset group using an appropriate discount rate.

Goodwill and intangible assets with indefinite lives are tested for impairment on an annual basis, or on an interim basis if events or circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment charge is recognized for any amount by which the carrying amount of goodwill or intangible assets with indefinite lives exceeds their fair value.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of business and significant accounting policies (Continued)

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss consists of foreign currency translation adjustments, benefit plan adjustments, net of tax of $17.0 million, and unrealized gains/losses on equity investments, net of tax of $0.3 million. These components are included in the consolidated statements of shareholders’ equity and comprehensive income. Taxes are not provided on the foreign currency translation gains and losses as deferred taxes are not provided on the unremitted earnings of the foreign subsidiaries to which they relate.

The after-tax composition of accumulated other comprehensive loss consists of the following at December 31:

($ in thousands)	2009	2008
Foreign currency translation adjustments	$9,618	$(6,808)
Benefit plan adjustments, net of tax	(43,108)	(47,033)
Unrealized gain (loss) on equity investments, net of tax	747	(245)
	$(32,743)	$(54,086)

Concentrations of Credit Risk

Financial instruments which potentially subject CH2M HILL to concentrations of credit risk consist principally of cash and cash equivalents, short term investments and trade receivables. CH2M HILL’s cash and cash equivalents and short term investments are maintained in accounts held primarily in the U.S. with some accounts held by major banks and financial institutions located in Europe, Canada and Asia. Concentrations of credit risk relative to trade receivables are limited due to our diverse client base, which includes the U.S. federal government, various states and municipalities and a variety of U.S. and foreign corporations operating in a broad range of industries and geographic areas.

Contracts with the U.S. federal government and its prime contractors usually contain standard provisions for permitting the government to modify, curtail or terminate the contract for convenience of the government or such prime contractors if program requirements or budgetary constraints change. Upon such a termination, CH2M HILL is generally entitled to recover costs incurred, settlement expenses and profit on work completed prior to termination.

Recently Adopted Accounting Standards

In June 2009, the FASB issued authoritative guidance on the FASB Accounting Standards Codification (ASC) and the hierarchy of generally accepted accounting principles, codified in ASC 105, Generally Accepted Accounting Standards. ASC 105 will become the single source of authoritative nongovernmental U.S. GAAP, superseding existing FASB, American Institute of Certified Public Accountants (AICPA), Emerging Issues Task Force (EITF), and related accounting literature. This standard reorganizes the U.S. GAAP pronouncements into accounting topics and displays them using a consistent structure. This guidance impacts our financial statements and related disclosures as all references to authoritative accounting literature reflect the newly adopted codification. CH2M HILL adopted ASC 105 on September 30, 2009.

In December 2007, the FASB issued authoritative guidance on business combinations, which was codified in ASC 805, Business Combinations. This standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. ASC 805 also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. CH2M HILL adopted ASC 805 on January 1, 2009 and will impact how prospective business combinations are recorded.

On January 1, 2009, CH2M HILL adopted ASC 810, Consolidations related to accounting for noncontrolling interests in consolidated financial statements. Noncontrolling interests are defined as the portion of equity (net assets) in a subsidiary not attributable, directly or indirectly, to a parent. ASC 810 establishes accounting

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of business and significant accounting policies (Continued)

and reporting standards for noncontrolling interests, the amount of consolidated net income attributable to the parent and to the noncontrolling interests, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. ASC 810 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. CH2M HILL adopted the accounting provisions of ASC 810 on a prospective basis as of the beginning of our 2009 fiscal year. The presentation and disclosure requirements of ASC 810 were adopted on a retrospective basis, and resulted in a reclassification of $2.5 million of minority interests to noncontrolling interests at December 31, 2008.

In May 2009, the FASB issued authoritative guidance on subsequent events, which was codified in ASC 855, Subsequent Events. ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. CH2M HILL adopted ASC 855 on June 30, 2009.

On December 30, 2008, the FASB issued authoritative guidance on disclosure requirements related to employees’ postretirement benefit plan assets, which was codified in ASC 715, Compensation—Retirement Benefit. The statement provides guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. ASC 715 requires employers to disclose more information about how investment allocation decisions are made, major categories of plan assets, and the fair value techniques and inputs used to measure plan assets.

Recently Issued Accounting Standards

In June 2009, the FASB issued authoritative guidance revising the existing guidance on the consolidation and disclosures of variable interest entities which was codified in ASC 810. Specifically, it changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting rights (or similar) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. The guidance requires additional disclosures about CH2M HILL’s involvement with variable interest entities (VIEs) and continually assess any significant changes in risk exposure due to that involvement. ASC 810 is effective for CH2M HILL beginning January 1, 2010, and is in the process of evaluating the impacts of this statement.

(2) Accounts receivable, net

Receivables are stated at net realizable values and consist of receivables billed to clients as well as receivables for which revenue has been earned but has not yet been billed. The U.S. federal government accounted for approximately 13% of CH2M HILL’s net receivables at December 31, 2009 and 2008. No other customers exceeded 10% of total receivables at December 31, 2009 or 2008.

The change in the allowance for uncollectible accounts consists of the following for the years ended December 31:

($ in thousands)	2009	2008	2007
Balance at beginning of year	$4,183	$6,963	$8,317
Provision charged to expense	11,115	2,172	1,952
Accounts written off	(2,049)	(4,344)	(3,436)
Other	(59)	(608)	130
Balance at end of year	$13,190	$4,183	$6,963

(3) Investments in affiliates

CH2M HILL routinely enters into joint ventures to service the needs of its clients. Such arrangements are customary in the engineering and construction industry and generally are project specific and facilitate the

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Investments in affiliates (Continued)

completion of contracts that are jointly owned with CH2M HILL’s joint venture partners. These joint ventures are formed to leverage the skills of the respective partners and include consulting, construction, design, project management and operations and maintenance contracts. CH2M HILL’s risk of loss on joint ventures is similar to what the risk of loss would be if the project was self-performed, other than the fact that the risk is shared with CH2M HILL’s partner.

CH2M HILL’s interests in certain joint ventures are considered VIE’s. A VIE is an entity with one or more of the following characteristics, (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support; (b) as a group, the holders of the equity investment at risk lack the ability to make certain decisions, or (c) the equity investors have voting rights that are not proportional to their economic interests. A VIE is required to be consolidated in the financial statements of the entity that is determined to be the primary beneficiary of the VIE. For VIE’s where CH2M HILL is not the primary beneficiary and those entities which are unconsolidated voting interest entities, CH2M HILL accounts for its investments in affiliated unconsolidated companies primarily using the equity method of accounting.

CH2M HILL has classified entities identified as VIE’s into two groups, the first of which includes those entities that CH2M HILL has consolidated as CH2M HILL is considered the primary beneficiary, and the second group which includes those entities which CH2M HILL does not consolidate. As of December 31, 2009, the assets and liabilities of VIE’s that were consolidated were $131.6 million and $90.2 million, respectively. As of December 31, 2009, the assets and liabilities of the identified VIE’s that were not consolidated were $410.7 million and $289.1 million, respectively.

As of December 31, 2009 and 2008, the investments in unconsolidated affiliates were $78.1 million and $37.3 million, respectively. CH2M HILL’s proportionate share of net income or loss is included as equity in earnings of joint ventures and affiliated companies in the consolidated statements of income. In general, the equity investment in our joint ventures is equal to our current equity investment plus those entities’ undistributed earnings. CH2M HILL provides certain services, including engineering, construction management and computer and telecommunications support, to these unconsolidated entities. Summarized financial information for CH2M HILL’s unconsolidated affiliates as of and for the years ended December 31 is as follows:

($ in thousands)	2009	2008
FINANCIAL POSITION:
Current assets	$665,068	$485,684
Noncurrent assets	82,408	85,056
	$747,476	$570,740

Current liabilities	$480,668	$413,177
Noncurrent liabilities	31,711	50,255
Owners’ equity	235,097	107,308
	$747,476	$570,740

($ in thousands)	2009	2008	2007
RESULTS OF OPERATIONS:
Revenue	$2,426,505	$2,370,361	$2,357,988
Direct costs	2,250,752	2,273,332	2,209,273
Gross margin	175,753	97,029	148,715
General and administrative expenses	3,228	5,901	5,403
Operating income	172,525	91,128	143,312
Other income, net	479	2,790	2,654
Net income	$173,004	$93,918	$145,966

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Investments in affiliates (Continued)

CH2M HILL has the following significant investments in affiliated unconsolidated companies accounted for under the equity method of accounting:

% Ownership
Domestic:
AGVIQ—CH2M HILL Joint Venture I	49.0%
AGVIQ—CH2M HILL Joint Venture II	49.0%
AGVIQ—CH2M HILL Joint Venture III	49.0%
ATCS/CH2M HILL Joint Venture	50.0%
ATKINSON/CH2M HILL, Joint Venture	30.0%
CH2M HILL/URS Team, Joint Venture	50.0%
CH2M HILL/Western Summit Constructors Joint Venture	50.0%
CH2M—WG Idaho, LLC	50.5%
Clark-Nexsen/CH2M HILL—Norfolk	50.0%
Coastal Estuary Services	49.9%
Connecting Idaho Partners	49.0%
HEBL, Inc.	100.0%
IAP-Hill, LLC	25.0%
Kaiser-Hill Company, LLC	50.0%
Milwaukee Transportation Partners, LLC	50.0%
MW/CH2M HILL, Joint Venture	50.0%
Nana/VECO Joint Venture	50.0%
National Security Technologies, LLC	10.0%
OMI/Thames Water Stockton, Inc.	50.0%
Parsons CH2M HILL Program Management Consultants, Joint Venture	47.5%
Savannah River Remediation LLC	15.0%
Stockton D/B Joint Venture	50.0%
TIC/CH2M Culbertson Unit #1 Joint Venture	25.0%
TIC/LG Groton II Joint Venture	25.0%
Washington Closure, LLC	30.0%
Foreign:
CH2M HILL BECA, Ltd.	50.0%
CH2M HILL—Kunwon PMC	54.0%
CH2M HILL/Parsons, Joint Venture	50.0%
CH2M PB JV, Pte, Ltd.	50.0%
CHDE Water	50.0%
CHBM Water Joint Venture	50.0%
CLM Delivery Partner, Limited	37.5%
Coniisa	33.3%
CPG Consultants—CH2M HILL NIP Joint Venture	50.0%
ECC-VECO, LLC	50.0%
First Canadian Water Infrastructure	49.0%
Golden Crossing Constructors Joint Venture	33.3%
HWC Treatment Program Alliance Joint Venture	50.0%
JJ/CH2M HILL, a Joint Venture	40.0%
Luggage Point Alliance	50.0%
Maroochy Alliance Joint Venture	40.0%
OMI BECA, Ltd.	50.0%
SMNM/VECO Joint Venture	50.0%
Transcend Partners, Ltd.	40.0%
Water Purification Scheme Alliance Joint Venture	50.0%

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Property, plant and equipment

Property, plant and equipment consists of the following as of December 31:

($ in thousands)	2009	2008
Land	$23,980	$25,409
Building and land improvements	74,816	66,775
Furniture, fixtures and equipment	196,511	189,210
Leasehold improvements	65,023	44,387
	360,330	325,781
Less: Accumulated depreciation	(163,178)	(111,744)
Net property, plant and equipment	$197,152	$214,037

The depreciation expense reflected in the consolidated statements of income totaled $53.5 million in 2009, $55.2 million in 2008 and $24.2 million in 2007.

(5) Employee benefit plan assets

CH2M HILL has investments that support deferred compensation arrangements and other employee benefit plans. These assets are recorded at fair market value using Level 2 inputs. As of December 31, 2009 and 2008, the fair market value of these assets was $36.2 million and $34.4 million, respectively.

(6) Acquisitions

On September 7, 2007, CH2M HILL purchased all of the outstanding stock of VECO and substantially all of VECO’s operating businesses as part of a strategic initiative to expand operations into the energy industry. The results of VECO have been included in the consolidated financial statements since that date and are included in the Energy operating segment. VECO’s employees provide engineering, construction and field support services to the energy, resource and process industries in the U.S., Canada, Russia and the Middle East.

In connection with the acquisition of VECO, the purchase agreement established a holdback contingency of $70.0 million for the potential future payment of known and unknown contingencies that may arise within three years after the date of acquisition. Any amounts not paid for contingencies are payable to the sellers of VECO in various installments through September 2010. Since the date of acquisition, CH2M HILL has made certain distributions to the sellers of VECO and paid expenses on their behalf which were deemed distributions of the holdback contingency. At December 31, 2009 and 2008, the outstanding balance payable under the holdback contingency was $49.1 million and $51.3 million, respectively.

On February 29, 2008, CH2M HILL acquired Goldston Inc., a consulting engineering company providing marine, coastal, and municipal and transportation engineering services. The results of operations for this acquisition are reported in the Facilities and Infrastructure operating segment. The cost of the acquisition was $3.2 million.

(7) Sale of Operating Assets

During the third quarter, CH2M HILL completed the sale of certain assets and liabilities of its Enterprise Management Solutions (EMS) business. The selling price was $86.6 million, net of amounts due for estimated working capital adjustments of $13.5 million. CH2M HILL recorded a pre-tax gain of $58.2 million during the three months ended September 30, 2009. As part of the EMS transaction, CH2M HILL and the purchasers entered into a preferred provider agreement whereby CH2M HILL guaranteed a certain volume of services to the purchasers over a five year period. To the extent CH2M HILL does not reach these volumes of services, it must compensate the purchasers. The results of operations for EMS prior to disposition were recorded in the Facilities and Infrastructure operating segment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) Goodwill and intangible assets

Goodwill and the tradename as of December 31 consist of the following:

($ in thousands)	2009	2008
Goodwill	$130,354	$134,840
Tradename	20,326	20,326
	$150,680	$155,166

Goodwill and the tradename were reviewed for impairment during the year ended December 31, 2009. Management’s review of the recoverability of goodwill and the tradename indicated that there was no impairment during the year. Goodwill in the amount of $4.5 million was attributed to the assets of EMS which was sold during 2009.

Intangible assets with finite lives consist of the following:

($ in thousands)	Cost	Accumulated Amortization	Net finite- lived intangible assets
December 31, 2009
Contracted backlog	$58,871	$(56,946)	$1,925
Customer relationships	57,922	(18,926)	38,996
Non-compete agreements and other	902	(874)	28
Total finite-lived intangible assets	$117,695	$(76,746)	$40,949

December 31, 2008
Contracted backlog	58,871	(38,038)	20,833
Customer relationships	57,922	(10,651)	47,271
Non-compete agreements and other	1,100	(711)	389
Total finite-lived intangible assets	$117,893	$(49,400)	$68,493

All intangible assets are being amortized over their expected lives up to seven years. The amortization expense reflected in the consolidated statements of income totaled $27.4 million, $36.8 million and $11.0 million in the years ended December 31, 2009, 2008 and 2007, respectively. These intangible assets are expected to be fully amortized in 2014. At December 31, 2009, the future estimated amortization expense related to these intangible assets is (in thousands):

Year Ending:
2010	$10,227
2011	8,275
2012	8,275
2013	8,275
2014	5,897
$40,949

(9) Fair value of financial instruments

Cash and cash equivalents, receivables, unbilled revenue, accounts payable and billings in excess of revenue are carried at cost, which approximates fair value due to their short maturities. Fair values of equity investments and short-term investments (available-for-sale securities), where a readily determinable market value exists, have been estimated using Level 1 inputs and are equal to the carrying value. The fair value of long-term debt, including the current portion, is estimated based on Level 2 inputs.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9) Fair value of financial instruments (Continued)

The estimated fair values of CH2M HILL’s financial instruments where carrying values do not approximate fair value as of December 31 are as follows:

	2009		2008
($ in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Mortgage notes payable	$16,672	$13,627	$28,651	$29,900
Equipment financing	35,572	33,951	47,103	47,103
Shareholder notes payable	95	61	121	84

(10) Line of credit and long-term debt

CH2M HILL is party to a credit agreement which provides for a $500.0 million revolving credit facility (RLOC) which expires on August 31, 2012. The credit agreement includes an option to increase the initial borrowing capacity by up to an additional $250.0 million. While the credit agreement may be used for general corporate purposes and permitted acquisitions, it also provides that up to $250.0 million is available for the issuance of letters of credit to support various trade activities. At CH2M HILL’s option, the credit agreement bears interest at a rate equal to either LIBOR plus 0.75% to 1.50%, or the lender’s applicable base rate less a discount rate up to 0.25% based on CH2M HILL’s ratio of funded debt to earnings before interest, taxes, depreciation and amortization. A commitment fee of approximately 0.10% to 0.25% per year on the unused portion of the line of credit is payable based on CH2M HILL’s ratio of funded debt to earnings before interest, taxes, depreciation and amortization. As of December 31, 2009, CH2M HILL did not have any borrowings outstanding on the RLOC. At December 31, 2009, issued and outstanding letters of credit of $78.4 million were reserved against the borrowing base of the credit agreement, compared to $51.3 million at December 31, 2008.

In the first quarter of 2008, CH2M HILL entered into two derivative financial transactions to reduce the effects of interest rate changes on cash flows due to changes in interest rates on its outstanding debt. These instruments were entered into to fix interest rate exposure on $50.0 million of the RLOC. CH2M HILL has not designated these derivative instruments as effective hedges, and therefore, interest expense related to periodic settlements on these interest rate swaps and the change in fair value of these swap agreements is recognized in interest income and other in the current period. These interest rate swaps mature in March 2010. The fair value of these derivative liabilities are approximately $0.3 million at December 31, 2009.

The RLOC agreement contains financial and other covenants, as well as limitations on other indebtedness, liens, acquisitions, mergers and dispositions. The credit agreement also contains customary events of default, including a default of covenant, a material inaccuracy of representations or warranties, bankruptcy events, and a change in control. As of December 31, 2009, CH2M HILL was in compliance with the covenants required by the credit agreement.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) Line of credit and long-term debt (Continued)

CH2M HILL’s nonrecourse and other long-term debt, as of December 31 consist of the following:

($ in thousands)	2009	2008
Nonrecourse:
Mortgage payable in monthly installments to July 2020, secured by real estate, rents and leases. The note bears interest at 5.35%	$13,379	$14,277
Mortgage payable in monthly installments to December 2015, secured by real estate. The note bears interest at 6.59%	3,293	3,734
Mortgage payable in monthly installments to April 2009, secured by investment securities. The note bears interest at 8.06%	—	10,640
	16,672	28,651
Other:
Revolving credit facility	—	100,000
Equipment financing, due in monthly installments to December 2014, secured by equipment. These notes bear interest ranging from 6.00% to 8.00%	35,572	47,103
Shareholder notes payable	95	121
Total debt	52,339	175,875
Less current portion of debt	14,396	24,652
Total long-term portion of debt	$37,943	$151,223

At December 31, 2009, future principal payments on long-term debt are as follows (in thousands):

Year Ending:
2010	$14,396
2011	14,129
2012	10,488
2013	2,649
2014	2,048
Thereafter	8,629
$52,339

In connection with the acquisition of VECO, CH2M HILL previously held U.S. Treasury securities as a contractual requirement for an outstanding nonrecourse mortgage. Because CH2M HILL had scheduled the maturity of these investments to meet debt service requirements of certain nonrecourse debt and had the ability and intent to hold these investments until maturity, these investments were classified as held-to-maturity and were included in prepaid and other assets. These investments matured in 2009 and the proceeds were utilized to repay the associated mortgage note.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Operating lease obligations

CH2M HILL has entered into certain noncancellable leases, which are being accounted for as operating leases. At December 31, 2009, future minimum lease payments are as follows (in thousands):

Year Ending:
2010	$155,598
2011	128,698
2012	113,480
2013	97,295
2014	80,982
Thereafter	317,075
$893,128

Rental expense charged to operations was $138.9 million, $121.2 million and $119.4 million during the years ended December 31, 2009, 2008 and 2007, respectively, including amortization of a deferred gain of $4.3 million in the years ended December 31, 2009 and 2008, and $1.4 million in the year ended December 31, 2007 related to the sale-leaseback of our corporate offices. Certain of CH2M HILL’s operating leases contain provisions for a specific rent-free period. CH2M HILL accrues rental expense during the rent-free period based on total expected rent payments to be made over the life of the related lease.

(12) Income taxes

Income before provision for income taxes for the years ended December 31 consists of the following:

($ in thousands)	2009	2008	2007
U.S. income	$143,190	$55,891	$72,463
Foreign income	6,972	3,662	5,258
Income before taxes	$150,162	$59,553	$77,721

The provision for income taxes for the years ended December 31 consists of the following:

($ in thousands)	2009	2008	2007
Current income tax expense:
Federal	$49,035	$38,715	$29,967
Foreign	14,138	(1,154)	12,983
State and local	12,653	14,725	12,438
Total current income tax expense	75,826	52,286	55,388
Deferred income tax benefit:
Federal	(23,291)	(22,507)	(36,819)
Foreign	(2,646)	2,462	3,797
State	(3,469)	(4,744)	(10,644)
Total deferred income tax benefit	(29,406)	(24,789)	(43,666)
Total income tax expense	$46,420	$27,497	$11,722

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) Income taxes (Continued)

The reconciliations of income tax computed at the U.S. federal statutory tax rate to CH2M HILL’s effective income tax rate for the years ended December 31 are as follows:

($ in thousands)	2009	2008	2007
Pretax income	$150,162	$59,553	$77,721
Federal statutory rate	35%	35%	35%
Expected tax expense	52,556	20,844	27,202
Reconciling items:
State income taxes, net of federal benefit	7,763	5,620	2,064
Nondeductible meals and entertainment	3,035	3,563	2,277
Section 199—Domestic manufacturer deduction	(4,515)	(2,737)	(2,374)
Compensation	(6,114)	1,483	(773)
Subsidiary earnings	(7,520)	(6,610)	(2,849)
Permanent expenses, exclusions and credits	(6,660)	(2,743)	4,551
Foreign permanent expenses, taxes, credits and other	8,442	7,136	(1,164)
Tax settlements	—	—	(15,259)
Other	(567)	941	(1,953)
Provision for income taxes	46,420	$27,497	$11,722

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are as follows:

($ in thousands)	2009	2008
Deferred tax assets:
Net operating loss carryforwards	$23,143	$14,962
Investments in affiliates	—	1,471
Deferred gain, insurance and other	18,397	15,734
Accrued employee benefits	176,586	165,253
Total deferred tax assets	218,126	197,420
Valuation allowance	(26,019)	(22,700)
Net deferred tax assets	192,107	174,720
Deferred tax liabilities:
Investments in affiliates	6,192	—
Depreciation and amortization	28,513	42,148
Net deferred tax liabilities	34,705	42,148
Net deferred tax assets	$157,402	$132,572

A valuation allowance is required to be established for those deferred tax assets where it is more likely than not that they will not be realized. The above valuation allowances relate primarily to operating loss carryforwards from foreign net operating losses of $77.4 million and $46.2 million for the years ended December 31, 2009 and 2008, respectively. Taxable income within the applicable foreign subsidiary must be reported in order for the deferred tax asset to be realized. The foreign net operating losses can be carried forward for varying terms depending on the foreign jurisdiction.

Undistributed earnings of CH2M HILL’s foreign subsidiaries amounted to approximately $57.7 million at December 31, 2009. These earnings are considered to be permanently reinvested. Accordingly, no provision for U.S. federal and state income taxes or foreign withholding taxes has been made. Upon distribution of those earnings, CH2M HILL would be subject to U.S. income taxes (subject to a reduction for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable; however, the potential

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) Income taxes (Continued)

foreign tax credit associated with the deferred income would be available to reduce the resulting U.S. tax liabilities.

The tax benefit from share-based compensation awards for the years ended December 31, 2009 and 2008 was $6.4 million and $6.9 million, respectively. These amounts are reflected as additional paid-in capital in the consolidated statements of shareholders’ equity and comprehensive income and are reported as financing activities in the 2009 and 2008 consolidated statements of cash flows.

As of December 31, 2009 and 2008, CH2M HILL had $28.2 million and $25.4 million, respectively, recorded as a liability for uncertain tax positions. CH2M HILL recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2009 and 2008, CH2M HILL has approximately $4.5 million and $3.8 million, respectively, of accrued interest and penalties related to uncertain tax positions. A reconciliation of the remaining beginning and ending amount of uncertain tax positions as of December 31, 2009 is as follows (in thousands):

Balance at December 31, 2008	$21,641
Additions for current year tax positions	6,900
Additions for prior year tax positions	1,026
Reductions for prior year tax positions	(236)
Settlement with taxing authorities	(198)
Reductions as a result of lapse of applicable statue of expirations	(5,381)
Balance at December 31, 2009	$23,752

Included in the balance at December 31, 2009, are $23.3 million in uncertain tax positions that if recognized would affect the effective tax rate. It is also possible that the reserve could change within twelve months of the reporting date related to federal and state research and experimentation tax credits as a result of tax authority settlement and statute expiration. The estimated range of unrecognized change is zero to $1.5 million as of December 31, 2009. While our 2009 effective tax rate was favorably impacted by the recognition of additional research and experimentation tax credits for prior years, an additional liability for the uncertainty related to current year research and experimentation credits was also established.

CH2M HILL files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, CH2M HILL is subject to examination by taxing authorities throughout the world, including such major jurisdictions as the U.S. and Canada. With few exceptions, CH2M HILL is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities in major tax jurisdictions for years before 2002.

(13) Earnings per share

Basic earnings per share (EPS) excludes the dilutive effect of common stock equivalents and is computed by dividing net income by the weighted-average number of shares outstanding during the period. Diluted EPS includes the dilutive effect of common stock equivalents, which consists of stock options, and is computed using the weighted-average number of shares and common stock equivalents outstanding during the period.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) Earnings per share (Continued)

Reconciliations of basic and diluted EPS for the years ended December 31 are as follows:

($ in thousands)	2009	2008	2007
Numerator:
Net income	$103,742	$32,056	$65,999
Denominator:
Basic weighted-average shares outstanding	31,908	33,487	32,864
Dilutive effect of common stock equivalents	691	889	644
Diluted adjusted weighted-average shares outstanding, assuming conversion of common stock equivalents	32,599	34,376	33,508
Basic net income per share	$3.25	$0.96	$2.01
Diluted net income per share	$3.18	$0.93	$1.97

(14) Employee benefit plans

Deferred Compensation Plans

Effective January 1, 2009, CH2M HILL amended and restated the CH2M HILL Companies, Ltd. Deferred Compensation Retirement Plan (DCRP) to form the CH2M HILL Supplemental Executive Retirement and Retention Plan (SERP). The Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act (ERISA). Under this plan, each participant’s account consists of various contributions made to the account by CH2M HILL on behalf of the participant. CH2M HILL selects the investment vehicles available under the plan. Compensation expense was $0.1 million for the year ended December 31, 2009. For the years ended December 31, 2008 and 2007, compensation expense for the DCRP was $0.1 million.

In addition to the SERP, CH2M HILL has two nonqualified deferred compensation plans that provide benefits payable to officers and certain highly compensated employees at specified future dates, upon retirement, or death. Under one plan, a participant could elect to defer base compensation and incentive compensation, in cash or common stock. Under the other plan, a participant, whose 401(k) Plan contributions are limited by the ERISA, could elect to defer additional base compensation to which CH2M HILL may make a matching contribution. It is also used by CH2M HILL to provide additional retirement benefits for certain of its senior executives at levels to be determined from time-to-time by the Board of Directors.

These deferred compensation plans are unfunded; therefore, benefits are paid from the general assets of CH2M HILL. The participant’s cash deferrals earn a return based on the participant’s investment in several hypothetical investment options. Each hypothetical investment option is based on an investment fund that is similar to the 401(k) Plan. All deferrals of common stock must remain invested in common stock and are distributed in common stock.

Compensation expense for the two nonqualified plans was $8.4 million for the year ended December 31, 2009. During 2008, the return on the plan assets exceeded the liability due to plan participants by $14.3 million and thus compensation expense was decreased by this amount. Compensation expense was $4.3 million for the years ended December 31, 2007.

Stock Option Plans

Effective January 1, 2009, the Board of Directors and shareholders approved the CH2M HILL Companies, Ltd. 2009 Stock Option Plan (2009 Stock Option Plan). The 2009 Stock Option plan reserves 3,000,000 shares of CH2M HILL common stock for issuance upon exercise of stock options granted under the plan. All options outstanding under the previous plans (1999 and 2004 Stock Option Plans) to the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Employee benefit plans (Continued)

extent cancelled, expire or for any other reason cease to be exercisable, shall roll into the 2009 Stock Option Plan and can become available in addition to the 3,000,000 options reserved.

Stock options are granted at an exercise price equal to the fair market value of CH2M HILL’s common stock at the date of grant. Stock options granted generally become exercisable 25%, 25% and 50% after one, two and three years, respectively, and have a term of five years from date of grant. The following table summarizes the activity relating to the 2009 Stock Option Plan and the 1999 and 2004 Stock Option Plans during 2009:

Stock Options:	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2008	3,939,294	$21.21
Granted	661,091	$34.90
Exercised	(913,893)	$15.84
Forfeited	(155,524)	$25.45
Expired	(52,203)	$16.25
Outstanding at December 31, 2009	3,478,765	$25.09
Exercisable at December 31, 2009	1,614,879	$19.91
Available for future grants	2,502,827

The weighted-average remaining contractual term for all options outstanding at December 31, 2009 and 2008 was 2.7 years, and the aggregate intrinsic value was $55.0 million and $38.1 million, respectively. The weighted-average remaining contractual term for options vested and exercisable at December 31, 2009 and 2008 was 1.7 years, and the aggregate intrinsic value was $33.9 million and $23.7 million, respectively. The remaining unrecognized compensation expense related to nonvested awards as of December 31, 2009 is $6.0 million. CH2M HILL expects to recognize this compensation expense over the weighted average remaining recognition period of 1.5 years, subject to forfeitures that may occur during that period.

CH2M HILL received $3.9 million, $3.5 million and $2.9 million from options exercised during the years ended December 31, 2009, 2008 and 2007, respectively. CH2M HILL’s stock option plans also allow participants to satisfy the exercise price by tendering shares of company stock that have been owned by the participants for at least six months. The intrinsic value associated with exercises was $11.8 million, $13.1 million and $8.7 million during the years ended December 31, 2009, 2008 and 2007, respectively.

CH2M HILL measures the fair value of each stock option grant at the date of grant using a Black-Scholes option pricing model. The weighted-average grant date fair value of options granted during the years ended December 31, 2009 and 2008 was $5.58 and $5.90, respectively. The following assumptions were used in determining the fair value of options granted during 2009 and 2008:

	2009	2008
Risk-free interest rate	1.86%	2.97%
Expected dividend yield	0.00%	0.00%
Expected option life	4.23 Years	4.25 Years
Expected stock price volatility	15.11%	15.82%

CH2M HILL estimates the expected term of options granted based on historical experience of employee exercise behavior. CH2M HILL estimates the volatility of its common stock by using the weighted-average of historical volatility over the same period as option term. CH2M HILL uses the Treasury Yield Curve rates for the risk-free interest rate in the option valuation model with maturities similar to the expected term of the options. CH2M HILL does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero in the option valuation model. CH2M HILL is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. CH2M HILL uses historical data to estimate pre-vesting

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Employee benefit plans (Continued)

option forfeitures and records stock-based compensation expense only for those awards that are expected to vest. All stock-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards.

The total compensation expense recognized for stock options granted for the years ended December 31, 2009, 2008 and 2007 was $4.7 million, $4.1 million and $2.2 million, respectively.

Payroll Deduction Stock Purchase Plan

In November 1999, CH2M HILL established the Payroll Deduction Stock Purchase Plan (PDSPP) which provides for the purchase of common stock at 90% of the market value as of the date of purchase through payroll deductions by participating employees. Eligible employees may purchase common stock totaling up to 15% of an employee’s compensation through payroll deductions. An employee cannot purchase more than $25,000 of common stock under the PDSPP in any calendar year. The PDSPP is intended to qualify under Section 423 of the Internal Revenue Code (IRC). The PDSPP is not intended to qualify under Section 401(a) of the IRC and is not subject to ERISA. Our PDSPP is non-compensatory since the plan is available to all shareholders and incorporates no option features such as a look-back period. Accordingly, no compensation expense is recognized in the financial statements for the PDSPP. During the years ended December 31, 2009, 2008 and 2007, a total of 688,776 shares, 784,125 shares and 667,407 shares, respectively, were issued under the PDSPP, for total proceeds of $21.5 million, $21.7 million and $13.5 million, respectively.

Phantom Stock Plan

In January 2000, CH2M HILL established the Phantom Stock Plan, which provides eligible individuals with added incentives to continue in the long-term service of CH2M HILL. Eligible individuals are generally individuals who are not residents of the U.S. Phantom stock grants are 100% vested on the grant date and may be redeemed after six months from the grant date. The value of phantom stock is equal to the market value of CH2M HILL’s common stock. All amounts granted under the Phantom Stock Plan are payable in cash only and are generally granted in connection with the short and long term incentive plans. Compensation expense under this plan is based on the value of the units on the date of grant.

During the years ended December 31, 2009, 2008 and 2007, a total of 1,504, 2,050 and 3,619 phantom stock units, respectively, were granted under the Phantom Stock Plan. The fair values of the units granted under the Phantom Stock Plan during 2009, 2008 and 2007 were $31.10, $30.32 and $19.63, respectively. Compensation expense related to the Phantom Stock Plan during 2009, 2008 and 2007 was $0.4 million, $0.3 million, and $0.8 million, respectively.

The following table summarizes the activity relating to the Phantom Stock Plan during 2009:

Number of Units
Balance at December 31, 2008	60,969
Granted	1,504
Exercised	(29,558)
Cancelled	(406)
Balance at December 31, 2009	32,509

Stock Appreciation Rights Plan

In February 1999, CH2M HILL established the Stock Appreciation Rights (SARs) Plan. Eligible individuals are generally individuals who are not residents of the U.S. SARs are granted at an exercise price equal to the market value of CH2M HILL’s common stock and generally become exercisable 25%, 25% and 50% after one, two and three years, respectively, and have a term of five years from the date of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Employee benefit plans (Continued)

the grant. All amounts granted under the SARs Plan are payable in cash only. Compensation expense under this plan is based on the vesting provisions and the market value of CH2M HILL’s common stock.

Compensation expense related to the SARs Plan amounted to $0.4 million, $0.4 million and $1.3 million for the years ended December 31, 2009, 2008 and 2007, respectively.

The following table summarizes the activity relating to the SARs Plan during 2009:

	Number of Rights	Weighted Average Exercise Price
Balance at December 31, 2008	80,353	$17.25
Granted	4,880	$35.72
Exercised	(42,448)	$13.78
Cancelled	(3,455)	$23.56
Balance at December 31, 2009	39,330	$22.71

Incentive Plans

In January 2000, CH2M HILL established the Short Term Incentive Plan (STIP) to aid in the motivation, recruitment, retention and reward of employees. Management determines which employees, directors, and eligible consultants participate in the STIP. During the years ended December 31, 2009, 2008 and 2007, a total of 432,093 shares, 604,333 shares and 634,680 shares, respectively, were issued under the STIP. The fair values of the shares issued under the STIP was $31.10, $30.32 and $19.63, for the years ended December 31, 2009, 2008, and 2007, respectively. Compensation expense related to common stock awards under the STIP amounted to $14.4 million, $11.2 million and $18.8 million for the years ended December 31, 2009, 2008 and 2007, respectively.

In January 1999, CH2M HILL established the Long Term Incentive Plan (LTIP) to reward certain executives, project managers, and technologists for the creation of value in the organization through the achievement of specific long-term (3 year) goals of earnings growth and strategic initiatives. The Board of Directors of CH2M HILL determines which employees are eligible to participate in the LTIP in any program year and a new plan is established each year. During the years ended December 31, 2009, 2008 and 2007, a total of 323,474 shares, 262,837 shares and 364,825 shares, respectively, were issued under the LTIP at a fair value of $31.10, $30.32 and $19.63 per share, respectively. Compensation expense related to common stock awards under the LTIP amounted to $13.3 million, $11.8 million and $11.1 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Restricted Stock Plan

In January 2000, CH2M HILL established the Restricted Stock Plan which provides eligible individuals with added incentives to continue in the long-term service of CH2M HILL. The awards are made for no consideration and vest over various periods, but are considered outstanding at the time of grant. During the years ended December 31, 2009, 2008 and 2007, a total of 111,246 shares, 70,405 shares and 263,942 shares, respectively, were granted under the Restricted Stock Plan.

CH2M HILL recognizes compensation costs, net of estimated forfeitures, over the vesting term based on the fair value of the restricted stock at the date of grant. The amount of compensation expense recognized under the Restricted Stock Plan was $2.9 million, $3.8 million and $3.0 million for the years ended December 31, 2009, 2008 and 2007, respectively. In determining the amount of compensation expense, CH2M HILL has estimated that forfeitures of restricted stock shares will be less than 10% of total restricted stock shares outstanding based upon prior experience. As of December 31, 2009, there was $4.2 million of unrecognized compensation costs related to non-vested restricted stock grants. The cost is expected to be recognized over a weighted average period of 2.86 years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Employee benefit plans (Continued)

The following table summarizes the activity relating to the Restricted Stock Plan during 2009:

	Non-vested Shares	Weighted Average Grant Date Fair Value
Balance at December 31, 2008	537,781	$21.16
Granted	111,246	$33.76
Vested	(133,275)	$20.98
Cancelled and expired	(55,547)	$20.85
Balance at December 31, 2009	460,205	$24.29

The weighted-average fair values of the shares granted under the Restricted Stock Plan during 2009, 2008 and 2007 were $33.76, $30.71 and $22.72, respectively.

(15) Employee retirement plans

Retirement and Tax-Deferred Savings Plan

The Retirement and Tax-Deferred Savings Plan (401(k) Plan) is a profit sharing plan that includes a cash or deferred arrangement that is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. Employees are eligible to participate in the 401(k) Plan on the first date of hire with respect to employee contributions and matching contributions. Each eligible employee begins to participate in the 401(k) Plan with respect to defined contributions as of the first day of the first month that begins on or after the eligible employee completes a twelve-month period of service during which the employee is credited with at least 1,000 hours of service.

The 401(k) Plan allows for matching contributions to be made in both cash and stock. Matching contributions may be made in an amount that is based on a percentage of the employee’s contributions for the calendar quarter up to 4% of the employee’s base compensation. Participants of the 401(k) Plan are, at all times, 100% vested in the employee contribution account. Employer contributions allocated to a participant’s account generally vest over six years of completed service. Expenses related to matching contributions for the 401(k) Plan for 2009, 2008 and 2007 were $25.4 million, $25.9 million and $22.6 million, respectively. In addition, expenses related to defined contributions made in common stock for the 401(k) Plan for 2009, 2008 and 2007 were $12.7 million, $14.9 million and $12.1 million, respectively.

Pension and Other Postretirement Benefits

CH2M HILL has three noncontributory defined benefit pension plans. Plan benefits in two of the plans were frozen while one plan remains active. Benefits are based on years of service and compensation during the span of employment.

CH2M HILL sponsors a medical benefit plan for retired employees of certain subsidiaries. The plan is contributory, and retiree premiums are based on years of service at retirement. The benefits contain limitations and a cap on future cost increases. CH2M HILL funds postretirement medical benefits on a pay-as-you-go basis. Effective December 31, 2009, the plan was modified impacting the eligibility criteria, the cost, and the events of termination regarding the retiree medical coverage.

CH2M HILL is required to (i) recognize the funded status of the defined benefit pension and other postretirement plans on the consolidated balance sheet, (ii) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost and (iii) measure defined benefit plan assets and obligations as of the date of the statement of financial position. In 2008, CH2M HILL changed its measurement date from October 31 to December 31. The impact of the change in the

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(15) Employee retirement plans (Continued)

measurement date was not significant and proportionately allocated to current period benefit cost and accumulated other comprehensive loss.

CH2M HILL expects to make contributions of $8.1 million to the pension plans in 2010. The pension, non-qualified pension and post-retirement healthcare benefit payments, including expected future services, are expected to be paid from plan assets and operating cash flow as follows:

($ in thousands)	Pension Plans	Non-Qualified Pension Plans	Post- Retirement Benefit Plans
2010	$6,988	$90	$1,235
2011	7,497	86	1,391
2012	8,393	81	1,594
2013	9,197	76	1,786
2014	10,049	71	2,003
2015-2019	64,272	283	13,323
	$106,396	$687	$21,332

Benefit Expense

The measurement dates used to determine pension, non-qualified pension and other post-retirement benefits for the plans are December 31, 2009 and 2008, and October 31 for 2007. The actuarial assumptions used to compute the net pension benefit expense, non-qualified pension benefit expense and post-retirement benefit expense are based upon information available as of the beginning of the year, as presented in the following table.

	Pension Plans			Non-Qualified Pension Plans			Post-Retirement Benefit Plans
	2009	2008	2007	2009	2008	2007	2009	2008	2007
Actuarial assumptions at beginning of year:
Discount rate	6.25%	6.25%	5.80%	6.25%	6.25%	5.80%	6.25%	6.25%	5.80%
Rate of compensation increase	4.00%	4.00%	4.00%	na	na	na	na	na	na
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%	na	na	na	na	na	na
Initial healthcare costs trend rate	na	na	na	na	na	na	5.99%	6.51%	6.51%
Ultimate healthcare cost trend rate	na	na	na	na	na	na	4.50%	4.50%	4.50%
Year ultimate trend rate is reached	na	na	na	na	na	na	2011	2011	2011

na—not applicable

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) Employee retirement plans (Continued)

The components of the pension benefit expense, non-qualified pension benefit expense and post-retirement benefit expense for the years ended December 31 are detailed below:

	Pension Plans			Non-Qualified Pension Plans			Post-Retirement Benefit Plans
($ in thousands)	2009	2008	2007	2009	2008	2007	2009	2008	2007
Service costs	$4,691	$4,229	$4,267	—	$168	$275	$3,327	$3,510	$2,988
Interest costs	9,870	9,213	8,649	38	324	325	2,181	2,655	2,005
Expected return on plan assets	(8,262)	(11,550)	(9,866)	—	—	—	—	—	—
Amortization of transition (asset)/obligation	—	(2)	(9)	—	—	—	349	349	299
Amortization of prior service costs	87	87	87	—	297	297	387	394	541
Recognized gain due to curtailments	—	—	—	—	—	—	(1,052)	—	—
Recognized net actuarial loss (gain)	4,382	91	1,674	3	6	100	(1)	203	209
Net expense included in current income	$10,768	$2,068	$4,802	$41	$795	$997	$5,191	$7,111	$6,042

The gain recognized in 2009 due to the curtailment  in the post-retirement benefit plans represent a decrease in the accrued benefit obligation of $2,771, accelerated recognition of previously unrecognized loss of $188, and accelerated recognition of previously unrecognized prior service cost of $1,531.

Benefit Obligations

The actuarial assumptions used to compute the benefit obligations for the plans which are based upon information available as of December 31 are:

	Pension Plans		Non-Qualified Pension Plans		Post-Retirement Benefit Plans
	2009	2008	2009	2008	2009	2008
Actuarial assumptions at end of year:
Discount rate	5.90%	6.25%	5.90%	6.25%	5.90%	6.25%
Rate of compensation increase	4.00%	4.00%	na	na	na	na
Initial healthcare cost trend rate	na	na	na	na	5.99%	6.51%
Ultimate healthcare cost trend rate	na	na	na	na	4.50%	4.50%
Year ultimate trend rate is reached	na	na	na	na	2011	2011

na—not applicable

The discount rate assumptions are set annually based on several factors such as: a) the prevailing market rates for high-quality, fixed-income debt instruments that, if the obligation was settled at the measurement date, would provide the necessary future cash flows to pay the benefit obligation when due and b) the duration of the plan liabilities as compared to the Citigroup pension discount curve.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) Employee retirement plans (Continued)

The following table summarizes the change in benefit obligation for the pension, non-qualified pension and post-retirement benefit plans and change in plan assets for the pension plans for the years ended December 31:

	Pension Plans		Non-Qualified Pension Plans		Post-Retirement Benefit Plans
($ in thousands)	2009	2008	2009	2008	2009	2008
Benefit obligation accrued at beginning of year	$161,072	$150,263	$655	$5,305	$41,901	$36,838
Service cost	4,691	4,229	—	168	3,327	3,514
Interest cost	9,870	9,213	38	330	2,181	2,658
Plan contributions	—	—	—	—	2,452	2,527
Actuarial loss (gain)	14,984	3,788	49	1,564	(3,226)	273
Curtailments	—	—	—	—	(2,771)	—
Benefits paid	(5,901)	(6,421)	(91)	(953)	(3,583)	(3,909)
Benefit obligation at end of year	$184,716	$161,072	$651	$6,414	$40,281	$41,901
Fair value of plan assets at beginning of year	$105,457	$146,395	—	—	—	—
Actual gain (loss) on plan assets	21,617	(37,329)	—	—	—	—
Employer & employee contributions	1,415	2,812	—	—	—	—
Benefits paid	(5,901)	(6,421)	—	—	—	—
Fair value of plan assets at end of year	$122,588	$105,457	—	—	—	—

The weighted-average asset allocations for the benefit plans as of December 31, 2009 and 2008 by asset category are as follows:

	Pension Plans
	2009	2008
Equity	52%	49%
Debt	47%	50%
Real estate	0%	0%
Other	1%	1%
Total	100%	100%

The investment philosophy for the pension plans is based on a balanced asset approach allocated primarily between equity securities and debt securities. At December 31, 2009, the equity security holdings were distributed in large and small cap index funds and an international fund. The debt securities consist of two fixed income funds. CH2M HILL uses long-term historical actual return experience with consideration of the expected investment mix of the plans’ assets, as well as future estimates of long-term investment returns to develop its expected rate of return assumption used in calculating the net periodic pension cost.

The following table summarizes the effect of a 1% change in the health care cost trend rate (HCCTR) on the postretirement obligation and costs:

($ in thousands)	2009	2008
Effect of 1% increase in HCCTR as of December 31 on:
Postretirement benefit obligation	$111	$580
Total of service and interest cost components	30	112
Effect of 1% decrease in HCCTR for the year ended December 31 on:
Postretirement benefit obligation	(155)	(378)
Total of service and interest cost components	(45)	(85)

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) Employee retirement plans (Continued)

Funded Status

The following table presents the funded status of the pension, non-qualified pension and post-retirement benefit plans at December 31, 2009:

($ in thousands)	Pension Plans	Non-Qualified Pension Plans	Post- Retirement Benefit Plans
Projected benefit obligation	$184,716	$651	$—
Accumulated benefit obligation	—	—	40,281
Fair value of plan assets	122,588	—	—
Underfunded status	$(62,128)	$(651)	$(40,281)
Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$60,571	$140	$3,552
Net prior service cost	256	—	992
Transition obligation	—	—	798
Total	$60,827	$140	$5,342
Amounts to be recognized in 2010 as a component of net periodic cost:
Net actuarial loss	$4,058	$9	$(3)
Transition obligation	—	—	349
Net prior service cost	92	—	350
Total	$4,150	$9	$696

The following table presents the funded status of the pension, non-qualified pension and post-retirement benefit plans at December 31, 2008:

($ in thousands)	Pension Plans	Non-Qualified Pension Plans	Post- Retirement Benefit Plans
Projected benefit obligation	$161,072	$6,414	$—
Accumulated benefit obligation	—	—	41,901
Fair value of plan assets	105,457	—	—
Underfunded status	$(55,615)	$(6,414)	$(41,901)
Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$63,324	$1,678	$6,586
Net prior service cost	343	712	3,289
Transition obligation	—	—	1,147
Total	$63,667	$2,390	$11,022
Amounts to be recognized in 2009 as a component of net periodic cost:
Net actuarial loss	$4,382	$171	$185
Transition obligation	—	—	299
Net prior service cost	87	297	336
Total	$4,469	$468	$820

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) Employee retirement plans (Continued)

Benefit Plan Assets

CH2M HILL utilizes various investment securities, including U.S. government securities, corporate debt instruments and mutual funds. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and such changes could materially affect the funded status of the plans.

Additionally, certain mutual funds invest in the securities of foreign companies, which involve special risks and considerations not typically associated with investing in U.S. companies. These risks include devaluation of currencies, less reliable information about issuers, different securities transaction clearance and settlement practices, and possible adverse political and economic developments. Moreover, securities of many foreign companies and their markets may be less liquid and their prices more volatile than those of securities of comparable U.S. companies.

Plan contributions are made and the actuarial present value of accumulated plan benefits are reported based on certain assumptions pertaining to interest rates, inflation rates, and employee demographics, all of which are subject to change. Due to uncertainties inherent in the estimations and assumptions process, it is at least reasonably possible that changes in these estimates and assumptions in the near term could be material to the amounts reported.

Plan assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following table sets forth, by level, within the fair value hierarchy a summary of the pension plans’ investments measured at fair value on a recurring basis at December 31, 2009.

	Investment Assets at Fair Value as of December 31, 2009
(in thousands)	Level 1	Level 2	Level 3	Total
Common/collective trust & wrap contracts	$—	$42,178	$—	$42,178
Mutual funds	80,410	—	—	80,410
Total investment assets at fair value	$80,410	$42,178	$—	$122,588

(16) Segment information

CH2M HILL provides services to clients through three operating segments: Government, Environment and Nuclear, Facilities and Infrastructure, and Energy. The structure is intended to provide for better decision making on an enterprise-wide basis. Our Government, Environmental and Nuclear segment generally provides a comprehensive range of services to U.S. Federal government as well as services to international governments and industry. Our Facilities and Infrastructure segment generally provides a comprehensive range of services to various industry segments, and state, local and provincial governments. Our Energy segment generally provides a comprehensive range of services to private sector clients.

CH2M HILL evaluates performance based on several factors, of which the primary financial measure is operating income. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. CH2M HILL uses operating income as its measurement of segment profit. Unallocated corporate expenses are included in “other” in the table below.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(16) Segment information (Continued)

Certain financial information for each segment is provided below (in thousands):

2009	Government, Environment and Nuclear	Facilities and Infrastructure	Energy	Other	Financial Statement Balances
Revenue from external customers	$1,939,188	$1,947,359	$1,612,771	$—	$5,499,318
Equity in earnings of joint ventures and affiliated companies	44,781	18,557	2,201	—	65,539
Depreciation and amortization	5,684	9,875	65,330	—	80,889
Operating income (loss)	135,960	71,010	14,589	(47,028)	174,531
Segment assets	804,885	791,915	351,222	—	1,948,022

2008	Government, Environment and Nuclear	Facilities and Infrastructure	Energy	Other	Financial Statement Balances
Revenue from external customers	$1,668,865	$1,986,615	$1,934,426	$—	$5,589,906
Equity in earnings of joint ventures and affiliated companies	41,323	(12,136)	5,045	—	34,232
Depreciation and amortization	5,685	8,791	77,546	—	92,022
Operating income (loss)	80,596	31,953	50,866	(74,240)	89,175
Segment assets	759,310	797,145	415,386	—	1,971,841

2007	Government, Environment and Nuclear	Facilities and Infrastructure	Energy	Other	Financial Statement Balances
Revenue from external customers	$1,394,287	$2,071,549	$910,402	$—	$4,376,238
Equity in earnings of joint ventures and affiliated companies	29,972	13,136	1,076	—	44,184
Depreciation and amortization	4,210	6,856	24,053	—	35,119
Operating income (loss)	60,184	50,163	8,905	(42,031)	77,221
Segment assets	632,048	802,968	474,930	—	1,909,946

During 2009, revenue in the GEN segment increased substantially due to higher volume of work supporting Hurricane Ike recovery. The increase in revenue for the year ended December 31, 2008 compared to the year ended December 31, 2007 was primarily due to an increase in work performed by our environmental service business and our government facilities and infrastructure business. The equity in earnings in our GEN segment has increased year over year due to favorable results related to the London 2012 Olympic Delivery Authority Project. During 2008, a significant loss was recognized in the Facilities and Infrastructure operating segment on a transportation project held within one of our joint ventures. In September and October of 2007, CH2M HILL acquired VECO and Trigon, respectively, and as a result, revenue and depreciation and amortization reported by the Energy segment increased substantially in 2008. Revenue in the Energy segment decreased for the year ended December 31, 2009 compared to the same period in the prior year due to a slow down in economic activity and a decrease in oil and gas prices.

CH2M HILL derived approximately 35%, 26% and 28% of its total revenues from contracts with the U.S. federal government in 2009, 2008 and 2007, respectively.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(16) Segment information (Continued)

Although CH2M HILL provides services in numerous countries, no single country outside of the U.S. accounted for a significant portion of the total consolidated revenue. Total U.S. and international revenue for the years ended December 31 were as follows:

($ in thousands)	2009	2008	2007
U.S.	$4,525,613	$4,584,498	$3,718,489
International	973,705	1,005,408	657,749
Total	$5,499,318	$5,589,906	$4,376,238

(17) Commitments and contingencies

CH2M HILL maintains a variety of commercial commitments that are generally made available to provide support for various provisions in its engineering and construction contracts. Letters of credit are provided to clients in the ordinary course of the contracting business in lieu of retention or for performance and completion guarantees on engineering and construction contracts. CH2M HILL also posts surety bonds, which are contractual agreements issued by a surety, for the purpose of guaranteeing our performance on contracts. Bid bonds are also issued by a surety to protect owners and are subject to full or partial forfeiture for failure to perform obligations arising from a successful bid.

Commercial commitments outstanding as of December 31, 2009 are summarized below:

	Amount of Commitment Expiration Per Period
($ in thousands)	Less than 1 Year	1-3 Years	4-5 Years	Over 5 Years	Total Amount Committed
Letters of credit	$58,314	$20,114	$—	$—	$78,428
Surety and bid bonds	1,071,760	367,214	—	—	$1,438,974
Total	$1,130,074	$387,328	$—	$—	$1,517,402

CH2M HILL is party to various contractual guarantees and legal actions arising in the normal course of business. Because a large portion of CH2M HILL’s business comes from federal, state and municipal sources, CH2M HILL’s procurement practices at times are also subject to review and occasional investigations by U.S. and state attorneys offices. Such state and U.S. government investigations, whether relating to government contracts or conducted for other reasons, could result in administrative, civil or criminal liabilities, including repayments, fines or penalties or could lead to suspension or debarment from future U.S. government contracting. These investigations often take years to complete and many result in no adverse action. Damages assessed in connection with and the cost of defending any such actions could be substantial. While the outcomes of pending proceedings are often difficult to predict, CH2M HILL’s management estimates that the levels of insurance coverage (after retentions and deductibles) are generally adequate to cover CH2M HILL’s liabilities, if any, with regard to such claims. Any amounts that are probable of payment including legal fees incurred to defend, by CH2M HILL are accrued when such amounts are estimable.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(18) Quarterly financial information (unaudited)

CH2M HILL’s quarterly financial information for the years ended December 31, 2009 and 2008 is as follows:

(In thousands except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	For the Year Ended
2009
Revenue	$1,334,083	$1,373,594	$1,441,281	$1,350,360	$5,499,318
Operating income	21,339	31,311	82,098	39,783	174,531
Net income attributable to CH2M HILL	8,329	15,585	58,267	21,561	103,742
Net income per common share
Basic	$0.26	$0.49	$1.82	$0.68	$3.25
Diluted	$0.26	$0.48	$1.78	$0.66	$3.18
2008
Revenue	$1,254,653	$1,339,640	$1,446,979	$1,548,634	$5,589,906
Operating income	12,721	14,491	24,342	37,621	89,175
Net income	5,832	2,925	9,910	13,389	32,056
Net income per common share
Basic	$0.17	$0.09	$0.29	$0.40	$0.96
Diluted	$0.17	$0.08	$0.29	$0.40	$0.93

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

CH2M HILL Companies, Ltd.:

We have audited the accompanying consolidated balance sheets of CH2M HILL Companies, Ltd. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CH2M HILL Companies, Ltd. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in note 1 to the accompanying consolidated financial statements, effective December 31, 2007, the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) and effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), CH2M HILL Companies, Ltd. and subsidiaries internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 23, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

KPMG LLP
Denver, Colorado
February 23, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

CH2M HILL Companies, Ltd.:

We have audited CH2M HILL Companies, Ltd. and subsidiaries (the Company) internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, CH2M HILL Companies Ltd. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of CH2M HILL Companies, Ltd. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated February 23, 2009 expressed an unqualified opinion on those consolidated financial statements.

KPMG LLP
Denver, Colorado
February 23, 2009

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$114,282	$124,105
Available-for-sale securities	327	2,705
Receivables, net—
Client accounts	670,243	670,984
Unbilled revenue	446,763	391,502
Other	13,280	10,563
Current deferred income taxes	50,246	60,415
Prepaid expenses and other current assets	82,395	57,285
Total current assets	1,377,536	1,317,559
Investments in unconsolidated affiliates	37,322	35,285
Property, plant and equipment, net	214,037	214,348
Goodwill	134,840	126,690
Intangible assets, net	88,819	125,933
Deferred income taxes	82,326	26,968
Other assets	36,961	63,163
Total assets	$1,971,841	$1,909,946
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$24,652	$12,458
Accounts payable and accrued subcontractor costs	447,747	401,511
Billings in excess of revenue	289,230	255,862
Accrued payroll and employee related liabilities	278,684	248,704
Current income tax payable	—	4,099
Other accrued liabilities	93,309	113,271
Total current liabilities	1,133,622	1,035,905
Long-term employee related liabilities and other	300,247	224,215
Long-term debt	151,223	185,329
Total liabilities	1,585,092	1,445,449
Minority interest	2,518	964
Commitments and contingencies (Note 16)
Shareholders’ equity:
Preferred stock, Class A $0.02 par value, 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 31,604,336 and 33,158,068 issued and outstanding at December 31, 2008 and 2007, respectively	316	332
Additional paid-in capital	9,947	70,596
Retained earnings	428,054	395,998
Accumulated other comprehensive loss	(54,086)	(3,393)
Total shareholders’ equity	384,231	463,533
Total liabilities and shareholders’ equity	$1,971,841	$1,909,946

The accompanying notes are an integral part of these consolidated financial statements.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share amounts)

	For The Years Ended
	December 31, 2008	December 31, 2007	December 31, 2006
Gross revenue	$5,589,906	$4,376,238	$4,006,944
Equity in earnings of joint ventures and affiliated companies	34,232	44,184	17,000
Operating expenses:
Direct cost of services and overhead	(4,507,738)	(3,507,770)	(3,285,571)
General and administrative	(1,027,225)	(831,637)	(673,857)
Minority interest	(16,194)	(1,897)	(879)
Operating income	72,981	79,118	63,637
Other income (expense):
Interest income and other	2,405	4,331	2,550
Interest expense	(15,833)	(5,728)	(2,506)
Income before provision for income taxes	59,553	77,721	63,681
Provision for income taxes	(27,497)	(11,722)	(24,780)
Net income	$32,056	$65,999	$38,901
Net income per common share:
Basic	$0.96	$2.01	$1.20
Diluted	$0.93	$1.97	$1.18
Weighted average number of common shares:
Basic	33,486,512	32,864,202	32,419,751
Diluted	34,376,259	33,507,802	33,046,914

The accompanying notes are an integral part of these consolidated financial statements.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

(Dollars in thousands)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-In	Retained	Comprehensive	Shareholders’
	Shares	Amount	Capital	Earnings	Loss	Equity
Balance at December 31, 2005	31,892,048	$319	$45,325	$289,658	$(15,322)	$319,980
Net income		—	—	38,901	—	38,901
Other comprehensive income (loss):
Foreign currency translation adjustments		—	—	—	4,844	4,844
Minimum pension liability adjustment		—	—	—	2,439	2,439
Unrealized loss on equity investments		—	—	—	(1,134)	(1,134)
Comprehensive income						45,050
Shares issued in connection with stock based compensation and employee benefit plans	1,667,543	17	28,936	—	—	28,953
Shares purchased and retired	(1,450,391)	(15)	(27,931)	—	—	(27,946)
Balance at December 31, 2006	32,109,200	321	46,330	328,559	(9,173)	366,037
Net income		—	—	65,999	—	65,999
Other comprehensive income (loss):
Foreign currency translation adjustments		—	—	—	6,867	6,867
Minimum pension liability adjustment		—	—	—	8,641	8,641
Unrealized loss on equity investments		—	—	—	(1,284)	(1,284)
Comprehensive income						80,223
Impact of adoption of SFAS 158		—	—	—	(8,444)	(8,444)
Cumulative effect of change in accounting principle		—	—	1,440	—	1,440
Shares issued in connection with stock based compensation and employee benefit plans	2,091,252	21	45,180	—	—	45,201
Shares purchased and retired	(1,042,384)	(10)	(20,914)	—	—	(20,924)
Balance at December 31, 2007	33,158,068	332	70,596	395,998	(3,393)	463,533
Net income		—	—	32,056	—	32,056
Other comprehensive loss:
Foreign currency translation adjustments		—	—	—	(17,269)	(17,269)
Benefit plan adjustments		—	—	—	(32,125)	(32,125)
Unrealized loss on equity investments		—	—	—	(1,299)	(1,299)
Comprehensive loss						(18,637)
Shares issued in connection with stock based compensation and employee benefit plans	1,512,164	15	31,520	—	—	31,535
Shares purchased and retired	(3,065,896)	(31)	(92,169)	—	—	(92,200)
Balance at December 31, 2008	31,604,336	$316	$9,947	$428,054	$(54,086)	$384,231

The accompanying notes are an integral part of these consolidated financial statements.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For The Years Ended
	December 31, 2008	December 31, 2007	December 31, 2006
Cash flows from operating activities:
Net income	$32,056	$65,999	$38,901
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	92,022	35,119	13,823
Stock-based employee compensation expense	43,654	51,266	37,403
Net loss/(gain) on disposal of property, plant and equipment	249	1,013	(1,845)
Allowance for uncollectible accounts	2,172	1,952	3,523
Deferred income tax benefit	(24,789)	(55,339)	(56,524)
Distributed/(undistributed) earnings of unconsolidated affiliates	21,175	(6,071)	91,263
Changes in current assets and liabilities, net of businesses acquired:
Receivables and unbilled revenue	18,783	(53,869)	(142,468)
Prepaid expenses and other	22,376	(21,413)	(7,720)
Accounts payable and accrued subcontractor costs	3,670	45,351	55,581
Billings in excess of revenues	24,613	104,264	26,993
Employee related liabilities	4,447	32,855	31,078
Other accrued liabilities	(4,860)	(3,798)	9,685
Current taxes receivable/payable	(83)	(107,042)	(4,592)
Long-term employee related liabilities and other	9,371	(16,718)	22,863
Net cash provided by operating activities	244,856	73,569	117,964
Cash flows from investing activities:
Capital expenditures	(50,622)	(20,679)	(13,134)
Acquisitions and earnout payments, net of cash acquired	(24,570)	(176,116)	(2,018)
Investments in affiliates, net of distributions of capital	(23,774)	5,999	(11,673)
Purchases of available-for-sale investments	(6,975)	(224,440)	(76,131)
Proceeds from sale of available-for-sale investments	8,032	252,050	48,541
Proceeds from sale-leaseback of buildings, net and other	1,124	41,267	6,538
Net cash used in investing activities	(96,785)	(121,919)	(47,877)
Cash flows from financing activities:
Borrowings on long-term debt	1,072,318	441,402	456,900
Payments on long-term debt	(1,101,998)	(350,736)	(460,525)
Repurchases and retirements of stock	(109,395)	(36,931)	(37,145)
Excess tax benefits from stock-based compensation	6,881	3,425	2,606
Net cash (used in) provided by financing activities	(132,194)	57,160	(38,164)
Effect of exchange rate changes on cash	(25,700)	10,090	6,788
(Decrease)/increase in cash and cash equivalents	(9,823)	18,900	38,711
Cash and cash equivalents, beginning of year	$124,105	105,205	66,494
Cash and cash equivalents, end of year	$114,282	$124,105	$105,205
Supplemental disclosures:
Cash paid for interest	$14,860	$4,453	$2,848
Cash paid for income taxes	$48,295	$170,296	$84,607

The accompanying notes are an integral part of these consolidated financial statements.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of business and significant accounting policies

Summary of Business

CH2M HILL Companies, Ltd. and subsidiaries (CH2M HILL) is a project delivery firm that was founded in 1946. CH2M HILL provides engineering, consulting, design, construction, procurement, operations and maintenance, and program management services to federal, state, municipal and local government entities and U.S. federal government agencies, as well as private industry, in the U.S. and internationally. CH2M HILL is an employee-owned Oregon corporation. A substantial portion of CH2M HILL’s professional fees are derived from projects that are funded directly or indirectly by government entities.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of CH2M HILL and all of its wholly owned subsidiaries after elimination of all intercompany accounts and transactions. Partially owned affiliates and joint ventures are evaluated for consolidation in accordance with Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46(R)). The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the U.S. of America (U.S. GAAP). Certain amounts in prior years’ consolidated financial statements have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments, and assumptions. We believe that the estimates, judgments and assumptions made when accounting for items and matters such as, but not limited to, revenue recognition, self insurance accruals, employee benefits, tax reserves, allowance for doubtful accounts, depreciation, amortization, asset valuations, reserves and other provisions and contingencies are reasonable, based on information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the periods presented. We also make estimates in our assessments of potential losses in relation to threatened or pending legal and tax matters. See Note 16—Commitments and Contingencies. Actual results could differ from our estimates.

Capital Structure

CH2M HILL has authorized 100,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of Class A preferred stock, par value $0.02 per share. CH2M HILL’s Restated Bylaws and Articles of Incorporation provide for the imposition of certain restrictions on the stock including, but not limited to, the right but not the obligation to repurchase shares upon termination of employment or affiliation, the right of first refusal and ownership limits.

Foreign Currency Translation

All assets and liabilities of CH2M HILL’s foreign subsidiaries are translated into U.S. dollars as of each balance sheet date. Revenues and expenses are translated at the average exchange rate for the period. Translation gains and losses are reflected in shareholders’ equity as part of accumulated other comprehensive loss. Transaction gains and losses are recognized as incurred in the consolidated statements of income.

Revenue Recognition

CH2M HILL earns its revenue from different types of contracts, including cost-plus, fixed-price and time-and-materials. CH2M HILL evaluates each contractual arrangement to determine the appropriate authoritative literature to apply to recognize revenue. CH2M HILL primarily performs engineering and construction related services and recognizes revenue for these contracts on the percentage-of-completion method where progress towards completion is measured by relating the actual cost of work performed to date to the current estimated total cost of the respective contracts. In making such estimates, judgments

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of business and significant accounting policies (Continued)

are required to evaluate potential variances in schedule, the cost of materials and labor, productivity, liability claims, contract disputes, or achievement of contract performance standards.

Change orders are included in total estimated contract revenue when it is probable that the change order will result in an addition to contract value and can be estimated. Management evaluates when a change order is probable based upon its experience in negotiating change orders, the customer’s written approval of such changes or separate documentation of change order costs that are identifiable. Losses on construction and engineering contracts in process are recognized in their entirety when the loss becomes evident and the amount of loss can be reasonably estimated.

CH2M HILL also performs operations and maintenance services. Revenue is recognized on operations and maintenance contracts on a straight-line basis over the life of the contract once CH2M HILL has an arrangement, delivery has occurred, the price is fixed or determinable and collectibility is reasonably assured.

Unbilled Revenue and Billings in Excess of Revenue

Unbilled revenue represents the excess of contract revenue recognized over billings to date on contracts in process. These amounts become billable according to the contract terms, which usually consider the passage of time, achievement of certain milestones or completion of the project.

Billings in excess of revenue represent the excess of billings to date, per the contract terms, over revenue recognized on contracts in process.

Allowance for Uncollectible Accounts Receivable

CH2M HILL reduces accounts receivable by estimating an allowance for amounts that may become uncollectible in the future. Management determines the estimated allowance for uncollectible amounts based on their judgments in evaluating the aging of the receivables and the financial condition of CH2M HILL’s clients, which may be dependent on the type of client and the client’s current economic conditions.

Income Taxes

CH2M HILL accounts for income taxes utilizing an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax effects of events that have been recognized in the financial statements or tax returns. In estimating future tax consequences, CH2M HILL generally considers all expected future events other than enactment of changes in the tax laws or rates. Deferred tax assets and liabilities are determined based on the difference between the tax bases of assets and liabilities and their reported amounts using enacted tax rates in effect for the year in which differences are expected to reverse. Annually, CH2M HILL determines the amount of undistributed foreign earnings invested indefinitely in its foreign operations. Deferred taxes are not provided on those earnings. In addition, the calculation of tax assets and liabilities involves uncertainties in the application of complex tax regulations. For income tax benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.

Cash and Cash Equivalents

CH2M HILL maintains a cash management system which provides for cash in the bank sufficient to pay checks as they are submitted for payment and invests cash in excess of this amount in interest bearing short-term investments such as certificates of deposit and commercial paper. These investments have original short-term maturities of less than three months and are considered cash equivalents in the consolidated balance sheets and statements of cash flows.

Available-for-Sale Securities

Available-for-sale securities are carried at fair value, with unrecognized gains and losses reported in accumulated other comprehensive loss, net of taxes. Losses on available-for-sale securities are recognized

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of business and significant accounting policies (Continued)

when a loss is determined to be other than temporary or when realized. Fair values were estimated based on market prices, where available, or dealer quotes.

Property, Plant and Equipment

All additions, including betterments to existing facilities, are recorded at cost. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of the assets and the related accumulated depreciation are removed from the accounts. Any gain or loss on retirements is reflected in operating income in the year of disposition.

Depreciation for owned property is based on the estimated useful lives of the assets using both straight-line and accelerated methods for financial statement purposes. Useful lives for buildings range from 10 to 30 years. Furniture, fixtures and equipment are depreciated over their useful lives from 2 to 10 years. Leasehold improvements are depreciated over the shorter of their estimated useful life or the remaining term of the associated lease.

Other Long-Lived Assets

CH2M HILL may acquire goodwill or other intangible assets in business combinations which are accounted for using the purchase method of accounting. Intangible assets are stated at fair value as of the date acquired in a business combination. CH2M HILL amortizes intangible assets with finite lives on a straight-line basis over their expected useful lives, currently up to seven years. Where there are no legal, regulatory, contractual or other factors that would reasonably limit the useful life of the intangible asset, such as goodwill or tradenames, management has determined that those intangible assets have an indefinite life and therefore are not amortized.

Impairment of Long-Lived Assets

Goodwill and intangible assets with indefinite lives are tested for impairment on an annual basis, or on an interim basis if events or circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment charge is recognized for any amount by which the carrying amount of goodwill or intangible assets with indefinite lives exceeds their fair value.

CH2M HILL reviews its finite-lived intangibles and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Assets which are held and used in operations are considered impaired if the undiscounted future cash flows from the asset do not exceed the net book value. If impaired, the assets are written down to their estimated fair value. CH2M HILL generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows from the asset group using an appropriate discount rate.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss consists of foreign currency translation adjustments, benefit plan adjustments, net of tax of $18.6 million, and unrealized gains/losses on equity investments, net of tax of $0.1 million. These components are included in the consolidated statements of shareholders’ equity and comprehensive income. Taxes are not provided on the foreign currency translation gains and losses as deferred taxes are not provided on the unremitted earnings of the foreign subsidiaries to which they relate.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of business and significant accounting policies (Continued)

The after-tax composition of accumulated other comprehensive loss consists of the following at December 31:

($ in thousands)	2008	2007
Foreign currency translation adjustments	$(6,808)	$10,461
Benefit plan adjustments, net of tax	(47,033)	(14,908)
Unrealized (loss) gain on equity investments, net of tax	(245)	1,054
	$(54,086)	$(3,393)

Concentrations of Credit Risk

Financial instruments which potentially subject CH2M HILL to concentrations of credit risk consist principally of cash, cash equivalents, short term investments and trade receivables. CH2M HILL’s cash, cash equivalents and short term investments are maintained in accounts held primarily in the U.S. with some accounts held by major banks and financial institutions located in Europe, Canada and Asia. Concentrations of credit risk relative to trade receivables are limited due to our diverse client base, which includes the U.S. federal government, various states and municipalities and a variety of U.S. and foreign corporations operating in a broad range of industries and geographic areas.

Contracts with the U.S. federal government and its prime contractors usually contain standard provisions for permitting the government to modify, curtail or terminate the contract for convenience of the government or such prime contractors if program requirements or budgetary constraints change. Upon such a termination, CH2M HILL is generally entitled to recover costs incurred, settlement expenses and profit on work completed prior to termination.

Recently Adopted Accounting Standards

On January 1, 2007, CH2M HILL adopted Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 establishes a process to measure the impact of an uncertainty associated with an income tax position. Under FIN 48, the effect of an income tax position on the income tax provision must be recognized at the amount that is more likely than not to be sustained upon examination by the relevant taxing authority. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. Under our previous policy, tax positions were recognized to the extent they were probable of being sustained. As a result of the implementation of FIN 48, we recognized a $1.4 million decrease in the liability for uncertain tax positions, which was accounted for as an increase to the January 1, 2007 balance of retained earnings. See Footnote 11 for further discussion of the impact of adopting FIN 48.

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, (SFAS 157). This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles in the U.S., and expands disclosures about fair value measurements. The provisions of SFAS 157 apply under other accounting pronouncements that require or permit fair value measurements; it does not expand the use of fair value in any new circumstances. The provisions of this statement are to be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. At the February 6, 2008 FASB meeting, it was agreed to defer for one year the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (that is, at least annually). CH2M HILL adopted SFAS 157 on January 1, 2008.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Summary of business and significant accounting policies (Continued)

On December 31, 2007, CH2M HILL adopted Statement of Financial Accounting Standard (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of SFAS No. 87, 88, 106 and 132(R) (SFAS 158), which requires employers to recognize the funded status of pension and other postretirement benefit plans on the balance sheet and to recognize changes in the funded status through comprehensive income in the year in which the changes occur. SFAS 158 also requires plan assets and benefit obligations to be measured as of the balance sheet date beginning December 31, 2008. See Footnote 14 for further discussion of the impact of adopting SFAS 158.

Recently Issued Accounting Standards

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS 141(R)). SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141(R) is effective for CH2M HILL beginning January 1, 2009. This will change the accounting for acquisitions consummated after January 1, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51 (SFAS 160). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for CH2M HILL beginning January 1, 2009. This will change the accounting for noncontrolling interests beginning January 1, 2009. Upon adoption, CH2M HILL reclassed its’ minority interest to noncontrolling interests within equity.

(2) Accounts receivable, net

Receivables are stated at net realizable values and consist of receivables billed to clients as well as receivables for which revenue has been earned but has not yet been billed. The U.S. federal government accounted for approximately 15% of CH2M HILL’s net receivables at December 31, 2008 and 2007. No other customers exceeded 10% of total receivables at December 31, 2008 or 2007.

The change in the allowance for uncollectible accounts consists of the following for the years ended December 31:

($ in thousands)	2008	2007	2006
Balance at beginning of year	$6,963	$8,317	$5,992
Provision charged to expense	2,172	1,952	3,523
Accounts written off	(4,344)	(3,436)	(1,051)
Other	(608)	130	(147)
Balance at end of year	$4,183	$6,963	$8,317

(3) Investments in affiliates

CH2M HILL routinely enters into joint ventures to service the needs of its clients. Such arrangements are customary in the engineering and construction industry and generally are project specific and facilitate the completion of contracts that are jointly owned with CH2M HILL’s joint venture partners. These joint ventures are formed to leverage the skills of the respective partners and include consulting, construction, design, project management and operations and maintenance contracts. CH2M HILL’s risk of loss on joint

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Investments in affiliates (Continued)

ventures is similar to what the risk of loss would be if the project was self-performed, other than the fact that the risk is shared with CH2M HILL’s partner.

CH2M HILL’s interests in certain joint ventures are considered variable interest entities (VIE’s) under FIN 46(R). A VIE is an entity with one or more of the following characteristics, (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support; (b) as a group, the holders of the equity investment at risk lack the ability to make certain decisions, or (c) the equity investors have voting rights that are not proportional to their economic interests. FIN 46(R) requires a VIE to be consolidated in the financial statements of the entity that is determined to be the primary beneficiary of the VIE. For VIE’s where CH2M HILL is not the primary beneficiary and those entities which are unconsolidated voting interest entities, CH2M HILL accounts for its investments in affiliated unconsolidated companies primarily using the equity method of accounting.

CH2M HILL has classified entities identified as VIE’s into two groups, the first of which includes those entities that CH2M HILL has consolidated under the guidance of FIN 46(R), as CH2M HILL is considered the primary beneficiary, and the second group which includes those entities which CH2M HILL was not required to consolidate. As of December 31, 2008, the assets and liabilities of VIE’s that were consolidated were $142.9 million and $126.0 million, respectively. As of December 31, 2008, the assets and liabilities of the identified VIE’s that were not consolidated were $255.9 million and $238.6 million, respectively.

As of December 31, 2008 and 2007, the investments in unconsolidated affiliates were $37.3 million and $35.3 million, respectively. CH2M HILL’s proportionate share of net income or loss is included as equity in earnings of joint ventures and affiliated companies in the consolidated statements of income. In general, the equity investment in our joint ventures is equal to our current equity investment plus those entities’ undistributed earnings. CH2M HILL provides certain services, including engineering, construction management and computer and telecommunications support, to these unconsolidated entities. For the years ended December 31, 2008, 2007 and 2006, CH2M HILL reported revenue from these services of $104.7 million, $78.2 million and $61.4 million, respectively. These services are billed to the joint ventures in accordance with the provisions of the joint venture agreements.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Investments in affiliates (Continued)

CH2M HILL has the following significant investments in affiliated unconsolidated companies accounted for under the equity method of accounting:

% Ownership
Domestic:
AGVIQ—CH2M HILL Joint Venture I	49.0%
AGVIQ—CH2M HILL Joint Venture II	49.0%
AGVIQ—CH2M HILL Joint Venture III	49.0%
ATKINSON/CH2M HILL, Joint Venture	30.0%
CH2M HILL/URS Team, Joint Venture	50.0%
CH2M HILL/Western Summit Constructors Joint Venture	50.0%
CH2M—WG Idaho, LLC	50.5%
Clark-Nexsen/CH2M HILL—Norfolk	50.0%
Coastal Estuary Services	49.9%
Connecting Idaho Partners	49.0%
HEBL, Inc.	100.0%
IAP-Hill, LLC	25.0%
Kaiser-Hill Company, LLC	50.0%
Milwaukee Transportation Partners, LLC	50.0%
MW/CH2M HILL HILL, Joint Venture	50.0%
Nana/VECO Joint Venture	50.0%
National Security Technologies, LLC	10.0%
OMI/Thames Water Stockton, Inc.	50.0%
Parsons CH2M HILL Program Management Consultants, Joint Venture	47.5%
Stockton D/B Joint Venture	50.0%
TIC/LG Groton II Joint Venture	25.0%
Washington Closure, LLC	30.0%
Foreign:
CH2M HILL BECA, Ltd.	50.0%
CH2M HILL—Kunwon PMC	54.0%
CH2M HILL/Parsons, Joint Venture	50.0%
CH2M PB JV, Pte, Ltd.	50.0%
CHDE Water	50.0%
CHBM Water Joint Venture	50.0%
CLM Delivery Partner, Limited	37.5%
Coniisa	33.3%
CPG Consultants—CH2M HILL NIP Joint Venture	50.0%
ECC-VECO, LLC	50.0%
EMH/APCC Joint Venture	40.0%
First Canadian Water Infrastructure	49.0%
Golden Crossing Constructors, Joint Venture	33.3%
Luggage Point Alliance	50.0%
Maroochy Alliance Joint Venture	40.0%
OMI BECA, Ltd.	50.0%
SMNM/VECO Joint Venture	50.0%
Water Purification Scheme Alliance Joint Venture	50.0%

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Investments in affiliates (Continued)

Summarized unaudited financial information for CH2M HILL’s unconsolidated affiliates as of and for the years ended December 31 is as follows:

($ in thousands)	2008	2007
FINANCIAL POSITION:
Current assets	$485,684	$509,587
Noncurrent assets	85,056	67,574
	$570,740	$577,161
Current liabilities	$413,177	$424,202
Noncurrent liabilities	50,255	45,504
Owners’ equity	107,308	107,455
	$570,740	$577,161

($ in thousands)	2008	2007	2006
RESULTS OF OPERATIONS:
Revenue	$2,370,361	$2,357,988	$1,308,959
Direct costs	2,273,332	2,209,273	1,258,642
Gross margin	97,029	148,715	50,317
General and administrative expenses	5,901	5,403	9,224
Operating income	91,128	143,312	41,093
Other income, net	2,790	2,654	4,403
Net income	$93,918	$145,966	$45,496

(4) Property, plant and equipment

Property, plant and equipment consists of the following as of December 31:

($ in thousands)	2008	2007
Land	$25,409	$15,171
Buildings	66,775	59,892
Furniture, fixtures and equipment	189,210	180,923
Leasehold improvements	44,387	32,017
	325,781	288,003
Less: Accumulated depreciation	(111,744)	(73,655)
Net property, plant and equipment	$214,037	$214,348

The depreciation expense reflected in the consolidated statements of income totaled $55.2 million in 2008, $24.2 million in 2007 and $9.1 million in 2006.

(5) Other assets

Other assets consists of the following as of December 31:

($ in thousands)	2008	2007
Employee benefit plan assets	$34,448	$49,489
Investment securities held-to-maturity	—	10,741
Other	2,513	2,933
	$36,961	$63,163

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(5) Other assets (Continued)

The investment in securities held-to-maturity is due in April 2009 and accordingly is presented in other current assets as of December 31, 2008. See Note 9—Line of credit and long-term debt for further discussion.

(6) Acquisitions

On September 7, 2007, CH2M HILL purchased all of the outstanding stock of VECO and substantially all of VECO’s operating businesses as part of a strategic initiative to expand operations into the energy industry. The results of VECO have been included in the consolidated financial statements since that date and are included in the Industrial operating segment. VECO’s employees provide engineering, construction and field support services to the energy, resource and process industries in Alaska, Canada, the U.S., Russia and the Middle East.

In connection with the acquisition of VECO, the purchase agreement established a holdback contingency of $70.0 million relating to the potential future payment of known and unknown contingencies that may arise within three years after the date of acquisition. The amount is payable in various installments through September 2010. During 2008, CH2M HILL paid approximately $6.0 million of expenses on behalf of the former owners of VECO which were deemed distributions of the holdback contingency. In addition, during 2008, CH2M HILL made distributions from the holdback to the selling shareholders of VECO of $12.7 million. At December 31, 2008 and 2007, the outstanding balance payable under the holdback contingency was $51.3 million and $69.0 million, respectively.

In the fourth quarter of 2007, CH2M HILL acquired the assets and liabilities of Trigon EPC, LLC (Trigon) for $31.0 million. Trigon is an engineering consulting firm that provides engineering services for pipeline and related facilities, specializing in projects for the crude oil, refined products, natural gas and energy industries. The operating results of Trigon are included in the Industrial operating segment.

On February 29, 2008, CH2M HILL acquired Goldston Inc., a consulting engineering company providing marine, coastal, and municipal and transportation engineering services. The results of operations for this acquisition are reported in the Civil Infrastructure operating segment. The cost of the acquisition was $3.2 million.

(7) Goodwill and intangible assets

Goodwill and the tradename as of December 31 consist of the following:

($ in thousands)	2008	2007
Goodwill	$134,840	$126,690
Tradename	20,326	20,326
	$155,166	$147,016

Goodwill and the tradename were reviewed for impairment during the year ended December 31, 2008. Management’s review of the recoverability of goodwill and the tradename indicated that there was no impairment. During 2008 and 2007, CH2M HILL recorded additional goodwill as a result of the acquisitions discussed above and earn-out targets being achieved on a previous acquisition.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(7) Goodwill and intangible assets (Continued)

Intangible assets with finite lives consist of the following:

($ in thousands)	Cost	Accumulated Amortization	Net finite- lived intangible assets
December 31, 2008
Contracts-in-place	$2,513	$(2,513)	$—
Contracted backlog	58,871	(38,038)	20,833
Customer relationships	57,922	(10,651)	47,271
Non-compete agreements and other	1,100	(711)	389
Total finite-lived intangible assets	$120,406	$(51,913)	$68,493
December 31, 2007
Contracts-in-place	$2,513	(2,513)	$—
Contracted backlog	58,871	(9,679)	49,192
Customer relationships	58,162	(2,338)	55,824
Non-compete agreements and other	1,065	(474)	591
Total finite-lived intangible assets	$120,611	$(15,004)	$105,607

All intangible assets are being amortized over their expected lives up to seven years. The amortization expense reflected in the consolidated statements of income totaled $36.8 million in 2008, $11.0 million in 2007 and $4.7 million in 2006. These intangible assets are expected to be fully amortized in 2014. At December 31, 2008, the future estimated amortization expense related to these intangible assets is (in thousands):

Year Ending:
2009	$27,746
2010	10,547
2011	8,515
2012	8,515
2013	8,274
Thereafter	4,896
$68,493

(8) Fair value of financial instruments

Cash and cash equivalents, receivables, unbilled revenue, accounts payable and billings in excess of revenue are carried at cost, which approximates fair value due to their short maturities. Fair values of equity investments and short-term investments (available-for-sale securities), where a readily determinable market value exists, have been estimated using market prices or dealer quotes and are equal to the carrying value. The fair value of long-term debt, including the current portion, is estimated based on quoted market prices for the same or similar issues or on the current rates offered to CH2M HILL for debt of similar maturities. Management considers the market values and market prices level 1 inputs in accordance with the guidance of SFAS 157.

The estimated fair values of CH2M HILL’s financial instruments as of December 31 are as follows:

	2008		2007
($ in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Long-term debt, including current portion	$175,875	$177,087	$197,787	$197,013

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9) Line of credit and long-term debt

CH2M HILL is party to a credit agreement which provides for a $500.0 million revolving credit facility (RLOC) which expires on August 31, 2012. The credit agreement includes an option to increase the initial borrowing capacity by up to an additional $250.0 million. While the credit agreement may be used for general corporate purposes and permitted acquisitions, it also provides that up to $250.0 million is available for the issuance of letters of credit to support various trade activities. At CH2M HILL’s option, the credit agreement bears interest at a rate equal to either LIBOR plus 0.75% to 1.50%, or the lender’s applicable base rate less a discount rate up to 0.25% based on CH2M HILL’s ratio of funded debt to earnings before interest, taxes, depreciation and amortization. A commitment fee of approximately 0.10% to 0.25% per year on the unused portion of the line of credit is payable based on CH2M HILL’s ratio of funded debt to earnings before interest, taxes, depreciation and amortization. As of December 31, 2008, CH2M HILL had $100.0 million in borrowings outstanding on the RLOC.

In the first quarter, CH2M HILL entered into two derivative financial transactions to reduce the effects of interest rate changes on cash flows due to changes in interest rates on its outstanding debt. As of December 31, 2008, CH2M HILL had fixed its interest rate exposure on $50.0 million of the outstanding RLOC balance. The Company has not designated these derivative instruments as effective hedges as defined by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and therefore, interest expense related to periodic settlements on these interest rate swaps and the change in fair value of these swap agreements is recognized in interest income and other in the current period. These interest rate swaps mature in March 2010. The fair value of these derivative liabilities are approximately $1.0 million at December 31, 2008.

The RLOC agreement contains financial and other covenants, as well as limitations on other indebtedness, liens, acquisitions, mergers and dispositions. The credit agreement also contains customary events of default, including a default of covenant, a material inaccuracy of representations or warranties, bankruptcy events, and a change in control. As of December 31, 2008, CH2M HILL was in compliance with the covenants required by the credit agreement.

At December 31, 2008, issued and outstanding letters of credit of $51.3 million were reserved against the borrowing base of the credit agreement, compared to $65.7 million at December 31, 2007.

CH2M HILL’s nonrecourse and other long-term debt, as of December 31 consist of the following:

($ in thousands)	2008	2007
Nonrecourse:
Mortgage payable in monthly installments to July 2020, secured by real estate, rents and leases. The note bears interest at 5.35%	$14,277	$15,126
Mortgage payable in monthly installments to December 2016, secured by real estate. The note bears interest at 6.59%	3,734	4,591
Mortgage payable in monthly installments to April 2009, secured by investment securities. The note bears interest at 8.06%	10,640	10,942
	28,651	30,659
Other:
Revolving credit facility	100,000	116,000
Equipment financing, due in monthly installments to September 2012, secured by equipment. These notes bear interest ranging from 6.00% to 8.00%	47,103	50,869
Shareholder notes payable	121	259
Total debt	175,875	197,787
Less current portion of debt	24,652	12,458
Total long-term portion of debt	$151,223	$185,329

As a result of the acquisition of VECO, CH2M HILL holds U.S. Treasury securities as a contractual requirement for an outstanding nonrecourse mortgage. The contractual terms of these investments do not

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9) Line of credit and long-term debt (Continued)

permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because CH2M HILL has scheduled the maturity of these investments to meet debt service requirements of certain nonrecourse debt through April 2009 and has the ability and intent to hold these investments until maturity, these investments are classified as held-to-maturity and are included in prepaid and other assets. These investments are carried at cost, which approximates their fair value, and periodically evaluated for impairment. As of December 31, 2008, no impairment had occurred and the unrecognized holding losses are not significant.

At December 31, 2008, future principal payments on long-term debt are as follows (in thousands):

Year Ending:
2009	$24,652
2010	14,196
2011	13,920
2012	110,239
2013	1,280
Thereafter	11,588
$175,875

(10) Operating lease obligations

CH2M HILL has entered into certain noncancellable leases, which are being accounted for as operating leases. At December 31, 2008, future minimum lease payments are as follows (in thousands):

Year Ending:
2009	$129,266
2010	103,100
2011	81,562
2012	70,476
2013	58,829
Thereafter	150,455
$593,688

In September 2007, CH2M HILL exercised its option to purchase the properties comprising their corporate headquarters and three adjacent buildings located in Englewood, Colorado previously held under three operating lease arrangements for $95.9 million. As a result of exercising its purchase option, CH2M HILL paid a lease termination fee totaling $7.8 million and wrote off previously capitalized lease costs of $1.0 million. CH2M HILL contemporaneously sold these buildings to a third party for proceeds of $138.5 million and entered into an operating lease agreement to lease these buildings back from the new owner. The initial term of the lease is ten years, with an option to extend the term twice for either a ten or five year period. The sale resulted in a $42.6 million deferred gain which is being amortized over the 10 year term of the lease as a reduction of rent expense.

Rental expense charged to operations was $121.2 million, $119.4 million and $97.1 million during 2008, 2007 and 2006, respectively, including amortization of the deferred gain of $4.3 million, $1.4 million in 2008 and 2007, respectively. Certain of CH2M HILL’s operating leases contain provisions for a specific rent-free period. CH2M HILL accrues rental expense during the rent-free period based on total expected rent payments to be made over the life of the related lease.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Income taxes

Income before provision for income taxes for the years ended December 31 consists of the following:

($ in thousands)	2008	2007	2006
U.S. income	$55,891	$72,463	$84,628
Foreign income (loss)	3,662	5,258	(20,947)
Income before taxes	$59,553	$77,721	$63,681

The provision for income taxes for the years ended December 31 consists of the following:

($ in thousands)	2008	2007	2006
Current income tax expense:
Federal	$38,715	$29,967	$58,458
Foreign	(1,154)	12,983	10,423
State and local	14,725	12,438	12,423
Total current income tax expense	52,286	55,388	81,304
Deferred income tax benefit:
Federal	(22,507)	(36,819)	(44,048)
Foreign	2,462	3,797	(3,115)
State	(4,744)	(10,644)	(9,361)
Total deferred income tax benefit	(24,789)	(43,666)	(56,524)
Total income tax expense	$27,497	$11,722	$24,780

The reconciliations of income tax computed at the U.S. federal statutory tax rate to CH2M HILL’s effective income tax rate for the years ended December 31 are as follows:

($ in thousands)	2008	2007	2006
Pretax income	$59,553	$77,721	$63,681
Federal statutory rate	35%	35%	35%
Expected tax expense	20,844	27,202	22,288
Reconciling items:
State income taxes, net of federal benefit	5,620	2,064	1,636
Permanent expenses, exclusions and credits	(7,044)	832	1,966
Foreign permanent expenses, taxes, credits and other	7,136	(1,164)	3,418
Tax settlements	—	(15,259)	—
Other	941	(1,953)	(4,528)
Provision for income taxes	$27,497	$11,722	$24,780

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Income taxes (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are as follows:

($ in thousands)	2008	2007
Deferred tax assets:
Net operating loss carryforwards	$14,962	$20,388
Investments in affiliates	1,471	7,153
Deferred recognition of income until collection occurs	15,734	4,763
Accrued employee benefits	165,253	131,085
Total deferred tax assets	197,420	163,389
Valuation allowance	(22,700)	(20,205)
Net deferred tax assets	174,720	143,184
Deferred tax liabilities:
Depreciation and amortization	42,148	55,801
Net deferred tax asset	$132,572	$87,383

A valuation allowance is required to be established for those deferred tax assets that it is more likely than not that they will not be realized. The above valuation allowances relate primarily to foreign net operating losses of $46.2 million and $66.7 million for the years ended December 31, 2008 and 2007, respectively. Included in the total valuation allowance at December 31, 2008 is $4.0 million which was acquired with the VECO acquisition, which will not have future income tax effect. Taxable income within the applicable foreign subsidiary must be reported in order for the deferred tax asset to be realized. The foreign net operating losses can be carried forward for varying terms depending on the foreign jurisdiction.

Undistributed earnings of CH2M HILL’s foreign subsidiaries amounted to approximately $44.3 million at December 31, 2008. These earnings are considered to be indefinitely reinvested. Accordingly, no provision for U.S. federal and state income taxes or foreign withholding taxes has been made. Upon distribution of those earnings, CH2M HILL would be subject to U.S. income taxes (subject to a reduction for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable; however, the potential foreign tax credit associated with the deferred income would be available to reduce the resulting U.S. tax liabilities.

The tax benefit from share-based compensation awards for the years ended December 31, 2008 and 2007 was $6.9 million and $3.5 million, respectively. These amounts are reflected as additions to additional paid-in capital in the consolidated statements of shareholders’ equity and comprehensive income and are reported as financing activities in the 2008 and 2007 consolidated statements of cash flows.

As of December 31, 2008 and 2007, we had $25.4 million and $10.6 million, respectively, recorded as a liability for uncertain tax positions. While our 2008 effective tax rate was favorably impacted by the recognition of additional research and experimentation tax credits for prior years, an additional liability for the uncertainty related to research and experimentation credits was also established. A reconciliation of the beginning and ending amount of unrecognized tax benefits as of December 31, 2008 is as follows (in thousands):

Balance at January 1, 2008	$9,020
Additions for current year tax positions	6,086
Additions for prior year tax positions	10,467
Reductions for prior year tax positions	(2,408)
Settlement with taxing authorities	(820)
Reductions as a result of lapse of applicable statue of expirations	(704)
Balance at December 31, 2008	$21,641

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Income taxes (Continued)

Included in the balance at December 31, 2008, are $21.2 million in tax positions that if recognized would affect the effective tax rate. It is also reasonably possible that of the total amount of unrecognized tax benefits at December 31, 2008, the reserve could experience a significant change within twelve months of the reporting date related to federal and state research and experimentation tax credits as a result of tax authority settlement and statute expiration. The estimated range of unrecognized change is zero to approximately $5.5 million as of December 31, 2008.

CH2M HILL recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2008 and December 31, 2007, CH2M HILL has approximately $3.8 million and $1.5 million, respectively, of accrued interest and penalties related to uncertain tax positions.

CH2M HILL files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, we are subject to examination by taxing authorities throughout the world, including such major jurisdictions as the U.S. and Canada. With few exceptions, CH2M HILL is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities in major tax jurisdictions for years before 2001.

(12) Earnings per share

Basic earnings per share (EPS) excludes the dilutive effect of common stock equivalents and is computed by dividing net income by the weighted-average number of shares outstanding during the period. Diluted EPS includes the dilutive effect of common stock equivalents, which consists of stock options, and is computed using the weighted-average number of shares and common stock equivalents outstanding during the period.

Reconciliations of basic and diluted EPS for the years ended December 31 are as follows:

($ in thousands)	2008	2007	2006
Numerator:
Net income	$32,056	$65,999	$38,901
Denominator:
Basic weighted-average shares outstanding	33,487	32,864	32,420
Dilutive effect of common stock equivalents	889	644	627
Diluted adjusted weighted-average shares outstanding, assuming conversion of common stock equivalents	34,376	33,508	33,047
Basic net income per share	$0.96	$2.01	$1.20
Diluted net income per share	$0.93	$1.97	$1.18

(13) Employee benefit plans

Deferred Compensation Plans

CH2M HILL has two nonqualified deferred compensation plans that provide benefits payable to officers and certain highly compensated employees at specified future dates, upon retirement, or death. Under one plan, a participant could elect to defer base compensation and incentive compensation, in cash or common stock. Under another plan, a participant, whose 401(k) Plan contributions are limited by the Employee Retirement Income Security Act (ERISA), could elect to defer additional base compensation to which CH2M HILL may make a matching contribution. It is also used by CH2M HILL to provide additional retirement benefits for certain of its senior executives at levels to be determined from time-to-time by the Board of Directors.

These deferred compensation plans are unfunded; therefore, benefits are paid from the general assets of CH2M HILL. The participant’s cash deferrals earn a return based on the participant’s investment in several hypothetical investment options. Each hypothetical investment option is based on an investment

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) Employee benefit plans (Continued)

fund that is similar to the 401(k) Plan. All deferrals of common stock must remain invested in common stock and are distributed in common stock.

During 2008, the return on the plan assets exceed the liability due to plan participants by $14.3 million and thus compensation expense was decreased by this amount. Compensation expense was $4.3 million, and $4.1 million for the years ended December 31, 2007, and 2006, respectively. The total of participant deferrals, which is reflected in long-term employee related liabilities and other, was $33.8 million and $44.5 million at December 31, 2008 and 2007, respectively. The decrease in liabilities is a result of declines in market values.

Stock Option Plans

CH2M HILL’s 1999 and 2004 stock option plans were approved by the Board of Directors and shareholders to reserve 8,000,000 and 5,000,000 shares, respectively, of CH2M HILL common stock for issuance upon exercise of stock options granted under these plans. Stock options are granted at an exercise price equal to the fair market value of CH2M HILL’s common stock at the date of grant. Stock options granted generally become exercisable 25%, 25% and 50% after one, two and three years, respectively, and have a term of five years from date of grant. The 1999 stock option plan expired on December 31, 2008. The following table summarizes the activity relating to the 1999 and 2004 stock option plans during 2008:

Stock Options:	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2007	4,118,917	$16.83
Granted	1,000,792	$31.17
Exercised	(1,043,920)	$13.21
Forfeited	(103,030)	$22.95
Expired	(33,465)	$13.26
Outstanding at December 31, 2008	3,939,294	$21.21
Exercisable at December 31, 2008	1,620,051	$16.14
Available for future grants	2,368,950

The weighted-average remaining contractual term for all options outstanding at December 31, 2008 and 2007 was 2.8 years, and the aggregate intrinsic value was $38.1 million and $45.8 million, respectively. The weighted-average remaining contractual term for options vested and exercisable at December 31, 2008 and 2007 was 1.7 years and 1.5 years, respectively, and the aggregate intrinsic value was $23.7 million and $25.6 million, respectively. The remaining unrecognized compensation expense related to nonvested awards as of December 31, 2008 is $7.0 million. CH2M HILL expects to recognize this compensation expense over the weighted average remaining recognition period of 1.7 years, subject to forfeitures that may occur during that period. CH2M HILL received $3.5 million, $2.9 million and $3.3 million from options exercised during the years ended December 31, 2008, 2007 and 2006, respectively. CH2M HILL’s stock option plans also allow participants to satisfy the exercise price by tendering shares of company stock that have been owned by the participants for at least six months. The intrinsic value associated with exercises was $13.1 million, $8.7 million and $6.7 million during the years ended December 31, 2008, 2007 and 2006, respectively.

CH2M HILL adopted SFAS 123(R) on January 1, 2006, using the prospective method. The provisions of SFAS 123(R) apply to new grants on or after January 1, 2006. CH2M HILL measures the fair value of each stock option grant at the date of grant using a Black-Scholes option pricing model. The weighted-average grant date fair value of options granted during the twelve months ended December 31, 2008 and 2007 was

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) Employee benefit plans (Continued)

$5.90 and $4.49, respectively. The following assumptions were used in determining the fair value of options granted during 2008 and 2007:

	2008	2007
Risk-free interest rate	2.97%	4.98%
Expected dividend yield	0.00%	0.00%
Expected option life	4.25 Years	4.26 Years
Expected stock price volatility	15.82%	11.36%

CH2M HILL estimates the expected term of options granted based on historical experience of employee exercise behavior. CH2M HILL estimates the volatility of its common stock by using the weighted-average of historical volatility over the same period as option term. CH2M HILL uses the Treasury Yield Curve rates for the risk-free interest rate in the option valuation model with maturities similar to the expected term of the options. CH2M HILL does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero in the option valuation model. CH2M HILL is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. CH2M HILL uses historical data to estimate pre-vesting option forfeitures and records stock-based compensation expense only for those awards that are expected to vest. All stock-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards.

The total compensation expense recognized under SFAS 123(R) for stock options granted in 2008, 2007 and 2006 was $4.1 million, $2.2 million and $0.5 million, respectively. No compensation expense related to stock options was required prior to the adoption of SFAS 123(R) on January 1, 2006.

Payroll Deduction Stock Purchase Plan

In November 1999, CH2M HILL established the Payroll Deduction Stock Purchase Plan (PDSPP) which provides for the purchase of common stock at 90% of the market value as of the date of purchase through payroll deductions by participating employees. CH2M HILL has reserved 13,000,000 shares of common stock to be issued under the PDSPP. Eligible employees may purchase common stock totaling up to 15% of an employee’s compensation through payroll deductions. An employee cannot purchase more than $25,000 of common stock under the PDSPP in any calendar year. The PDSPP is intended to qualify under Section 423 of the Internal Revenue Code (IRC). The PDSPP is not intended to qualify under Section 401(a) of the IRC and is not subject to ERISA. Our PDSPP is non-compensatory under SFAS 123(R) since the plan is available to all shareholders and incorporates no option features such as a look-back period. Accordingly, no compensation expense is recognized in the financial statements for the PDSPP. During the years ended December 31, 2008, 2007 and 2006, a total of 784,125 shares, 667,407 shares and 712,919 shares, respectively, were issued under the PDSPP, for total proceeds of $21.7 million, $13.5 million and $11.9 million, respectively.

Phantom Stock Plan

In January 2000, CH2M HILL established the Phantom Stock Plan, which provides eligible individuals with added incentives to continue in the long-term service of CH2M HILL. Eligible individuals are generally individuals who are not residents of the U.S. Phantom stock grants are 100% vested on the grant date and may be redeemed after six months from the grant date. The value of phantom stock is equal to the fair market value of CH2M HILL’s common stock. All amounts granted under the Phantom Stock Plan are payable in cash only and are generally granted in connection with the short and long term incentive plans. Compensation expense under this plan is based on the value of the units on the date of grant.

During the years ended December 31, 2008, 2007 and 2006, a total of 2,050, 3,619 and 2,120 phantom stock units, respectively, were granted under the Phantom Stock Plan. At December 31, 2008, there were 60,969 units outstanding.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) Employee benefit plans (Continued)

The weighted-average fair values of the units granted under the Phantom Stock Plan during 2008, 2007 and 2006 were $30.32, $19.63 and $18.72, respectively.

Compensation expense related to the Phantom Stock Plan during 2008, 2007 and 2006 was $0.3 million, $0.8 million, and $0.4 million, respectively.

The following table summarizes the activity relating to the Phantom Stock Plan during 2008:

Number of Units
Balance at December 31, 2007	76,526
Granted	2,050
Exercised	(17,607)
Cancelled	—
Balance at December 31, 2008	60,969

Stock Appreciation Rights Plan

In February 1999, CH2M HILL established the Stock Appreciation Rights (SARs) Plan. Eligible individuals are generally individuals who are not residents of the U.S. SARs are granted at an exercise price equal to the fair market value of CH2M HILL’s common stock and generally become exercisable 25%, 25% and 50% after one, two and three years, respectively, and have a term of five years from the date of the grant. All amounts granted under the SARs Plan are payable in cash only. Compensation expense under this plan is based on the vesting provisions and the fair market value of CH2M HILL’s common stock.

Compensation expense related to the SARs Plan amounted to $0.4 million, $1.3 million and $0.5 million in 2008, 2007 and 2006, respectively.

The following table summarizes the activity relating to the SARs Plan during 2008:

	Number of Rights	Weighted Average Exercise Price
Balance at December 31, 2007	140,713	$14.29
Granted	9,800	$31.29
Exercised	(65,548)	$12.73
Cancelled	(4,612)	$21.56
Balance at December 31, 2008	80,353	$17.25

Short Term Incentive Plan

In January 2000, CH2M HILL established the Short Term Incentive Plan (STIP) to aid in the motivation, recruitment, retention and reward of employees. Management determines which employees, directors, and eligible consultants participate in the STIP. During the years ended December 31, 2008, 2007 and 2006, a total of 604,333 shares, 634,680 shares and 599,471 shares, respectively, were issued under the STIP.

The fair values of the shares issued under the STIP during 2008, 2007 and 2006 were $30.32, $19.63 and $18.72, respectively.

Compensation expense related to common stock awards under the STIP amounted to $11.2 million, $18.8 million and $12.6 million in 2008, 2007 and 2006, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) Employee benefit plans (Continued)

Long Term Incentive Plan

In January 1999, CH2M HILL established the Long Term Incentive Plan (LTIP) to reward certain executives, project managers, and technologists for the creation of value in the organization through the achievement of specific long-term (3 year) goals of earnings growth and strategic initiatives. The Board of Directors of CH2M HILL determines which employees are eligible to participate in the LTIP in any program year and a new plan is established each year.

During the years ended December 31, 2008, 2007 and 2006, a total of 262,837 shares, 364,825 shares and 181,351 shares, respectively, were issued under the LTIP at a fair value of $30.32, $19.63 and $18.72 per share, respectively.

Compensation expense related to common stock awards under the LTIP amounted to $11.8 million, $11.1 million and $9.4 million in 2008, 2007 and 2006, respectively.

Restricted Stock Plan

In January 2000, CH2M HILL established the Restricted Stock Plan which provides eligible individuals with added incentives to continue in the long-term service of CH2M HILL. The awards are made for no consideration and vest over various periods, but are considered outstanding at the time of grant. During the years ended December 31, 2008, 2007 and 2006, a total of 70,405 shares, 263,942 shares and 357,783 shares, respectively, were granted under the Restricted Stock Plan.

CH2M HILL recognizes compensation costs, net of estimated forfeitures, over the vesting term based on the fair value of the restricted stock at the date of grant. The amount of compensation expense recognized under the Restricted Stock Plan was $3.8 million, $3.0 million and $2.6 million for the years ended December 31, 2008, 2007 and 2006, respectively. In determining the amount of compensation expense, CH2M HILL has estimated that forfeitures of restricted stock shares will be less than 2% of total restricted stock shares outstanding based upon prior experience. As of December 31, 2008, there was $5.7 million of unrecognized compensation costs related to non-vested restricted stock grants. The cost is expected to be recognized over a weighted average period of 2.9 years.

The following table summarizes the activity relating to the Restricted Stock Plan during 2008:

	Non-vested Shares	Weighted Average Grant Date Fair Value
Balance at December 31, 2007	614,507	$19.51
Granted	70,405	$30.71
Vested	(136,218)	$18.47
Cancelled and expired	(10,913)	$22.98
Balance at December 31, 2008	537,781	$21.16

The weighted-average fair values of the shares granted under the Restricted Stock Plan during 2008, 2007 and 2006 were $30.71, $22.72 and $18.08, respectively.

(14) Employee retirement plans

Retirement and Tax-Deferred Savings Plan

The Retirement and Tax-Deferred Savings Plan (401(k) Plan) is a profit sharing plan that includes a cash or deferred arrangement that is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. Employees are eligible to participate in the 401(k) Plan on the first date of hire with respect to employee contributions and matching contributions. Each eligible employee begins to participate in the 401(k) Plan with respect to defined contributions as of the first day of the first month

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Employee retirement plans (Continued)

that begins on or after the eligible employee completes a twelve-month period of service during which the employee is credited with at least 1,000 hours of service.

The 401(k) Plan allows for both matching cash and stock contributions. Matching contributions may be made in an amount that is based on a percentage of the employee’s contributions for the calendar quarter up to 4% of the employee’s base compensation.

Participants of the 401(k) Plan are, at all times, 100% vested in the employee contribution account. Amounts allocated to a participant’s defined contribution account and matching contribution account generally vest over six years of completed service.

Expenses related to matching contributions made in cash for the 401(k) Plan for 2008, 2007 and 2006 were $25.9 million, $22.6 million and $18.7 million, respectively. Expenses related to defined contributions made in common stock for the 401(k) Plan for 2008, 2007 and 2006 were $14.9 million, $12.1 million and $10.9 million, respectively.

Pension and Other Postretirement Benefits

CH2M HILL has three noncontributory defined benefit pension plans. Plan benefits in two of the plans were frozen while one plan remains active. Benefits are based on years of service and compensation during the span of employment.

CH2M HILL sponsors a medical benefit plan for retired employees of certain subsidiaries. The plan is contributory, and retiree premiums are based on years of service at retirement. The benefits contain limitations and a cap on future cost increases. CH2M HILL funds postretirement medical benefits on a pay-as-you-go basis.

CH2M HILL also has a supplemental executive retirement plan that will provide an additional retirement benefit to certain senior executives if they remain employed and retire from CH2M HILL on or after age 65. The amount of the annual benefit, which may change from time-to-time based on the decision of the Board of Directors of CH2M HILL, currently is equal to 50% of the participant’s projected base salary for fiscal year 2008. The benefit is reduced by the value of the offsetting retirement benefits paid by CH2M HILL under other plans. For the years ended December 31, 2008, 2007 and 2006, CH2M HILL expensed $0.8 million, $1.0 million, and $1.4 million, respectively, for the anticipated benefit obligations.

On December 31, 2007, the Company adopted SFAS 158 which requires employers to (i) recognize the funded status of their defined benefit pension and other postretirement plans on the consolidated balance sheet, (ii) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost and (iii) measure defined benefit plan assets and obligations as of the date of the employer’s statement of financial position. The Company adopted the recognition and disclosure requirements of SFAS 158 as of December 31, 2007. The impact of adopting these provisions was an increase in net liabilities for pension and postretirement health care benefits of $14.0 million and an increase in accumulated other comprehensive loss of $8.4 million, net of taxes. In accordance with SFAS 158, the Company changed its measurement date from October 31 to December 31 in 2008. The impact of the change in the measurement date was not significant and proportionaltely allocated to current period benefit cost and AOCI.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Employee retirement plans (Continued)

The Company expects to make contributions of $1.4 million to the pension plans in 2009. The pension, non-qualified pension and post-retirement healthcare benefit payments, including expected future services, are expected to be paid from plan assets and operating cash flow as follows:

($ in thousands)	Pension Plans	Non-Qualified Pension Plans	Post-Retirement Benefit Plans
2009	$6,312	$131	$1,356
2010	6,839	2,919	1,567
2011	7,384	120	1,771
2012	8,241	675	2,026
2013	9,034	109	2,252
2014-2018	58,277	7,014	14,595
	$96,087	$10,968	$23,567

Benefit Expense

The measurement dates used to determine pension, non-qualified pension and other post-retirement benefits for the plans are December 31, 2008, and October 31 for 2007 and 2006. The actuarial assumptions used to compute the net pension benefit expense, non-qualified pension benefit expense and post-retirement benefit expense are based upon information available as of the beginning of the year, as presented in the following table.

	Pension Plans			Non-Qualified Pension Plans			Post-Retirement Benefit Plans
	2008	2007	2006	2008	2007	2006	2008	2007	2006
Actuarial assumptions at beginning of year:
Discount rate	6.25%	5.80%	5.75%	6.25%	5.80%	5.75%	6.25%	5.80%	5.75%
Rate of compensation increase	4.00%	4.00%	4.00%	na	na	na	na	na	na
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%	na	na	na	na	na	na
Initial healthcare costs trend rate	na	na	na	na	na	na	6.51%	6.51%	6.65%
Ultimate healthcare cost trend rate	na	na	na	na	na	na	4.50%	4.50%	4.05%
Year ultimate trend rate is reached	na	na	na	na	na	na	2011	2011	2011

na—not applicable

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Employee retirement plans (Continued)

The components of the pension benefit expense, non-qualified pension benefit expense and post-retirement benefit expense for the years ended December 31 are detailed below:

	Pension Plans			Non-Qualified Pension Plans			Post-Retirement Benefit Plans
($ in thousands)	2008	2007	2006	2008	2007	2006	2008	2007	2006
Service costs	$4,229	$4,267	$4,128	$168	$275	$249	$3,510	$2,988	$1,475
Interest costs	9,213	8,649	8,183	324	325	357	2,655	2,005	1,287
Expected return on plan assets	(11,550)	(9,866)	(9,012)	—	—	—	—	—	—
Amortization of transition (asset)/obligation	(2)	(9)	(9)	—	—	—	349	299	299
Amortization of prior service costs	87	87	87	297	297	413	394	541	27
Recognized net actuarial loss (gain)	91	1,674	2,066	6	100	334	203	209	—
Net expense included in current income	$2,068	$4,802	$5,443	$795	$997	$1,353	$7,111	$6,042	$3,088

Benefit Obligations

The actuarial assumptions used to compute the benefit obligations for the plans which are based upon information available as of December 31 are:

	Pension Plans		Non-Qualified Pension Plans		Post-Retirement Benefit Plans
	2008	2007	2008	2007	2008	2007
Actuarial assumptions at end of year:
Discount rate	6.25%	6.25%	6.25%	6.25%	6.25%	6.25%
Rate of compensation increase	4.00%	4.00%	na	na	na	na
Initial healthcare cost trend rate	na	na	na	na	6.51%	6.51%
Ultimate healthcare cost trend rate	na	na	na	na	4.50%	4.50%
Year ultimate trend rate is reached	na	na	na	na	2011	2011

na—not applicable

The discount rate assumptions are set annually based on several factors such as: a) the prevailing market rates for high-quality, fixed-income debt instruments that, if the obligation was settled at the measurement date, would provide the necessary future cash flows to pay the benefit obligation when due and b) the duration of the plan liabilities as compared to the Citigroup pension discount curve.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Employee retirement plans (Continued)

The following table summarizes the change in benefit obligation for the pension, non-qualified pension and post-retirement benefit plans and change in plan assets for the pension plans for the years ended December 31:

	Pension Plans		Non-Qualified Pension Plans		Post-Retirement Benefit Plans
($ in thousands)	2008	2007	2008	2007	2008	2007
Benefit obligation accrued at beginning of year	$150,263	$151,739	$5,305	$5,771	$36,838	$25,731
Service cost	4,229	4,267	168	275	3,514	2,987
Interest cost	9,213	8,649	330	325	2,658	2,005
Plan contributions	—	—	—	—	2,527	1,192
Actuarial loss (gain)	3,788	(9,514)	1,564	(833)	273	7,358
Benefits paid	(6,421)	(4,878)	(953)	(233)	(3,909)	(2,435)
Benefit obligation at end of year	$161,072	$150,263	$6,414	$5,305	$41,901	$36,838
Fair value of plan assets at beginning of year	146,395	124,799	—	—	—	—
Actual (loss) gain on plan assets	(37,329)	21,996	—	—	—	—
Employer & employee contributions	2,812	4,478	—	—	—	—
Benefits paid	(6,421)	(4,878)	—	—	—	—
Fair value of plan assets at end of year	$105,457	$146,395	—	—	—	—

The weighted-average asset allocations for the benefit plans as of December 31, 2008 and 2007 by asset category are as follows:

	Pension Plans
	2008	2007
Equity	49%	76%
Debt	50%	23%
Real estate	0%	0%
Other	1%	1%
Total	100%	100%

The investment philosophy for the pension plans is based on a balanced asset approach allocated primarily between equity securities and debt securities. At December 31, 2008, the equity security holdings were distributed in large and small cap index funds and an international fund. The debt securities consist of two fixed income funds. The Company uses long-term historical actual return experience with consideration of the expected investment mix of the plans’ assets, as well as future estimates of long-term investment returns to develop its expected rate of return assumption used in calculating the net periodic pension cost.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Employee retirement plans (Continued)

The following table summarizes the effect of a 1% change in the health care cost trend rate (HCCTR) on the postretirement obligation and costs:

($ in thousands)	2008	2007
Effect of 1% increase in HCCTR as of December 31 on:
Postretirement benefit obligation	$580	$494
Total of service and interest cost components	112	113
Effect of 1% decrease in HCCTR for the year ended December 31 on:
Postretirement benefit obligation	(378)	(324)
Total of service and interest cost components	(85)	(80)

Funded Status

The following table presents the funded status of the pension, non-qualified pension and post-retirement benefit plans at December 31, 2008:

($ in thousands)	Pension Plans	Non-Qualified Pension Plans	Post-Retirement Benefit Plans
Projected benefit obligation	$161,072	$6,414	$—
Accumulated benefit obligation	—	—	41,901
Fair value of plan assets	105,457	—	—
Underfunded status	$(55,615)	$(6,414)	$(41,901)
Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$63,324	$1,678	$6,586
Net prior service cost	343	712	3,289
Transition obligation (asset)	—	—	1,147
Total	$63,667	$2,390	$11,022
Amounts to be recognized in 2009 as a component of net periodic cost:
Net actuarial loss	$4,382	$171	$185
Transition obligation (asset)	—	—	299
Net prior service cost (credit)	87	297	336
Total	$4,469	$468	$820

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Employee retirement plans (Continued)

The following table presents the funded status of the pension, non-qualified pension and post-retirement benefit plans at December 31, 2007:

	Pension Plans		Non-Qualified	Post-Retirement
($ in thousands)	Overfunded	Underfunded	Pension Plans	Benefit Plans
Projected benefit obligation	$94,293	$55,970	$5,305	$—
Accumulated benefit obligation	—	—	—	36,838
Fair value of plan assets	95,812	50,583	—	—
Funded (unfunded) status	$1,519	$(5,387)	$(5,305)	$(36,838)
Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$10,562	$515	$124	$6,791
Net prior service cost	—	444	1,008	3,705
Transition obligation (asset)	—	(2)	—	1,496
Total	$10,562	$957	$1,132	$11,992
Amounts to be recognized in 2008 as a component of net periodic cost:
Net actuarial loss	$91	$—	$6	$28
Transition obligation (asset)	—	(2)	—	299
Net prior service cost (credit)	—	87	297	541
Total	$91	$85	$303	$868

(15) Segment information

CH2M HILL provides services to clients through three operating segments: Federal, Civil Infrastructure and Industrial. The structure is intended to provide for better decision making on an enterprise-wide basis. The Federal segment generally provides a comprehensive range of services to the U.S. federal government and to international governments. The Civil Infrastructure segment generally provides a comprehensive range of services to various state and local governments including foreign cities. The Industrial segment generally provides a comprehensive range of services to various private sector clients.

CH2M HILL evaluates performance based on several factors, of which the primary financial measure is operating income. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. CH2M HILL uses operating income (loss) as its measurement of segment profit (loss). Other includes the elimination of unallocated corporate expenses.

Certain financial information for each segment is provided below (in thousands):

2008	Federal	Civil Infrastructure	Industrial	Other	Financial Statement Balances
Revenue from external customers	$1,471,627	$1,532,226	$2,586,053	$—	$5,589,906
Equity in earnings of joint ventures and affiliated companies	41,371	(12,137)	4,998	—	34,232
Depreciation and amortization	3,447	7,052	81,523	—	92,022
Operating income (loss)	66,319	42,112	22,475	(57,925)	72,981
Segment assets	617,779	564,522	789,540	—	1,971,841

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) Segment information (Continued)

2007	Federal	Civil Infrastructure	Industrial	Other	Financial Statement Balances
Revenue from external customers	$1,246,570	$1,451,506	$1,678,162	$—	$4,376,238
Equity in earnings of joint ventures and affiliated companies	30,006	6,987	7,191	—	44,184
Depreciation and amortization	3,097	3,931	28,091	—	35,119
Operating income (loss)	71,955	73,048	(16,492)	(49,393)	79,118
Segment assets	509,097	501,478	899,371	—	1,909,946

2006	Federal	Civil Infrastructure	Industrial	Other	Financial Statement Balances
Revenue from external customers	$1,435,724	$1,298,276	$1,272,944	$—	$4,006,944
Equity in earnings of joint ventures and affiliated companies	12,894	3,614	492	—	17,000
Depreciation and amortization	4,126	4,316	5,381	—	13,823
Operating income (loss)	87,404	61,301	(68,592)	(16,476)	63,637
Segment assets	306,650	341,185	631,706	—	1,279,541

In September and October of 2007, the Company acquired VECO and Trigon, respectively, and as a result revenue and depreciation and amortization reported by the Industrial segment increased substantially. Substantially all of CH2M HILL’s $134.8 million of goodwill is allocated to the Industrial segment. During 2008, a significant loss was recognized in the Civil Infrastructure segment on a transportation project held within one of our joint ventures. The equity in earnings in our Federal segment has increased year over year due to favorable results related to the London 2012 Olympic Delivery Authority Project. During the year ended 2006, the Industrial segment recognized a loss related to a manufacturing facility project. This project experienced increased costs due to project delivery issues and increased commodity prices. In addition, the clean up efforts required from Hurricane Katrina caused significant shortages in experienced craft laborers in the area and thus materially increased wage rates and reduced overall productivity. After completion of this contract in 2006, CH2M HILL experienced significant operational improvements in 2007.

CH2M HILL derived approximately 26%, 28% and 35% of its total revenues from contracts with the U.S. federal government in 2008, 2007 and 2006, respectively.

Revenue is attributed to the country in which the services are performed. Although CH2M HILL provides services in numerous countries, no single country outside of the U.S. accounted for a significant portion of the total consolidated revenue. Total U.S. and international revenue for the years ended December 31 were as follows:

($ in thousands)	2008	2007	2006
U.S.	$4,584,498	$3,718,489	$3,435,651
International	1,005,408	657,749	571,293
Total	$5,589,906	$4,376,238	$4,006,944

(16) Commitments and contingencies

CH2M HILL maintains a variety of commercial commitments that are generally made available to provide support for various provisions in its engineering and construction contracts. Letters of credit are provided to clients in the ordinary course of the contracting business in lieu of retention or for performance and completion guarantees on engineering and construction contracts. CH2M HILL also posts surety bonds, which are contractual agreements issued by a surety, for the purpose of guaranteeing our performance on

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(16) Commitments and contingencies (Continued)

contracts. Bid bonds are also issued by a surety to protect owners and are subject to full or partial forfeiture for failure to perform obligations arising from a successful bid.

Commercial commitments outstanding as of December 31, 2008 are summarized below:

	Amount of Commitment Expiration Per Period
($ in thousands)	Less than 1 Year	1-3 Years	4-5 Years	Over 5 Years	Total Amount Committed
Letters of credit	$45,025	$6,295	$—	$—	$51,320
Surety and bid bonds	1,231,025	426,348	—	—	1,657,373
Total	$1,276,050	$432,643	$—	$—	$1,708,693

CH2M HILL is party to various contractual guarantees and legal actions arising in the normal course of business. Because a large portion of CH2M HILL’s business comes from federal, state and municipal sources, CH2M HILL’s procurement practices at times are also subject to review and occasional investigations by U.S. and state attorneys offices. Such state and U.S. government investigations, whether relating to government contracts or conducted for other reasons, could result in administrative, civil or criminal liabilities, including repayments, fines or penalties or could lead to suspension or debarment from future U.S. government contracting. These investigations often take years to complete and many result in no adverse action. Damages assessed in connection with and the cost of defending any such actions could be substantial. While the outcomes of pending proceedings are often difficult to predict, CH2M HILL’s management estimates that the levels of insurance coverage (after retentions and deductibles) are generally adequate to cover CH2M HILL’s liabilities, if any, with regard to such claims. Any amounts that are probable of payment including legal fees incurred to defend, by CH2M HILL are accrued when such amounts are estimable.

On July 27, 2007, our subsidiary, CH2M Hanford Group (“CH2M Hanford”) caused a spill of approximately 85 gallons of radioactive waste, during routine maintenance operations on the Hanford Reservation owned by the U.S. Department of Energy (“DOE”). No one was injured, and the DOE’s accident investigation concluded that “[because] of low concentrations and short duration of the exposure, it is not likely that the spill event caused an overexposure or chronic health impacts.” CH2M Hanford took all prompt and appropriate steps to formulate and implement a corrective action plan that has been accepted by the DOE. In connection with the event, the DOE’s Office of Health, Safety and Security has conducted an investigation under its Price Anderson Act nuclear safety authority. The DOE has not yet taken any formal action against CH2M Hanford as a result of this investigation. The DOE has broad discretion in setting fines, but it takes into account a contractor’s prompt acceptance of responsibility and the formulation of an appropriate corrective action plan, which is what CH2M HILL has done to what we believe to be the DOE’s satisfaction. The Washington Department of Ecology imposed a fine of $500,000 to DOE under the Tri-Party Agreement as a result of the spill. A settlement agreement was negotiated whereby $250,000 of the fine was held in abeyance for twelve months pending no further incidents, CH2M HILL contributed certain equipment to the Tri-County emergency response team and the DOE performed services to improve emergency radio response. Finally, the Environmental Protection Agency (“EPA”) proposed to fine both the DOE and CH2M HILL in connection with the spill. CH2M HILL ultimately settled that fine for an immaterial amount. CH2M HILL’s management does not believe that this event will materially impact CH2M HILL’s business or results of operations.

On September 7, 2007, CH2M HILL acquired VECO and substantially all of its operating businesses. Prior to the acquisition, on May 2, 2007, the founder, then chief executive officer and principal shareholder of VECO, Bill Allen, entered into a plea agreement with the U.S. Department of Justice pursuant to which he agreed to plead guilty to certain criminal charges involving bribery of public officials, violation of campaign contribution laws, and tax fraud. In connection with the investigation of the allegations against Mr. Allen, the U.S. Department of Justice, the Internal Revenue Service and certain State of Alaska government agencies commenced investigations of VECO and certain of its other employees. In the process of reviewing VECO’s business and operations prior to the acquisition, CH2M HILL engaged in

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(16) Commitments and contingencies (Continued)

special due diligence designed to address concerns related to the conduct of VECO’s past operations and various investigations underway by the Department of Justice, the Internal Revenue Service and certain State of Alaska government agencies. Although CH2M HILL was satisfied with the results of the due diligence review, no assurances can be given that the ongoing investigations will not result in civil or criminal charges against VECO, now a subsidiary of CH2M HILL. Any such charges and related publicity could have an adverse effect on CH2M HILL’s reputation in the business community or future business operations.

(17) Quarterly financial information (unaudited)

CH2M HILL’s quarterly financial information for the years ended December 31, 2008 and 2007 is as follows:

(In thousands except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	For the Year Ended
2008
Revenue	$1,254,653	$1,339,640	$1,446,979	$1,548,634	$5,589,906
Operating income	12,112	9,927	19,454	31,488	72,981
Net income	5,832	2,925	9,910	13,389	32,056
Net income per common share
Basic	$0.17	$0.09	$0.29	$0.40	$0.96
Diluted	$0.17	$0.08	$0.29	$0.40	$0.93
2007
Revenue	$959,091	$1,000,755	$1,162,178	$1,254,214	$4,376,238
Operating income	12,071	22,505	21,949	22,593	79,118
Net income	8,009	24,685	18,488	14,817	65,999
Net income per common share
Basic	$0.25	$0.75	$0.56	$0.45	$2.01
Diluted	$0.24	$0.74	$0.55	$0.44	$1.97

PART 6: THE CH2M HILL SECURITIES ALTERNATIVE

As an alternative to the Cash Consideration to which they would otherwise be entitled to under the Acquisition, eligible Scheme Shareholders will be entitled to elect to receive CH2M HILL Securities in respect of all or part of their holding of Scheme Shares, in each case subject to the terms and conditions of the CH2M HILL Securities Alternative. The CH2M HILL Securities will comprise CH2M HILL Shares and Loan Notes.

If you have any questions in relation to this document or the completion and return of your Forms of Proxy and/or Form of Election, or if you need additional copies of any document, including the Form W-8BEN, please telephone Capita Registrars’ helpline between 8.30 a.m. and 5.30 p.m. (London times) Monday to Friday on 0871 664 0321 (if calling from within the UK) (calls cost 10p per minute plus network extras) or on +44 20 8639 3399 (if calling from outside the UK) (calls will be charged at international rates). Different charges may apply from mobile telephones. Please note that calls to these numbers may be monitored and/or recorded. Capita Registrars will not provide personal, legal, tax or financial advice or comment on the merits of the Acquisition or the relative merits of the forms of consideration being offered for Scheme Shares.

1.                                       If you only want to receive Cash Consideration

If you wish to receive 564 pence in cash for each Scheme Share that you hold at the Scheme Record Time and do not wish to make an election under the CH2M HILL Share Alternative and/or the Loan Note Alternative, DO NOT RETURN the Form of Election, but please complete and return both Forms of Proxy.

2.                                       If you hold Scheme Shares and you wish to make an election under the CH2M HILL Share Alternative and/or the Loan Note Alternative.

Elections for the CH2M HILL Securities Alternative shall be made by the completion and return, by the Election Return Date, of the Form of Election in accordance with the instructions printed thereon. The Form of Election must be signed by the Scheme Shareholder or his duly authorised representative. The Form of Election must be returned, either by post or by hand (during normal business hours only) to Capita Registrars at Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU as soon as possible and so as to be received by no later than 1.00 p.m. on 1 November 2011 or such later time (if any) to which the right to make an election may be extended. A reply paid envelope, for use in the UK only, is enclosed for your convenience. The instructions printed on, or deemed incorporated in, the Form of Election will be deemed to form part of the terms of the Scheme.

Scheme Shareholders who wish to elect for the Loan Note Alternative should also complete and return (together with the Form of Election) the Form W-8BEN.

Any Election will only be accepted in respect of a whole number of Scheme Shares. Any election which is made under the CH2M HILL Securities Alternative in respect of a number of Scheme Shares which is not a whole number will be deemed to be made in respect of the nearest whole number of Scheme Shares when rounded down. Forms of Election completed and lodged with the Registrars by the Election Return Time shall, unless otherwise agreed by Halcrow and CH2M HILL, be irrevocable.

3.                                       If you are an Overseas Shareholder or hold Scheme Shares on behalf of an Overseas Shareholder:

You should inform yourself about and observe any applicable legal or regulatory requirements in the jurisdiction in which you or the Scheme Shareholders on whose behalf you hold Scheme Shares are located. If you are in any doubt about your position, you should consult your professional adviser in the relevant territory. The Loan Note Alternative will not be made available to Excluded Overseas Shareholders, Restricted Overseas Shareholders or Partially Restricted Overseas Shareholders. The CH2M HILL Share Alternative will not be available to Excluded Overseas Shareholders or Restricted Overseas Shareholders. Notwithstanding the signature of the Form of Election, CH2M HILL reserves the right at its sole discretion to determine that the local laws applicable to the jurisdiction of any Scheme Shareholder electing for the CH2M HILL Share Alternative and/or the Loan Note Alternative, who is an Overseas Shareholder, prohibit or restrict the sale, issue or transfer of the New CH2M HILL Shares and/or the Loan Notes and accordingly to refuse to issue New CH2M HILL Shares and/or Loan Notes to that Scheme Shareholder. Neither Halcrow nor CH2M HILL will be liable to any Scheme Shareholder for making any such determination.

4.             Transfers after the Election Return Time

You should be aware that if you buy or sell Scheme Shares after having made an Election under the CH2M HILL Share Alternative and/or the Loan Note Alternative, then the number of Scheme Shares to which your election applies may be affected as set out below.

If the Scheme Shareholder has made a valid election in respect of all his Scheme Shares by writing “ALL” in the relevant box in the Form of Election, then:

(a)                                  the validity of the Loan Note Election or the CH2M HILL Share Election (as the case may be) shall not be affected by any alteration in the number of Scheme Shares held by the Scheme Shareholder at any time prior to the Reorganisation Record Time; and

(b)                                 accordingly the Loan Note Election or the CH2M HILL Share Election (as the case may be) shall apply in respect of all of the Scheme Shares which the Scheme Shareholder holds immediately prior to the Reorganisation Record Time.

If a Scheme Shareholder has made an otherwise valid Election in respect of a specified number of his Scheme Shares but, immediately prior to the Reorganisation Record Time:

(i)            the number of Scheme Shares held by the Scheme Shareholder is in excess of the number of Scheme Shares to which such Election relates, the validity of such Election made by the Scheme Shareholder shall not be affected and the Scheme Shareholder shall receive Balancing Cash Consideration in respect of the balance of Scheme Shares held by him; or

(ii)           the number of Scheme Shares held by the Scheme Shareholder is less than the aggregate number of Scheme Shares to which such election relates, then the Election made by the Scheme Shareholder shall be reduced (pro rata across all Elections if the Scheme Shareholder has made more than one Election) so as to apply to all the Scheme Shares held by the Scheme Shareholder immediately prior to the Reorganisation Record Time.

No transfer of Scheme Shares will be registered after the Reorganisation Record Time.

No election under the CH2M HILL Share Alternative and/or the Loan Note Alternative will be valid unless a Form of Election in respect of such election which has been completed in all respects is duly received by 1.00 p.m. on 1 November 2011.

5.             Withdrawals and amendments

If you have returned a Form of Election and subsequently wish to withdraw that Election, please contact Capita Registrars in writing to be received no later than 5.00 p.m. on the last Business Day before the Election Return Time. Please clearly specify whether you would like to withdraw the Election that you have made and ensure that your request contains an original signature.

If you have returned a Form of Election and subsequently wish to amend that Election, please complete a new Form of Election and return this to Capita Registrars to be received by no later than 5.00 p.m. on the last Business Day before the Election Return Time. Please clearly specify at the top of the Form of Election that that Form of Election supersedes any previous Forms of Election returned.

Any requests of this nature should be sent to Capita Registrars at Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU.

6.             Late, invalid or incomplete Elections

If a Form of Election is received after the Election Return Time or, if received before the Election Return Time but is not, or is deemed not to be, valid or complete in all respects (other than as provided for below) at such time, the Scheme Shareholder purporting to make any Elections shall be deemed to have elected for the Cash Consideration in respect of all of the Scheme Shares to which such Form of Election relates.

If a Scheme Shareholder has not submitted a valid Form of Election by the Election Return Time, in the Company’s sole discretion, the Scheme Shareholder shall be deemed to have elected (conditional on the Scheme becoming Effective) for the Cash Consideration in respect of all of his Scheme Shares.

If a Scheme Shareholder has made an otherwise valid Election in respect of a specified number of his Scheme Shares but has specified a number of Scheme Shares that is less than the full amount of Scheme Shares he holds at the Reorganisation Record Time, the validity of such Election shall not be affected and the Scheme Shareholder shall receive Balancing Cash Consideration in respect of the balance of Scheme Shares that are held by him although not specified in the Election.

If a Scheme Shareholder has made an otherwise valid Election in respect of a specified number of his Scheme Shares but has specified a number of Scheme Shares that is more than the number of Scheme Shares that is held by him at the Reorganisation Record Time, the Election made by such Scheme Shareholder shall be reduced (pro rata accross all Elections if the Scheme Shareholder has made more than one Election) so as to apply to all the Scheme Shares held by him immediately prior to the Reorganisation Record Time.

If a Scheme Shareholder has made one valid CH2M HILL Securities Alternative Election in respect of all of his Scheme Shares by writing “ALL” in the appropriate box on a Form of Election in accordance with the instructions printed thereon, then:

(i)            the validity of such election shall not be affected by any alteration in the number of Scheme Shares held by the Scheme Shareholder at any time prior to the Reorganisation Record Time; and

(ii)           accordingly, the Election will apply in respect of all of the Scheme Shares which the Scheme Shareholder holds immediately prior to the Reorganisation Record Time.

7.             Form W-8BEN

Holders of Scheme Shares who wish to elect for the Loan Note Alternative should also complete the Form W-8BEN enclosed with this document in accordance with the instructions attached to such form and return it together with the Form of Election in the reply paid envelope provided.

If you have any questions in relation to this document or the completion and return of your Forms of Proxy and/or Form of Election, or if you need additional copies of any document, including the Form W-8BEN, please telephone Capita Registrars’ helpline between 8.30 a.m. and 5.30 p.m. (London times) Monday to Friday on 0871 664 0321 (if calling from within the UK) (calls cost 10p per minute plus network extras) or on +44 20 8639 3399 (if calling from outside the UK) (calls will be charged at international rates). Different charges may apply from mobile telephones. Please note that calls to these numbers may be monitored and/or recorded. Capita Registrars will not provide personal, legal, tax or financial advice or comment on the merits of the Acquisition or the relative merits of the forms of consideration being offered for Scheme Shares.

Failure to complete and return a Form W-8BEN will not invalidate an election by a Scheme Shareholder for the Loan Note Alternative. However, any Scheme Shareholder who has not returned a duly completed Form W-8BEN will not, save where CH2M HILL substitutes a non-US company in its place as debtor under the Loan Notes pursuant to the substitution condition in the Loan Note Instrument, be entitled to receive interest on any Loan Notes held by them until such time as a Form W-8BEN is duly completed and returned to Capita Registrars at Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU.

8.             General

Without prejudice to any other provision of this Part 6 or the Form of Election or otherwise, CH2M HILL and Halcrow reserve the right (subject to the terms of the Acquisition) to treat as valid in whole or in part any election for the CH2M HILL Share Alternative and/or the Loan Note Alternative which is not entirely in order.

No acknowledgments of receipt of any Form of Election or other documents will be given. All communications, notices, other documents and remittances to be delivered by or to or sent to or from holders of Scheme Shares (or their designated agent(s)) or as otherwise directed will be delivered by or to or sent to or from such holders of Scheme Shares (or their designated agent(s)) at their own risk.

Halcrow and CH2M HILL and/or their respective agents reserve the right to notify any matter to all or any Scheme Shareholders with registered addresses outside the UK or to the nominees, trustees or custodians for such Scheme Shareholders by a paid advertisement in any daily newspaper published and circulated in the UK or any part thereof, in which case such notice shall be deemed to have been sufficiently given notwithstanding any failure by any such shareholders to receive or see such notice. All references in this document to notice in writing, or the provision of information in writing, by or on behalf of Halcrow, CH2M HILL and/or their respective agents shall be construed accordingly. No such document shall be sent to an address outside the UK where it would or might infringe the laws of that jurisdiction or would or might require Halcrow or CH2M HILL to obtain any governmental or other consent or to effect any registration, filing or other formality with which, in the opinion of Halcrow or CH2M HILL, it would be unable to comply or which it regards as unduly onerous.

The Form of Election and all elections thereunder, all action taken or made or deemed to be taken or made pursuant to any of these terms and the relationship between a Scheme Shareholder, Halcrow, CH2M HILL or Capita Registrars shall be governed by and interpreted in accordance with English law. Signature by or on behalf of a holder of Scheme Shares of a Form of Election will constitute his submission, in relation to all matters arising out of or in connection with the Scheme and the Form of Election, to the jurisdiction of the Courts of England and his agreement that nothing shall limit the rights of Halcrow and/or CH2M HILL to bring any action, suit or proceeding arising out of or in connection with the Scheme and the Form of Election in any other manner permitted by law or in any court of competent jurisdiction.

Execution of a Form of Election by or on behalf of a Scheme Shareholder will constitute his agreement that the courts of England are (subject to the paragraph below) to have non-exclusive jurisdiction to settle any dispute which may arise in connection with the creation, validity, effect, interpretation or performance of the legal relationships established by the Form of Election or otherwise arising in connection with the Scheme and, for such purposes, that he irrevocably submits to the jurisdiction of the English courts.

Execution of a Form of Election by or on behalf of a Scheme Shareholder will constitute his agreement that the agreement in the paragraph above is included for the benefit of Halcrow, CH2M HILL and/or their respective agents and accordingly, notwithstanding the agreement in the paragraph above, each of Halcrow, CH2M HILL and/or their respective agents shall retain the right to, and may in its absolute discretion, bring proceedings in the courts of any other country which may have jurisdiction and that the electing shareholder irrevocably submits to the jurisdiction of the courts of any such country.

If the Scheme is not implemented in accordance with its terms, any election made under the CH2M HILL Share Alternative and/or the Loan Note Alternative shall cease to be valid.

Neither Halcrow, CH2M HILL, Capita Registrars nor any of their respective advisers or any person acting on behalf of any one of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of elections under the Scheme on any of the bases set out in this Part 6 or otherwise in connection therewith.

Please note that neither the Halcrow Directors nor Rothschild have performed or obtained a valuation of the CH2M HILL Securities. The Halcrow Directors cannot and do not give any advice or recommendation to Scheme Shareholders as to whether, or to what extent, they should elect for the CH2M HILL Securities Alternative in connection with the Scheme. Whether to elect for the CH2M HILL Securities Alternative is a matter for each Scheme Shareholder to decide and will be influenced by their individual financial and tax circumstances. The Halcrow Directors strongly advise that Scheme Shareholders seek their own independent financial and/or tax advice.

PART 7: TERMS AND CONDITIONS OF THE LOAN NOTES

The Loan Notes will be created in accordance with a resolution of the CH2M HILL Board (or a duly authorised committee thereof) and will each be constituted by the Loan Note Instrument executed as a deed by CH2M HILL. Unless CH2M HILL decides otherwise, no Loan Notes will be issued by CH2M HILL unless, on or before the Election Return Time, the aggregate nominal value of all Loan Notes to be issued as a result of valid elections by Scheme Shareholders for the Loan Note Alternative exceeds £10 million or such later time (if any) to which the right to make an election is extended. If such aggregate nominal value is less than £10 million, any such election shall, unless CH2M HILL decides otherwise, be void and the relevant Scheme Shareholders will receive the cash to which they would otherwise have been entitled to if they had not made an election under the Loan Note Alternative. The issue of the Loan Notes will be conditional on the Scheme becoming Effective in accordance with its terms. The Loan Notes will not be transferable other than to certain permitted transferees (as defined in the Loan Note Instrument being, relatives, family trusts and, in relation to the Trustees, to a beneficiary of the Halcrow Trust). No application will be made for the Loan Notes to be listed or dealt in on any stock exchange and they will only be transferable in limited circumstances. The Loan Notes will not be qualifying corporate bonds for United Kingdom taxation purposes for Halcrow Shareholders who are not corporates.

The Loan Note Instrument will contain provisions, among other things, to the effect set out below.

1.             Form and status

The Loan Notes will be issued by CH2M HILL, credited as fully paid, in denominations or multiples of £0.01 nominal value and shall be held subject to and with the benefit of the conditions and the provisions set out in the Loan Note Instrument. The Loan Notes will be cash collateralised for the Cash Collateralised Period. The Loan Note Instrument will not contain any restrictions on borrowings, disposals and charging of assets by CH2M HILL.

2.             Interest

2.1           Interest on the rate on the Loans Notes will only be payable at a rate of 10 basis points per annum of the principal amount of the Loan Notes outstanding.

2.2           Interest on the Loan Notes will accrue from day to day and will be calculated on the basis of a 365 day year. Interest will be payable (subject to any deduction or withholding for or on account of tax required by law) on the principal amount of the Loan Notes in arrears in annual instalments on 30 September each year (or, if any such day is not a Business Day, on the subsequent Business Day) (each an “Interest Payment Date”) in respect of periods from (and including) an Interest Payment Date to (and including) the date immediately preceding the next following Interest Payment Date.

3.             Repayment

3.1           Each holder of Loan Notes (a “Noteholder”) may, by notice, require CH2M HILL to repay the whole or any part (being £100 principal amount or any integral multiple thereof) of the Loan Notes held by him or her on either (i) the date which is 6 months and one day after the Loan Note Issue Date (or if such date is not a Business Day, on the subsequent Business Day) (the “First Redemption Date”), and/or (ii) the date which 18 months after the Loan Note Issue Date, and/or (iii) the date which is 36 months after the Loan Note Issue Date, (or if any such date is not a Business Day, on the subsequent Business Day) ((i), (ii) and (iii) each a “Redemption Date”) at the principal amount together with accrued interest (subject to any requirement by law to deduct or withhold tax) up to (and including) the date of repayment. A notice may be given at any time and from time to time. The notice must be in writing and must be sent to the registrar of the Loan Notes (in the form set out on the Loan Note Instrument) so as to be received (i) in the case of requests to redeem on the First Redemption Date, not less than 10 days prior to the date for redemption specified in the notice and (ii) in the case of requests to redeem on any Redemption Date subsequent to the First Redemption Date, 30 days prior to the date for redemption specified in the notice.

3.2           Unless previously repaid, redeemed or purchased and cancelled, CH2M HILL will redeem the Loan Notes on the date which is 36 months after the Loan Note Issue Date (or, if such date is not a Business day, on the next following Business day) (the “Final Redemption Date”) in full at par together with accrued interest (subject to any requirement by law to deduct or withhold tax) up to (but excluding) the date of repayment.

3.3           Until such time as a substitution occurs in accordance with the subsitution condition described in paragraph 10 below, if the aggregate nominal value of all outstanding Loan Notes falls below £5 million CH2M HILL may, on giving to the remaining Noteholders not less than 35 days’ notice in writing, redeem all or some of the outstanding Loan Notes at par together with accrued interest (subject to any requirement by law to deduct or withhold tax) up to and including the date of redemption, so long as all of the Loan Notes so redeemed have been in issue for more than six months.

4.             Repayment on default, acceleration

A Noteholder may require by written notice to CH2M HILL that all of the principal amount of any Loan Notes held by him be redeemed at par together with accrued interest (subject to any deduction or withholding therefrom for or on account of tax required by law) upon the occurrence of any of the following events:

(a)           any principal amount of or any interest on any Loan Note held by that Noteholder failing to be paid in full by the date which is 30 days after such principal or interest has become payable by CH2M HILL; or

(b)           an order being made or an effective resolution is passed for the winding up or dissolution of CH2M HILL (other than for the purposes of a solvent merger, reconstruction or an amalgamation previously approved by extraordinary resolution); or

(c)           the beneficiary of an encumbrance taking possession or a trustee, receiver, administrator or similar officer being appointed or an administration order being made in respect of CH2M HILL or in respect of the whole or a substantial part of the undertaking of CH2M HILL, not being discharged within 30 days; or

(d)           the making of an arrangement or composition with CH2M HILL’s creditors generally or the making of an application to a court of competent jurisdiction for the protection of the CH2M HILL’s creditors generally.

5.             Purchase and cancellation

CH2M HILL (or any other member of the CH2M HILL Group) may at any time purchase any of the Loan Notes then in issue for more than six months at any price by tender available to all Noteholders alike, or by agreement with any Noteholder. Any Loan Notes so redeemed or purchased by CH2M HILL shall forthwith be cancelled and may not be reissued.

6.             Registration and transfer

6.1           A Noteholder may transfer his or her entire holding of Loan Notes (whatever the amount) or any part thereof, in the latter case only in amounts or integral multiples of £100 but only to certain permitted transferees (as defined in the Loan Note Instrument being relatives and family trusts or, in the case of the Trustees, to a beneficiary of the Halcrow Trust).

6.2           No transfer of any holding of Loan Notes will be registered during the 14 days immediately preceding an interest payment date.

6.3           If a Noteholder dies, his personal representatives (where he was a sole holder or the only survivor of joint holders) or his survivors (where he was a joint holder) shall be the only persons recognised by CH2M HILL as having any title or interest to his Loan Notes. Any person becoming entitled to Loan Notes as a consequence of the death, bankruptcy, receivership or liquidation of a Noteholder (or by any other event giving rise to the transfer of such Loan Notes by operation of law) may, upon production of such evidence as is required by the directors of CH2M HILL, elect to be registered as the holder of such Loan Notes or, to have some person nominated by him so registered.

6.4           The CH2M HILL Board may refuse to register a transfer unless certain requirements are complied with in respect of the provision of documentation and evidence of the right to transfer, in which case it shall send notice of such refusal to the transferee within two months of receipt of the transfer.

7.             Listing and trading

No application has been made or is intended to be made to any stock exchange for the Loan Notes to be listed or otherwise traded.

8.             Surrender of Loan Notes on repayment and prescription

8.1           Each Noteholder any of whose Notes are due to be redeemed or purchased must, not later than the due date for redemption or purchase, deliver the relevant Loan Note certificate(s) to CH2M HILL, or as CH2M HILL may direct, in order that such certificate(s) may be cancelled.

8.2           If only part of the principal amount of any Loan Note so delivered is repaid, CH2M HILL may endorse such Loan Note with a memorandum of the date and amount paid or may cancel the relevant Loan Note certificate(s) and without charge issue to the Noteholder a new Loan Note certificate for the balance of the principal amount due to him.

8.3           If, in relation to any Loan Notes which are to be redeemed or purchased in whole or in part at the time and place fixed for purchase or repayment, any Noteholder fails or refuses to deliver up any Loan Note certificates (or an indemnity in respect of lost Loan Note certificates), or to accept payment of or give a receipt for such payment, the amount payable to such Noteholder shall be paid into a separate interest-bearing account (with a bank that is an authorised institution under the Banking Act 1987) and this is deemed to discharge CH2M HILL’s obligations in respect of such Loan Notes.

8.4           Amounts in respect of interest on any Loan Notes which remain unclaimed by the relevant Noteholder for a period of five years and amounts due in respect of principal which remain unclaimed for a period of 10 years by the relevant Noteholder, in each case, from the date on which the relevant payment first becomes due, will revert to CH2M HILL, the relevant Noteholder will case to be entitled thereto.

9.             Payment

Payment of principal and interest will be made by cheque or warrant to the Noteholder’s registered address or by any other method if the directors of CH2M HILL consider it appropriate.

10.           Substitution of principal debtor

The Loan Notes contain provisions entitling CH2M HILL, without the consent of the Noteholders, to substitute in place of CH2M HILL (or of the previous substitute under the substitution condition) as the principal debtor under the Loan Note Instrument in respect of some or all of the Loan Notes any other company (such substituted company being hereinafter called the “New Company”) provided, amongst other conditions, that:

(a)                                  the exercise of the right does not constitute a disposal of the Loan Notes for the purposes of UK taxation of chargeable gains; and

(b)                                 the New Company is a company incorporated solely for the purpose of being principal debtor under the Loan Note Instrument; and

(c)                                  a deed is executed or some other form of undertaking is given by the New Company (in form and manner satisfactory to CH2M HILL) agreeing to be bound by the provisions of the Loan Note Instrument as if the New Company had been named in the Loan Note Instrument as the principal debtor in place of CH2M HILL (or of the previous substitute under the substitution condition).

11.           Taxation

Payments of principal or interest made under the terms of the Loan Notes will be made after deduction or withholding of any amount required to be deducted or withheld for or on account of tax by law. No additional amount shall be required to be paid by CH2M HILL as a result of or in connection with any such withholding or deduction.

12.           Modification

The provisions of the Loan Note Instrument and the rights of the Noteholders are subject to modification, abrogation or compromise by CH2M HILL with the sanction of an extraordinary resolution of the

Noteholders. CH2M HILL may amend the provisions of the Loan Note Instrument without the consent or sanction of a special resolution of the Noteholders, if, in the written opinion of a financial adviser to CH2M HILL, such amendment is of a formal, minor or technical nature or to correct an obvious error and provided that no such amendment may be made which would be prejudicial to the interests of the Noteholders. Any opinion of the financial adviser in this regard shall be arrived at in its absolute discretion and no liability shall attach to it in respect thereof.

13.           Governing law

The Loan Notes and the Loan Note Instrument will be governed by, and construed in accordance with, English law.

14.           Restriction on offering Loan Notes

14.1         Loan Notes will not be issued to Restricted Overseas Shareholders, Partially Restricted Overseas Shareholders or Excluded Overseas Shareholders.

14.2         The Loan Notes have not been, and will not be, registered under the US Securities Act or under the securities laws of any state, district or other jurisdiction and no regulatory clearances in respect of the registration of Loan Notes have been, or will be, applied for in any jurisdiction. Accordingly, the Loan Notes are not being offered in, and may not be sold, delivered or transferred, directly or indirectly, (i) into, any Excluded Jurisdiction, Partially Restricted Jurisdiction or Restricted Jurisdiction or any other jurisdiction where the sale, issue or transfer of the Loan Notes would be a contravention of applicable law or which the Company regards as unduly onerous or (ii) to any US Person.

14.3         Neither the US Securities and Exchange Commission nor any US state securities commission or other listing authority or equivalent has reviewed, approved or disapproved of the Loan Notes, or determined if the Loan Note Instrument and the conditions therein are accurate or complete.

15.           No recommendation

Neither the Halcrow Directors nor Rothschild have performed or obtained a valuation of the CH2M HILL Securities. The Halcrow Directors cannot and do not give any advice or recommendation to Scheme Shareholders as to whether, or to what extent, they should elect for the CH2M HILL Securities Alternatives in connection with the Scheme. Whether to elect for the CH2M HILL Securities Alternatives is a matter for each Scheme Shareholder to decide and will be influenced by their individual financial and tax circumstances. The Halcrow Directors strongly advise that Scheme Shareholders seek their own independent financial or tax advice.

PART 8: RISK FACTORS IN RELATION TO CH2M HILL AND THE CH2M HILL SECURITIES

Risks related to CH2M HILL Group’s Business

Unpredictable economic cycles, uncertain demand for CH2M HILL Group’s engineering and related services, and failure by CH2M HILL Group’s major customers to pay CH2M HILL Group fees, could cause CH2M HILL Group’s revenue to fluctuate or be uncollectible

Demand for CH2M HILL Group’s engineering and other services is affected by the general level of economic activity in the markets in which CH2M HILL Group operate, both in and outside of the US CH2M HILL Group customers and the markets in which CH2M HILL Group compete to provide services are likely to experience periods of economic decline from time-to-time. In particular, the recent global economic downturn and governmental tax revenue declines resulted in a slowdown in demand for CH2M HILL Group services in oil and gas, state and municipal infrastructure, manufacturing and industrial clients.

Adverse economic conditions may decrease CH2M HILL Group customers’ willingness to make capital expenditures or otherwise could cause them to reduce their spending to purchase CH2M HILL Group’s services, which could result in diminished revenues and margins for CH2M HILL Group’s business. The demand for services depends on the demand and capital spending of CH2M HILL Group customers in their target markets, some of which are cyclical in nature. Adverse economic conditions could alter the overall mix of services that CH2M HILL Group customers seek to purchase, and increased competition during a period of economic decline could force CH2M HILL to accept contract terms that are less favourable to CH2M HILL Group than we might be able to negotiate under other circumstances. Changes in CH2M HILL Group’s mix of services or a less favourable contracting environment may cause CH2M HILL Group revenues and margins to decline. Moreover, CH2M HILL Group customers impacted by the economic downturn could delay or fail to pay CH2M HILL Group fees. If a customer failed to pay a significant outstanding fee, CH2M HILL Group’s financial results could be adversely affected and CH2M HILL Group’s stock price could be reduced. Adverse credit market conditions could negatively impact CH2M HILL Group customers’ ability to fund their projects and therefore utilise CH2M HILL Group services; they can also impact subcontractors’ and suppliers’ ability to deliver work. These credit disruptions could negatively impact CH2M HILL Group’s backlog and profits, and could increase CH2M HILL Group’s costs or adversely impact project schedules.

The uncertainties involved in prolonged procurement processes associated with CH2M HILL Group’s projects make it particularly difficult to predict whether and when CH2M HILL Group will receive a contract award. The uncertainty of contract award timing can present difficulties in matching CH2M HILL Group’s workforce size with CH2M HILL Group’s project needs. If an expected project award is delayed or not received, CH2M HILL Group could incur costs resulting from idle workforce reductions in staff, or redundancy of facilities that would have the effect of reducing CH2M HILL Group’s profits.

Changes and fluctuations in government’s spending priorities could adversely affect CH2M HILL Group’s revenue expectations

Because a substantial part of CH2M HILL Group’s overall business is generated either directly or indirectly as a result of US federal, state and local government regulatory and infrastructure priorities, shifts in these priorities due to changes in policy imperatives or economic conditions are often unpredictable and may affect CH2M HILL Group’s revenues. Significant government budget deficits may result in delays or cancellations for some of CH2M HILL Group’s projects. In addition, any government shutdown could have an impact on CH2M HILL Group’s government projects including CH2M HILL Group’s ability to earn revenue on those projects, and could have an adverse impact on CH2M HILL Group’s financial condition.

Political instability in key regions around the world coupled with the US federal government’s commitment to the war on terror put US federal discretionary spending at risk, including spending on infrastructure projects that are of particular importance to CH2M HILL Group’s business. At the state and local levels, the need to compensate for reductions in the federal matching funds, as well as financing of federal unfunded mandates, creates pressures to cut back on infrastructure project expenditures. While CH2M HILL Group has won and is continuing to seek federal contracts related to changing US federal government priorities, such as unforeseen disaster response, rebuilding efforts in countries impacted by war on terror, and other projects that reflect current US government focus, there can be no assurances that changing US government priorities and spending would not adversely affect CH2M HILL Group’s business.

Government contracts present risks of termination for convenience, adjustment of payments received, restrictions on ability to compete for government work and funding constraints

In 2010, CH2M HILL Group derived approximately 37% of CH2M HILL Group’s total revenues from contracts with the US federal government.

The following risks are inherent in US federal government contracts:

•                  Because US federal laws permit government agencies to terminate a contract for convenience, CH2M HILL Group’s US government clients may terminate or decide not to renew CH2M HILL Group’s contracts with little or no prior notice.

•                  Payments CH2M HILL Group receives from CH2M HILL Group’s US government clients and CH2M HILL Group’s books, records and processes are subject to audit by various US governmental agencies for several years after these payments are made. Based on these audits, the US government may adjust or demand repayment of payments CH2M HILL Group previously received, or withhold a portion of fees due to CH2M HILL Group because of unsatisfactory audit outcomes. Audits have been completed on CH2M HILL Group’s US federal contracts through 31 December 2006, and are continuing for subsequent periods. Audits performed to date have not resulted in material adjustments to CH2M HILL Group’s financial statements. Unsatisfactory audit results may impact CH2M HILL Group’s ability to bid or win future US government contract work. In addition, as a government contractor, CH2M HILL Group is subject to increased risks of investigation, criminal prosecution and other legal actions and liabilities to which purely private sector companies are not. The results of any such actions could adversely impact CH2M HILL Group’s business and have an adverse effect on CH2M HILL Group’s consolidated financial statements.

•                  CH2M HILL Group’s ability to earn revenues from CH2M HILL Group’s existing and future US federal government projects will depend upon the availability of funding from US federal government agencies. CH2M HILL Group cannot control whether those clients will fund or continue funding CH2M HILL Group existing projects.

•                  In years when the US federal government does not complete its budget process before the end of its fiscal year on 30 September government operations are typically funded pursuant to a “continuing resolution” that authorises agencies of the US government to continue to operate, but does not authorize new spending initiatives, which can delay the award of new contracts. These delays could have an adverse effect on CH2M HILL Group’s operating results.

•                  Many US federal government programmes in which CH2M HILL Group works require security clearances. Security clearances can be difficult and time-consuming to obtain. If CH2M HILL Group employees are unable to obtain or retain necessary security clearances, CH2M HILL Group may not be able to win new business or will not be able to renew existing contracts. To the extent CH2M HILL Group cannot obtain or maintain the required security clearances for CH2M HILL Group employees working on a particular contract, CH2M HILL Group may not derive the revenue anticipated from the contract, which could adversely affect CH2M HILL Group’s business and results of operations.

CH2M HILL Group’s ability to secure new government contracts and CH2M HILL Group’s revenues from existing government contracts could be adversely affected by anyone or a combination of the factors listed above.

Many of CH2M HILL Group’s projects are funded by US federal, state and local governments and if CH2M HILL Group violates applicable law governing this work, CH2M HILL Group is subject to the risk of suspension or debarment from government contracting activities, which could have a material adverse affect on CH2M HILL Group’s business and results of operations

If we fail to comply with the terms of one or more of CH2M HILL Group’s government contracts or statutes and regulations that govern this type of work, or if CH2M HILL Group’s employees are indicted or convicted on criminal charges (including misdemeanours) relating to any of CH2M HILL Group’s government contracts, in addition to any civil or criminal penalties and costs CH2M HILL Group may incur, CH2M HILL could be suspended or debarred from government contracting activities for a period of time. Some US federal and state statutes and regulations provide for automatic debarment in certain circumstances. The suspension or debarment in any particular case may be limited to the facility, contract or subsidiary involved in the violation or could be applied to the entire CH2M HILL Group companies in certain severe circumstances. Even a narrow scope suspension or debarment could result in negative publicity that could adversely affect CH2M HILL Group’s ability to renew contracts and to secure new contracts, both with governments and private customers, which could materially and adversely affect CH2M HILL Group’s business and results of operations.

CH2M HILL Group’s industry is highly competitive

CH2M HILL Group is engaged in a highly competitive business in which most of CH2M HILL Group’s contracts with public sector clients are awarded through a competitive bidding process that places no limit on the number or type of potential service providers. The process usually begins with a government agency request for proposal that delineates the size and scope of the proposed contract. The government agency evaluates the proposals on the basis of technical merit and cost.

In both the private and public sectors, acting either as a prime contractor or as a subcontractor, CH2M HILL Group may join with other firms that CH2M HILL Group otherwise compete with to form a team to compete for a single contract. Because a team can often offer stronger combined qualifications than any firm standing alone, these teaming arrangements can be very important to the success of a particular contract competition or proposal. Consequently, CH2M HILL Group maintains a network of relationships with other companies to form teams that compete for particular contracts and projects. Failure to maintain technical and price competitiveness, as well as failure to maintain access to strong teaming partners may impact CH2M HILL Group’s ability to win work.

CH2M HILL Group’s backlog is subject to unexpected adjustments and cancellations and is, therefore, an uncertain indicator of CH2M HILL Group future performance

CH2M HILL Group’s backlog at 31 December 2010 was US$6.2 billion. CH2M HILL Group cannot assure that the revenues projected in CH2M HILL Group’s backlog will be realised or, if realised, will result in profits. Projects may remain in CH2M HILL Group’s backlog for an extended period of time prior to project execution and, once project execution begins, it may occur unevenly over the current and multiple future periods. In addition, CH2M HILL Group’s ability to earn revenues from CH2M HILL Group’s backlog depends on the availability of funding for various government and private clients. Most of CH2M HILL Group’s industrial clients have termination for convenience provisions in their contracts. Therefore, project terminations, suspensions or reductions in scope may occur from time-to-time with respect to contracts reflected in CH2M HILL Group’s backlog. Some backlog reductions would adversely affect the revenue and profit we actually receive from contracts reflected in CH2M HILL Group’s backlog. Future project cancellations and scope adjustments could further reduce the dollar amount of CH2M HILL Group’s backlog and the revenues and profits that CH2M HILL Group actually earns.

CH2M HILL Groups’ inability to attract and retain professional personnel could adversely affect CH2M HILL Group’s business

CH2M HILL Group’s ability to attract, retain and expand CH2M HILL Group’s staff of qualified engineers and technical professionals will be an important factor in determining CH2M HILL Group’s future success and growth. The market for these professionals is competitive in and outside the US. As some of CH2M HILL Group’s key personnel approach retirement age, CH2M HILL Group is developing and implementing proactive succession plans. If CH2M HILL Group cannot attract and effectively implement CH2M HILL Group’s succession plans, CH2M HILL Group could have a material adverse impact on CH2M HILL Group’s business, financial condition, and results of operations. Since CH2M HILL Group derives a significant part of CH2M HILL Group’s revenues from services performed by CH2M HILL Group’s professional staff, CH2M HILL Group’s failure to retain and attract professional staff could adversely affect CH2M HILL Group’s business by impacting CH2M HILL Group’s ability to complete CH2M HILL Group’s projects and secure new contracts.

CH2M HILL Group’s projects may result in liability for faulty engineering services

CH2M HILL Group’s engineering practice involves professional judgments regarding the planning, design, development, construction, operations and management of industrial facilities and public infrastructure projects. Because CH2M HILL Group’s projects are often large and can affect many people, CH2M HILL Group’s failure to make judgments and recommendations in accordance with applicable professional standards could result in large damages and perhaps, punitive damages. Although CH2M HILL Group has adopted quality control, risk management and risk avoidance programmes designed to reduce potential liabilities, and carry professional liability to set off this risk, there can be no assurance that such programmes will protect CH2M HILL Group fully from all risks and liabilities.

CH2M HILL Group could sustain losses on contracts that contain “fixed price” or “not to exceed” pricing provisions if CH2M HILL Group’s costs exceed the fixed or maximum prices

In 2010, CH2M HILL Group derived approximately 29% of CH2M HILL Group’s revenues from “fixed price” contracts and approximately 41% of CH2M HILL Group’s revenues from time-and-materials contracts, most of which had “not to exceed” price limits. Under “fixed price” contracts, CH2M HILL Group agrees to deliver projects for a definite, predetermined price regardless of CH2M HILL Group’s actual costs incurred over the life of the project. Under time-and-materials contracts with “not to exceed” provisions, CH2M HILL Group are compensated for the labour hours expended at agreed-upon hourly rates plus cost of materials used; however, there is a stated maximum compensation for the services to be provided under the contract. Many fixed price and “not to exceed” contracts involve large industrial facilities and public infrastructure projects and present the risk that CH2M HILL Group’s costs to complete a project may exceed the fixed price or “not to exceed” price agreed upon with the client. The fixed or maximum fees negotiated for such projects may not cover CH2M HILL Group’s actual costs and desired profit margins. If CH2M HILL Group’s actual costs for a fixed or “not to exceed” price project are higher than CH2M HILL Group expects, CH2M HILL Group’s profit margins on the project will be reduced or CH2M HILL Group could suffer a loss.

Percentage-of-completion accounting used for CH2M HILL Group’s engineering and construction contracts can result in overstated or understated profits or losses

The revenue for CH2M HILL Group’s engineering and construction contracts is accounted for on the percentage-of-completion method of accounting. This method of accounting requires CH2M HILL Group to calculate revenues and profit to be recognized in each reporting period based on CH2M HILL Group’s predictions of future outcomes, including CH2M HILL Group’s estimates of the total cost to complete the project, project schedule and completion date, the percentage of the project that is completed and the amounts of any probable unapproved change orders. CH2M HILL Group’s failure to accurately estimate these often subjective factors could result in reduced profits or losses.

Environmental regulations and related compliance investigations may adversely impact CH2M HILL Group’s project performance, expose CH2M HILL Group to liability and could adversely affect CH2M HILL Group’s revenues

A substantial portion of CH2M HILL Group’s business is generated either directly or indirectly as a result of laws and regulations related to environmental matters. In particular, CH2M HILL Group’s business involves significant risks including the assessment, analysis, remediation, handling, management and disposal of hazardous substances. As a result, CH2M HILL Group are subject to a variety of environmental laws and regulations governing, among other things, discharges of pollutants and hazardous substances into the air and water and the handling and disposal of hazardous waste including nuclear materials and related record keeping requirements. These laws and regulations and related investigations into CH2M HILL Group’s compliance, as it pertains to facility operations and remediation of hazardous substances, can cause project delays and, substantial management time commitment and may significantly add to CH2M HILL Group’s costs. Violations of these environmental laws and regulations could subject CH2M HILL Group to civil and criminal penalties and other liabilities, which can be very large. Although CH2M HILL Group has not been subject to any material civil or criminal penalties for violations of these laws to date, CH2M HILL Group have incurred costs and diverted resources to respond to reviews that have negatively impacted the profitability of some of CH2M HILL Group’s projects. While the costs of these reviews have not been material to CH2M HILL Group’s consolidated results of operations in the past, additional or expanded reviews or proceedings on environmental compliance, or any substantial fines or penalties, could affect CH2M HILL Group’s profitability and CH2M HILL Group’s stock price in the future, or could adversely affect CH2M HILL Group’s ability to compete for new business. Changes in environmental regulations could affect CH2M HILL Group’s business more significantly than other engineering firms. Accordingly, a reduction in the number or scope of these laws and regulations, or changes in government policies regarding the funding, implementation or enforcement of such laws and regulations, could significantly reduce one of CH2M HILL Group’s most important markets and limit

CH2M HILL Group’s opportunities for growth or reduce CH2M HILL Group’s revenues. In addition, any effort by government agencies to reduce the role of private contractors in regulatory programmes, including environmental compliance projects, could have material adverse effects on CH2M HILL Group’s business.

CH2M HILL Group may not be successful in growing through acquisitions or integrating effectively any businesses and operations CH2M HILL Group may acquire

CH2M HILL Group success depends on CH2M HILL Group’s ability to continually enhance and broaden CH2M HILL Group service offerings and CH2M HILL Group’s service delivery footprint in response to changing customer demands, technology, and competitive pressures. Numerous mergers and acquisitions in CH2M HILL Group’s industry have resulted in a group of larger firms that offer a full complement of single source services including studies, design, engineering, procurement, construction, operations, maintenance, and facility ownership. To remain competitive, CH2M HILL Group may acquire new and complementary businesses to expand CH2M HILL Group’s portfolio of services, add value to the projects undertaken for clients or enhance CH2M HILL Group’s capital strength. CH2M HILL Group does not know if CH2M HILL Group will be able to complete any future acquisitions or whether CH2M HILL Group will be able to successfully integrate any acquired businesses, operate them profitably, or retain their key employees.

When suitable acquisition candidates are identified, CH2M HILL Group anticipates significant competition when trying to acquire these companies, and there can be no assurance that CH2M HILL Group will be able to acquire such acquisition targets at reasonable prices or on favourable terms. If CH2M HILL Group cannot identify or successfully acquire suitable acquisition candidates, CH2M HILL Group may not be able to successfully expand CH2M HILL Group’s operations. Further, there can be no assurance that CH2M HILL Group will be able to generate sufficient cash flow from an acquisition to service any indebtedness incurred to finance such acquisitions or realise any other anticipated benefits. Nor can there be any assurance that CH2M HILL Group’s profitability will be improved as a result of these acquisitions. Any acquisition, including the Acquisition, may involve operating risks, such as:

•                  the difficulty of assimilating the acquired operations and personnel and integrating them into CH2M HILL Group’s current business;

•                 the potential impairment of employee morale;

•                  the potential disruption of CH2M HILL Group’s ongoing business;

•                  preserving important strategic and customer relationships;

•                  the diversion of management’s attention and other resources;

•                  the risks of entering markets in which CH2M HILL Group has little or no experience;

•                  the possibility that acquisition related liabilities that CH2M HILL Group incurs or assume may prove to be more burdensome than anticipated;

•                  the risks associated with possible violations of the Foreign Corrupt Practices Act and other anti-corruption laws as a result of any acquisition; and

•                  the possibility that any acquired firms do not perform as expected.

The success of CH2M HILL Group’s joint ventures depends on the satisfactory performance by CH2M HILL Group’s joint venture partners. The failure of CH2M HILL Group’s joint venture partners to perform their obligations could impose on CH2M HILL Group additional financial and performance obligations that could result in reduced profits or significant losses on the projects that CH2M HILL Group’s joint ventures undertake

CH2M HILL Group routinely enters into joint ventures as part of its business. The success of these joint ventures depends, in large part, on the satisfactory performance of CH2M HILL Group’s joint venture partners. If CH2M HILL Group’s joint venture partners fail to satisfactorily perform their joint venture obligations as a result of financial or other difficulties, the joint venture may be unable to adequately perform or deliver its contracted services. Under these circumstances, CH2M HILL Group may be required to make additional investments and provide additional services to ensure the adequate performance and project delivery. These additional obligations could result in reduced profits or, in some cases, significant losses for CH2M HILL Group with respect to the joint venture.

Occasionally, CH2M HILL Group participates in joint ventures where CH2M HILL Group is not a controlling party. In such instances CH2M HILL Group may have limited control over joint venture decisions and actions, including internal controls and financial reporting, which may have an impact on CH2M HILL Group’s business.

CH2M HILL Group may be restricted in CH2M HILL Group’s ability to access the cash flows or assets from CH2M HILL Groups’ subsidiaries and joint venture partners upon which CH2M HILL Group is substantially dependent

CH2M HILL Group is dependent on the cash flows generated by CH2M HILL Group’s subsidiaries and, consequently, on their ability to collect on their respective accounts receivables. Substantially all of CH2M HILL Group’s cash flows necessary to meet CH2M HILL Group’s operating expenditures are generated by CH2M HILL Group’s subsidiaries. The financial condition and operational requirements of CH2M HILL Group’s foreign subsidiaries may limit CH2M HILL Group’s ability to obtain cash from them. In addition, CH2M HILL Group’s conduct some operations through joint ventures. CH2M HILL Group does not manage all of these entities. Even in those joint ventures that CH2M HILL Group manages, CH2M HILL Group is often required to consider the interests of CH2M HILL Group’s joint venture partners in connection with decisions concerning the operations of the joint ventures. Arrangements involving CH2M HILL Group’s foreign subsidiaries and joint ventures may restrict CH2M HILL Group from gaining access to the cash flows or assets of these entities. In addition, CH2M HILL Group’s foreign subsidiaries sometimes face governmentally imposed restrictions on their abilities to transfer funds to CH2M HILL Group.

CH2M HILL Group’s dependence on subcontractors and equipment manufacturers could adversely affect us

CH2M HILL Group relies on third party subcontractors as well as third party equipment manufacturers to complete CH2M HILL Group’s projects. To the extent that CH2M HILL Group cannot engage subcontractors or acquire equipment or materials, CH2M HILL Group’s ability to complete a project in a timely fashion or at a profit may be impaired. If the amount CH2M HILL Group is required to pay for these goods and services exceeds the amount CH2M HILL Group have estimated in bidding for fixed price contracts, CH2M HILL Group could experience losses in the performance of these contracts. In addition, if a subcontractor or a manufacturer is unable to deliver its services, equipment or materials according to the negotiated terms for any reason, including the deterioration of its financial condition, CH2M HILL Group may be required to purchase the services, equipment or materials from another source at a higher price. These risks are potentially more significant in the current economic downturn if financial difficulties in CH2M HILL Group’s supply chain cause CH2M HILL Group’s services or equipment suppliers not to be able to support the demands and schedules of CH2M HILL Group’s business. This may reduce the profit CH2M HILL Group expects to realise or result in a loss on a project for which the services, equipment or materials were needed.

CH2M HILL Group faces special risks associated with CH2M HILL Group’s international business

In 2010 and 2009, CH2M HILL Group derived approximately 21% and 18%, respectively, of CH2M HILL Group’s revenues from operations outside of the US Conducting business abroad is subject to a variety of risks including:

•                  Because CH2M HILL Group’s financial results are reported in US dollars, currency exchange rate fluctuations, restrictions on currency movement and impact of international tax laws could adversely affect CH2M HILL Group’s results of operations, if CH2M HILL Group is forced to maintain assets in currencies other than the US dollar.

•                  Political and economic instability and unexpected changes in regulatory environment in countries outside the US could adversely affect CH2M HILL Group’s projects overseas and CH2M HILL Group’s ability to repatriate cash.

•                  Inconsistent and diverse regulations, licensing and legal requirements may increase CH2M HILL Group’s costs because CH2M HILL Group’s operations must comply with a variety of laws that differ from one country to another.

•                  Terrorist attacks and civil unrest in some of the countries where CH2M HILL Group does business may delay project schedules threaten the health and safety of CH2M HILL Group’s employees and increase CH2M HILL Group’s cost of operations.

•                  Challenges in managing risks inherent in international operations, such as unique labour rules and corrupt business environments may cause inadvertent violations of laws that we may not immediately detect or correct.

While CH2M HILL Group is monitoring such regulatory, geopolitical and other factors, CH2M HILL Group cannot assess with certainty what impact they may have over time on CH2M HILL Group’s business.

Special risks associated with doing business in highly corrupt environments

The global nature of CH2M HILL Group’s business creates various domestic and local regulatory challenges. CH2M HILL Group operations include projects in developing countries and countries torn by war and conflict. Many of these countries are rated poorly by Transparency International, the independent watchdog organization for government and institutional corruption around the world. CH2M HILL Group’s operations outside of the US are subject to the Foreign Corrupt Practices Act (FCPA) and similar anti-bribery laws in other jurisdictions which generally prohibit companies and their intermediaries from paying or offering anything of value to foreign government officials for the purpose of obtaining or retaining business, or otherwise receiving discretionary favourable treatment of any kind. In particular, CH2M HILL Group may be held liable for actions taken by CH2M HILL Group’s local partners, subcontractors and agents even though such parties are not always subject to CH2M HILL Group’s control. Any determination that we have violated the FCPA or any similar anti-bribery laws in other jurisdictions (whether directly or through acts of others, intentionally or through inadvertence) could result in sanctions that could have a material adverse effect on CH2M HILL Group’s business and CH2M HILL Group’s reputation and on CH2M HILL Group’s ability to secure US federal government and other contracts. While CH2M HILL and CH2M HILL Group staff is trained on FCPA and other anti-corruption laws and we have procedures and controls in place to monitor compliance, situations outside of CH2M HILL Group’s control may arise that could potentially put CH2M HILL Group in violation of the these regulations and thus negatively impact CH2M HILL Group’s business. In addition, CH2M HILL Group is also subject to various international trade and export laws. Any misconduct, fraud, non-compliance with applicable governmental laws and regulations, or other improper activities by CH2M HILL Group’s employees, agents or partners could have a significant impact on CH2M HILL Group’s business, financial results and reputation and could subject CH2M HILL Group to criminal and civil enforcement actions.

CH2M HILL Group faces risks associated with working in locations where there are high security risks

Some of CH2M HILL Group’s projects are performed in locations known for their high security risks. In these high risk locations, CH2M HILL Group may incur substantial security costs to maintain the safety of CH2M HILL Group’s employees and work sites. Despite CH2M HILL Group’s best efforts, CH2M HILL Group cannot guarantee the safety of CH2M HILL Group’s employees and we may suffer future losses of employees and subcontractors.

CH2M HILL Group faces risks associated with CH2M HILL Group’s work sites and the maintenance of adequate safety standards

Construction and maintenance sites are inherently dangerous workplaces and place CH2M HILL Group’s employees in close proximity to dangers of the work site, such as mechanized equipment, moving vehicles, chemical and manufacturing process and materials. CH2M HILL Group’s failure to maintain and implement adequate safety standards and procedures could have a material adverse impact on CH2M HILL Group’s business, financial condition and results of operations.

Systems failures could disrupt CH2M HILL Group’s business and impair CH2M HILL Group’s ability to effectively provide CH2M HILL Group’s services to CH2M HILL Group’s customers, which could damage CH2M HILL Group’s reputation and adversely affect CH2M HILL Group’s operating results

As a global company, CH2M HILL Group is heavily reliant on computer, information and communications technology and related systems. From time to time, CH2M HILL Group may be subject to systems failures, including network, software or hardware failures, whether caused by CH2M HILL Group, third party service providers, intruders or hackers, computer viruses, natural disasters, power shortages or terrorist attacks. Such failures could cause loss of data and interruptions or delays in CH2M HILL Group’s customers’ businesses and could damage CH2M HILL Group’s reputation. In addition, the failure or disruption of CH2M HILL Group’s communications or utilities could cause CH2M HILL Group to interrupt or suspend CH2M HILL Group’s operations or otherwise adversely affect CH2M HILL Group’s business. Losses that may occur as a result of any system or operational failure or disruption may cause CH2M HILL Group’s actual results to differ materially from those anticipated.

CH2M HILL Group businesses could be materially and adversely affected by severe weather

Repercussions of severe weather conditions may include:

•                  Evacuation of personnel and curtailment of services which may be temporary in nature;

•                  Increased labour and materials costs in areas impacted by weather and subsequent increased demand for labour and materials for repairing and rebuilding;

•                  Weather related damage to CH2M HILL Group’s jobsites or facilities;

•                  Inability to deliver materials to jobsites in accordance with contract schedules; and

•                  Loss of productivity.

CH2M HILL Group typically remains obligated to perform CH2M HILL Group’s services after a natural disaster unless the contract contains a force majeure clause relieving CH2M HILL Group of contractual obligations in such an extraordinary event. If CH2M HILL Group is not able to react quickly to force majeure, CH2M HILL Group’s operations may be affected significantly, which would have a negative impact on CH2M HILL Group’s financial condition, results of operations or cash flows.

Rising inflation, interest rates and/or construction costs could reduce the demand for CH2M HILL Group’s services as well as decrease CH2M HILL Group’s profit on CH2M HILL group’s existing contracts

Because a significant portion of CH2M HILL Group’s revenues is earned from time-and-materials type contracts, guaranteed maximum price contracts and fixed price contracts, as well as contracts that base significant financial incentives on CH2M HILL Group’s ability to keep costs down, CH2M HILL Group bears some or all of the risk of rising inflation with respect to those contracts. In addition, if CH2M HILL Group expands CH2M HILL Group’s business into markets and geographic areas where “fixed price” work is more prevalent, inflation may have a larger impact on CH2M HILL and CH2M HILL Group’s results of operations in the future. Therefore, increases in inflation, interest rates and/or construction costs could have a material adverse impact on CH2M HILL Group’s business and financial results.

Foreign currency exchange rates may affect CH2M HILL Group’s investments in foreign subsidiaries

CH2M HILL Group is exposed to foreign currency exchange risks in the normal course of business operations outside of the United States. CH2M HILL Group’s investments in foreign subsidiaries with a functional currency other than the US dollar are generally considered long-term. From time to time CH2M HILL Group engages in forward foreign exchange contracts to selectively manage these exposures through the use of derivative instruments to mitigate CH2M HILL Group’s market risk from these exposures. The objective of CH2M HILL Group’s risk management is to protect CH2M HILL Group’s cash flows related to sales of services from market fluctuations in current rates. A five per cent change in foreign currency rates would not have a significant impact on CH2M HILL Group’s financial position, results of operations or cash flows.

CH2M HILL Group is exposed to market risk that may alter CH2M HILL Group’s interest expense

CH2M HILL Group’s interest rate exposure is generally limited to CH2M HILL Group’s unsecured revolving credit agreement, purchase of interest bearing short-term investments and the holdback contingency balance outstanding related to the acquisition of VECO. As of 30 June 2011, there was no balance on the unsecured revolving credit agreement but there was approximately US$38.4 million outstanding on a holdback liability, which requires CH2M HILL Group to pay interest on the outstanding balance at a variable rate. CH2M HILL Group has assessed the market risk exposure on these financial instruments and determined that any significant changes to the fair value of these instruments would not have a material impact on CH2M HILL Group’s consolidated results of operations, financial position or cash flows. Based upon the amount outstanding under the unsecured revolving credit and agreement and the holdback contingency, a one percentage point change in the assumed interest rate would change CH2M HILL Group’s annual interest expense by approximately US$0.4 million.

Inability to secure adequate bonding would impact CH2M HILL Group’s ability to win projects

As is customary in CH2M HILL Group’s industry, CH2M HILL Group is often required to provide performance and surety bonds to customers in connection with CH2M HILL Group’s construction, EPC and fixed price projects. These bonds indemnify the customer if we fail to perform CH2M HILL Group’s obligations under the contract. Failure to provide a bond on terms and conditions desired by a customer may result in an inability to compete for or win projects. Historically, CH2M HILL Group has had and continues to have good relationships with CH2M HILL Group’s sureties and have a strong bonding capacity. The issuance of bonds under any bonding facilities, however, is at the sureties’ sole discretion. There can be no assurance that bonds will continue to be available to CH2M HILL Group on reasonable terms. CH2M HILL Group’s inability to obtain adequate bonding may result in CH2M HILL Group’s ineligibility to bid for construction, EPC and fixed price projects, which could have a material adverse effect on CH2M HILL Group’s growth and financial condition.

It can be difficult or expensive to obtain the insurance CH2M HILL Group needs for CH2M HILL Group’s business operations

As part of CH2M HILL Group’s business operations, CH2M HILL Group maintains insurance both as a corporate risk management strategy and to satisfy the requirements of many of CH2M HILL Group’s contracts. Insurance products go through market fluctuations and can become expensive and sometimes very difficult to obtain. CH2M HILL Group works with a diversified team of insurers to reduce CH2M HILL Group’s risk of available capacity. There can be no assurances, however, that we can secure all necessary or appropriate insurance in the future at an affordable price for the required limits. CH2M HILL Group’s failure to obtain such insurance could lead to uninsured losses that could materially adversely affect CH2M HILL Group’s results of operations or financial condition.

CH2M HILL Group’s present assessment of the insurance market is that there is adequate capacity to cover CH2M HILL Group’s insurance needs at reasonable cost. Currently CH2M HILL Group’s insurance and bonds are purchased from several of the world’s leading and financially stable providers often in layered insurance or co-surety arrangements. The built-in redundancy of such arrangements usually enables CH2M HILL Group to call upon existing insurance and surety suppliers to fill gaps that may arise if other such suppliers become financially unstable. CH2M HILL and CH2M HILL Group’s risk management personnel continuously monitor the developments in the insurance market and financial stability of the insurance providers.

Actual results could differ from the estimates and assumptions used to prepare CH2M HILL Group’s financial statements

In order to prepare financial statements in conformity with generally accepted accounting principles in the US, CH2M HILL Group are required to make estimates and assumptions as of the date of the financial statements which affect the reported values of CH2M HILL Group’s assets, liabilities, revenues and expenses, and disclosures of contingent assets and liabilities. Areas requiring significant estimates by CH2M HILL and CH2M HILL Group include:

•                  Recognition of contract revenues, costs, profit or losses in applying the percentage-of-completion method of accounting;

•                  Recognition of recoveries under contract change orders or claims;

•                  Collectability of billed and work-in-process unbilled accounts receivables and the need for and the amount of allowances for problematic accounts;

•                  Estimated amounts for anticipated project losses, warranty costs and contract close-out costs;

•                  Determination of potential liabilities under pension and other post-retirement benefit programmes;

•                  Accruals for self insurance programmes for medical, workers compensation, general liability and professional liability;

•                  Recoverability of deferred tax assets and the related valuation allowances, and accruals for uncertain tax positions;

•                  Stock option valuation model assumptions;

•                  Accruals for other estimated liabilities;

•                  Employee incentive plans and stock valuation;

•                  Variable interest entities; and

•                  Asset valuations.

CH2M HILL Group faces risks associated with preserving data privacy

Because of recent advancements in technology and well-known efforts on the part of various organizations to breach data security of large companies, we face risks associated with potential failure to adequately protect critical corporate, client, and employee data which, if released, could adversely impact CH2M HILL Group’s client relationships, CH2M HILL Group’s reputation, and even violate privacy laws. As part of CH2M HILL and CH2M HILL Group’s business, CH2M HILL Group develops, receive and retain confidential data about CH2M HILL Group and CH2M HILL Group’s clients including the US federal and other governments’ classified or sensitive information. CH2M HILL and CH2M HILL Group’s failure to adequately protect such data and keep the information confidential could result in significant damage to CH2M HILL Group and CH2M HILL Group’s clients, and have a financial impact on CH2M HILL Group’s results of operations and financial condition.

Risks relating to the Acquisition

Completion is subject to a number of conditions which may not be satisfied or waived

The implementation of the Acquisition is subject to the satisfaction (or waiver, where applicable) of a number of Conditions, including:

•                  approval of the Scheme and related resolutions by Halcrow Shareholders at the Scheme Meeting and the General Meeting; and

•                  sanction of the Scheme and confirmation of the associated Reduction of Capital by the Court.

There is no guarantee that these (or any of the other) Conditions will be satisfied (or waived, if applicable), in which case the Acquisition will not be completed.

Integration risk

The CH2M HILL Group may encounter numerous integration challenges in connection with the Acquisition, including challenges which are not currently foreseeable. In addition, the CH2M HILL Group’s management and resources may be diverted away from its core business activities because personnel will be required to assist in the integration process. This integration process may take longer, or be more costly, than expected, or difficulties relating to the integration, of which the CH2M HILL Board is not yet aware, may arise. This could adversely affect the implementation of the CH2M HILL Group’s plans, and the CH2M HILL Group may not be successful in addressing risks or problems encountered in connection with the integration and failure to do so may adversely affect its business or financial condition. In addition, there is a risk that synergy benefits may fail to materialise, or they may be materially lower than have been estimated, which may have a material adverse effect on the financial condition of the CH2M HILL Group.

Risks Related to CH2M HILL’s Internal Market

Absence of a public market may prevent shareholders from selling CH2M HILL Shares and cause shareholders to lose all or part of shareholders’ investment

There is no public market for CH2M HILL Shares. While CH2M HILL intends the internal market to provide liquidity to shareholders, there can be no assurance that there will be enough orders to purchase shares to permit shareholders to sell their shares on the internal market, or that CH2M HILL’s internal trading market will be sustained in the future. The price in effect on any trade date may not be attractive enough to buyers and sellers to result in a balanced market because the price is determined by the CH2M HILL Board based on their judgment of fair value, and not by actual market trading activity. Moreover, although CH2M HILL may participate in the internal market as a buyer of common stock if there are more sell orders than buy orders in the market, CH2M HILL has no obligation to engage in internal market transactions and will not guarantee market liquidity. Consequently, insufficient buyer demand could cause sell orders to be prorated, or could prevent the internal market from opening on any particular trade date. Insufficient buyer demand could cause shareholders to suffer a total loss of investment or substantial delay in their ability to sell their common stock. No assurance can be given that shareholders desiring to sell all or a portion of their shares of common stock will be able to do so.

Transfer restrictions on CH2M HILL Shares could prevent sales of CH2M HILL Shares and cause shareholders to lose all or part of their investment

Since all of CH2M HILL Shares are subject to transfer restrictions, shareholders will generally only be able to sell common stock through CH2M HILL’s internal market on the scheduled trade dates each year. Unlike shares that are actively traded in public markets, shareholders will not be able to sell shares on demand. CH2M HILL Shares price could decline between the time a shareholder wants to sell and the time that it becomes able to sell. For a detailed discussion of the transfer restrictions on CH2M HILL Shares, see paragraph 1.3 of Part 9 of this document.

CH2M HILL’s stock prices are and will continue to be determined by the CH2M HILL Board’s judgment of fair value and not by market trading activity

The prices of CH2M HILL Shares at each trade date are established by CH2M HILL’s Board based on the factors that are described paragraph 1.4 of Part 9 of this document. CH2M HILL’s Board sets the stock price in advance of each trade date, and all trades on CH2M HILL’s internal market are transacted at the price established by CH2M HILL’s Board. The market trading activity on any given trade date, therefore, cannot affect the price on that trade date. This is a risk to shareholders because CH2M HILL Shares price will not change to reflect supply of and demand for shares on a given trade date as it would in a public market. A shareholder may not be able to sell shares or it may have to sell shares at a price that is lower than the price that would prevail if the internal market price could change on a given trade date to reflect supply and demand. CH2M HILL’s Board endeavours to use the common stock valuation methodology that results in the stock price that represents fair value. The valuation methodology used to determine fair value is subject to change at the discretion of CH2M HILL’s Board.

The limited market and transfer restrictions on CH2M HILL Shares, as well as restrictions in CH2M HILL articles of incorporation and bylaws, will likely have anti-takeover effects

Only CH2M HILL’s active and retired employees, directors, eligible consultants, and employee benefit plans may own CH2M HILL Shares and participate in CH2M HILL’s internal market. CH2M HILL also has significant restrictions on the transfer of CH2M HILL Shares other than through sales on CH2M HILL’s internal market. These limitations make it extremely difficult for a potential acquirer who does not have the prior consent of CH2M HILL’s Board to attain control of CH2M HILL, regardless of the price per share an acquirer might be willing to pay and whether or not CH2M HILL’s shareholders would be willing to sell at that price. In addition, restrictions in CH2M HILL’s articles of incorporation and bylaws may make it more difficult for CH2M HILL’s stockholders to elect directors not endorsed by management.

Future returns on CH2M HILL Shares may be significantly lower than historical returns

CH2M HILL cannot assure you that CH2M HILL Shares will provide returns in the future comparable to those achieved historically or that the price will not decline.

Risks relating to the Loan Notes

No market for the Loan Notes

CH2M HILL is an unlisted company and as such there is no market for the Loan Notes and CH2M HILL has no plans to seek a public quotation of the Loan Notes on any recognised securities exchange or other market.

The Loan Notes are not transferable

The Loan Notes will not transferable other than to certain permitted transferees (as defined in the Loan Note Instrument), that is, relatives and family trusts and, in relation to the Trustees, to a beneficiary of the Halcrow Trust. Therefore any Scheme Shareholder who elects to receive Loan Notes will not be entitled to transfer them or sell them to any person other than as aforementioned.

PART 9: BACKGROUND INFORMATION ON CH2M HILL AND

DETAILS OF CH2M HILL SHARES

1.                                       Corporate Structure

1.1                                 Overview

CH2M HILL is a publicly registered company with the US Securities Exchange Commission but its shares of common stock, like Halcrow Shares, are not listed or traded on a national securities exchange. Shares in CH2M HILL are not traded publicly. CH2M HILL’s shares of common stock are owned by active and retired employees, directors, eligible consultants and employee benefit plans. CH2M HILL was founded in 1946 and incorporated under the laws of the State of Delaware on 1 July 2011. CH2M HILL is headquartered in the United States of America, its registered office is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19301, United States of America.

CH2M HILL is the ultimate parent company of its group and performs the majority of its work through a number of legal entities, all of which are directly or indirectly wholly-owned by CH2M HILL. In addition, CH2M HILL also has other subsidiaries most of which were formed for specific projects or joint ventures.

1.2                                 Shares

CH2M HILL has an authorised share capital of 100,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. CH2M HILL’s restated bylaws and restated charter provide for the imposition of certain restrictions on CH2M HILL Shares including, but not limited to, the right but not the obligation to repurchase CH2M HILL Shares upon termination of employment or affiliation, the right of first refusal and ownership limits. None of the foregoing has changed during the period covered by the historical financial information, except that the ownership limitation was changed from 350,000 CH2M HILL Shares to 1% of the total outstanding CH2M HILL Shares. As at the date of this document, no shares are outstanding in the share capital of CH2M HILL other than the CH2M HILL Shares.

As of 9 September 2011, there were 8,134 holders of record of CH2M HILL Shares, all owned by current and retired employees, directors, eligible consultants and CH2M HILL’s various employee benefit plans.

Save as disclosed below, as at 9 September 2011 (being the latest practicable date prior to the publication of this document), CH2M HILL is not aware of any person who, directly or indirectly, jointly or severally, exercises or could exercise control over CH2M HILL, or who, following the Acquisition, directly or indirectly, jointly or severally, will exercise or could exercise control over CH2M HILL.

The following table shows the number of CH2M HILL Shares held by any person or group known to CH2M HILL as of 9 September 2011, to be the beneficial owner of more than 5% of any its issued CH2M HILL Shares:

Name and address of shareholder	Title of class of share	Number of shares held		Per. cent of class
Trustees of the CH2M HILL Retirement and Tax-Deferred Savings Plan	Common stock	16,309,381	(1)	52.55%

Trustee of the CH2M HILL Restated and Amended Deferred Compensation Plan	Common stock	2,437,331	(2)	7.85%

(1)           CH2M HILL Shares are held of record by the trustees for the accounts of participants in the Retirement and Tax-Deferred Savings Plan and will be voted in accordance with instructions received from participants. CH2M HILL Shares as to which no instructions are received will be voted pro rata in accordance with the voting instructions submitted by all other plan participants.

(2)           CH2M HILL Shares are held of record by the trustees for the accounts of participants in the CH2M HILL Deferred Compensation Plan and will be voted in accordance with instructions received from participants. CH2M HILL Shares as to which no instructions are received will be voted pro rata in accordance with the voting instructions submitted by all other plan participants.

1.3                                Summary of articles of incorporation and bylaws of CH2M HILL

The following is a summary of the material provisions of CH2M HILL’s restated bylaws and restated certificate of incorporation as regards the CH2M HILL Shares.

General

CH2M HILL is authorised to conduct any lawful activities for which corporations may be organised under Delaware law. The business and affairs of CH2M HILL are managed by the CH2M HILL Board. The CH2M HILL Board may, from time to time, delegate such authority as it deems appropriate. The officers of CH2M HILL consist of a Chief Executive Officer, a Chief Financial Officer, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers as may be determined by the CH2M HILL Board. The officers of CH2M HILL are elected by the shareholders at either annual or special meetings of the shareholders. Each director so elected shall hold office until the next election of the class for which the director shall initially have been chosen and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

The annual meeting of the shareholders, for the election of directors of CH2M HILL and for the transaction of such other business as may properly come before the meeting, shall be held at such place (if any) within or outside the State of Delaware, on such date, and at such time as shall be designated from time to time by the CH2M HILL Board and stated in CH2M HILL’s notice of the meeting. In lieu of holding the annual meeting in person, it may be held solely by means of remote communication. In addition, special meetings of the shareholders may be called at any time by the Chairman of the CH2M HILL Board, the Chief Executive Officer, or at the direction of the CH2M HILL Board, pursuant to a resolution adopted by a majority of the whole CH2M HILL Board. Such special meeting may also be held by means of remote communication.

For purposes of determining shareholders entitled to notice of any meeting of shareholders, the CH2M HILL Board may fix in advance a date as the record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the CH2M HILL Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the CH2M HILL Board so fixes a date, such date shall also be the record date for determining the shareholders entitled to vote at such meeting, unless the CH2M HILL Board determines that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the CH2M HILL Board, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be the close of business on the date preceding the day on which notice is given, or, if notice is waived, at the close of business on the day preceding the day on which the meeting is held. A determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided that the CH2M HILL Board may fix a new record date for determination of shareholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for shareholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of shareholders entitled to vote in accordance with the bylaws. With respect to a particular notice or meeting, the record date shall be the same for all voting groups.

At any meeting of shareholders, the presence in person or by proxy of holders of a majority of the aggregate voting power of all of the shares of the stock issued and outstanding and entitled to vote at the meeting, shall constitute a quorum for all purposes, unless or except as otherwise required by applicable law, CH2M HILL’s certificate of incorporation or bylaws. Each shareholder shall have one vote for every share of stock entitled to vote which is registered in his, her, or its name on the record date for determining shareholders entitled to vote at the meeting except as otherwise provided by CH2M HILL’s certificate of incorporation. Unless otherwise provided by CH2M HILL’s certificate of incorporation or applicable law, voting need not be by ballot.

The shareholders of CH2M HILL do not and will not have any pre-emptive rights to purchase any shares to be sold or issued by CH2M HILL. CH2M HILL has a right of first refusal over any shares in CH2M HILL which an existing shareholder desires to sell.

The bylaws may be amended or repealed, or new bylaws adopted by the affirmative vote of a majority of the CH2M HILL Board or by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares in the capital stock of CH2M HILL generally entitled to vote.

SPECIAL PROVISIONS RELATIVE TO CH2M HILL SHARES

Restrictions on CH2M HILL Shares

(a)                                  CH2M HILL’s Right to Repurchase upon Termination of Affiliation

As used in this clause, “CH2M HILL Shares” mean the common CH2M HILL stock issued or to be issued by CH2M HILL. All CH2M HILL Shares held of record by a person who is an employee or director of, or a consultant to, CH2M HILL or any of its affiliates shall be subject to CH2M HILL’s right to repurchase all of such CH2M HILL Shares in the event that such holder’s affiliation with CH2M HILL as an employee, director or consultant is terminated. Such right of repurchase upon termination of affiliation shall also be applicable to all CH2M HILL Shares which such person has the right to acquire subsequent to termination of affiliation pursuant to any of CH2M HILL’s employee benefit plans (other than CH2M HILL Shares distributable to such person under any benefit plan adopted by CH2M HILL or any of its affiliates which, by law or its terms, prohibits CH2M HILL’s right to repurchase CH2M HILL Shares issued thereunder upon termination of affiliation) or pursuant to any option or other contractual right to acquire CH2M HILL Shares which were outstanding at the date of such termination of affiliation. CH2M HILL’s right of repurchase is exercised by mailing a written notice to such holder within 60 days following termination of affiliation. If CH2M HILL repurchases the CH2M HILL Shares, the price will be the price determined by the set formula, per share:

•                  on the date of such termination of affiliation, in the case of CH2M HILL Shares owned by such holder at that date and CH2M HILL Shares issuable to such holder subsequent to that date pursuant to any option or other contractual right to acquire CH2M HILL Shares which were outstanding at that date; or

•                  on the date such CH2M HILL Shares are distributed to such holder, in the case of CH2M HILL Shares distributable to such holder subsequent to his or her termination of affiliation pursuant to any of CH2M HILL’s employee benefit plans.

CH2M HILL will, in the event it exercises its right of repurchase upon termination of affiliation, pay for such CH2M HILL Shares in cash or promissory notes. CH2M HILL and any holder of CH2M HILL Shares may by contract mutually agree to extend the time period of CH2M HILL’s right to repurchase such holder’s CH2M HILL Shares or to alter the payment terms.

(b)                                 CH2M HILL’s Right of First Refusal

If at any time a holder of CH2M HILL Shares desires to sell any of his or her CH2M HILL Shares (other than in the limited market maintained by CH2M HILL), such holder must first give notice to the Secretary of CH2M HILL including:

(i)                                     a statement signed by such holder notifying CH2M HILL that such holder desires to sell CH2M HILL Shares and has received a bona fide offer to purchase such CH2M HILL Shares; and

(ii)                                  a statement signed by the intended purchaser containing:

(A)                              the intended purchaser’s full name, address and taxpayer identification number;

(B)                                the number of CH2M HILL Shares to be purchased;

(C)                                the price per CH2M HILL Share to be paid;

(D)                               other terms under which the purchase is intended to be made;

(E)                                 a representation that the offer, under the terms specified, is bona fide.

(iii)                               if the purchase price is payable in cash, in whole or in part, a copy of a certified cheque, cashier’s cheque or money order payable to such holder from the purchaser in the amount of the purchase price to be paid in cash.

CH2M HILL shall thereupon have an option exercisable within 14 days of receipt of such notice by the Secretary to purchase all, but not less than all, of the CH2M HILL Shares specified in the notice at the offer price and upon the same terms as set forth in the notice, accompanied by payment of the purchase price; provided however, that if the offer price is payable, in whole or in part, other than in case, CH2M HILL shall pay the equivalent value of any noncash consideration as mutually agreed upon between he holder and CH2M HILL. Such option shall be exercised by CH2M HILL by mailing written notice to such holder at his or her address of record on CH2M HILL’s Share record book. In the event that

CH2M HILL does not exercise such option, the holder may sell the CH2M HILL Shares specified in the notice within 30 days thereafter to the person at the price and upon the terms and conditions set forth therein. The holder may not sell such CH2M HILL Shares to any other person, or at any different price, or on any different terms without first re-offering the CH2M HILL Shares to CH2M HILL.

1.4                                 Internal Market

Shares in CH2M HILL are not traded publicly. Share ownership is restricted to certain active and retired employees, directors, eligible consultants and employee benefit plans. The CH2M HILL Shares are traded through CH2M HILL’s internal market (the “Internal Market”) maintained by an independent broker engaged by CH2M HILL. Through the Internal Market, any eligible shareholder and certain benefit plans may offer CH2M HILL Shares for sale to eligible buyers up to four times each year on pre-determined days (each, a “Trade Date”). CH2M HILL Shares are bought and sold through the Internal Market at a price intended to represent fair value and determined by the CH2M HILL Board. The CH2M HILL Board establishes the CH2M HILL Share price based on after-tax profits of CH2M HILL over four consecutive quarters and shareholders’ equity, as well as a subjective analysis of market factors that the CH2M HILL Board considers relevant. CH2M HILL may purchase or sell CH2M HILL Shares on the Internal Market on any Trade Date to balance the supply and demand for CH2M HILL Shares between sellers and buyers, but CH2M HILL is not obliged to do so. All transactions in CH2M HILL Shares are made in US dollars through the Internal Market.

The CH2M HILL Board will determine the price, which is intended to be the fair value, of the CH2M HILL Shares to be used for buys and sells on each Trade Date pursuant to the valuation methodology described below. The price per CH2M HILL Share generally is set as follows:

Share Price = [(7.8 × M × P) + (SE)] / CS

In order to determine the fair value of the CH2M HILL Shares in the absence of a public trading market, the CH2M HILL Board felt it appropriate to develop a valuation methodology to use as a tool to determine a price that would be a valid approximation of the fair value. In determining the fair value CH2M HILL Share price, the CH2M HILL Board believes that the use of a going concern component (i.e., net income, which CH2M HILL calls profit after tax, as adjusted by the market factor) and a book value component (i.e., CH2M HILL’s total shareholders’ equity, which does not include items that comprise “accumulated other comprehensive income or loss”) is important. The CH2M HILL Board believes that the process they have developed reflects modern equity valuation techniques and is based on those factors that are generally used in the valuation of equity securities.

The existence of an over-subscribed or under-subscribed market on any given Trade Date will not affect the CH2M HILL Share price on that Trade Date. However, the CH2M HILL Board, when determining the CH2M HILL Share price for a future Trade Date, may take into account the fact that there have been under- subscribed or over-subscribed markets on prior Trade Dates.

Market Factor (“M”) “M” is the market factor, which is subjectively determined in the sole discretion of the CH2M HILL Board. In determining the market factor, the CH2M HILL Board will take into account factors which the CH2M HILL Directors considered to be relevant in determining the fair value of the CH2M HILL Shares, including:

•                  the market for publicly traded equity securities of companies comparable to CH2M HILL;

•                 the merger and acquisition market for companies comparable to CH2M HILL;

•                  the prospects for CH2M HILL’s future performance;

•                  general economic conditions;

•                  general capital market conditions; and

•                  other factors the CH2M HILL Board deems appropriate.

The CH2M HILL Board has not assigned predetermined weights to the various factors it may consider in determining the market factor. A market factor greater than one would increase the price per CH2M HILL Share and a market factor less than one would decrease the price per CH2M HILL Share.

In its discretion, the CH2M HILL Board may change, from time-to-time, the market factor used in the valuation process. The CH2M HILL Board could change the market factor, for example, following a change in general market conditions that either increased or decreased stock market equity values for companies comparable to CH2M HILL, if the CH2M HILL Board felt that the market change was applicable to the CH2M HILL Shares as well. The CH2M HILL Board will not make any other changes in the method of determining the price per CH2M HILL Share unless in the good faith exercise of its fiduciary duties and, if appropriate, after consultation with its professional advisors, the CH2M HILL Board determines that the method for determining the price per CH2M HILL Share no longer results in a CH2M HILL Share price that reasonably reflects CH2M HILL’s fair value on a per share basis.

As part of the total mix of information that the CH2M HILL Board considers in determining the “M” factor, the CH2M HILL Board also may take into account CH2M HILL appraisal information prepared by The Environmental Financial Consulting Group, Inc. (“EFCG”), an independent appraiser engaged by the trustees of CH2M HILL’s benefit plans. In setting the CH2M HILL Share price, the CH2M HILL Board compares the total of the going concern and book value components used in the valuation methodology to the enterprise value of CH2M HILL in the appraisal provided by EFCG. If, after such comparison, the CH2M HILL Board concludes that its initial determination of the “M” factor should be re-examined, the CH2M HILL Board may review, and if appropriate adjust, the “M” factor. Since the inception of the program on January 1, 2000, the total of the going concern and book value components used by the CH2M HILL Board in setting the price for the CH2M HILL Shares has always been within the enterprise appraisal range provided quarterly by EFCG.

This “M” component of CH2M HILL’s Share price valuation remained unchanged since the inception of the current ownership program in 2000 until the November 9, 2007 valuation, when it was changed by the CH2M HILL Board from 1.0 to 1.2. Over several years prior to 2007, the engineering and construction industry experienced a sustained upward valuation trend. To reflect this industry trend in the CH2M HILL Share price and to arrive at a fair value for our CH2M HILL Shares, the CH2M HILL Board decided to increase the market factor from 1.0 to 1.2.

Profit After Tax (“P”).  “P” is profit after tax, otherwise referred to as net income, for the four fiscal quarters immediately preceding the Trade Date. The CH2M HILL Board, at its discretion, may exclude nonrecurring or unusual transactions from the calculation. Nonrecurring or unusual transactions are developments that the market would not generally take into account in valuing an equity security. The CH2M HILL Board believes that in order to determine the fair value of the Shares, it needs the ability to review unusual events that affect net income. In the past, the CH2M HILL Board has excluded unusual items from the calculation of “P.” Because “P” is calculated on a four quarter basis, an exclusion impacts the calculation of fair value for four consecutive quarters. The CH2M HILL Board may determine to exclude other future unusual or non-recurring items from the calculation of “P”.

Total Shareholders’ Equity (“SE”).  “SE” is CH2M HILL’s total shareholders’ equity, which includes intangible items, but does not include accumulated other comprehensive income or loss, as set forth on CH2M HILL’s most recent available quarterly or annual financial statements. Accumulated other comprehensive income or loss items generally represent non-cash estimates of potential future income or expense, such as the present value of estimated future pension and other postretirement liabilities and unrealised gains and losses on securities and foreign currency holdings that CH2M HILL may or may not actually realise depending on whether CH2M HILL holds or sells such securities and on whether CH2M HILL holds or converts such foreign currencies into dollars. The CH2M HILL Board believes that these estimated transactions would not generally be taken into account in valuing an equity security. The CH2M HILL Board, at its discretion, may exclude from the shareholders’ equity parameter nonrecurring or unusual transactions that the market would not generally take into account in valuing an equity security.

Common Shares Outstanding (“CS”).  “CS” is the weighted-average number of CH2M HILL Shares outstanding during the four fiscal quarters immediately preceding the Trade Date, calculated on a fully-diluted basis; “fully-diluted” means that the calculations are made as if all outstanding options to purchase CH2M HILL Shares had been exercised and other “dilutive” securities were converted into CH2M HILL Shares. In addition, an estimate of the weighted-average number of CH2M HILL Shares that CH2M HILL reasonably anticipates will be issued under its stock-based compensation programmes and employee benefit plans is included in this calculation.

The “CS” calculation is done on a fully-diluted basis since the CH2M HILL Board believes that taking into account the issuance of all securities that will affect the per CH2M HILL Share value is a better representation of the CH2M HILL Share value over time. CH2M HILL has more than a 30-year history in making annual grants of stock-based compensation. Therefore, the CH2M HILL Board believes that they have sufficient information to reasonably estimate the number of such “to be issued” CH2M HILL Shares.

This approach avoids an artificial variance in CH2M HILL Share value during the first calendar quarter of each year when the bulk of CH2M HILL Shares are issued pursuant to the CH2M HILL employee benefit plans and stock-based compensation programmes.

The following table shows a comparison of the “CS” value actually used by the CH2M HILL Board to calculate CH2M HILL Share prices on the dates indicated versus the year-to-date weighted-average number of CH2M HILL Shares as reflected in the diluted earnings per share calculation in CH2M HILL’s financial statements for the past three years.

Effective Date	CS	YTD Weighted-Average Number of Shares as reflected in Diluted EPS calculation
	(in thousands)
May 8, 2008	35,617	34,440
August 15, 2008	35,858	34,568
November 7, 2008	35,929	34,545
February 13, 2009	35,735	34,376
May 7, 2009	35,314	32,396
August 7, 2009	34,931	32,533
November 6, 2009	34,608	32,577
February 12, 2010	34,424	32,599
May 6, 2010	34,353	32,305
August 13, 2010	34,178	32,356
November 12, 2010	33,903	32,270
February 11, 2011	33,450	32,163

Constant 7.8.  In the course of developing this valuation methodology, it became apparent to the CH2M HILL Board that a multiple would be required in order for the CH2M HILL Share price derived by this methodology to approximate historical, pre-Internal Market CH2M HILL Share price. Another objective of the CH2M HILL Board when developing the valuation methodology was to establish the fair value of the CH2M HILL Shares using a market factor of 1.0. The CH2M HILL Board believes that it was important to begin the Internal Market program with an “M” factor equal to 1.0 in order to make it easier for CH2M HILL Shareholders to understand future changes, if any, to the market factor.

Therefore, the constant 7.8 was introduced into the formula. The constant 7.8 is the multiple that the CH2M HILL Board determined necessary (i) for the new CH2M HILL Share price to approximate CH2M HILL’s historical CH2M HILL Share price derived using the pre-Internal Market formula as well as (ii) to allow the use of the market factor of 1.0 at the beginning of the Internal Market program.

1.5                                 Dividend policy

CH2M HILL has never declared or paid any cash dividends on its common stock and no cash dividends are contemplated in the foreseeable future.

2.                                       Description of the Business

2.1                                 Overview

CH2M HILL is a leading global employee-owned professional engineering services firm, providing engineering, construction, consulting, design, design- build, procurement, operations and maintenance, program management and technical services. It delivers these through three operating segments: (i) Government, Environment and Nuclear; (ii) Facilities and Infrastructure; and (iii) Energy and Water.

CH2M HILL performs its services as the prime contractor, as subcontractor, or through joint ventures or partnership agreements with other service providers.

The demand for CH2M HILL’s services generally comes from budgeting and capital spending decisions made by its clients. CH2M HILL’s revenue for 2010 was $5,422,800,000, with approximately 37% of that deriving from contracts with the US federal government.

CH2M HILL’s strategic mission is to be a global project delivery company that helps its clients build a better world. CH2M HILL continues its progress toward industry leadership, which management sees as being ranked highly by clients and industry experts in all markets in which CH2M HILL competes.

CH2M HILL seeks to reach this goal through its strategic vision of being one of the most respected companies in its industry, the best company for its employees to work for, and the best company for its clients to work with.

This strategy has six implementing components:

•                  recruit, develop, and retain the best people in the industry;

•                  grow CH2M HILL’s financial strength;

•                  focus on core services: consulting, design, design-build, operations and maintenance, and program management;

•                  focus on key markets: water, transport, resources, facilities, energy, and environmental;

•                  grow CH2M HILL’s global business in key targeted geographies; and

•                  provide industry-leading value and quality for CH2M HILL’s clients.

CH2M HILL’s management believes that CH2M HILL is well positioned in the market, due to its diversified business portfolio, the long term nature of many of its projects, its solid reputation for professional excellence that promotes clients’ loyalty, its risk management practices, and financial discipline. CH2M HILL believes it has built a portfolio of services in a wide range of geographies and sectors that allows it to balance highs and lows across markets along with successes and disappointments on individual projects. Nevertheless, CH2M HILL continues to seek opportunities to focus on strategic projects, programmes and initiatives that are within CH2M HILL’s portfolio of services and markets.

2.2                                 Strategy

Financial and trading prospects

The CH2M HILL Board believes that CH2M HILL is well positioned in the market due to its diversified business portfolio, the long term nature of many of its projects, its solid reputation for professional excellence that promotes clients’ loyalty, its risk management practices, and financial discipline.

The CH2M HILL Board believes that CH2M HILL’s diversified business portfolio allows it to experience weakness in some areas and still overcome these challenges with strong performance in other areas. Most of CH2M HILL’s business is intrinsically cyclical. However, CH2M HILL believes it has built a portfolio of services in a wide range of geographies and sectors that allows it to balance highs and lows across markets along with successes and disappointments on individual projects. Nevertheless, CH2M HILL continues to seek opportunities to focus on strategic projects, programmes and initiatives that are within CH2M HILL’s portfolio of services and markets.

The CH2M HILL Board believes CH2M HILL is well positioned geographically, technically and financially to compete worldwide in the key markets it has elected to pursue and the clients it serves. The combination of CH2M HILL’s expanding global reach and diverse service portfolio also positions the firm to capitalise on client-driven changes in the market. For example, projects in the engineering services market are increasingly global in scope, and clients around the world are increasingly focused on strategic global issues that include life cycle services (from planning to operations), as well as supply chain management, procurement, sustainability, and cross-sector innovation. These issues cut across CH2M HILL’s client and service portfolios. The CH2M HILL Board believes that CH2M HILL’s strategic focus on life cycle services, using cross business group capabilities and finding innovative technological solutions for clients, position CH2M HILL to capitalise on these market forces.

Intentions post Acquisition

CH2M HILL believes that the combination with Halcrow will result in an enhanced position for the combined CH2M HILL Group as a global leader in the engineering, consulting, and program management sectors. The combined CH2M HILL Group will have a diverse service offering in key infrastructure markets in the world including the Americas, Europe, the Middle East, Australia, and Asia. By adding the skills and experience of the Halcrow employees to the existing presence that CH2M HILL has in key markets, the combined CH2M HILL Group will be able to compete at the highest level with larger engineering and consulting firms from around the world. The Halcrow employees and its management team will play a critical role in moving the business of the combined CH2M HILL Group forward following the Acquisition. CH2M HILL believes that Halcrow’s similar values and approach to client service, highly experienced employees, technical fit, and geographical reach will result in significant enhancement for the combined CH2M HILL Group.

In a manner similar to Halcrow, CH2M HILL places considerable importance on the skills and experience of its employees and management team. CH2M HILL envisages that its management team and that of Halcrow’s will work together in markets where both companies overlap to integrate and rationalise the combined operations to improve its competitive position, provide enhanced service to the clients of both CH2M HILL and Halcrow and to compete in those market segments where neither could compete on its own. The management teams of both CH2M HILL and Halcrow will work together to review and evaluate the combined employee pool and to select best qualified employees from both groups to form a new leadership structure for the combined CH2M HILL Group.

Products and Services

The following table summarises CH2M HILL’s principal sectors and industries and its primary client types for each:

	Services	Primary Client Type
3.	Government, Environment and Nuclear
	• Government Facilities and Infrastructure • Environmental Services • Nuclear	National Governments’ Departments and Authorities Private Enterprise

4.	Facilities and Infrastructure
	• Water, Wastewater and Water Resources • Transportation • Operations Management • Industrial and Advanced Technology	State, Provincial, and Local Governments Private Enterprise

5.	Energy and Water
	• Energy and Chemicals • Industrial Systems • Power • Water, Wastewater and Water Resources	Private Enterprise

5.1                                 Clients

CH2M HILL’s clients include national and US federal governments, state, local and provincial governments, government agencies and private sector clients worldwide. CH2M HILL’s private sector clients are from a diverse spectrum of fields including major oil and gas companies, automotive, food and beverage and pharmaceuticals companies.

Public Sector Clients	Private Sector Clients

US Department of Energy (DOE)

US Department of Defence

US Environmental Protection Agency

US Federal Emergency Management Agency

United Kingdom Atomic Energy Authority

London 2012 Olympic Delivery Authority

Republic of Korea Ministry of Defence

Other agencies of national governments in the US, U.K., Qatar, Saudi Arabia, Egypt and the UAE

Cities and local governments worldwide

Airports and Seaports

Provincial Departments of Transport

Railways

Utility Districts and Authorities

Panama Canal Authority

Major oil and gas companies, refiners and pipeline operators

Power utilities

Chemicals, bioprocessing and refining companies

Metals and mining

Microelectronics manufacturers

Pharmaceutical and biotechnology companies

Automotive, food and beverage, metals and consumer product manufacturers

Renewable energy companies

5.2                                 Competition

The market for design, consulting, engineering, construction, operations and maintenance, and program management services is highly competitive. CH2M HILL competes with large multinational firms as well as smaller firms with fewer resources who offer lower prices for particular services. In addition, some of CH2M HILL’s clients, especially government agencies, occasionally utilise their own internal resources to perform design, engineering and construction services where CH2M HILL might otherwise have been the service provider.

Numerous mergers and acquisitions in the engineering services industry have resulted in a group of large firms that offer a full complement of single- source services including studies, designs, construction, operations and maintenance and, in some instances, facility ownership. Included in the current trend is the movement towards larger program and contract awards and longer-term contract periods for a full suite of services (e.g., 5 to 20 year full-service contracts). While these larger, longer, more comprehensive contracts require CH2M HILL to have substantially greater financial and human capital than in the past, CH2M HILL competes effectively for these full service programmes.

To CH2M HILL’s knowledge, no single company or group of companies presently dominates any significant portion of the engineering services market. Competition in the engineering services industry is based upon the quality of performance, reputation, expertise, price, technology, customer relationships, range of service offerings and geographic distribution of office networks.

5.3                                 Employees

CH2M HILL has stated that it attaches great importance to the experience of the existing management and employees of Halcrow and that both will play an important role in moving the business of CH2M HILL Group forward following the Scheme becoming Effective.

CH2M HILL’s intentions are that existing contractual and statutory employment rights, including pension rights, of all Halcrow Group employees will be fully safeguarded. All the Halcrow Directors will resign as directors of Halcrow following the Acquisition. However, Anthony Pryor will be retained in a part time capacity to assist CH2M HILL as it requires; John Theakston will remain in his capacity as one of the Trustees; and Peter Gammie, in accordance with his agreement earlier this year with Halcrow, will retire from the Company following the Acquisition but will be retained on a part time basis to assist with the integration process and will also be appointed as an independent trustee of the Halcrow Trust.

6.                                       Material Contracts

See paragraph 6.2 of Part 10 of this document for a description of CH2M HILL’s material contracts.

7.                                       Related Party Transactions

In 2010 and the period from 31 December 2010 to 9 September 2011, CH2M HILL had no related party transactions. CH2M HILL’s related party policy provides that any transaction that exceeds $120,000 between CH2M HILL and any CH2M HILL Director, executive officer or beneficial owner of at least 5% of its common stock is considered to be a “related party” transaction. The policy also provides that all related party transactions are required to be reviewed by the senior leadership team, including the Chief Executive Officer, Chief Financial Officer and the Chief Legal Officer. The Audit Sub-committee is made aware of any related party transactions.

PART 10: ADDITIONAL INFORMATION

1.                                       RESPONSIBILITY

(a)                                  The Halcrow Directors, whose names are set out in paragraph 2(a) of this Part 10 below, accept responsibility for the information contained in this document except for that information for which responsibility is taken by the CH2M HILL Directors pursuant to paragraphs 2(b) below. To the best of the knowledge and belief of the Halcrow Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b)                                 The CH2M HILL Directors, whose names are set out in paragraph 2(b) of this Part 10 below, accept responsibility for the information contained in this document relating to them, members of their immediate families and related trusts of the CH2M HILL Directors, CH2M HILL and members of the CH2M HILL Group. To the best of the knowledge and belief of the CH2M HILL Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible, is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.                                       THE HALCROW DIRECTORS AND THE CH2M HILL DIRECTORS

(a)                                  The Halcrow Directors and their positions in Halcrow are as follows:

Name	Position
Alasdair John Fraser Coates	Director
Peter Geoffrey Gammie	Chief Executive Officer
David John Kerr	Director
Anthony Francis Pryor	Non-executive Chairman
Alan Saffer	Finance Director
John Andrew Theakston	Non-executive Director
Yaver Ali Abidi	Director

The registered office of Halcrow is Elms House, 43 Brook Green, London W6 7EF, United Kingdom.

(b)                                 The CH2M HILL Directors and their positions in CH2M HILL are as follows:

Name	Position
Manuel Aguirre	Director and President—Latin America
Robert Bailey	Director and President—Water Business Group
Robert G. Card	Director and President—Energy and Water Division
Jerry Geist	Director
Charles O. Holliday, Jr.	Director
Lee McIntire	Chief Executive Officer, Chairman and Director
Michael McKelvy	Director and President—Government, Environment and Nuclear Division
Michael A. Lucki	Director and Senior Vice President and Chief Financial Officer
Georgia Nelson	Director
Jacqueline Rast	Director and President—Facilities and Infrastructure Division
Nancy Tuor	Director and President—Sustainability
Barry L. Williams	Director

The registered office of CH2M HILL is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, United States of America, and the business address of each CH2M HILL Director is 9191 S. Jamaica Street, Englewood, Colorado 80112, United Sates of America.

3.                                       INTERESTS AND DEALINGS

For the purposes of this paragraph 3:

“acting in concert” includes persons who, pursuant to an agreement or understanding (whether formal or informal), co-operate to obtain or consolidate control of a company or to frustrate the successful outcome of an offer for a company. A person and each of its affiliated persons will be deemed to be acting in concert all with each other;

“arrangement” includes indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature relating to relevant securities which may be an inducement to deal or refrain from dealing;

“connected advisers” includes an organisation which: (i) is advising CH2M HILL or (as the case may be) Halcrow in relation to the Acquisition; (ii) is corporate broker to CH2M HILL or (as the case may be) Halcrow; (iii) is advising a person acting in concert with CH2M HILL or (as the case may be) Halcrow in relation to the Acquisition or in relation to the matter which is the reason for that person being a member of the concert party; or (iv) is advising a relevant company in relation to the Acquisition;

“dealing” includes: (i) the acquisition or disposal of securities, of the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to securities, or of general control of securities; (ii) the taking, granting, acquisition, disposal, entering into, closing out, termination, exercise (by either party) or variation of an option (including a traded option contract) in respect of any securities; (iii) subscribing or agreeing to subscribe for securities; (iv) the exercise or conversion, whether in respect of new or existing securities, of any securities carrying conversion or subscription rights; (v) the acquisition of, disposal of, entering into, closing out, exercise (by either party) of any rights under, or variation of, a derivative referenced, directly or indirectly, to securities; (vi) entering into, terminating or varying the terms of any agreement to purchase or sell securities; and (vii) any other action resulting, or which may result, in an increase or decrease in the number of securities in which a person is interested or in respect of which he has a short position;

“derivative” includes any financial product whose value in whole or in part is determined directly or indirectly by reference to the price of an underlying security;

a “director” includes persons in accordance with whose instructions the directors or a director are accustomed to act;

“disclosure period” means the period commencing on 30 September 2010 (the date 12 months prior to the publication of this document) and ending on 28 September 2011 (being the latest practicable date before the publication of this document);

a person has an “interest” or is “interested” in securities if he has a long economic exposure, whether absolute or conditional, to changes in the price of those securities and in particular covers: (i) legal title and beneficial ownership (i.e. the ability to exercise, or control the exercise of, voting rights); (ii) the right, option or obligation to acquire, call for or take delivery of securities under an option or derivative; and (iii) the situation where a person holds a derivative referenced to, or which may result in, a long position in securities;

“Halcrow companies” includes members of the Halcrow Group (excluding Halcrow), Halcrow’s parent companies (if any), any of their associated companies and any companies of which such companies are associated companies and “Halcrow company” is any one such company;

“persons connected” means any persons whose interests a director is taken to be interested in pursuant to Part 22 of the Act;

“relevant securities” includes (i) Halcrow Shares and any other securities of Halcrow conferring voting rights; (ii) CH2M HILL Shares; (iii) equity share capital of Halcrow or, as the context requires, CH2M HILL; or (iv) securities of Halcrow or CH2M HILL, as the context requires, carrying conversion or subscription rights into any of the foregoing; and

ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of “associated company” status and “control” means an interest, or interests, in shares carrying in aggregate 30 per cent. or more of the voting rights attributable to the capital of a company which are currently exercisable at a general meeting, irrespective of whether such interest or interests give de facto control.

(a)                                  Interests of Halcrow Directors in relevant securities of Halcrow

As at the last day of the disclosure period, the interests, rights to subscribe and short positions in respect of relevant securities of Halcrow held by the Halcrow Directors were as follows:

Name	Number of Ordinary Shares	Percentage of issued ordinary share capital of Halcrow
Alasdair John Fraser Coates	7,775	0.038
Peter Geoffrey Gammie	128,602	0.619
David John Kerr	26,719	0.129
Alan Saffer	52,855	0.255
John Andrew Theakston	10,500	0.051
Yaver Ali Abidi	20,561	0.099
Total	247,012	1.191

No persons connected to any Halcrow Directors hold any relevant securities in Halcrow. All other Ordinary Shares are held by employees of Halcrow and the Trustees.

As at the date of this document, there were 10,000 Preference Shares in issue. All of these Preference Shares are held by the Trustees.

Both Ordinary Shares and Preference Shares carry the right to one vote per share. Holders of the Preference Shares have priority over holders of Ordinary Shares on a return of capital and Preference Shares also carry the right to a fixed non-cumulative dividend of 1p per share. The holders of Preference Shares have the right to appoint up to two directors to serve on the Halcrow Board.

(b)                                 Dealings by Halcrow Directors in relevant securities of Halcrow

Dealings in relevant securities of Halcrow (excluding the exercise of options) during the disclosure period by the Halcrow Directors and any persons connected with the Halcrow Directors were as follows:

Name	Date	Price per Ordinary Share (pence)	Nature of dealing	Number of Ordinary Shares
Alasdair John Fraser Coates	24 June 2011	195	Allotment of Shares	4,129

The Ordinary Shares set out above were allotted to Alasdair Coates following the exercise of options under Halcrow SAYE Plan on maturity of the relevant contract.

(c)                                  Interests and dealings of the Halcrow Group, pension funds of Halcrow and the Trustees in relevant securities of Halcrow

As at the last day of the disclosure period, the interests, rights to subscribe and short positions in respect of relevant securities of Halcrow held by: (a) members of the Halcrow Group; (b) pension funds of Halcrow or any member of the Halcrow Group; and (c) the Trustees of the Halcrow Trust were as follows:

Name	Scheme	No. of options or shares	Exercise price	Date of grant	Exercise period
Yaver Abidi	Halcrow Unapproved CSOP	16,129	£4.03	29 April 2010	29 April 2013 to 29 April 2020
	Halcrow Approved CSOP	8,571	£3.50	9 February 2009	9 February 2012 to 9 February 2019
	Halcrow SAYE Plan	3,190	£3.15	30 September 2008	1 January 2014 to 1 July 2014

Alasdair Coates	Halcrow Unapproved CSOP	17,369	£4.03	29 April 2010	29 April 2013 to 29 April 2020
	Halcrow Approved CSOP	11,718	£2.56	13 March 2007	13 March 2010 to 13 March 2017
	Halcrow SAYE Plan	3,296	£3.15	1 December 2008	1 December 2013 to 1 June 2014

Name	Scheme	No. of options or shares	Exercise price	Date of grant	Exercise period
Peter Gammie	Halcrow Unapproved CSOP	75,287	£2.61	23 August 2007	23 August 2010 to 23 August 2017
	Halcrow SAYE Plan	5,317	£3.15	30 September 2008	1 December 2013 to 1 June 2014

David Kerr	Halcrow Unapproved CSOP	53,065	£2.61	23 August 2007	23 August 2010 to 23 August 2017

Alan Saffer	Halcrow Unapproved CSOP	61,302	£2.61	23 August 2007	23 August 2010 to 23 August 2017
	Halcrow Unapproved CSOP	31,141	£2.89	15 January 2008	15 January 2011 to 15 January 2018
	Halcrow SAYE Plan	3,047	£3.15	30 September 2008	1 December 2011 to 1 June 2012

In addition, the Halcrow Directors named below hold the following number of shares under the Halcrow SIP: Alasdair Coates, 1,717 Ordinary Shares; Peter Gammie, 2,847 Ordinary Shares; and Alan Saffer, 1,516 Ordinary Shares. In addition, Peter Gammie and Alan Saffer are entitled to additional shares in respect of the dividend shares acquired under the Halcrow SIP.

No person connected to any Halcrow Director holds options in Halcrow. No Halcrow Directors have any short position or any indemnity or option arrangements, other than as disclosed herein, in relation to the shares of Halcrow.

(d)                                 Interests of Halcrow Directors in relevant securities of CH2M HILL

As at the last day of the disclosure period neither Halcrow nor any Halcrow Director nor any concert party of Halcrow or any Halcrow Director holds any interest, right to subscribe, or short positions in respect of relevant securities of CH2M HILL.

(e)                                  Interests of CH2M HILL Directors in relevant securities of CH2M HILL

As at the last day of the disclosure period, the interests, rights to subscribe and short positions in respect of relevant securities of CH2M HILL held by the CH2M HILL Directors and members of their immediate families and related trusts and companies, all of which are beneficial unless otherwise stated, were as follows:

Name	Number of relevant securities of CH2M HILL(1)	Percentage of issued share capital of CH2M HILL
Manuel Ernesto Aguirre	8,947	0
Robert W. Bailey	93,380	0.3
Robert G. Card	226,487	0.7
Jerry D. Geist	76,494	0.2
Charles O. Holiday, Jr.	6,806	0
Lee A. McIntire	193,920	0.6
Mike McKelvy	52,802	0.1
Michael A. Lucki	45,471	0.1
Georgia R. Nelson	4,071	0
Jacqueline C. Rast	49,870	0.1
Nancy R. Tuor	99,921	0.3
Barry L. Williams	24,894	0
Total	883,063	2.8

(1)                                  Includes shares held both directly and held in 401(K), held in DCP, and stock options exercisable within 60 days of the last day of the disclosure period.

(f)                                    Dealings by CH2M HILL and persons acting in concert with it in relevant securities of CH2M HILL

The following dealings in relevant securities of CH2M HILL by CH2M HILL, the CH2M HILL Directors, their immediate families and related trusts and companies, persons acting in concert with CH2M HILL (excluding exempt traders and exempt fund managers), and persons with whom CH2M HILL or any person acting in concert with CH2M HILL has any arrangement, have taken place during the disclosure period:

Name	Date	Price per CH2M HILL Share (US$)	Nature of dealing	Number of CH2M HILL Shares
Manuel Ernesto Aguirre	10 September 2010	45.49	Purchase of CH2M HILL Shares under employee stock purchase plan	246.536
	10 December 2010	46.49	Purchase of CH2M HILL Shares under employee stock purchase plan	80.017
	23 March 2011	46.75	Bonus	899.012
	31 March 2011	46.75	Purchase of CH2M HILL Shares under employee stock purchase plan	163.769
	05 May 2011	50.43	CH2M HILL Shares option grant	3,000.00
	03 June 2011	50.43	Purchase of CH2M HILL Shares under employee stock purchase plan	237.917
	9 September 2011	54.35	Purchase of CH2M HILL Shares under employee stock purchase plan	243.420

Name	Date	Price per CH2M HILL Share (US$)	Nature of dealing	Number of CH2M HILL Shares
Robert W. Bailey	10 September 2010	45.49	Purchase of CH2M HILL Shares under employee stock purchase plan	68.065
	16 September 2010	45.49	Match of retirement and savings plan (401(K)) contribution	56.707
	20 October 2010	45.49	Match of retirement and savings plan (401(K)) contribution	61.087
	10 December 2010	46.49	Purchase of CH2M HILL Shares under employee stock purchase plan	58.038
	10 December 2010	46.49	CH2M HILL Shares sold	1,000.000
	3 February 2011	46.49	Match of retirement and savings plan (401(K)) contribution	59.773
	16 February 2011	46.75	Restricted CH2M HILL Shares grant	561.775
	16 February 2011	46.75	CH2M HILL Shares option grant	4,213.000
	7 March 2011	46.75	Exercise of option over CH2M HILL Shares	1,748.000
	7 March 2011	46.75	Exercise of option over CH2M HILL Shares	4,050.000
	16 March 2011	46.75	Defined contribution	113.478
	25 March 2011	46.75	Bonus	1,846.203
	31 March 2011	46.75	Purchase of CH2M HILL Shares under employee stock purchase plan	79.947
	29 April 2011	46.75	Match of retirement and savings plan (401(K)) contribution	57.936
	5 May 2011	50.43	Restricted CH2M HILL Shares grant	750.000
	3 June 2011	50.43	Purchase of CH2M HILL Shares under employee stock purchase plan	46.046
	3 August 2011	50.43	Match of retirement and savings plan (401(K)) contribution	53.709
	9 September 2011	54.35	Purchase of CH2M HILL Shares under employee stock purchase plan	59.815
	9 September 2011	54.35	Shares Sold	459.982

Name	Date	Price per CH2M HILL Share (US$)	Nature of dealing	Number of CH2M HILL Shares
Robert G. Card	10 September 2010	45.49	Purchase of CH2M HILL Shares under employee stock purchase plan	187.878
	16 September 2010	45.49	Match of retirement and savings plan (401(K)) contribution	84.099
	22 November 2010	46.49	Exercise of option over CH2M HILL Shares	3,378.000
	22 November 2010	46.49	Exercise of option over CH2M HILL Shares	3,263.000
	22 November 2010	46.49	Exercise of option over CH2M HILL Shares	10,000.000
	22 November 2010	46.49	Exercise of option over CH2M HILL Shares	10,000.000
	16 February 2011	46.75	Restricted CH2M HILL Shares grant	2,470.588
	16 February 2011	46.75	CH2M HILL Shares option grant	18,529.000
	16 March 2011	46.75	Defined contribution	113.478
	25 March 2011	46.75	Bonus	7,384.813
	31 March 2011	46.75	Purchase of CH2M HILL Shares under employee stock purchase plan	184.770
	31 March 2011	46.75	Direct purchase	2,500.000
	29 April 2011	46.75	Match of retirement and savings plan (401(K)) contribution	92.363
	3 June 2011	50.43	Purchase of CH2M HILL Shares under employee stock purchase plan	171.287
	3 August 2011	50.43	Match of retirement and savings plan (401(K)) contribution	71.783
	9 September 2011	54.35	Purchase of CH2M HILL Shares under employee stock purchase plan	142.116
Jerry Geist	5 May 2011	50.43	Restricted CH2M HILL Shares grant	1,883.799
Charles O. Holliday Jr.	5 May 2011	50.43	Restricted CH2M HILL Shares grant	1,883.799

Name	Date	Price per CH2M HILL Share (US$)	Nature of dealing	Number of CH2M HILL Shares
Lee A. McIntire	10 September 2010	45.49	Exchange In	0.001
	10 September 2010	45.49	Purchase of CH2M HILL Shares under employee stock purchase plan	156.039
	16 September 2010	45.49	Match of retirement and savings plan (401(K)) contribution	7.943
	24 January 2011	46.49	Exercise of option over CH2M HILL Shares	8,138.000
	24 January 2011	46.49	Exercise of option over CH2M HILL Shares	20,000.000
	16 February 2011	46.75	Restricted CH2M HILL Shares grant	5,882.353
	16 February 2011	46.75	CH2M HILL Shares option grant	44,118.000
	16 March 2011	46.75	Defined contribution	113.478
	25 March 2011	46.75	Bonus	16,615.829
	31 March 2011	46.75	Exchange In	215.935
	31 March 2011	46.75	Purchase of CH2M HILL Shares under employee stock purchase plan	200.193
	11 April 2011	46.75	Exercise of option over CH2M HILL Shares	10,159.000
	11 April 2011	46.75	Exercise of option over CH2M HILL Shares	30,000.000
	29 April 2011	50.43	Match of retirement and savings plan (401(K)) contribution	169.797
	4 May 2011	46.75	Exercise of option over CH2M HILL Shares	1,976.00
	4 May 2011	46.75	Exercise of option over CH2M HILL Shares	10,000.000
	4 May 2011	46.75	Exercise of option over CH2M HILL Shares	963.000
	4 May 2011	46.75	Exercise of option over CH2M HILL Shares	5,250.000
	4 May 2011	46.75	Exercise of option over CH2M HILL Shares	296.000
	4 May 2011	46.75	Exercise of option over CH2M HILL Shares	4,049.000
	3 June 2011	50.43	Exchange In	236.077
	3 June 2011	50.43	Purchase of CH2M HILL Shares under employee stock purchase plan	298.291
	3 June 2011	50.43	Direct purchase	4,461.630
	9 September 2011	54.35	Purchase of CH2M HILL Shares under employee stock purchase plan	11.005
	9 September 2011	54.35	Direct Purchase	4,139.834
	9 September 2011	54.35	Nature Exchange In	0.002

Name	Date	Price per CH2M HILL Share (US$)	Nature of dealing	Number of CH2M HILL Shares
Michael A. Lucki	12 November 2010	46.49	Restricted CH2M HILL Shares grant	21,510.002
	10 December 2010	46.49	Direct purchase	5,000.000
	17 December 2010	46.49	Restricted CH2M HILL Shares grant	5.000
	16 February 2011	46.75	Restricted CH2M HILL Shares grant	2,941.176
	16 February 2011	46.75	CH2M HILL Shares option grant	22,059.000
	31 March 2011	46.75	Purchase of CH2M HILL Shares under employee stock purchase plan	603.334
	31 March 2011	46.75	Direct purchase	5,000.000
	29 April 2011	46.75	Match of retirement and savings plan (401(K)) contribution	36.652
	3 June 2011	50.43	Purchase of CH2M HILL Shares under employee stock purchase plan	146.170
	3 June 2011	50.43	Direct purchase	5,000.000
	3 August 2011	50.43	Match of retirement and savings plan (401(K)) contribution	40.773
	9 September 2011	54.35	Direct Purchase	5,000.000
	9 September 2011	54.5	Nature—Exchange In	188.915
Mike McKelvy	10 September 2010	45.49	Exchange In	3.28
	10 September 2010	45.49	Purchase of CH2M HILL Shares under employee stock purchase plan	75.861
	10 December 2010	46.49	Exchange In	0.943
	10 December 2010	46.49	Purchase of CH2M HILL Shares under employee stock purchase plan	52.857
	16 February 2011	46.75	Restricted CH2M HILL Shares grant	2,139.037
	16 February 2011	46.75	CH2M HILL Shares option grant	16,043.000
	16 March 2011	46.75	Defined Contribution	113.478
	25 March 2011	46.75	Bonus	4,945.194
	31 March 2011	46.75	Exchange In	1.638
	31 March 2011	46.75	Purchase of CH2M HILL Shares under employee stock purchase plan	91.414
	4 May 2011	46.75	Match of retirement and savings plan (401(K)) contribution	19.991
	3 June 2011	50.43	Exchange In	7.392
	3 June 2011	50.43	Purchase of CH2M HILL Shares under employee stock purchase plan	105.929
	3 August 2011	50.43	Match of retirement and savings plan (401(K)) contribution	74.13
	9 September 2011	54.35	Purchase of CH2M HILL Shares under employee stock purchase plan	137.604
	9 September 2011	54.35	Exchange In	16.100
Georgia R. Nelson	5 May 2011	50.43	Restricted CH2M HILL Shares grant	1,883.799

Name	Date	Price per CH2M HILL Share (US$)	Nature of dealing	Number of CH2M HILL Shares
Jacqueline C. Rast	16 September 2010	45.49	Purchase of CH2M HILL Shares under employee stock purchase plan	197.284
	16 September 2010	45.49	Match of retirement and savings plan (401(K)) contribution	61.637
	20 October 2010	45.49	Match of retirement and savings plan (401(K)) contribution	51.226
	10 December 2010	46.49	Purchase of CH2M HILL Shares under employee stock purchase plan	44.807
	3 February 2011	46.49	Match of retirement and savings plan (401(K)) contribution	50.124
	16 February 2011	46.75	Restricted CH2M HILL Shares grant	1,764.706
	16 February 2011	46.75	CH2M HILL Shares option grant	13,235.000
	16 March 2011	46.75	Defined Contribution	113.478
	25 March 2011	46.75	Bonus	2,274.786
	31 March 2011	46.75	Exchange In	20.59
	31 March 2011	46.75	Purchase of CH2M HILL Shares under employee stock purchase plan	150.832
	29 April 2011	46.75	Match of retirement and savings plan (401(K)) contribution	65.973
	3 June 2011	50.43	Exchange In	46.351
	3 June 2011	50.43	Purchase of CH2M HILL Shares under employee stock purchase plan	139.825
	3 August 2011	50.43	Match of retirement and savings plan (401(K)) contribution	61.159
	9 September 2011	54.35	Purchase of CH2M HILL Shares under employee stock purchase plan	181.636
Nancy R. Tuor	16 September 2010	45.49	Match of retirement and savings plan (401(K)) contribution	86.894
	16 February 2011	46.75	Restricted CH2M HILL Shares grant	1,425.134
	16 February 2011	46.75	CH2M HILL Shares option grant	10,689.000
	16 March 2011	46.75	Defined Contribution	113.478
	31 March 2011	46.75	Purchase of CH2M HILL Shares under employee stock purchase plan	146.173
	31 March 2011	46.75	CH2M HILL Shares sold	8,500.000
	29 April 2011	46.75	Match of retirement and savings plan (401(K)) contribution	85.245
	5 May 2011	50.43	Restricted CH2M HILL Shares Grant	2,815.784
	3 June 2011	50.43	Purchase of CH2M HILL Shares under employee stock purchase plan	135.507
	3 August 2011	50.43	Match of retirement and savings plan (401(K)) contribution	78.382
	23 August 2011	54.35	Exercise of option over CH2M HILL Shares	2,736.000
	23 August 2011	54.35	Exercise of option over CH2M HILL Shares	6,400.00
	9 September 2011	54.35	Purchase of CH2M HILL Shares under employee stock purchase plan	176.027

Name	Date	Price per CH2M HILL Share (US$)	Nature of dealing	Number of CH2M HILL Shares
Barry L. Williams	10 December 2010	46.49	CH2M HILL Shares sold	3,226.500
	5 May 2005	50.43	Restricted CH2M HILL Shares grant	1,883.799

In addition, Lee McIntire and Michael Lucki have 10b5-1 Trading Plans in place for the purchase of further CH2M HILL Shares over the course of 2011. Under his form 10b5-1 Trading Plan, Lee McIntire has committed to purchase, on CH2M HILL’s 2011 quarterly internal market Trade Dates, starting from June 2011, CH2M HILL Shares with a market value of $225,000 on CH2M HILL’s internal market. Michael Lucki has committed to purchase 5,000 CH2M HILL Shares on each of CH2M HILL’s 2011 quarterly internal market trade dates from March 2011. Robert Bailey has in place a form 10b5-1 Trading Plan for the sale of CH2M HILL Shares on each of CH2M HILL’s quarterly internal market trade dates from September 2011 to December 2012, selling $25,000 worth of CH2M HILL Shares on each occasion.

(g)                                 As at the last day of the disclosure period there are no relevant securities of CH2M HILL which Halcrow or any person acting in concert with Halcrow has borrowed or lent.

(h)                                 Persons acting in concert with Halcrow

In addition to the Halcrow Directors, Halcrow’s related companies and their directors, the only other entities which are (or are deemed to be) acting in concert with Halcrow for the purposes of the Acquisition are the Halcrow Trust, the Trustees and Rothschild, the financial adviser to Halcrow.

(i)                                     Persons acting in concert with CH2M HILL

There are no persons who are (or are deemed to be) acting in concert with CH2M HILL for the purposes of the Acquisition.

(j)            General

(i)            Save as disclosed above and in paragraph 3(f) of this Part 10, none of CH2M HILL, any of the CH2M HILL Directors, any members of such directors’ immediate families or any related trusts or companies, nor any person connected with the CH2M HILL Directors, nor any person deemed to be acting in concert with CH2M HILL, or any person with whom CH2M HILL or any person deemed to be acting in concert with CH2M HILL has an arrangement, was interested, had any rights to subscribe or had any short positions in respect of any relevant securities on the last day of the disclosure period nor has any such person dealt in any relevant securities during the disclosure period.

(ii)           Save as disclosed above, none of Halcrow, any Halcrow Directors, any members of such directors’ immediate families or any related trusts or companies, nor any person connected with the Halcrow Directors, nor any person with whom Halcrow was acting in concert or Halcrow was deemed to be acting in concert with has an arrangement, was interested, had any rights to subscribe or had any short positions in respect of any relevant securities on the last day of the disclosure period nor has any such person dealt in any relevant securities during the disclosure period.

(iii)          Save as disclosed above, neither CH2M HILL nor any person acting in concert with CH2M HILL has borrowed or lent any relevant securities of Halcrow during the disclosure period, save for any borrowed shares which have either been on lent or sold.

(iv)          Save as disclosed above, neither Halcrow nor any person acting in concert with Halcrow has borrowed or lent any relevant securities of Halcrow during the disclosure period, save for any borrowed shares which have either been on lent or sold.

(v)           Save as disclosed above, neither CH2M HILL, nor Halcrow, nor any person acting in concert or deemed to be acting in concert with CH2M HILL or Halcrow has any arrangements in relation to any relevant securities.

4.             BASES OF CALCULATION AND SOURCES OF INFORMATION

Unless otherwise stated, the financial information relating to Halcrow has been extracted or provided (without material adjustment) from Halcrow’s audited annual report and accounts for the year ended 31 December 2008, 2009 and 2010.

5.                                       IRREVOCABLE COMMITMENTS

Halcrow Directors who hold Scheme Shares have irrevocably undertaken to vote their respective holdings of Scheme Shares (in aggregate, 247,012 Scheme Shares, representing approximately 1.19 per cent. of the existing issued ordinary share capital of Halcrow) in favour of the resolutions at the Court Meeting and at the General Meeting. The Trustees, who hold 15,349,154 Scheme Shares (representing approximately 73.93 per cent. of the existing issued ordinary share capital of Halcrow) have also irrevocably undertaken to vote their Scheme Shares in favour of the resolutions at the Court Meeting and at the General Meeting. In addition, Leslie Buck, who has recently retired from the Halcrow Board, has irrevocably undertaken to vote his holding of Scheme Shares (being 138,106 Scheme Shares representing approximately 0.665 per cent. of the existing ordinary share capital of Halcrow) in favour of the resolutions at the Court Meeting and at the General Meeting. These irrevocable undertakings will lapse if the Scheme is withdrawn or lapses.

Accordingly, as at 28 September 2011 (being the last practicable date prior to the publication of this document), CH2M HILL has received irrevocable undertakings on the terms set out above in respect of Scheme Shares representing, in aggregate, approximately 75.79 per cent. of Halcrow’s existing issued ordinary share capital.

The following Halcrow Directors have given irrevocable undertakings to vote in favour of the Scheme and the resolutions to be proposed at the Court Meeting and the General Meeting:

Name	Number of Halcrow Shares	Percentage of issued share capital of Halcrow
Alasdair John Fraser Coates	7,775	0.037
Peter Geoffrey Gammie	128,602	0.619
David John Kerr	26,719	0.129
Alan Saffer	52,855	0.255
John Andrew Theakston	10,500	0.051
Yaver Ali Abidi	20,561	0.099
Total	247,012	1.190

In addition, Leslie Buck, who has recently retired from the Halcrow Board, has irrevocably undertaken to vote his holding of Scheme Shares (being 138,106 Scheme Shares representing approximately 0.665 per cent. of the existing ordinary share capital of Halcrow) in favour of the resolutions at the Court Meeting and at the General Meeting.

The Halcrow Directors obtained independent legal advice in connection with the directors’ irrevocables and certain confirmations of non-liability included within the Implementation Agreement described in paragraph 6.3 of this Part 10. Halcrow shall be paying the costs associated with such legal advice which includes the P11 D charge on the Halcrow Directors which may be up to 50 per cent. of each director’s proportionate share of such costs (depending on their income tax bracket). Halcrow shall hold the Halcrow Directors harmless from such liability through the payment of an equivalent amount as a one-off cash bonus.

6.                                       MATERIAL CONTRACTS

6.1                                 Halcrow Material Contracts

Save as disclosed in this paragraph 6, there have been no contracts entered into by Halcrow or any of its subsidiaries during the period commencing on 30 September 2009 (being the date two years before the last day of the disclosure period) and ending on 28 September 2011 (being the last day of the disclosure period) which are outside the ordinary course of business and which are or may be considered material.

(a)                                  Shortlands

Sir William Halcrow & Partners entered into a long leasehold agreement with Aviva (formerly Norwich Union) in relation to a building known as 3 Shortlands. The lease was assigned to the Company in November 1992 and was then further assigned to Shortlands Investments Limited, a wholly owned subsidiary of the Company (the “Subsidiary”). At the time of the assignment a surety arrangement was entered into between Aviva and the Company whereby the Company guaranteed the obligations and liabilities of the Subsidiary under the lease. The Subsidiary was subsequently sold to a third party, Allardice

Properties Limited on 19 December 1997. The Company surety remained in full force and effect after the sale. The Subsidiary subsequently defaulted on the rent provisions and the Company became liable for outstanding rent sums of £3,255,328 under the guarantee obligation that accrued. At this time an amount of £1,029,146.55 remains owing to Aviva payable at a rate of £175,000 per month. It was agreed that the amount repayable be reduced from £3,255,328 to £2,929,146.55 due to the actions of Aviva which resulted in a significant delay in the guarantee negotiations. On 25 January 2011 the Company completed an assignment of the lease, and assumed all of the liabilities that a tenant would usually have under a full repairing and insuring lease of a multi-tenanted building, for which the Company have the responsibility of letting to the maximum possible extent. The Company also have an ongoing commitment to pay head rent to the landlord at the rate of £3,975,000 annually reviewable every five years on 1 October. The next such review is this year, and the Company has been informed that there will be no increase in the rent at this review date. The rent is reviewed on an upward only basis that is determined by a formula that provides a rent payable to Aviva amounting to approximately 79 per cent. of the appropriate rent role (i.e. the rents received by the Company from the sub-tenants) at the review date, with the requirement that the rent cannot fall, irrespective of what the rent role is.

6.2                                 CH2M HILL Material Contracts

Save as disclosed below, there have been no contracts entered into by CH2M HILL or any of its subsidiaries during the period commencing on 30 September 2009 (being the date two years before the last day of the disclosure period) and ending on 28 September 2011 (being the last day of the disclosure period) which are outside the ordinary course of business and which are or may be considered material:

(a)                                  Credit Facility, dated 6 December 2010

The Credit Facility agreement provides for an unsecured revolving credit facility of up to US$600 million. Subject to certain conditions, at any time prior to the date that is 30 days before the maturity date of the agreement, CH2M HILL is able to invite existing and new lenders to increase the size of the Credit Facility by up to US$100 million, for a maximum aggregate facility of US$700 million. The Credit Facility has a subfacility for the issuance of standby letters of credit in a face amount up to US$300 million, a subfacility of up to US$300 million for multicurrency borrowings and a subfacility of up to US$20 million for swingline loans. Revolving loans under the Credit Facility bear interest, at the company’s option, at a rate equal to either (i) the base rate plus a margin based on the ratio of CH2M HILL’s consolidated leverage ratio or (ii) the LIBOR rate, based interest periods of one, two, three or six months, plus a margin based on the ratio of CH2M HILL Group’s consolidated leverage ratio. The base rate is equal to the greater of (i) the Federal Funds Rate, as published for time to time by the Federal Reserve Bank of New York plus 0.5%, (ii) the swingline lender’s prime rate in effect from time to time, or (iii) the one-month LIBOR rate in effect from time to time, plus 1.0%. CH2M HILL’s consolidated leverage ration on any date is the ratio of its consolidated total funded debt to its consolidated earnings before interest, taxes, depreciation and amortization for the preceding four fiscal quarters.

6.3                                 Implementation Agreement

On 24 September 2011 CH2M HILL and Halcrow entered into the Implementation Agreement which provides, amongst other things, for the conduct of the Scheme and related matters in accordance with an agreed indicative timetable as reflected in this document. It contains certain assurances and confirmations between the parties, including provisions to implement the Scheme on a timely basis and undertakings regarding the conduct of the Halcrow Group prior to the Effective Date.

The Implementation Agreement provides that the Scheme is conditional upon the conditions as set out in Part 3 of this document.

The Implementation Agreement sets out a number of customary warranties to be given by Halcrow in relation to its business.

Under the Implementation Agreement the Company has agreed not to solicit any offers for, or enter into any discussions in relation to, the possible purchase of shares in, or businesses or assets of, the Company or any member of the Halcrow Group.

The Implementation Agreement may terminate in certain circumstances, including:

(a)                                  by agreement in writing between the parties;

(b)                                 the Effective Date not having occurred on or before 31 December 2011;

(c)                                  failure by the shareholders of Halcrow to approve the Scheme;

(d)                                 failure to obtain a court order granting the Scheme;

(e)                                  by notice from CH2M HILL to Halcrow of its intention to terminate as a result of:

(i)            any of the conditions of the Implementation Agreement becoming incapable of satisfaction or preventing the Scheme from proceeding (without a waiver of such condition);

(ii)           the withdrawal, modification or adverse qualification to the scheme recommendation by the Halcrow Directors or a determination by Halcrow not to proceed with the Scheme; or

(iii)          the court meeting, general meeting or court hearing being postponed or adjourned and not reconvened; or

(f)                                    the Scheme lapsing or being withdrawn or otherwise ceasing to be capable of becoming effective or the Scheme becoming ineffective.

7.                                       SERVICE CONTRACTS AND REMUNERATION

(a)                                  Halcrow Directors

All of the directors, excluding Anthony Pryor and John Theakston, entered into new service agreements in June and July 2011. The Acquisition does not affect the existing terms of the service contracts. All the Halcrow Directors will resign as directors of Halcrow following the Acquisition. However, Anthony Pryor will be retained in a part time capacity to assist CH2M HILL as it requires; John Theakston will remain in his capacity as one of the Trustees; and Peter Gammie, in accordance with his agreement earlier this year with Halcrow, will retire from the Company following the Acquisition but will be retained on a part time basis to assist with the integration process and will also be appointed as an independent trustee of the Halcrow Trust.

The remuneration of the Halcrow Directors comprises (i) basic salary; (ii) benefits; (iii) pensions; and (iv) share incentives. None of the Halcrow Directors’ service contracts are to be amended as a result of the Acquisition.

Halcrow has in place directors’ and officers’ insurance in respect of the Halcrow Directors.

Share incentives

Certain directors of Halcrow participate in the Halcrow SAYE Plan, the Halcrow Approved CSOP and the Halcrow Unapproved CSOP. Details of options under these Halcrow Option Plans are set out in paragraph 3(c) of Part 10. The number of shares held in the Halcrow SIP on behalf of the Halcrow Directors is detailed in paragraph 3(c) of Part 10.

(b)                                 CH2M HILL Directors

There will be no effect on the emoluments of any CH2M HILL Director as a result of the Acquisition.

8.                                       FINANCING ARRANGEMENTS RELATING TO CH2M HILL

If the Scheme becomes Effective the total amount payable in cash to Halcrow Shareholders (assuming there are no valid elections under the CH2M HILL Share Alternative or the Loan Note Alternative) will be approximately £123 million. The Cash Consideration will be financed either with funds available under CH2M HILL’s existing $600 million revolving credit facility (the “Credit Facility”) entered into on 6 December 2010 or from other sources. The agent for the Credit Facility is Wells Fargo Bank. The Credit Facility is unsecured. The Facility is guaranteed by a number of wholly owned US subsidiaries of CH2M HILL.

9.                                       OTHER INFORMATION

(a)                                  Except as disclosed in this document, no agreement, arrangement or understanding (including any compensation arrangement) exists between CH2M HILL or any person acting in concert with CH2M HILL and any of the Halcrow Directors, recent directors, shareholders or recent shareholders of Halcrow or any person interested or recently interested in shares of Halcrow having any connection with or dependence on the Acquisition.

(b)                                 Except as disclosed in this document, no agreement, arrangement or understanding of whatever nature whether formal or informal (including indemnity or option arrangements) relating to relevant securities which may be an inducement to deal or refrain from dealing exists between Halcrow or any person acting in concert with Halcrow and any other person.

(c)                                  Except as disclosed in this document, there is no agreement, arrangement or understanding by which any securities acquired in pursuance of the Acquisition will be transferred to any other person but CH2M HILL reserves the right to transfer any such securities to any member of the wider CH2M HILL Group.

(d)                                 Rothschild has given and not withdrawn its written consent to the issue of this document with the references to its name in the form and context in which they appear.

(e)                                  Except as disclosed in this document, there has been no material change in the financial or trading position of Halcrow since 31 December 2010 (the date to which the latest audited accounts of Halcrow were prepared).

(f)                                    At the date of this document, Halcrow does not hold any Halcrow Shares in treasury.

10.                                 DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents are available for inspection during normal business hours on any Business Day at the offices of Ashurst LLP, Broadwalk House, 5 Appold Street, London EC2A 2HA until the end of the Offer Period:

(a)                                  this document and the Forms of Proxy, Form of Election and the Form W-8BEN;

(b)                                 the restated bylaws and restated charter of CH2M HILL;

(c)                                  the Halcrow Articles;

(d)                                 the audited consolidated accounts of Halcrow for the three financial years ended 31 December 2008, 31 December 2009 and 31 December 2010;

(e)                                  the audited consolidated accounts of CH2M HILL for the three financial years ended 31 December 2008, 31 December 2009 and 31 December 2010;

(f)                                    the irrevocable commitments to vote in favour of the Scheme referred to in paragraph 5 of this Part 10;

(g)                                 the material contracts referred to in paragraph 6 of this Part 10; and

(h)                                 the written consent referred to in paragraph 9 of this Part 10.

11.                                 FINANCIAL INFORMATION CONCERNING THE HALCROW GROUP

The financial information concerning the Halcrow Group for each of the three financial years ended 31 December 2010, 31 December 2009 and 31 December 2008 set out in Part 5 of this document does not constitute statutory accounts of Halcrow within the meaning of section 434 of the Act. Consolidated statutory accounts of Halcrow and its subsidiary undertakings, joint ventures and associated undertakings for each of those financial years have been delivered to the Registrar of Companies. Auditor’s reports were made on all those accounts and each such auditor’s report was unqualified, did not include a reference to any matters to which the auditor drew attention by way of emphasis without qualifying the report and did not contain a statement under either section 498(2) or section 498(3) of the Act. The consolidated statutory accounts of Halcrow and its subsidiary undertakings, joint ventures and associated undertakings for each of the three financial years ended 31 December 2010, 31 December 2009 and 31 December 2008 are available on the Halcrow intranet, Halnet, and are incorporated in this document by reference.

Dated: 30 September 2011

PART 11: DEFINITIONS

The following definitions apply throughout this document, other than in the Scheme set out in Part 12 of this document and in the notices of the Shareholder Meetings set out in Parts 13 and 14 of this document, unless the context requires otherwise:

“Acquisition”

where the context permits or requires, the direct or indirect acquisition of either or both of the entire issued (i) ordinary share capital of Halcrow by CH2M HILL (other than Halcrow Shares already held by CH2M HILL (if any)), to be effected by way of the Scheme and (ii) preference share capital of Halcrow by CH2M HILL to be effected by the Sale Agreement;

“Act”	the Companies Act 2006 (as amended, modified, consolidated, re-enacted or replaced from time to time);

“Announcement”	the joint announcement made by Halcrow and CH2M HILL on 26 September 2011 that they had agreed the terms of the Acquisition;

“A Shares”	the A ordinary shares of £1.00 each in the capital of Halcrow created by the Reorganisation and having the rights and privileges set out in the Resolution;

“Balancing Cash Consideration”	Cash Consideration to which a Scheme Shareholder is entitled in respect of Scheme Shares for which he has not made a valid Election;

“B Shares”	the B ordinary shares of £1.00 each in the capital of Halcrow created by the Reorganisation and having the rights and privileges set out in the Resolution;

“Business Day”	a day, other than a Saturday, Sunday, public or bank holiday, on which banks are open for business in the City of London and Denver, Colorado, USA;

“Capita Registrars”	a trading name of Capita Registrars Limited;

“Cash Collateralised Period”	the period from the Loan Note Issue Date to:

(a)   the date which is six months and one day after the Loan Note Issue Date if the first Redemption Date falls on a day which is a Business Day or, if the first Redemption Date falls on a day which is not a Business Day, the next Business Day; or

(b) if a New Company, which is not a member of the CH2M HILL Group is substituted for the Company before the first Redemption Date, the Final Redemption Date;

“Cash Consideration”	where the context permits or requires, the cash consideration of 564 pence per Scheme Share payable to a Scheme Shareholder;

“CH2M HILL”	CH2M HILL Companies Ltd, a company incorporated in the State of Delaware in the United States of America under the Delaware General Incorporation Law;

“CH2M HILL Board”	the board of directors of CH2M HILL;

“CH2M HILL Directors”	the directors of CH2M HILL, being the persons whose names are set out in paragraph 2(b) of Part 10 of this document;

“CH2M HILL Europe”	CH2M HILL Europe Limited, a company incorporated in England and Wales with registered number 7262036, being a wholly owned subsidiary of CHIL and an indirect wholly owned subsidiary of CH2M HILL;

“CH2M HILL Group”	CH2M HILL and its subsidiaries and subsidiary undertakings;

“CH2M HILL Securities”	the Loan Notes and the New CH2M HILL Shares;

“CH2M HILL Securities Alternative”	the CH2M HILL Share Alternative and the Loan Note Alternative;

“CH2M HILL Securities Alternative Election”	a valid election under the CH2M HILL Securities Alternative;

“CH2M HILL Share”	a share of common stock of par value of US$0.01 in the capital of CH2M HILL;

“CH2M HILL Share Alternative”

the option whereby Scheme Shareholders other than Excluded Overseas Shareholders and Restricted Overseas Shareholders may elect to receive New CH2M HILL Shares instead of some or all of the Cash Consideration to which they would otherwise be entitled under the Scheme;

“CH2M HILL Share Election”	an election made by Scheme Shareholders under the CH2M HILL Share Alternative;

“CH2M HILL Share Price”

the share price of CH2M HILL Shares as at the Effective Date, being the share price determined in accordance with the valuation methodology described in paragraph 1.4 of Part 9 of this document for the Trade Date (as defined in that paragraph) immediately prior to the Effective Date;

“Chairman”	the Chairman of Halcrow, being Anthony Pryor CBE, or as appointed by the Court in accordance with the Notice of the Court Meeting;

“CHIL”

CH2M HILL International, LTD., a company incorporated in the State of Delaware in the United States of America under the Delaware General Incorporation Law and being a wholly owned subsidiary of CH2M HILL;

“Conditions”	the conditions to the implementation of the Acquisition set out in Part 3 of this document and “Condition” means any one or more of them as the context may require;

“Court”	the High Court of Justice in England and Wales;

“Court Hearings”	the Scheme Court Hearing and the Reduction Court Hearing and “Court Hearing” means either one of them;

“Court Meeting”

the meeting or meetings of Scheme Shareholders to be convened by order of the Court pursuant to Part 26 of the Act to approve the Scheme (with or without amendment) including any adjournment or postponement of any such meeting;

“Court Orders”	the Scheme Court Order and the Reduction Court Order;

“C Shares”	the C ordinary shares of £1.00 each in the capital of Halcrow created by the Reorganisation and having the rights and privileges set out in the Resolution;

“DRIP Scheme”	the Halcrow Holdings Limited dividend re-investment plan;

“Effective”

if the Acquisition of the ordinary share capital of Halcrow is implemented by way of the Scheme, Part 2 of the Scheme having become operative pursuant to its terms and the Reduction of Capital having become effective;

“Effective Date”	the date on which Part 2 of the Scheme becomes operative and the Reduction of Capital becomes effective;

“Election”	the CH2M HILL Share Election and/or the Loan Note Election, as the context requires;

“Election Return Time”	1.00 p.m. on 1 November 2011 or such later time and date as Halcrow and CH2M HILL shall agree;

“Exchange Rate”	the mid market exchange rate converting US Dollars to Pounds as at 5.00 p.m. (London time) on the Effective Date as set out on the relevant Reuters page;

“Excluded Jurisdiction”

Argentina, Malaysia, the United Arab Emirates and any other jurisdiction where the extension or availability of the CH2M HILL Securities Alternative and the distribution of this document and the Form of Election would breach the laws of such jurisdictions;

“Excluded Overseas Shareholders”	a holder of Scheme Shares in any of the Excluded Jurisdictions;

“Explanatory Statement”	the explanatory statement (in compliance with Part 26 of the Act) relating to the Scheme, as set out in Part 2 of this document;

“Form of Election”	the PINK form of election which accompanies this document for use by Scheme Shareholders to make their Elections;

“Form W-8BEN”

the form relating to the Loan Note Alternative sent to holders of Scheme Shares other than Partially Restricted Overseas Shareholders, Restricted Overseas Shareholders and Excluded Overseas Shareholders in order to confirm the residency of the beneficial owner of the Loan Notes for US withholding tax purposes and to claim treaty benefits of any in-force and applicable income tax treaty in place between the United States and the country of residence of the beneficial owner;

“Forms of Proxy”

the BLUE form of proxy for use at the Court Meeting and the WHITE form of proxy for use at the General Meeting, both of which accompany this document and a “Form of Proxy” means either of the above as the context requires;

“FSA”	the Financial Services Authority;

“General Meeting”

the general meeting of Halcrow Shareholders and any adjournment thereof to be convened in connection with the Scheme to consider and, if thought fit, approve the Resolution (with or without amendment);

“Halcrow” or the “Company”	Halcrow Holdings Limited, a private limited company incorporated in England and Wales with registered number 01674044;

“Halcrow Approved CSOP”	the Halcrow Holdings Limited Company Share Option Scheme;

“Halcrow Articles”	the articles of association of Halcrow as amended from time to time;

“Halcrow Board”	the board of directors of Halcrow;

“Halcrow Directors”	the directors of Halcrow being the persons whose names are set out in paragraph 2(a) of Part 10 of this document;

“Halcrow Group”	Halcrow and its subsidiaries and subsidiary undertakings;

“Halcrow Option Plans”	means the Halcrow Approved CSOP, the Halcrow Unapproved CSOP and the Halcrow SAYE Plan;

“Halcrow’s Registrars”	Capita Registrars Limited;

“Halcrow SAYE Plan”	the Halcrow Holdings Limited Savings-Related Share Option Scheme;

“Halcrow Shareholders”	registered holders of Halcrow Shares from time to time;

“Halcrow Share Plans”	the Halcrow SIP and the Halcrow Option Plans;

“Halcrow Shares”	Ordinary Shares and Preference Shares;

“Halcrow SIP”	the Halcrow Holdings Limited Employee Share Incentive Plan;

“Halcrow Staff and Services”	an unlimited company incorporated in England and Wales, with registered number 01193727, a subsidiary of Halcrow;

“Halcrow Trust”	the Halcrow trust, established by a deed of settlement dated 5 November 1990;

“Halcrow Unapproved CSOP”	the Halcrow Holdings Limited Company Unapproved Share Option Scheme;

“HMRC”	HM Revenue and Customs;

“Implementation Agreement”	the implementation agreement between Halcrow and CH2M HILL dated 24 September 2011 further details of which are set out in paragraph 6.3 of Part 10;

“Loan Note Alternative”

the option whereby Scheme Shareholders other than Excluded Overseas Shareholders, Restricted Overseas Shareholders and Partially Restricted Overseas Shareholders may elect to receive Loan Notes instead of some or all of the Cash Consideration to which they would otherwise be entitled to under the Scheme;

“Loan Note Election”	an election made by the Scheme Shareholders under the Loan Note Alternative;

“Loan Notes”	the fixed rate loan notes to be issued by CH2M HILL in multiples of £0.01 pursuant to the Loan Note Alternative;

“Loan Note Instrument”	the loan note instrument constituting the Loan Notes;

“Loan Note Issue Date”	the date on which the Loan Notes are issued;

“New CH2M HILL Europe Share”	the new ordinary share of £1.00 in the capital of CH2M HILL Europe to be allotted and issued pursuant to clause 2 of Part 2 of the Scheme;

“New CH2M HILL Shares”	the new CH2M HILL Shares that may be due to a Scheme Shareholder making a CH2M HILL Share Election to be allotted and issued pursuant to clause 2 of Part 2 of the Scheme;

“New CHIL Share”	the new share of common stock of par value US$0.01 in the capital of CHIL to be allotted and issued pursuant to clause 2 of Part 2 of the Scheme;

“New Halcrow Shares”	the new ordinary shares of £1.00 each in the capital of Halcrow to be allotted and issued to CH2M HILL Europe or its nominees pursuant to clause 2 of Part 2 of the Scheme;

“Ordinary Shares”	ordinary shares of £1.00 each in the capital of Halcrow;

“Overseas Shareholders”	Scheme Shareholders who are resident in, ordinarily resident in, or citizens of, jurisdictions outside the UK;

“Partially Restricted Jurisdiction”	the US or any other jurisdiction where the extension or availability of the Loan Note Alternative would violate the laws of that jurisdiction;

“Partially Restricted Overseas Shareholders”	any US Person or other holder of Scheme Shares in any Partially Restricted Jurisdiction;

“pounds”, “pence”, “sterling” and “£”	the lawful currency of the UK;

“Preference Shares”	preference shares of £1.00 each in the capital of Halcrow;

“Reduction Court Hearing”	the hearing at which the Reduction Court Order will be sought;

“Reduction Court Order”	the order of the Court confirming the Reduction of Capital;

“Reduction of Capital”

the proposed reduction of the share capital of Halcrow in connection with the Scheme under Chapter 10 of Part 17 of the Act by the cancellation and extinction of the A Shares, the B Shares and the C Shares provided for by the Scheme;

“Register of Members”	the register of members of Halcrow as amended from time to time;

“Registrar of Companies”	the Registrar of Companies in England and Wales;

“Reorganisation”	the reorganisation of the Ordinary Shares effected at the Reorganisation Record Time;

“Reorganisation Effective Date”	the day on which the Scheme becomes effective in accordance with its terms;

“Reorganisation Record Time”	5.00 p.m. on the last Business Day immediately prior to the date of the Reduction Court Hearing;

“Resolution”	the special resolution (with or without amendment) to be proposed at the General Meeting in connection with the Scheme;

“Restricted Jurisdiction”	India or any other jurisdiction where the extension or availability of the CH2M HILL Securities Alternative would violate the laws of that jurisdiction;

“Restricted Overseas Shareholders”	a holder of Scheme Shares resident in any of the Restricted Jurisdictions;

“Rothschild”	N M Rothschild & Sons Ltd, financial advisors to Halcrow in respect of the Acquisition;

“Sale Agreement”	the agreement entered into between CH2M HILL Europe and the Halcrow Trust and dated 24 September 2011 relating to the sale by the Halcrow Trust to CH2M HILL Europe of the Preference Shares;

“Scheme”

the scheme of arrangement proposed to be made under Part 26 of the Act to effect the Acquisition, as set out in Part 12 of this document with or subject to any modification, addition or condition approved or imposed by the Court and agreed by Halcrow and CH2M HILL;

“Scheme Court Hearing”	the hearing at which the Scheme Court Order will be sought;

“Scheme Court Order”	the order of the Court sanctioning the Scheme under Section 899 of the Act;

“Scheme Record Time”	6.00 p.m. (London time) on the last Business Day immediately prior to the date of the Reduction Court Hearing;

“Scheme Shareholders”	registered holders of Scheme Shares;

“Scheme Shares”	Ordinary Shares:

(i) in issue at the date of this document;

(ii) (if any) issued after the date of this document but on or prior to the Voting Record Time; and

(iii)  (if any) issued after the Voting Record Time but on or before the Reorganisation Record Time either on terms that the original or any subsequent holders thereof shall be bound by the Scheme or in respect of which the holders thereof are, or shall have agreed in writing to be, bound by the Scheme, in each case including, where the context so requires the A Shares, B Shares and C Shares arising upon the reclassification of Scheme Shares referred to in clause 1 of Part 1 of the Scheme;

“Shareholder Meetings”	the Court Meeting and the General Meeting;

“SIP Shares”	Ordinary Shares held by the trustee of the Halcrow SIP on behalf of participants in the Halcrow SIP;

“Statement of Capital”	the statement of capital (approved by the Court) showing with respect to Halcrow’s share capital as altered by the Reduction Court Order, the information required by Section 649 of the Act;

“subsidiary”	has the meaning ascribed to it in Section 1159 of the Act;

“subsidiary undertaking”	has the meaning ascribed to it in Section 1162 of the Act;

“Substantial Interest”	a direct or indirect interest of more than 20 per cent. but less than 50 per cent. of the voting equity capital of an undertaking;

“Trustees”	Halcrow Staff and Services, Les Buck and John Theakston (or such trustees as are appointed from time to time), acting in their capacity as trustees of the Halcrow Trust;

“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland;

“United States” or “US”	the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia;

“US $, US dollars, $ and dollars”	“US dollars”, “$” and “dollars” the lawful currency of the United States;

“US Person”	a “US Person” under (i) Regulation S under the US Securities Act of 1933, as amended or (ii) the US Internal Revenue Code of 1986, as amended;

“US Securities Act”	the United States Securities Act of 1933, as amended;

“Voting Record Time”

6.00 p.m. on 16 October 2011, which is the date and time upon which entitlement to vote at the Shareholder Meetings will be determined, or if a Shareholder Meeting is adjourned, 6.00 p.m. on the second day before the date of such adjourned meeting;

“Wider CH2M HILL Group”

CH2M HILL and its group undertakings, any consortium member and their respective subsidiaries, subsidiary undertakings and associated undertakings (including any joint venture, partnership, firm or company) and any other undertakings in which CH2M HILL and such undertakings (aggregating their interests) have a Substantial Interest; and

“Wider Halcrow Group”

Halcrow and its group undertakings, associated undertakings and any other body corporate, partnership, joint venture or person in which Halcrow and such undertakings (aggregating their interests) have a Substantial Interest.

Unless otherwise stated, all times referred to in this document are references to UK time.

Any reference to any provision of any legislation shall include any amendment, modification, re enactment or extension thereof.

PART 12: THE SCHEME OF ARRANGEMENT

IN THE HIGH COURT OF JUSTICE

CHANCERY DIVISION

COMPANIES COURT

No. 8062 of 2011

IN THE MATTER OF HALCROW HOLDINGS LIMITED

–and –

IN THE MATTER OF THE COMPANIES ACT 2006

SCHEME OF ARRANGEMENT

(under Part 26 of the Companies Act 2006)

between

HALCROW HOLDINGS LIMITED

– and –

THE SCHEME SHAREHOLDERS

(as hereinafter defined)

PRELIMINARY

1.                                       In this Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

“Act”	the Companies Act 2006 (as amended, modified, consolidated, re-enacted or replaced from time to time);

“Articles”	the Company’s articles of association;

“A Shares”

the A ordinary shares of £1.00 each in the capital of the Company created by the reorganisation referred to in clause 1(b) of Part 1 of this Scheme and bearing the nominal value and having the rights set out in clause 1(f) of Part 1 of this Scheme;

“Balancing Cash Consideration”	Cash Consideration to which a Scheme Shareholder is entitled in respect of Scheme Shares for which he has not made a valid Election;

“B Shares”	the B ordinary shares of £1.00 each in the capital of the Company created by the reorganisation referred to in clause 1(c) of Part 1 of this Scheme and bearing the nominal value and having the rights set out in clause 1(f) of Part 1 of this Scheme;

“Business Day”	a day, other than a Saturday, Sunday or public or bank holiday, on which banks are open for business in the City of London and Denver, Colorado, USA;

“Capita Registrars”	a trading name of Capita Registrars Limited;

“Cash Consideration”	where the context permits or requires, the cash consideration of 564 pence per Scheme Share payable to a Scheme Shareholder;

“CH2M HILL”	CH2M HILL Companies Ltd, a company incorporated in the state of Delaware in the United States of America under the Delaware General Incorporation Law;

“CH2M HILL Directors”	the directors of the board of CH2M HILL from time to time;

“CH2M HILL Europe”	CH2M HILL Europe Limited, a company incorporated in England and Wales with registered number 7262036, being a wholly owned subsidiary of CHIL and an indirect wholly owned subsidiary of CH2M HILL;

“CH2M HILL Securities”	the Loan Notes and the New CH2M HILL Shares;

“CH2M HILL Securities Alternative”	the CH2M HILL Share Alternative and the Loan Note Alternative;

“CH2M HILL Securities Alternative Election”	a valid election under the CH2M HILL Securities Alternative;

“CH2M HILL Share”	a share of common stock of par value of US$0.01 in the capital of CH2M HILL;

“CH2M HILL Share Alternative”

the option whereby Scheme Shareholders, other than Excluded Overseas Shareholders and Restricted Overseas Shareholders, may elect to receive New CH2M HILL Shares instead of some or all of the Cash Consideration to which they otherwise would have been entitled under the Scheme in accordance with clause 1 of Part 1 of this Scheme;

“CH2M HILL Share Election”	an election made by Scheme Shareholders under the CH2M HILL Share Alternative;

“CH2M HILL Share Price”

the share price of CH2M HILL Shares as at the Effective Date, being the share price determined in accordance with the valuation methodology described in paragraph 1.4 of Part 9 of the document of which this Scheme forms part for the Trade Date (as defined in that paragraph) immediately prior to the Effective Date;

“CHIL”

CH2M HILL International, LTD., a company incorporated in the State of Delaware in the United States of America under the Delaware General Incorporation Law and being a wholly owned subsidiary of CH2M HILL;

“Court”	the High Court of Justice in England and Wales;

“Court Hearings”	the Scheme Court Hearing and the Reduction Court Hearing and “Court Hearing” means either one of them;

“Court Meeting”

the meeting or meetings of Scheme Shareholders to be convened by order of the Court pursuant to Part 26 of the Act to approve the Scheme (with or without amendment) including any adjournment or postponement of any such meeting;

“Court Orders”	the Scheme Court Order and the Reduction Court Order;

“C Shares”

the C ordinary shares of £1.00 each in the capital of the Company created by the reorganisation referred to in clause 1(d) of Part 1 of this Scheme and bearing the nominal value and having the rights set out in clause 1(f) of Part 1 of this Scheme;

“Effective Date”	the date on which Part 2 of the Scheme becomes operative and the Reduction of Capital becomes effective in accordance with clause 6 of Part 2 of this Scheme;

“Election”	the CH2M HILL Share Election and/or the Loan Note Election, as the context requires;

“Election Return Time”	1.00 p.m. on 1 November 2011, or such later date as the Company and CH2M HILL shall agree;

“Exchange Rate”	the mid market exchange rate converting US Dollars to Pounds as at 5.00 p.m. (London time) on the Effective Date as set out on the relevant Reuters page;

“Excluded Jurisdiction”

Argentina, Malaysia, the United Arab Emirates and any other jurisdiction where the extension or availability of the CH2M HILL Securities Alternative and the distribution of this document and the Form of Election would breach the laws of such jurisdictions;

“Excluded Overseas Shareholders”	a holder of Scheme Shares in any of the Excluded Jurisdictions;

“Form of Election”	the PINK form of election which accompanies this document for use by Scheme Shareholders to make their Elections;

“Form W-8BEN”

the form relating to the Loan Note Alternative sent to holders of Scheme Shares other than Partially Restricted Overseas Shareholders, Restricted Overseas Shareholders and Excluded Overseas Shareholders in order to confirm the residency of the beneficial owner of the Loan Notes for US withholding tax purposes and to claim treaty benefits of any in-force and applicable income tax treaty in place between the United States and the country of residence of the beneficial owner;

“General Meeting”

the general meeting of Halcrow Shareholders and any adjournment thereof to be convened in connection with the Scheme to consider and, if thought fit, approve the Resolution (with or without amendment);

“Halcrow” or the “Company”	Halcrow Holdings Limited, a private company incorporated in England and Wales with registered number 01674044;

“Halcrow Articles”	the memorandum and articles of association of Halcrow as amended from time to time;

“Halcrow Shares”	the Ordinary Shares and Preference Shares;

“Halcrow Shareholders”	registered holders of Halcrow Shares from time to time;

“Halcrow Trust”	the Halcrow trust, established by a deed of settlement dated 5 November 1990;

“Loan Notes”	the fixed rate loan notes to be issued by CH2M HILL in multiples of £0.01 pursuant to the Loan Note Alternative;

“Loan Note Alternative”

the option whereby Scheme Shareholders other than Excluded Overseas Shareholders, Restricted Overseas Shareholders and the Partially Restricted Overseas Shareholders may elect to receive Loan Notes instead of some or all of the Cash Consideration to which they otherwise would have been entitled under the Scheme in accordance with clause 2 of Part 2 of this Scheme;

“Loan Note Election”	an election made by Scheme Shareholders under the Loan Note Alternative;

“New CH2M HILL Europe Share”	the new ordinary share of £1.00 in the capital of CH2M HILL Europe to be allotted and issued pursuant to clause 2 of Part 2 of the Scheme;

“New CH2M HILL Shares”	the new CH2M HILL Shares that may be due to a Scheme Shareholder making a CH2M HILL Share Election and to be allotted and issued pursuant to clause 2 of Part 2 of the Scheme;

“New CHIL Share”	the new shares of common stock of par value US$0.01 in the capital of CHIL to be allotted and issued pursuant to clause 2 of Part 2 of the Scheme;

“New Halcrow Shares”	the new ordinary shares of £1.00 each in the capital of the Company to be allotted and issued to CH2M HILL Europe or its nominee(s) pursuant to clause 2 of Part 2 of this Scheme;

“Ordinary Shares”	the ordinary shares of £1.00 each in the capital of the Company;

“Partially Restricted Jurisdiction”	the US or any other jurisdiction where the extension or availability of the Loan Note Alternative would violate the laws of that jurisdiction;

“Partially Restricted Overseas Shareholders”	any US Person or other holder of Scheme Shares in any Partially Restricted Jurisdiction;

“pounds”, “pence”, “sterling” and “£”	the lawful currency of the United Kingdom;

“Preference Shares”	the preference shares of £1.00 each in the capital of the Company;

“Reduction Court Hearing”	the hearing at which the Reduction Court Order will be sought;

“Reduction Court Order”	the order of the Court confirming the Reduction of Capital;

“Reduction of Capital”

the proposed reduction of the share capital of the Company under Chapter 10 of Part 17 of the Act by the cancellation and extinction of the A Shares, the B Shares and the C Shares provided for by this Scheme;

“Register of Members”	the register of members of Halcrow as amended from time to time;

“Registrar of Companies”	the Registrar of Companies of England and Wales;

“Registrars”	Capita Registrars, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, the registrars for the Company;

“Reorganisation”	the reorganisation of the Ordinary Shares effected at the Reorganisation Record Time;

“Reorganisation Record Time”	5.00 p.m. on the last Business Day immediately prior to the date of the Reduction Court Hearing;

“Resolution”	the special resolution (with or without amendment) to be proposed at the General Meeting in connection with the Scheme;

“Restricted Jurisdiction”	India or any other jurisdiction where the extension or availability of the CH2M HILL Securities Alternative would violate the laws of that jurisdiction;

“Restricted Overseas Shareholders”	a holder of Scheme Shares resident in any Restricted Jurisdiction;

“Sale Agreement”	the agreement entered into between CH2M HILL Europe and the Halcrow Trust and dated 24 September 2011 relating to the sale by the Halcrow Trust to CH2M HILL Europe of the Preference Shares;

“Scheme”	this scheme of arrangement proposed to be made under Part 26 of the Act;

“Scheme Court Hearing”	the hearing at which the Scheme Court Order will be sought;

“Scheme Court Order”	the order of the Court sanctioning the Scheme under Section 899 of the Act;

“Scheme Record Time”	6.00 p.m. on the last Business Day immediately prior to the date of the Reduction Court Hearing;

“Scheme Shareholder”	a holder of Scheme Shares;

“Scheme Shares”	(i) the Ordinary Shares in issue at the date of the document of which this Scheme forms part;

(ii) any Ordinary Shares issued after the date of the document of which this Scheme but on or prior to the Voting Record Time; and

(iii)     any Ordinary Shares issued after the Voting Record Time but on or before the Reorganisation Record Time either on terms that the original or any subsequent holder thereof shall be bound by the Scheme or in respect of which the holder thereof shall have agreed in writing to be bound by the Scheme, in each case including, where the context so requires, A Shares, B Shares and C Shares arising upon the reclassification of the Scheme Shares referred to in clause 1 of Part 1 of this Scheme;

“Shareholder Meetings”	the Court Meeting and the General Meeting;

“Statement of Capital”	the statement of capital (approved by the Court) and showing, with respect to the Company’s share capital as altered by the Reduction Court Order, the information required by Section 649 of the Act;

“US Person”	a “US Person” under (i) Regulation S under the US Securities Act of 1933, as amended or (ii) the US Internal Revenue Code of 1986, as amended;

“Voting Record Time”

6.00 p.m. on 16 October 2011, which is the date and time upon which entitlement to vote at the Shareholder Meetings will be determined, or if a Shareholder Meeting is adjourned, 6.00 p.m. on the second day before the date of such adjourned meeting.

2.                                       At the date of this document, the issued share capital of the Company is £20,770,619 divided into 20,760,619 Ordinary Shares and 10,000 Preference Shares, all of which are fully paid up.

3.                                       As at the date of this document, CH2M HILL does not own any Halcrow Shares. Subject to the terms of the Sale Agreement and conditional upon the Scheme becoming Effective, CH2M HILL Europe will own 10,000 Preference Shares, being all of the Preference Shares in issue.

4.                                       CH2M HILL, CH2M HILL Europe and CHIL have agreed to appear by Counsel at the Court Hearings and to submit to be bound by, and to undertake to the Court to be bound by, the provisions of this Scheme and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to this Scheme.

5.                                       References to clauses are to clauses of this Scheme and all references to time are to London time.

THE SCHEME

PART 1

1.                                       REORGANISATION OF HALCROW SHARES

(a)                                  At the Reorganisation Record Time, each Scheme Share shall, notwithstanding anything to the contrary in the Articles, be reclassified into an A Share, B Share or C Share having the rights and subject to the restrictions set out in the Articles to be adopted pursuant to clause 1(f) below and, as between the A Shares, B Shares and C Shares, classified on the basis set out in clauses 1(b) to 1(d) below.

(b)                                 In respect of each Scheme Share for which the holder thereof shall receive the Cash Consideration, each such Scheme Share shall be reclassified into one A Share.

(c)                                  In respect of each Scheme Share that is the subject of a valid CH2M HILL Share Election, each such Scheme Share shall be reclassified into one B Share.

(d)                                 In respect of each Scheme Share that is the subject of a valid Loan Note Election, each such Scheme Share shall be reclassified into one C Share.

(e)                                  The Preference Shares shall remain unaffected by the Reorganisation.

(f)                                    Each A Share, B Share and C Share created by the Reorganisation shall have the rights and be subject to the restrictions set out below, which shall replace the current article 7 in the Articles and, with effect from the Reorganisation, the Company shall adopt a new article 7 in the following form:

“7.

7.1                               The share capital of the company is divided into:

(a)                               10,000 preference shares of £1 each (“Preference Shares”); and

(b)                               such numbers of A ordinary shares of £1 each, B ordinary shares of £1 each and C ordinary shares of £1 each (together, the “Ordinary Shares”) as the directors of the Company shall specify at the Reorganisation Record Time, based on the valid Elections (as defined in the scheme document circulated to shareholders on 30 September 2011 (the “Scheme Document”)) received and the provisions of the Scheme Document.

7.2                               The Company shall not have a maximum authorised share capital and, subject to these articles, the Company may issue Preference Shares and Ordinary Shares.

7.3                               The rights and restrictions attached to each class of share are as follows:

(1)                               Income

The profits of the Company for each financial year which from time to time it may determine to distribute shall be applied:

(a)                               first in paying to the holders of the Preference Shares a fixed non- cumulative dividend of 1p on each Preference Share held by them respectively; and

(b)                               secondly, in paying the balance to the holders of the Ordinary Shares (the A Ordinary Shares, the B Ordinary Shares and the C Ordinary Shares each ranking pari passu) in proportion to the amounts paid up or credited as paid up on those shares held by them respectively.

(2)                               Capital

On a return of assets, on liquidation or otherwise, the surplus assets of the Company available for distribution among the members shall be applied:

(a)                               first in paying to the holders of the Preference Shares the sum of £1 for each Preference Share held by them respectively, and

(b)                               secondly, in distributing the balance among the holders of the Ordinary Shares (the A Ordinary Shares, the B Ordinary Shares and the C Ordinary Shares each ranking pari passu) in proportion to the amounts paid up or credited as paid up on those shares held by them respectively.”

(3)                               Voting

Subject to any rights or restrictions for the time being attached to any class or classes of shares and to any other provision of these articles or statute:

(a)                               on a show of hands, every person present who has been appointed by one or more holders of Ordinary Shares shall have one vote; and

(b)                               on a poll, every holder of Ordinary Shares present in person or by proxy shall have the vote for each share held by him.

For the avoidance of doubt, the Preference Shares shall confer no right to vote at a meeting of the Company.”;

(g)                                 If, for any reason, the Reduction of Capital does not become effective within five Business Days of the Reorganisation Record Time, or such later date as Halcrow and CH2M HILL may agree and the Court may allow, the Reorganisation will be reversed and Scheme Shareholders shall hold such numbers of Ordinary Shares as they held immediately prior to the Reorganisation Record Time, certificates representing these Ordinary Shares will once again be valid document of title, and the changes made to Article 7 as described in clause 1(e) above will also be reversed.

2.                                       ELECTIONS

(a)                                  Validity of Elections

Scheme Shareholders who do not make, or are not eligible to make, a valid CH2M HILL Securities Alternative Election will receive the Cash Consideration. As alternatives to the Cash Consideration, pursuant to the CH2M HILL Securities Alternative each eligible Scheme Shareholder may, in respect of some or all of his Scheme Shares and in any combination, elect to receive:

•                  New CH2M HILL Shares on the following basis:

and/or

•                  Loan Notes, each having a nominal value of £0.01, on the following basis:

per Scheme Share: 564 Loan Notes.

Elections made by Scheme Shareholders will not affect the entitlements of other Scheme Shareholders.

CH2M HILL Securities Alternative Elections shall be made by the completion and return, by the Election Return Time, of a Form of Election in accordance with the instructions printed thereon. Any Election will only be accepted in respect of a whole number of Scheme Shares. Scheme Shareholders who wish to receive the Cash Consideration in respect of their entire holding of Scheme Shares are not required to return a Form of Election.

Holders of Scheme Shares who wish to elect for the Loan Note Alternative must also complete the Form W-8BEN in accordance with the instructions attached to that form and return it with the Form of Election. Failure to complete and return a Form W-8BEN will not invalidate an election by a Scheme Shareholder for the Loan Note Alternative. However, any Scheme Shareholder who has not returned a duly completed Form W-8BEN will not, save where CH2M HILL substitutes a non-US company in its place as debtor under the Loan Notes pursuant to the substitution condition in the Loan Note Instrument, be entitled to receive interest on any Loan Notes held by them until such time as the Form W-8BEN is duly completed and returned to the Registrars.

No Elections shall be valid unless the Form of Election has, in respect of such election, been validly completed in all respects in accordance with the instructions printed thereon and is duly received by the Registrars by the Election Return Time. The Form of Election shall be signed by the Scheme Shareholder or his duly authorised representative. Forms of Election completed and lodged with the Registrars by the Election Return Time shall, unless otherwise agreed by the Company and CH2M HILL, be irrevocable.

If a Form of Election is received after the Election Return Time or, if received before the Election Return Time is not, or is deemed not to be, valid or complete in all respects (other than as provided for below) at such time, the Scheme Shareholder purporting to make any Elections shall, notwithstanding that Election, receive Cash Consideration in respect of all of the Scheme Shares to which such Form of Election relates.

If a Scheme Shareholder has not submitted a Form of Election by the Election Return Time, or has not submitted a Form of Election in relation to all the Scheme Shares held by that Scheme Shareholder, in the Company’s sole discretion, the Scheme Shareholder shall receive (conditional on the Scheme becoming effective in accordance with clause 6 of Part 2 of this Scheme) the Cash Consideration in respect of all of his Scheme Shares.

If a Scheme Shareholder has made one valid CH2M HILL Securities Alternative Election in respect of all of his Scheme Shares by writing “ALL” in the appropriate box on a Form of Election in accordance with the instructions printed thereon, then:

(i)                                   the validity of such election shall not be affected by any alteration in the number of Scheme Shares held by the Scheme Shareholder at any time prior to the Reorganisation Record Time; and

(ii)                                accordingly, the Election will apply in respect of all of the Scheme Shares which the Scheme Shareholder holds immediately prior to the Reorganisation Record Time.

(b)                                 Alterations to Elections

If a Scheme Shareholder has made an otherwise valid Election in respect of a specified number of his Scheme Shares but, immediately prior to the Reorganisation Record Time:

(i)                                   the number of Scheme Shares held by the Scheme Shareholder is in excess of the number of Scheme Shares to which such Election relates, the validity of such Election made by the Scheme Shareholder shall not be affected and the Scheme Shareholder shall receive Balancing Cash Consideration in respect of the balance of Scheme Shares held by him; or

(ii)                                the number of Scheme Shares held by the Scheme Shareholder is less than the aggregate number of Scheme Shares to which such election relates, then the Election made by the Scheme Shareholder shall be reduced (pro rata across all Elections if the Scheme Shareholder has made more than one Election) so as to apply to all the Scheme Shares held by the Scheme Shareholder immediately prior to the Reorganisation Record Time.

(c)                                  Excluded Overseas Shareholders, Restricted Overseas Shareholders and Partially Restricted Overseas Shareholders

(i)                                   Excluded Overseas Shareholders shall not be eligible to receive the shareholder circular relating to the Scheme which contains a copy of this document, the Form of Election or any other accompanying documents. Excluded Overseas Shareholders shall not be eligible to receive the CH2M HILL Securities Alternative but shall receive the Cash Consideration due in respect of their Scheme Shares.

(ii)                                Restricted Overseas Shareholders shall only be eligible to receive the Cash Consideration and may not make a CH2M HILL Securities Alternative Election. Any Restricted Overseas Shareholder making any CH2M HILL Securities Alternative Election shall, notwithstanding that Election, receive the Cash Consideration due in respect of their Scheme Shares.

(iii)                             Partially Restricted Overseas Shareholders shall only be eligible to receive the Cash Consideration and, if they make a valid Election, the New CH2M HILL Shares. Partially Restricted Overseas Shareholders may not make a Loan Note Election. Any Partially Restricted Overseas Shareholder making any Loan Note Election shall, notwithstanding that Election, receive the Cash Consideration for the proportion of Scheme Shares for which the Partially Restricted Overseas Shareholder has made a Loan Note Election.

(d)                                 Form of Election

The instructions, terms, authorities and provisions contained in or deemed to be incorporated in the Form of Election constitute part of the terms of this Scheme. If any Form of Election is not, when received, valid or complete in all respects in accordance with such instructions, terms, authorities and provisions it shall, save in the case of manifest error readily apparent to Halcrow and CH2M HILL, for all purposes, be void and the holder of the Scheme Shares purporting to make such election shall (unless a subsequent and corresponding Form of Election, valid and complete in all respects, is received by the Election Return

Time) only be entitled to receive the Cash Consideration in respect of the Scheme Shares to which such Form for Election relates.

(e)                                  Form of Loan Notes

The Loan Notes will be constituted by an instrument substantially in the form already prepared and initialled for the purpose of identification by Ashurst LLP, solicitors for the Company, with such modifications or additions, if any, as may be agreed prior to the execution thereof between CH2M HILL and the Company.

PART 2

1.                                       CANCELLATION OF THE A SHARES, B SHARES AND C SHARES

On the Effective Date, the ordinary share capital of the Company shall be reduced by cancelling and extinguishing all of the A Shares, the B Shares and the C Shares then in issue.

Subject to, and forthwith upon, the Reduction of Capital taking effect and notwithstanding anything to the contrary in the Articles:

(i)                                     the share capital of the Company shall be increased by the creation of such number of New Halcrow Shares as have an aggregate nominal value equal to the aggregate nominal value of the A Shares, the B Shares and the C Shares cancelled pursuant to clause 1 of Part 2 of this Scheme; and

(ii)                                  the reserve arising in the books of account of the Company as a result of the cancellation of the A Shares, the B Shares and the C Shares referred to in this clause 1 shall be capitalised and applied in paying up in full at par the New Halcrow Shares created pursuant to clause 1(i) of part 2 of this Scheme which shall be allotted and issued credited as fully paid to CH2M HILL Europe and/or its nominee(s).

On the Effective Date, the Articles shall be amended by the deletion of new article 7 referred to in clause 1(f) of part 1 of this Scheme above and its replacement with the following article:

“7.

7.1                               The share capital of the company is divided into:

(a)	10,000 preference shares of £1 each (“Preference Shares”); and

(b)

such number of ordinary shares of £1 each (the “Ordinary Shares”) as have an aggregate nominal value equal to the aggregate nominal value of the A Shares, the B Shares and the C Shares cancelled pursuant to clause 1 of Part 2 of the Scheme.

7.2                               The Company shall not have a maximum authorised share capital and, subject to these Articles, the Company may issue Preference Shares and Ordinary Shares.

7.3                               The rights and restrictions attached to each class of share are as follows:

(1)                               Income

The profits of the Company for each financial year which from time to time it may determine to distribute shall be applied:

(a)	first in paying to the holders of the Preference Shares a fixed non- cumulative dividend of 1p on each Preference Share held by them respectively; and

(b)	secondly, in paying the balance to the holders of the Ordinary Shares in proportion to the amounts paid up or credited as paid up on those shares held by them respectively.

(2)	Capital

On a return of assets, on liquidation or otherwise, the surplus assets of the Company available for distribution among the members shall be applied:

(a)	first in paying to the holders of the Preference Shares the sum of £1 for each Preference Share held by them respectively, and

(b)	secondly, in distributing the balance among the holders of the Ordinary Shares in proportion to the amounts paid up or credited as paid up on those shares held by them respectively.”

(3)	Voting

Subject to any rights or restrictions for the time being attached to any class or classes of shares and to any other provision of these articles or statute:

(a)	on a show of hands, every person present who has been appointed by one or more holders of Ordinary Shares shall have one vote; and

(b)	on a poll, every holder of Ordinary Shares present in person or by proxy shall have the vote for each share held by him.

For the avoidance of doubt, the Preference Shares shall confer no right to vote at a meeting of the Company.”;

2.                                       CONSIDERATION FOR THE CANCELLATION OF THE A SHARES, B SHARES AND C SHARES

(a)                                  Consideration entitlement

(i)                                     In consideration for the cancellation of the A Shares, the B Shares and the C Shares pursuant to clause 1 of this Part 2 of this Scheme and the allotment and issue to CH2M HILL Europe of the New Halcrow Shares pursuant to clause 1(ii) of this Part 2 of this Scheme:

(A)                              CH2M HILL Europe shall:

(1)                                  pay to or for the account of the Scheme Shareholders on the Register of Members at the Scheme Record Time:

in respect of each A Share	564 pence in cash; and

(2)                                  allot and issue one New CH2M HILL Europe Share credited as fully paid to CHIL and/or its nominee;

(B)                              in consideration for receiving the New CH2M HILL Europe Share, CHIL shall allot and issue one New CHIL Share credited as fully paid to CH2M HILL and/or its nominee; and

(C)                              in consideration for receiving the New CHIL Share, CH2M HILL shall allot and issue to the Scheme Shareholders on the Register of Members at the Scheme Record Time:

•                  in respect of each B Share:

New CH2M HILL Shares of equivalent value to each B Share (at a price per B Share of 564 pence) calculated on the following basis:

and

•                  in respect of each C Share.

Loan Notes, each having a nominal value of £0.01, on the following basis:

per C Share: 564 Loan Notes.

(ii)                                  A CH2M HILL Share Alternative Election may result in a Scheme Shareholder holding a fraction of a New CH2M HILL Share (which will be rounded up to three decimal places).

(b)                                 Allotment and issue of the New CH2M HILL Europe Share, the New CHIL Share and the New CH2M HILL Shares and payment of Cash Consideration

The New CH2M HILL Europe Share to be issued pursuant to clause 2(a)(i)(A) of this Part 2 shall rank pari passu with all other shares in the capital of CH2M HILL Europe in issue on the Effective Date, will be issued free from all liens, charges, encumbrances, equitable interests, rights of pre-emption and any other interests of any nature whatsoever, and shall rank in full for all dividends or other distributions made, paid or declared after the Effective Date on the ordinary share capital of CH2M HILL Europe in accordance with CH2M HILL Europe’s articles of association.

The New CHIL Share to be issued pursuant to clause 2(a)(i)(B) of this Part 2 shall rank pari passu with all other shares in the capital of CHIL in issue on the Effective Date, will be issued free from all liens, charges, encumbrances, equitable interests, rights of pre-emption and any other interests of any nature whatsoever, and shall rank in full for all dividends or other distributions made, paid or declared after the Effective Date on the ordinary share capital of CHIL in accordance with CHIL’s by-laws.

The aggregate number of New CH2M HILL Shares to which a Scheme Shareholder is entitled under clause 2(a)(i)(C) of this Part 2 above shall be credited as fully paid. The New CH2M HILL Shares shall rank pari passu with all other CH2M HILL Shares in issue on the Effective Date, will be issued free from all liens, charges, encumbrances, equitable interests, rights of pre-emption and any other interests of any nature whatsoever, and shall rank in full for all dividends or distributions made, paid or declared (if any) after the Effective Date on the ordinary share capital of CH2M HILL in accordance with CH2M HILL’s by-laws.

CH2M HILL undertakes to put CH2M HILL Europe in funds to pay the Cash Consideration.

(c)                                  Loan Notes

Loan Notes will be issued credited as fully paid and in amounts and integral multiples of £0.01 in nominal value. Loan Notes will not be issued unless, on or before the Election Return Time, valid Elections have been received in respect of not less than £10 million in nominal value of Loan Notes. If insufficient Loan Note Elections are received, eligible Scheme Shareholders making Loan Note Elections shall instead receive the Cash Consideration in respect of the Scheme Shares to which the relevant Loan Note Elections relate.

3.                                       CERTIFICATES AND CANCELLATIONS

With effect from and including the Reorganisation Record Time, existing certificates representing holdings of Scheme Shares shall cease to be valid as documents of title to the shares represented thereby and each Scheme Shareholder shall be bound, at the request of the Company, to deliver up the same to the Company or to any person appointed by the Company to receive the same for cancellation, or to destroy such share certificates.

Notwithstanding the provisions of the Articles, no temporary documents of title will be issued for the A Shares, B Shares and C Shares. Share and loan note certificates for the New CH2M HILL Shares and the Loan Notes will be issued pursuant to clause 4(b)(ii) and 4(c) of this Part 2.

4.                                       SETTLEMENT

(a)                                  Settlement of Cash Consideration

(i)                                   Within 14 days of the Effective Date, CH2M HILL Europe shall procure the settlement of the Cash Consideration to which each relevant Scheme Shareholder is entitled. All cheques shall be in pounds sterling drawn on a branch of a UK clearing bank. Delivery of cheques required to be made pursuant to this clause will be effected by posting of the same by first class post or by airmail in pre-paid envelopes addressed to the persons entitled thereto at their respective addresses as appear in the Register of Members at the Scheme Record Time. Payments made by cheque shall be payable to the Scheme Shareholder concerned or to such other person(s) (if any) as such person may direct in writing. The encashment of any such cheque as is referred to in this clause shall be a complete discharge for the monies represented thereby.

(ii)                                Any Cash Consideration payable in respect of Scheme Shares that have been issued pursuant to the exercise of options under the Halcrow Share Plans shall (unless the Company agrees with CH2M HILL Europe that clause 4(a)(i) of the Scheme shall apply) be paid by CH2M HILL Europe to the Company by electronic transfer in time for onward transmission by the Company to the relevant Scheme Shareholder, less applicable deductions, not more than 14 days after the Effective Date. The Company may effect payment by the issue or despatch or by procuring the issue or the despatch of cheques to the relevant Scheme Shareholders in accordance with clause 4(a)(i) of the Scheme.

(b)                                 Settlement of CH2M HILL Share Elections

(i)                                   On the Effective Date, CH2M HILL shall make all allotments of New CH2M HILL Shares to which each relevant Scheme Shareholder is entitled.

(ii)                                Certificates for New CH2M HILL Shares will be despatched to the relevant Scheme Shareholders no later than 14 days after the Effective Date by first-class post or by airmail in pre-paid envelopes addressed to the persons entitled thereto at their respective addresses as appear in the Register of Members at the Scheme Record Time.

(c)                                  Settlement of Loan Note Elections

Certificates for Loan Notes will be despatched to the relevant Scheme Shareholders no later than 14 days after the Effective Date by first-class post or by airmail in pre-paid envelopes addressed to the persons entitled thereto at their respective addresses as appear in the Register of Members at the Scheme Record Time.

Neither the Company nor CH2M HILL, nor their respective agents or nominees, will be responsible for any loss or delay in the transmission of any cheques or certificates sent in accordance with the terms of the Scheme, which shall be sent at the risk of the persons entitled thereto.

The provisions of this clause 4 of this Part 2 shall be subject to any condition or prohibition imposed by law.

5.                                       OVERSEAS SHAREHOLDERS

In addition to the provisions of clause 2(c) of Part 1 of this Scheme, if in the case of any Scheme Shareholder, the law of a country or territory outside England precludes (or precludes except after compliance by the Company or CH2M HILL (as the case may be) with any governmental or other consent or any registration, filing or other formality with which the Company or CH2M HILL (as the case may be) is unable to comply or which the Company or CH2M HILL (as the case may be) in its absolute discretion regards as unduly onerous) the provision to it of the right to make a CH2M HILL Securities Alternative Election pursuant to clauses 1(c) and 1(d) of Part 1 of this Scheme or the delivery to it of New CH2M HILL Shares and/or Loan Notes pursuant to clauses 4(b) and 4(c) above, CH2M HILL may, in its sole discretion, determine that the CH2M HILL Securities to which such Scheme Shareholder is entitled shall instead be satisfied by the transfer of the relevant proportion of the Cash Consideration to which it would have been due.

6.                                       THE EFFECTIVE DATE

The Scheme shall become effective in accordance with its terms as soon as an office copy of the Scheme Court Order shall have been delivered by the Company to the Registrar of Companies. Part 1 of this Scheme shall become operative in accordance with its terms at the Reorganisation Record Time. The Reduction of Capital shall become effective and the Reduction of Capital and Part 2 of the Scheme shall become operative in accordance with their terms as soon as an office copy of the Reduction Court Order (together with the Statement of Capital attached hereto) shall have been delivered to the Registrar of Companies.

Unless the Scheme and the Reduction of Capital shall have both become effective on or before 31 December 2011 or such later date, if any, as the Company and CH2M HILL may agree and the Court may allow, neither this Scheme nor the Reduction of Capital shall ever become effective.

7.                                       MANDATES

All mandates relating to the pre-payment of dividends on Halcrow Shares and other instruments given to the Company by Scheme Shareholders in force at the Scheme Record Time relating to Scheme Shares will, unless amended or revoked, be deemed as from the Effective Date to be an effective mandate to CH2M HILL in respect of the corresponding New CH2M HILL Shares.

8.                                       MODIFICATION

The Company, CH2M HILL and CH2M HILL Europe may jointly consent on behalf of all persons concerned to any modification of, or addition to, this Scheme or to any condition which the Court may approve or impose.

9.                                       JURISDICTION

This Scheme is governed by the laws of England and Wales and is subject to the jurisdiction of the English courts.

Dated 30 September 2011

PART 13: NOTICE OF COURT MEETING

IN THE HIGH COURT OF JUSTICE	No. 8062 of 2011
CHANCERY DIVISION
COMPANIES COURT

Registrar Derrett

IN THE MATTER OF HALCROW HOLDINGS LIMITED

AND

IN THE MATTER OF THE COMPANIES ACT 2006

NOTICE IS HEREBY GIVEN that by an Order dated 29 September 2011 made in the above matters, the Court has directed a meeting (the “Court Meeting”) of the holders of Scheme Shares (as defined in the Scheme of Arrangement hereinafter mentioned) to be convened for the purpose of considering and, if thought fit, approving (with or without modification) a scheme of arrangement pursuant to Part 26 of the Companies Act 2006 (the “Scheme of Arrangement”) proposed to be made between (i) Halcrow Holdings Limited (the “Company”) and (ii) the Scheme Shareholders (as defined in the Scheme of Arrangement) and that such Court Meeting will be held at the offices of Ashurst LLP, Broadwalk House, 5 Appold Street, London EC2A 2HA on 18 October 2011 at 11.00 a.m. at which place and time all Scheme Shareholders are requested to attend.

A copy of the said Scheme of Arrangement and a copy of the Explanatory Statement required to be furnished pursuant to Section 897 of the Companies Act 2006 are incorporated in the document of which this notice forms part.

Scheme Shareholders may vote in person at the Court Meeting or they may appoint another person, whether or not a member of the Company, as their proxy to attend, speak and vote in their stead (or, if any Scheme Shareholder is a corporation, it may vote by way of authorised representation). A BLUE form of proxy for use at the Court Meeting is enclosed with this notice. Completion and return of a BLUE form of proxy will not prevent a Scheme Shareholder from attending and voting at the Court Meeting, or any adjournment thereof, in person if he wishes to do so.

Scheme Shareholders are entitled to appoint a proxy in respect of some or all of their Scheme Shares. Scheme Shareholders are also entitled to appoint more than one proxy, provided that each proxy is appointed to exercise the rights attached to a different Scheme Share held by such holder. A space has been included in the BLUE form of proxy to allow Scheme Shareholders to specify the number of Scheme Shares in respect of which that proxy is appointed. Scheme Shareholders who return the BLUE form of proxy duly executed but leave this space blank will be deemed to have appointed the proxy in respect of all of their Scheme Shares. Scheme Shareholders who wish to appoint more than one proxy with respect to their shareholding should contact the Company’s Registrar or photocopy the BLUE form of proxy as required. Such Scheme Shareholders should read the information regarding the appointment of multiple proxies set out in the BLUE form of proxy.

It is requested that BLUE forms of proxy be lodged by sending them by post or (during normal business hours only) by delivering them by hand to the Company’s Registrar, Capita Registrars, at Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent, BR3 4TN to be received no later than 16 October 2011 at 11.00 a.m. or, in the case of an adjourned meeting, not less than 48 hours before the time appointed for the adjourned meeting, but if forms are not so returned they may be handed to the Company’s Registrar, Capita Registrars (on behalf of the Chairman of the Court Meeting) at the Court Meeting before the Court Meeting starts. A reply-paid envelope for use in the United Kingdom is enclosed with this notice for your convenience in returning the form of proxy. If you wish to submit your Forms of Proxy online you may do so through the share portal at www.capitashareportal.com. Submissions must be received by the deadlines specified above. To vote online you will need to log into your share portal account, or register for the share portal if you have not already done so. To register for the share portal, you will need your investor code that is set out on any documentation issued by Capita Registrars. Once registered, you will immediately be able to vote.

In the case of joint holders of Scheme Shares, the vote of the senior who tenders a vote, whether in person or by proxy, at the Court Meeting will be accepted to the exclusion of the vote(s) of the other joint holder(s) and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

Entitlement to attend and vote at the Court Meeting or any adjournment thereof and the number of votes which may be cast thereat will be determined by reference to the register of members of the Company as at 6.00 p.m. (London time) on the day prior to the day immediately before the Court Meeting or adjourned meeting (as the case may be). In each case, changes to the register of members of the Company after such time will be disregarded.

By the said Order, the Court has appointed John Theakston or, failing him, Anthony Pryor or, failing him, Peter Gammie to act as chairman of the Court Meeting and has directed the chairman to report the result of the Court Meeting to the Court.

The said Scheme of Arrangement will be subject to the subsequent sanction of the Court.

DATED: 30 September 2011
Ashurst LLP
Broadwalk House
5 Appold Street
London EC2A 2HA

Solicitors to the Company

PART 14: NOTICE OF GENERAL MEETING

NOTICE OF GENERAL MEETING

HALCROW HOLDINGS LIMITED

(the “Company”)

(Registered in England and Wales No. 01674044)

NOTICE IS HEREBY GIVEN THAT a GENERAL MEETING of the Company will be held at the offices of Ashurst LLP, Broadwalk House, 5 Appold Street, London EC2A 2HA at 11.15 a.m. on 18 October 2011 (or as soon thereafter as the Court Meeting (as defined in the document of which this notice forms part) convened for 11.00 a.m. on the same day and at the same place by an order of the High Court of Justice (the “Court”), shall have been concluded or adjourned) for the purpose of considering and, if thought fit, passing the following resolution, which will be proposed as a special resolution of all shareholders of the Company:

SPECIAL RESOLUTION

THAT for the purpose of giving effect to the scheme of arrangement dated 30 September 2011 between the Company and the holders of its Scheme Shares (as defined in the Scheme), a print of which has been produced to this meeting and for the purposes of identification signed by the chairman of the meeting, in its original form or with or subject to any modification, addition or condition approved or imposed by the Court and agreed by the Company, CH2M HILL Companies, Ltd and CH2M HILL Europe Limited (the “Scheme”):

(a)                                  the Scheme be approved and the directors of the Company be authorised to take all such action as they may consider necessary or appropriate for carrying the Scheme (including, for the avoidance of doubt the Reduction of Capital) into effect;

(b)                                 at the Reorganisation Record Time (as defined in the Scheme) each Scheme Share be reclassified as follows:

(i)                                   each Scheme Share held by a Scheme Shareholder (as defined in the Scheme) who has not made a valid CH2M HILL Securities Alternative Election (as defined in the Scheme) in respect of such Scheme Share, shall be reclassified into one A Share having the rights and subject to the restrictions set out in new article 7 to be adopted pursuant to sub-paragraph (c) of this resolution;

(ii)                                each Scheme Share held by a Scheme Shareholder who has made a valid CH2M HILL Share Alternative Election in respect of such Scheme Share, shall be reclassified into one B Share having the rights and subject to the restrictions set out in new article 7 to be adopted pursuant to sub-paragraph (c) of this resolution;

(iii)                             each Scheme Share held by a Scheme Shareholder who has made a valid Loan Note Election in respect of such Scheme Share, shall be reclassified into one C Share having the rights and subject to the restrictions set out in new article 7 to be adopted pursuant to sub-paragraph (c) of this resolution, provided that if the Scheme does not become effective by 6.00 p.m. on the fifth Business Day following the Reorganisation Record Time, or such later time and date as may be agreed between the Company and CH2M HILL and the Court may allow (if applicable) (the “Reversal Time”) the reclassification affected by sub-paragraphs (i), (ii) and (iii) above shall be reversed and the A Shares, the B Shares and the C Shares shall be reclassified as ordinary shares of £1 each, with effect from the Reversal Time;

(c)                                  subject to, and with effect from, the reclassification referred to in sub-paragraph (b) above, article 7 of the articles of association of the Company be replaced with the following new article 7:

“7.1                        The share capital of the company is divided into:

(a)                               10,000 preference shares of £1 each (the “Preference Shares”); and

(b)                               such numbers of A ordinary shares of £1 each, B ordinary shares of £1 each and C ordinary shares of £1 each (together, the “Ordinary Shares”) as the directors of the Company shall specify at the Reorganisation Record Time, based on the Elections (as defined in the scheme document circulated to shareholders on 30 September 2011 (the “Scheme Document”)) received and the provisions of the Scheme Document.

7.2                               The Company shall not have a maximum authorised share capital and, subject to these Articles, the Company may issue Preference Shares and Ordinary Shares.

7.3                               The rights and restrictions attached to each class of share are as follows:

(1)	Income

The profits of the Company for each financial year which from time to time it may determine to distribute shall be applied:

(a)	first in paying to the holders of the Preference Shares a fixed non-cumulative dividend of 1p on each Preference Share held by them respectively; and

(b)

secondly, in paying the balance to the holders of the Ordinary Shares (the A Ordinary Shares, the B Ordinary Shares and the C Ordinary Shares each ranking pari passu) in proportion to the amounts paid up or credited as paid up on those shares held by them respectively.

(2)	Capital

On a return of assets, on liquidation or otherwise, the surplus assets of the Company available for distribution among the members shall be applied:

(a)	first in paying to the holders of the Preference Shares the sum of £1 for each Preference Share held by them respectively, and

(b)

secondly, in distributing the balance among the holders of the Ordinary Shares (the A Ordinary Shares, the B Ordinary Shares and the C Ordinary Shares each ranking pari passu) in proportion to the amounts paid up or credited as paid up on those shares held by them respectively.

(3)	Voting

Subject to any rights or restrictions for the time being attached to any class or classes of shares and to any other provision of these articles or statute:

(a)	on a show of hands, every person present who has been appointed by one or more holders of Ordinary Shares shall have one vote; and

(b)	on a poll, every holder of Ordinary Shares present in person or by proxy shall have the vote for each share held by him.

For the avoidance of doubt, the Preference Shares shall confer no right to vote at a meeting of the Company.”,

provided that if the Reduction of Capital (as defined in the Scheme) does not become effective by the Reversal Time, the above new article 7 shall be replaced with article 7 of the articles of association of the Company in force immediately before the passing of this resolution with effect from the Reversal Time;

(d)                               subject to the reclassification of the Scheme Shares referred to in paragraph (b) above having taken effect, on the Effective Date (as defined in the Scheme) the issued share capital of the Company shall be reduced by cancelling and extinguishing all the A Shares, the B Shares and the C Shares;

(e)                                subject to, and forthwith upon, the above reduction of capital (the “Reduction of Capital”) taking effect and notwithstanding anything to the contrary in the articles of association of the Company:

(i)                                   the reserve arising in the books of account of the Company as a result of the Reduction of Capital be capitalised and applied in paying up in full at par such number of new ordinary shares of £1 each as have an aggregate nominal value equal to the aggregate nominal value of the Scheme Shares cancelled pursuant to paragraph (d) above and such ordinary shares be allotted and issued credited as fully paid to CH2M HILL Europe Limited and/or its nominee(s) in accordance with the Scheme;

(ii)                                the directors of the Company be generally and unconditionally authorised for the purposes of section 551 of the Companies Act 2006 to exercise all the powers of the Company to allot shares and grant rights to subscribe for, or convert any securities into, shares up to an aggregate nominal amount of £25,000,000. This authorisation shall expire on the fifth anniversary of this resolution (save that the Company may before such expiry make an offer or agreement which would or might require shares to be allotted, or rights to be granted, after such expiry and the directors may allot shares or grant rights to subscribe for or to convert any security into shares, in pursuance of such offer or agreement as if the authorisations conferred hereby had not expired);

(iii)                             article 7 of the articles of association of the Company in force at the time shall be amended by the deletion of the new article 7 referred to in paragraph (c) above and its replacement with the following new article 7:

“7.1                        The share capital of the Company is divided into:

(a)          10,000 preference shares of £1 each (the “Preference Shares”); and

(b)          such number of ordinary shares of £1 each (the “Ordinary Shares”) as have an aggregate nominal value equal to the aggregate nominal value of the A Shares, the B Shares and the C Shares cancelled pursuant to clause 1 of Part 2 of the Scheme.

7.2                               The Company shall not have a maximum authorised share capital and, subject to these Articles, the Company may issue Preference Shares and Ordinary Shares.

7.3                               The rights and restrictions attached to each class of share are as follows:

(1)                               Income

The profits of the Company for each financial year which from time to time it may determine to distribute shall be applied:

(a)                               first in paying to the holders of the Preference Shares a fixed non-cumulative dividend of 1p on each Preference Share held by them respectively; and

(b)                               secondly, in paying the balance to the holders of the Ordinary Shares in proportion to the amounts paid up or credited as paid up on those shares held by them respectively.

(2)                               Capital

On a return of assets, on liquidation or otherwise, the surplus assets of the Company available for distribution among the members shall be applied:

(a)                               first in paying to the holders of the Preference Shares the sum of £1 for each Preference Share held by them respectively, and

(b)                               secondly, in distributing the balance among the holders of the Ordinary Shares in proportion to the amounts paid up or credited as paid up on those shares held by them respectively.

(3)                               Voting

Subject to any rights or restrictions for the time being attached to any class or classes of shares and to any other provision of these articles or statute:

(a)                               on a show of hands, every person present who has been appointed by one or more holders of Ordinary Shares shall have one vote; and

(b)                               on a poll, every holder of Ordinary Shares present in person or by proxy shall have the vote for each share held by him.

For the avoidance of doubt, the Preference Shares shall confer no right to vote at a meeting of the Company.”;

(f)                                    with effect from the passing of this resolution, the articles of association be altered by:

(i)                                     the deletion, in their entirety, of existing articles 29, 30, 31 and 32, provided that if the Reduction of Capital does not become Effective by the Reversal Time, new articles 29, 30, 31 and 32 in the form of those articles in force immediately before the passing of this resolution shall be adopted and included with effect from the Reversal Time; and

(ii)                                  the adoption and inclusion of the following new article 42A:

“SCHEME OF ARRANGEMENT

42A.(1) In this Article, the “Scheme” means the scheme of arrangement, under Part 26 of the Act, dated 30 September 2011 between the Company and Scheme Shareholders (in its form at that date or with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by the Company and CH2M HILL Companies, Ltd (“CH2M HILL”)).

42A.(2) Notwithstanding any other provision of these Articles, if the Company allots or issues any ordinary shares of £1 each (“Ordinary Shares”) to any person, other than to CH2M HILL Europe Limited (“CH2M HILL Europe”) or its nominee(s), after the adoption of this Article and on or before the Reorganisation Record Time, such shares shall be subject to the terms of the Scheme (and shall be Scheme Shares for the purposes of the Scheme) and the original or any subsequent holder or holders of such shares shall be bound by the Scheme accordingly.

42A.(3) Notwithstanding any of the provisions of these Articles and subject to the Scheme and Reduction of Capital involved therein becoming Effective, if any Ordinary Shares are issued to any person other than to CH2M HILL Europe or to any person(s) identified by written notice to the Company by CH2M HILL Europe as its nominee(s) (a “New Member”) after the Reorganisation Record Time (the “Post-Scheme Shares”), such Post-Scheme Shares will be immediately transferred to CH2M HILL Europe or as CH2M HILL Europe may direct in consideration for and conditional upon the payment by CH2M HILL Europe to the New Member of such amount of Cash Consideration as would have been paid pursuant to the Scheme (as it may be modified or amended in accordance with its terms) for each such share as if it were a Scheme Share. Without prejudice to the foregoing, only CH2M HILL Europe, or any persons identified by written notice to the Company by CH2M HILL Europe as its nominee(s), shall be entitled to be allotted and issued with New Halcrow Shares pursuant to the Scheme.

42A.(4) On any reorganisation of, or material alteration to, the share capital of the Company (including, without limitation, any subdivision and/or consolidation), the value of the cash payment per share to be paid under Article 42A.(3) above shall be adjusted by the Board in such manner as the Auditors may determine to be appropriate to reflect such reorganisation or alteration. References in this article to shares shall, following such adjustment, be construed accordingly.

42A.(5) In order to give effect to any transfer required by Article 42A.(3) above, the Company may appoint any person as agent for the New Member to transfer the Post-Scheme Shares to CH2M HILL Europe and/or its nominee and do all such other things and execute and deliver all such documents as may, in the opinion of the agent, be necessary or desirable to vest the Post-Scheme Shares in CH2M HILL Europe or its nominee and pending such vesting to exercise all such rights attaching to the Post-Scheme Shares as CH2M HILL Europe may direct. If such an agent is so appointed, the New Member shall not thereafter (except to the extent that such an agent fails to act in accordance with the directions of CH2M HILL Europe) be entitled to exercise any rights attaching to the Post-Scheme Shares unless so agreed by CH2M HILL Europe. The Company may give good receipt for the purchase price of the Post-Scheme Shares and may register CH2M HILL Europe as holder thereof and issue it certificates of the same. The Company shall not be obliged to issue a certificate to the New Member for the Post-Scheme Shares. CH2M HILL Europe shall, or shall procure that, the requisite consideration as set out in Article 42A.(3) above is settled with such New Member within 14 days of the date on which the Post-Scheme Shares are issued to the New Member.”.

BY ORDER OF THE BOARD

Kenneth Mair

Company Secretary

Registered Office: Elms House, 43 Brook Green, London W6 7EF.

PLEASE NOTE:

1.                                       If you are entitled to attend and vote at the General Meeting but you do not wish to attend or are unable to attend, you may appoint a proxy or proxies, who can attend and vote on your behalf.

2.                                       If you wish to appoint any person other than the Chairman as your proxy, on the WHITE Form of Proxy delete “the Chairman of the General Meeting” and insert the full name of each person whom you wish to appoint as your proxy in the space provide. If you leave this box blank, the Chairman of the General Meeting will be appointed as your proxy. Please also indicate the number of shares in relation to which they are authorised to act as your proxy (which, in aggregate, should not exceed the number of shares held by you). To appoint more than one proxy, please photocopy the WHITE Form of Proxy or contact Capita Registrars for further forms of proxy. Please indicate the proxy holder’s name and the number of shares in relation to which they are authorised to act as your proxy (which, in aggregate, should not exceed the number of shares held by you). Please also indicate by ticking the appropriate box if the proxy instruction is one of multiple instructions being given. Further details in relation to the appointment of multiple proxies are set out in the multiple proxy voting instructions at note 13. All forms must be signed and dated and should be returned together in the same envelope. You should send all proxies to Capita Registrars, PXS, 34 Beckenham Road, Beckenham, Kent BR3 4TU. If the number of shares over which the proxy is appointed is left blank, it will be deemed to be all shares in the Company held by the shareholder.

3.                                       To be effective, the WHITE Form of Proxy (if completed and returned in hard copy form) and any power of attorney or other written authority under which it is signed (or a notarially certified or office copy of such power of authority) must reach the office of the Company’s registrars, Capita Registrars, PXS, 34 Beckenham Road, Beckenham, Kent BR3 4TU no later than 11.15 a.m. (UK time) on 16 October 2011 or, if the meeting is adjourned, by no later than 48 hours before the time of the adjourned meeting. Forms of Proxy submitted by fax will not be accepted.

4.                                       Any alteration made to the WHITE Form of Proxy must be initialed by the person who signs it.

5.                                       The person to whom the proxy is given need not be a member of the Company but, if the person appointed is someone other than the Chairman of the General Meeting, that person must attend the General Meeting in person to represent you.

6.                                       In the case of joint holders the vote of the senior holder who tenders a vote whether in person or by proxy will be accepted to the exclusion of the votes of the other joint holder(s). For this purpose, seniority will be determined by the order in which the names stand in the Register of Members of the Company in respect of the joint holding.

7.                                       In the case of a corporation, the Form of Proxy must be executed under the common seal of the corporation or signed by a duly authorised attorney or a duly authorised agent or officer of the corporation.

8.                                       Completion and return of the Form of Proxy will not preclude you from attending and voting in person at the General Meeting (or any adjournment thereof) should you subsequently decide to do so.

9.                                       The Company specifies that only those shareholders registered in the Register of Members of the Company at 6.00 p.m. on 16 October 2011 shall be entitled to attend or vote at the meeting in respect of the number of shares registered in their name at that time. Changes to entries on the register after 6.00 p.m. on 16 October 2011 will be disregarded in determining the rights of any person to attend or vote at the meeting.

10.                                 You may submit your proxy electronically at www.capitashareportal.com.

11.                                 Full details of the business to be decided at the General Meeting are set out in the above Notice of the General Meeting.

12.                                 Indicate whether your proxy should vote for or against or withold your vote on the resolution set out in this Notice of General Meeting by making a cross in the appropriate box on the WHITE Form of Proxy. In the absence of any instructions the proxy will vote or withold your vote as he thinks fit. A vote witheld will not be counted in the calculation of votes for and against the resolution. On any other business before the General Meeting the proxy will vote or withold your vote at his discretion.

13.                                 You may appoint more than one proxy in relation to a meeting provided that each proxy is appointed to exercise the rights attached to a different share or shares held by you. The following principles shall apply in relation to the appointment of multiple proxies:

(a)                                  The Company will give effect to the intentions of members and include votes wherever and to the fullest extent possible.

(b)                                 Where a proxy does not state the number of shares to which it applies (a “blank proxy”) then, subject to the following principles where more than one proxy is appointed, that proxy is deemed to have been appointed in relation to the total number of shares registered in the name of the appointing member (the “member’s entire holding”). In the event of a conflict between a blank proxy and a proxy which does state the number of shares to which it applies (a “specific proxy”), the specific proxy shall be counted first, regardless of the time it was sent or received (on the basis that, as far as possible, the conflicting forms of proxy should be judged to be in respect of different shares) and remaining shares will be apportioned to the blank proxy (pro rata if there is more than one).

(c)                                  Where there is more than one proxy appointed, and the total number of shares in respect of which proxies are appointed is no greater than the member’s entire holding, it is assumed that proxies are appointed in relation to different shares, rather than that conflicting appointments have been made in relation to the same shares. That is, there is only assumed to be a conflict where the aggregate number of shares in respect of which proxies have been appointed exceeds the member’s entire holding.

(d)                                 When considering conflicting proxies, later proxies will prevail over earlier proxies, and which proxy is later will be determined on the basis of which proxy is last sent (or, if the Company is unable to determine which is last sent, last received). Proxies in the same envelope will be treated as sent and received at the same time, to minimise the number of conflicting proxies.

(e)                                  If conflicting proxies are sent or received at the same time, or if the Company is unable to determine which was sent or received last, in respect of (or deemed to be in respect of) an entire holding, none of them shall be treated as valid.

(f)                                    Where the aggregate number of shares in respect of which proxies are appointed exceeds a member’s entire holding, and it is not possible to determine the order in which they were sent or received (or they were all sent or received at the same time), the number of votes attributed to each proxy will be reduced pro rata.

(g)                                 Where the application of paragraph (f) above gives rise to fractions of shares, such fractions will be rounded down.

(h)                                 If a member appoints a proxy or proxies and then decides to attend the meeting in person and vote, on a poll, using his poll card, then the vote in person will override the proxy vote(s). If the vote in person is in respect of the member’s entire holding then all proxy votes will be disregarded. If, however, the member votes at the meeting in respect of less than the member’s entire holding, then if the member indicates on his polling card that all proxies are to be disregarded, that shall be the case; but if the member does not specifically revoke proxies, then the vote in person will be treated in the same way as if it were the last received proxy and earlier proxies will only be disregarded to the extent that to count them would result in the number of votes being case exceeding the member’s entire holding.

(i)                                     In relation to paragraph (h) above, in the event that a member does not specifically revoke proxies, it will not be possible for the Company to determine the intentions of the member in this regard. However, in the light of the aim to include votes wherever and to the fullest extent possible, it will be assumed that earlier proxies should continue to apply to the fullest extent possible.

SCHEDULE 2

Indicative Timetable for the Scheme

Event	Date

File Part 8 claim form with the Court	15 September 2011

Court directions hearing to convene the Court Meeting	29 September 2011

Posting of Scheme Document	1 October 2011

Court Meeting and Target General Meeting	18 October 2011

First Court Hearing	7 November 2011

Reorganisation Record Time	6.00 pm on 8 November 2011

Second Court Hearing	9 November 2011

Effective Date	10 November 2011

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SCHEDULE 3

Conditions to the Scheme

1.                                      The Scheme is conditional upon:

(a)                                 the approval of the Scheme by a majority in number of the Target Shareholders present and voting, either in person or by proxy, at the Court Meeting (or at any adjournment thereof), representing 75 per cent. or more in value of the Ordinary Shares held by such holders;

(b)                                the special resolution(s) required to approve and implement the Scheme, to be set out in the notice of the Target General Meeting, being duly passed by the requisite majority at the Target General Meeting (or at any adjournment thereof);

(c)                                 the sanction of the Scheme and the confirmation of the reduction of capital by the Court (in each case without modification or, if agreed by the Buyer, with modification); and

(d)                                an office copy of the Court Orders and the statement of capital (approved by the Court) showing with respect to the Target’s share capital, as altered by the Reduction Order, the information required by section 649 of the Act (the “Statement of Capital”) being delivered to the Registrar of Companies, and, if the Court so orders for the Scheme to become effective, the registration by the Registrar of Companies of the Reduction Order and the Statement of Capital.

2.                                      In addition, the Buyer and the Target have agreed that application to the Court to sanction the Scheme is conditional on the following matter and, accordingly, the necessary actions to make the Scheme effective will not be taken unless the following Condition (as amended, if appropriate) has been satisfied or waived:

no Material Adverse Effect having occurred after the date of this Agreement.

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SCHEDULE 4

Warranties

Warranties

Part 1: Interpretation

1.                                      Interpretation

1.1                                In this Schedule:

“Accounts” means the individual audited balance sheet and profit and loss account of the Target as at and for the period ended on the Balance Sheet Date and the audited consolidated balance sheet and profit and loss account of the Target’s Group as at and for the period ended on the Balance Sheet Date, in each case including all accompanying notes, reports and statements;

“Anti-Corruption Laws” means any laws or regulations concerning bribery, corruption or similar activities including the US Foreign Corrupt Practices Act of 1977 and the rules and regulations under that Act, the UK Bribery Act 2010 and any other law or regulation similar to either of those Acts and to which a member of Wider Target Group is subject in the operation of its business;

“Associated Person” has the meaning given by the Bribery Act 2010;

“Balance Sheet Date” means 31 December 2010;

“Encumbrance” means a charge, debenture, mortgage, pledge, lien, security interest, title retention, assignment, restriction, right of first refusal, option, right of pre-emption or other third party right or interest of any kind, whether granted for the purpose of security or not;

“Environment” means air (including air within buildings and air within other natural or man-made structures above or below ground), water (including territorial and coastal and inland waters, groundwater and water in drains and sewers) and land (including soil and sub-soil and land under any water) and any organisms or ecosystems supported by the air, water or land;

“Environmental Law” means each applicable law (including but not limited to statute, code, secondary legislation, directives, regulations, treaties, resolutions, ordinances, statutory guidance and codes of practice having the force of law, civil, criminal, public  or administrative law, common law, a notice, order, judgment, ruling or other requirement from any governmental, administrative or regulatory agency or body or a court, tribunal or other assembly conducting judicial business) to the extent in force at the date of this Agreement and legally binding relating to pollution or protection of the Environment, or human health and safety;

“Environmental Permit” means a consent, permission, licence, approval or other authorisation issued, or registration made, pursuant to Environmental Law; and

“Intellectual Property” means all intellectual property rights in any part of the world including:

(a)                                 patents, utility models, rights in inventions, registered and unregistered trade and service marks, rights in business and trade names and get-up, rights in domain names, registered designs, unregistered rights in designs, copyrights and neighbouring rights, rights in performances, database rights, rights in know-how and, in each case, rights of a similar or corresponding character; and

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(b)                                all applications and rights to apply for the protection of any of the rights referred to in paragraph (a);

“Key Facilities” means the £50,000,000 multicurrency revolving facility agreement between, inter alios, (1) Halcrow Holdings Limited, (2) HSBC Bank plc, (3) Lloyds TSB Bank plc, Corporate Markets and (4) China Construction Bank (London) Limited, dated 17 December 2009;

“Material Contracts” means the top ten project contracts by total fee commitment over the life of the contract in each trading region of the Target’s Group and “Material Contract” means any one of them;

“Property” means the property or all or any of the properties details of which are set out in the section of the Data Room referred to in the Disclosure Letter and includes part of a property;

“Relief” means:

(a)                                 a relief, allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits, gains or any other standard or measure for the purposes of any Tax; or

(b)                                a right to repayment of or saving of Tax,

and a reference to the use or set off of a Relief is construed accordingly;

“Target Share Plans” means the Halcrow Holdings Limited Employee Share Incentive Plan, the Halcrow Holdings Limited Savings-Related Share Option Scheme, the Halcrow Holdings Limited Company Share Option Scheme and the Halcrow Holdings Limited Company Unapproved Share Option Scheme;

“Tax” means:

(a)                                 all forms of tax, levy, impost, contribution, duty, liability and charge in the nature of taxation and all related withholdings or deductions of any nature (including, for the avoidance of doubt, National Insurance contribution liabilities in the United Kingdom and corresponding obligations elsewhere); and

(b)                                all related fines, penalties, charges and interest,

imposed by a Tax Authority;

“Tax Authority” means a taxing or other governmental (local or central), state or municipal authority (whether within or outside the United Kingdom) competent to impose a liability for or to collect Tax; and

“Wider Target Group” means the Target, each member of the Target’s Group and any incorporated undertaking in which any member of the Target’s Group has an interest of greater than 50 per cent. of the voting equity capital.

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Part 2: Warranties

The Target

1.                                      Enforceability of Agreement and Transaction Documents

1.1                                Capacity and authority

The Target:

(a)                                 has the right, power and authority to enter into and perform its obligations under this Agreement and under each Transaction Document to be entered into by it on or after the date of this Agreement; and

(b)                                has taken all necessary corporate or other action to authorise the execution of, and performance by it of its obligations under this Agreement and under each Transaction Document.

1.2                                Binding obligation

(a)                                 This Agreement and each Transaction Document entered into by the Target on the date of this Agreement constitutes obligations binding on the Target in accordance with its terms.

(b)                                Each Transaction Document to be entered into by the Target after the date of this Agreement will, after its execution (and in the case of a deed, its delivery), constitute obligations binding on the Target in accordance with its terms.

1.3                                No breach

Neither the execution (and in the case of a deed, delivery) by the Target of this Agreement or a Transaction Document nor the performance by the Target of any of its obligations under this Agreement or a Transaction Document will violate or conflict with:

(a)                                 a provision in the constitutional documents of the Target; or

(b)                                an order or judgment of a court, tribunal or governmental or regulatory body (of the United Kingdom or elsewhere) which is binding on the Target.

2.1           The Proposal

The Target is not aware of any thing or circumstance which would or is reasonably likely to cause any of the Conditions not to be satisfied in a manner which is material in the context of the Proposal or which would prevent it acting in accordance with its obligations under this Agreement.

2.2           Due incorporation

Each member of the Wider Target Group is properly incorporated and validly existing under the laws of the jurisdiction of its incorporation.

2.3           Dealings between the Target and other members of the Wider Target Group

There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement (in each case which is on non-arm’s length terms) between the Target and any of the following:

(c)                                 any director or shareholder of the Wider Target Group; or

(d)                                any person connected with such a shareholder or director.

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2.4           Share capital

Each of the allotted and issued shares in the capital of each member of the Wider Target Group is solely legally and beneficially owned by the Target or by another member of the Wider Target Group and has been properly allotted and issued, and is fully paid or credited as fully paid.

2.5           No Encumbrance over Target Shares

The shares in the capital of any member of the Wider Target Group are not affected by any Encumbrance and there are no arrangements or obligations that could result in the creation of an Encumbrance affecting any of the Target Shares or the shares in the capital of any member of the Wider Target Group or any future shares in the capital of any member of the Wider Target Group.

2.6           No other right over share capital

No person has or claims to have and there is no arrangement or obligation to create any right (actual or contingent) to require the allotment, issue, transfer, conversion or redemption of any share or loan capital of any member of the Wider Target Group or of any other securities giving rise to a right over the share capital of any member of the Wider Target Group.

2.7           Constitutional documents

An up-to-date and complete copy of the memorandum and articles of association of the Target and each member of the Wider Target Group which is not wholly owned by another member of the Wider Target Group is annexed to the Disclosure Letter.

3.             Other investments and associated businesses

3.1           No other shares or securities owned

Except for the shares in the companies within the Wider Target Group, no company within the Wider Target Group is the legal or beneficial owner of any shares or securities issued by any person and is not obliged to acquire any shares or other securities in any person.

3.2           No joint ventures, partnerships, etc

No member of the Wider Target Group is or has agreed to become a member of a joint venture, consortium, partnership or association or party to any profit or loss sharing arrangement in relation to which any member of the Wider Target Group has assumed joint and several liability with any other party pursuant to or in connection with any Material Contract or any project, arrangement or agreement where the amount payable or receivable by such member of the Wider Target Group is in aggregate in excess of £1,000,000.

3.3           No establishment outside place of incorporation

The section of the Data Room referred to in the Disclosure Letter contains true and accurate details of each branch, agency or place of business of each member of the Wider Target Group outside the jurisdiction of its incorporation.

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Financial Matters

4.             Accounts

4.1           True and fair view

The Accounts give a true and fair view of the financial position and state of affairs of the member of the Wider Target Group to which they relate (and of the Wider Target Group, where they are consolidated accounts) as at the Balance Sheet Date and of its profit (or loss) for the period to which they relate.

4.2           Compliance

The Accounts have been prepared in accordance with the accounting standards, principles and practices generally accepted in the United Kingdom and in compliance with applicable statutes and regulations.

4.3           Accounts prepared on a consistent basis

The bases and policies adopted for the purpose of preparing the Accounts were the same as those adopted in preparing the corresponding audited financial statements for the preceding financial year save as disclosed in the Accounts.

5.             Business since the Balance Sheet Date

5.1           Changes since Balance Sheet Date

Since the Balance Sheet Date:

(a)           the Target’s Group has operated its business so as to maintain the Target’s Group as a going concern;

(b)           except as part of its ordinary course of business, no member of the Wider Target Group has:

(i)            acquired or disposed of, or agreed to acquire or dispose of, any material asset for an amount which is lower than open market arm’s length value; or

(ii)           assumed or incurred, or agreed to assume or incur, a material liability or obligation (including so far as the Target is aware a contingent liability) which in the aggregate exceeds £2,000,000;

(c)           no dividend or distribution has been declared, paid or made by a member of the Wider Target Group to a person other than a member of the Wider Target Group and any related minority shareholders in the case of joint venture entities within the Wider Target Group (excluding for the avoidance of doubt the Target) in proportion to their pre-existing share rights except as specifically disclosed in the Accounts;

(d)           there has been no material change in the process and policy adopted by the Target’s Group as a whole for:

(i)            the manner or timing of the issue of invoices or the collection of debts or the payment of creditors; or

(ii)           reserving for debtors.

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(e)           no member of the Wider Target Group has made any capital expenditure or entered into, or agreed to enter into, any commitments involving capital expenditure exceeding £1,500,000 in the aggregate;

(f)            the Target has not:

(i)            issued, or agreed to issue, any share or loan capital save under existing option agreements;

(ii)           repaid, or become liable to repay (wholly or partly), any loan, loan capital or preference capital;

(g)           no member of the Wider Target Group has:

(i)            save in respect of the Halcrow Trust, transferred any asset to, or assumed, indemnified or incurred any liability for the benefit of, any Target Shareholder;

(ii)           save in respect of the Halcrow Trust or ordinary course arrangements with employees, waived any sum payable by, or liability of, any Target Shareholder either wholly or partially;

(iii)          made a payment of any nature (including any payment of any management, service or similar fee or compensation) to any Target Shareholder other than emoluments or other payments to employees in respect of their office or employment or payments to consultants in respect of their engagement as consultants; or

(iv)          save in relation to the Target’s internal share trading market including the valuation mechanism contained in the Target’s articles of association as at the date of this Agreement, undertaken any transactions with any Target Shareholder at an undervalue or other than on arm’s length terms.

6.             Winding-up, insolvency etc

The Target has not taken any steps in any jurisdiction to initiate, and has not received notice of the initiation of, any process by or under which:

(a)           a member of the Wider Target Group may be dissolved or wound up or subject to any process whereby its business is terminated and its assets are distributed amongst its creditors and/or shareholders;

(b)           an arrangement or compromise (voluntary or otherwise) has been or may be sanctioned or agreed to by the creditors of a member of the Wider Target Group;

(c)           a person is appointed to manage the affairs, business and/or assets of a member of the Wider Target Group on behalf such member’s respective  creditors or any creditor or group of creditors; or

(d)           a member of the Wider Target Group may be subject to a collective judicial or administrative proceeding under which its assets and/or affairs are subject to the control or suspension of a court of law or other judicial body.

7.            Financial facilities made available to the Wider Target Group

7.1           Details of borrowings disclosed in Disclosure Letter

(a)           Complete and accurate details of Key Facilities are set out at the section of the Data Room referred to in the Disclosure Letter.  True and complete copies of all

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agreements relating to the Key Facilities are at the section of the Data Room referred to in the Disclosure Letter.

(b)           The schedule at the section of the Data Room referred to in the Disclosure Letter accurately sets out:

(i)            the maximum amount that may be drawn down under any third party banking facilities or indebtedness that is outstanding or available to a member of the Wider Target Group or a member of the Wider Target Group has agreed to obtain or create; and

(ii)           the amount drawn down by any member of the Wider Target Group under any such any third party banking facilities or indebtedness as at the month-end date pertaining to August 2011 (which may be after 30 August 2011 on the basis that such month may be a five week period for internal purposes).

7.2           No demand for repayment

So far as the Target is aware no member of the Wider Target Group has received a demand or notice (formal or informal) requiring repayment by it of any of the loan capital, overdrafts, loans and other financial facilities or indebtedness listed in the section of the Data Room referred to in the Disclosure Letter which is repayable on demand.

8.             Financial facilities made available by the Wider Target Group

No member of the Wider Target Group has provided or agreed to provide a loan or other financial facility to a third party (other than trade credit arising in the normal course of business) which remains outstanding as at the date of this Agreement.

9.             Guarantees, indemnities and encumbrances

9.1           No guarantees, indemnities, etc provided by the Wider Target Group

No member of the Wider Target Group is liable under a guarantee, indemnity or under another agreement or arrangement to incur a financial or other obligation arising by reference to another person’s obligation or liability other than another member of the Wider Group.

9.2           No guarantees, indemnities, etc provided by a third party

No loan capital, overdraft, loan or other financial facility or other indebtedness in the nature of borrowings that is outstanding or available to a member of the Wider Target Group is dependent on a surety bond, letter of credit, bank guarantee, company guarantee or security provided by another person.

9.3           No Encumbrances

No member of the Wider Target Group has created or agreed to create an Encumbrance except as security for any third party banking facility over any of its assets, details of which are contained in the Disclosure Letter.

10.           Grants

The Target has not received notice that any member of the Wider Target Group is required to repay any grant, subsidy or financial assistance provided to it by a government or state body where the repayment amount is in excess of £1 million.

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11.           Book debts

11.1         No discounting or factoring of book debts

No member of the Wider Target’s Group has discounted or factored any of its debts.

12.           Intellectual property

12.1         No material registered Intellectual Property

There is no registered Intellectual Property which is material to the operation of the business of the Wider Target Group taken as a whole.

12.2         No infringement

In the three years ending on the date of this Agreement no member of the Wider Target Group has received a notification that the operation of its business has infringed, or constituted any other actionable wrong in relation to, any Intellectual Property of another person. The Target is not aware of any fact, event or circumstance that could constitute any such infringement or constitute any other actionable wrong.

12.3         Software

Each member of the Wider Target Group has obtained and paid for all licences that are required to use the software that it currently uses in relation to its business.

Trading and commercial arrangements

13.           Contracts

13.1         Disclosure of Contracts

(a)           The Data Room contains true and accurate copies of all Material Contracts (including all amendments to original master agreements where such amendment would have an impact on the gross margin relating to that project of greater than £500,000).

(b)           Each Material Contract is in full force and effect and binding on the parties to it.  The Target has not received written notice that any member of the Wider Target Group is in material breach or default of a Material Contract and so far as the Target is aware no member of the Wider Target Group is in material breach or default of a Material Contract.  So far as the Target is aware, no other party to a Material Contract is in material breach or default of it.

(c)           The Target is not aware that any notice of termination of a Material Contract has been received or served by a member of the Wider Target Group.

13.2         No outstanding tenders, bids, etc

There is no outstanding tender, bid, offer or other arrangement which, if accepted by another person, would result in a member of the Wider Target Group becoming bound by a Material Contract.

14.           Customers

No substantial customer of a member of the Wider Target Group (meaning a person whose dealings account for ten per cent or more of the turnover of the Wider Target Group taken as a whole) has, during the 3 months ending on the date of this Agreement, ceased or indicated an intention to cease trading with the relevant member of the Wider Target Group.

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15.           Insurance

(a)           The Data Room contains accurate details of all of the Wider Target Group’s key insurance policies.

(b)           There are no material outstanding claims or notifications of claims under, or in respect of the validity of, any of the policies and, so far as the Target is aware, there are no circumstances likely to give rise to any claim that would be material in the context of the Target’s Group as a whole.

(c)           All the insurance premiums have been paid and so far as the Target is aware nothing has been done or not done which could make any of them void or voidable.

(d)           So far as the Target is aware all claims known by any member of the Wider Target Group have been notified to providers of insurance.

16.           Restrictions on trade

No member of the Wider Target Group has agreed to a material restriction on its right to conduct its business or compete freely with any other business in the UK, US, UAE, Canada, Argentina or Australia, including a restriction on the geographic scope of its business or a restriction on the kind of business that it is entitled to carry on.

17.           Property

(a)           The details of the Property set out in the Disclosure Letter are accurate and not misleading.

(b)           The Property is solely legally and beneficially owned by a member of the Wider Target Group or is the subject of a valid lease or licence granted in favour of a member of the Wider Target Group.

(c)           Each lease or licence of the Property referred to in (b) above, is in full force and effect and binding on the parties to it.  No member of the Wider Target Group is in material breach or default of any such lease or licence and, so far as the Target is aware, no other party to such lease is in material breach or default of it.

(d)           No notice of termination of any lease or licence has been received or served by any member of the Wider Target Group.

(e)           No person other than a member of the Wider Target Group is in occupation of or uses the Property.

(f)            Except in respect of the Property, no member of the Wider Target Group has any interest in any other land or premises or any liability (actual or contingent) arising out of the transfer, lease, tenancy, occupation, or use of, or under any document, arrangement or agreement relating to, land or premises.

(g)           There are no material contractual, legal or regulatory restrictions that preclude or restrict the Wider Target Group from using the Property for the purposes for which it is currently used.

18.           Compliance with law

No member of the Wider Target Group has with an effect which is material to the business of the Wider Target Group taken as a whole acted in a manner which is in breach of its constitutional documents, applicable laws and regulations and the terms of any licences, registrations or permits held by it which, in each case, is material to its

41

business.  This paragraph is without prejudice to paragraph 19.1, which shall be subject to the time limit expressed therein.

19.           Anti bribery and corruption

19.1         Compliance with Anti-Corruption Laws

No member of the Wider Target Group nor any Associated Person of a member of the Wider Target Group is, nor has been since 1 January 2007 engaged in any activity, practice or conduct which would constitute an offence under any Anti-Corruption Law.

19.2         Adequate procedures under the Bribery Act 2010

So far as the Target is aware, no Associated Person of a member of the Wider Target Group has bribed another person (within the meaning of section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the relevant member or has committed any offence under or any other Anti-Corruption Law in any jurisdiction, and each member of the Wider Target Group has in place adequate procedures in line with the guidance published by the Secretary of State under section 9 of the Bribery Act 2010 (or any guidance published in relation to any applicable Anti-Corruption Law in any jurisdiction) designed to prevent its Associated Persons from undertaking any such conduct.

19.3         Investigations and proceedings

No member of the Wider Target Group nor any Associated Person of a member of the Wider Target Group is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under any Anti-Corruption Law, or has received any notification of any such investigation, inquiry or proceedings have been threatened or are pending and so far as the Target is aware there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

19.4         Money laundering and proceeds of crime

(a)           Each member of the Wider Target Group has complied with all laws and regulations applicable to it in the conduct of its business concerning money laundering and has in place adequate policies and procedures for the purpose of ensuring compliance with such laws.

(b)           So far as the Target is aware, no court orders or warrants under the Proceeds of Crime Act 2002, the Terrorism Act 2000, the Money Laundering Regulations 2007, or any applicable analogous legislation or regulatory requirement in any jurisdiction have been made in relation to any assets, material or information held by a member of the Wider Target Group.

19.5         Public contracts

No member of the Wider Target Group is ineligible to be awarded any contract or business under section 23 of the Public Contracts Regulations 2006 or section 26 of the Utilities Contracts Regulations 2006 (each as amended) or any applicable analogous legislation or regulatory requirement in the US, Canada, UAE, Australia or Argentina.

19.6         Agency and sponsorship arrangements

The schedule at the section of the Data Room referred to in the Disclosure Letter contains true and accurate details of the identity of each person who is engaged as an agent, consultant, sponsor or introducer (an “Agent”) by any member of the Wider Target Group and of the services provided by them to the member of the Wider Target Group.  True and

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complete copies of each agreement between a member of the Wider Target Group and Agent are at the section of the Data Room referred to in the Disclosure Letter.

19.7         Debarment or suspension from acting for the government

No member of the Wider Target Group is debarred or suspended from acting for, or entering into, any agreement or arrangement with the United States or any other government.

20.           Litigation and Investigations

20.1         No pending or threatened court or arbitration proceedings

(a)           Neither the Target nor any member of the Wider Target Group nor any of their respective directors:

(i)            is engaged in any court, litigation, administrative, mediation, arbitration or dispute resolution proceedings or proceedings or hearings before any statutory, governmental, administrative or regulatory body, department, board or agency (except for debt collection in the normal course of business); or

(ii)           is the subject of any investigation, inquiry or enforcement proceedings by any statutory, governmental, administrative or regulatory body (including the Pensions Regulator),

save where: (1) an insurer has agreed to assume liability and compensate the member of the Wider Target Group and/or any of their respective directors for any Liability in respect of any such proceedings; (2) the proceedings or investigations are not in the UK, US, UAE, Canada, Australia or Argentina and will not result in a Liability in excess of £1,000,000; or (3) the proceedings or investigations are in the UK, US, UAE, Canada, Australia or Argentina and will not result in a Liability in excess of £1,000,000 and do not relate to employment.

(b)           The Target has not received written notice that any such proceedings, investigation or inquiry as are mentioned in paragraph 20.1(a) have been threatened or are pending.

20.2         No order or judgment

The Target has not received any order or judgment of a court, tribunal or a governmental or regulatory body (including the Pensions Regulator) relating to a member of the Wider Target Group or any of its assets existing or pending.

21.           Environmental and health and safety matters

21.1         Environmental Law compliance

Since the incorporation of the Target, each member of the Wider Target Group has complied in all material respects with Environmental Law and not caused or permitted a liability to arise under Environmental Law or, as far as the Target is aware, been otherwise responsible for a liability under Environmental Law.

21.2         Environmental permits

So far as the Target is aware, each member of the Wider Target Group has obtained all material Environmental Permits required to be held by it for the ordinary operation of its business and use of the Property.

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22.           Data protection

22.1         Each member of the Wider Target Group complies in all material respects with the requirements of the Data Protection Act 1998 concerning the protection or processing of personal data.

22.2         No member of the Target’s Group has received a notice or allegation from a regulator, tribunal or court in the US, UK, UAE, Canada, Australia or Argentina or from any other person alleging non-compliance with any law in any such jurisdiction relating to data protection or requiring it to change, cease using, block or delete any personal data or prohibiting the transfer of personal data to any place.

23.           Employees, directors and pensions

23.1         Accurate and complete details of the identities, dates of appointment, emoluments, notice periods, benefits and other material terms of employment of each director of the Target are contained at the section of the Data Room referred to in the Disclosure Letter.

23.2         Since the Balance Sheet Date, no change which is outside the ordinary course of business and inconsistent with past practice has been made in the terms of engagement of any director, officer or employee receiving emoluments in excess of £150,000 per annum of a member of the Wider Target Group and no commitment has been made to make any such change within six months of the date of this Agreement.

23.3         There is no notice outstanding that terminates the contract of employment or appointment of any director (whether given by or to the Target) and no offer of appointment as director has been made by the Target which has not yet been accepted.

23.4         No member of the Wider Target Group has any material current claim against it by, any person who is now, or has been, a director of the Target or an employee or consultant of the Wider Target Group which is not covered by insurance.

23.5         Full and accurate particulars of the Wider Target’s Group pension schemes, including any agreement, arrangement, custom or practice for the payment of, or payment of a contribution (including the payment of a debt under section 75 of the Pensions Act 1995) towards, a pension, allowance, lump sum or other similar benefit on retirement (including retirement due to incapacity), death, termination of employment (whether voluntary or not) for any past or present director, officer or employee of a member of the Wider Target’s Group or his dependants are contained at the section of the Data Room referred to in the Disclosure Letter.

23.6         No member of the Wider Target Group is a party to, bound by or proposing to introduce in respect of any of its directors or officers, or employees any share option, profit sharing, bonus, commission or any other scheme relating to the profit or sales of a member of the Wider Target Group.  The Target Share Plans are the only share and option programmes operated by the Wider Target Group.

23.7         The Disclosure Letter lists all works councils, trade unions and/or employee representative bodies which by law or any collective bargaining agreement have the right to be informed of, and consulted on, matters which affect the employees of a member of the Wider Target Group including, without limitation, the Proposal.

23.8         No member of the Wider Target Group is involved in any material industrial or trade dispute regarding a claim with any trade union, group or organisation of employees or their representatives representing employees.

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24.           HMRC Approved Target Share Plans

24.1         The Halcrow Approved CSOP was approved by HMRC on 20 August 2002 and it has at all times remained and currently is approved by HMRC in accordance with Part 7 and Schedule 4 Income Tax (Earnings and Pensions) Act 2003.

24.2         The Halcrow SAYE Plan was approved by HMRC prior to 2001.  HMRC confirmed approval of the Halcrow SAYE Plan when they approved amendments to the plan on 13 March 2001 and it has at all times remained and currently is approved by HMRC in accordance with Part 7 and Schedule 3 Income Tax (Earnings and Pensions) Act 2003.

24.3         The Halcrow SIP was approved by HMRC on 26 January 2007 and it has at all times remained and currently is approved by HMRC in accordance with Part 7 and Schedule 2 Income Tax (Earnings and Pensions) Act 2003.

24.4         The exercise price of all options granted under the Halcrow Approved CSOP and the Halcrow SAYE Plan was set by the Target in accordance with the rules of the Halcrow Approved CSOP and the Halcrow SAYE Plan as appropriate and the exercise price and the valuation on which it was based were agreed with HMRC Shares Valuation before each grant of options under the Halcrow Approved CSOP and the Halcrow SAYE Plan.

25.           No finder’s fee or other commission payable

No person is entitled to receive from a member of the Wider Target Group any finder’s fee, brokerage or other commission in connection with the execution or the performance of this Agreement or a Transaction Document entered into or to be entered into by a member of the Wider Target Group.

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Part 3: Tax Warranties

Taxation

The warranties in this Part 3 are given only so far as the Target is aware except, unless otherwise stated, in relation to any member of the Wider Target Group which is incorporated in the United Kingdom, the United States of America, Canada, Australia, Argentina or the United Arab Emirates.

1.             Provisions/reserves made in Accounts

The Accounts contain full provision or reserve in accordance with generally accepted accounting principles for all Tax (excluding deferred Tax) liable to be assessed on each member of the Wider Target Group for the accounting period ending on the Balance Sheet Date or any prior period in respect of any transaction, event or omission occurring or any profit earned by a member of the Wider Target Group on or prior to the Balance Sheet Date or for which a  member of the Wider Target Group is accountable up to such date, whether or not any  member of the Wider Target Group has or may have any right of reimbursement against any other person and all contingent liabilities for Tax have been provided for or disclosed in the Accounts in accordance with generally accepted accounting principles.  The Accounts contain proper provision or reserve for all deferred Tax of the Wider Target Group in accordance with generally accepted accounting principles.

2.             Liabilities since the Balance Sheet Date

Since the Balance Sheet Date, no member of the Wider Target Group has been involved in any transaction which has given or may give rise to a material liability to Tax on any member of the Wider Target Group (or would have given or might give rise to such a liability but for the availability of any Relief) other than Tax in respect of normal trading income or receipts of the member of the Wider Target Group concerned arising from transactions entered into by it in the ordinary course of business.

3.             Tax returns

3.1           (a)            Each member of the Wider Target Group has within applicable time limits made all returns, provided all information, given all notices and maintained all records in relation to Tax as it is required to make, provide, give or maintain; and

(b)           so far as the Target is aware, all the returns, information and notices relating to each member of the Wider Target Group are correct and accurate in all material respects, and are not the subject of any material dispute with a Tax Authority and there is no fact or matter which might be the occasion of any such dispute or of any material liability for Tax (present or future) not provided for in the Accounts.

3.2           Since the Balance Sheet Date, no member of the Wider Target Group has made any claim, election, surrender, disclaimer, notice or consent relating to Tax, the making, giving or doing of which was not taken into account in the Accounts and which has or would have a material effect on the Tax provision relating to periods prior to the Balance Sheet Date.

4.            Taxation paid

Each member of the Wider Target Group has paid all Tax which is has become liable to pay and no member of the Wider Target Group is or has been in the six years ending on the date of this Agreement liable to pay a penalty, surcharge, fine or interest in connection with Tax of a material amount.

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5.             Company Residence

Each member of the Wider Target Group is and has in the previous six years been resident for tax purposes only in the country of its incorporation as stated in the Disclosure Letter and will be so resident at the Effective Date.

6.             Special Regimes/Elections/Rulings

There are set out in the Disclosure Letter, with express reference to this paragraph, full particulars of any agreement, arrangement or election between any member of the Wider Target Group and any Tax Authority pursuant to which such member of the Wider Target Group is authorised not to comply with what, but for such agreement or arrangement, would be its statutory obligations.

7.             Secondary liability

No circumstances exist nor event has occurred (including without limitation the execution or implementation of this Agreement) in consequence of which any member of the Wider Target Group is or may be held liable for Taxation which is primarily or directly chargeable against or attributable to any person other than a member of the Wider Target Group.

8.             Tax indemnities

No member of the Wider Target Group is bound by or party to any Tax indemnity, Tax sharing or Tax allocation agreement or any Tax warranties or guarantee in respect of which claims against such member of the Wider Target Group would not be time barred.

9.             Groups

9.1           No member of the Wider Target Group is or has in the six years ending on the date of this Agreement been a member of:

(a)           a group of companies;

(b)           a fiscal consolidation; or

(c)           a fiscal unity for the purposes of any corporate income Tax of which any company other than a member of the Wider Target Group is a member.

10.           Stamp duty

10.1         All documents, which are necessary:

(a)           to establish the title of any member of the Wider Target Group to any asset; or

(b)           to enforce any rights and in respect of which any stamp duty or other similar tax is payable (whether as a condition to the validity, registrability or otherwise) have been duly stamped.

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SCHEDULE 5

Target’s Knowledge

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SCHEDULE 6

Target Share Plans

The Buyer and the Target agree that the options held by participants in the Halcrow Option Plans and shares held under the Halcrow SIP shall be dealt with in accordance with the terms of this Schedule.

1.             Proposal

1.1           The Buyer and the Target agree that:

(a)           pursuant to the rules of the Halcrow Option Plans, outstanding options under the Halcrow Option Plans become exercisable, to the extent that they are not already exercisable, upon the Scheme being sanctioned by the Court;

(b)           pursuant to the rules of the Halcrow Approved CSOP and the Halcrow SAYE Plan, on the Effective Date, shares in the Target will, under the relevant tax legislation, cease to be qualifying shares capable of use under the Halcrow Approved CSOP and the Halcrow SAYE Plan and, as such, options will not be capable of exercise following the Effective Date;

(c)           to the extent they are not exercised, options under the Halcrow Option Plans will lapse six months following the sanction of the Scheme by the Court;

(d)           participants in the Halcrow SIP will participate in the Scheme in the same way as Shareholders, by giving directions to the trustee of the Halcrow SIP to elect, on their behalf, which form of consideration under the Scheme they want to receive for their shares held under the Halcrow SIP.

1.2           The Buyer and the Target agree that no further proposal is to be offered to participants or is required to ensure that the rights of participants under the Target Share Plans are safeguarded.

2.             COMMUNICATIONS

2.1           The Target shall prepare documentation to be sent to participants in the Target Share Plans on or after the posting date of the Scheme Document outlining the anticipated effect of the Scheme on their contractual rights and setting out the proposal detailed at 1.1 above.

2.2           The Target agrees to consult with the Buyer as to the content of the documentation and to afford the Buyer sufficient time to consider the documentation and comment on the same.

2.3           The Target agrees the documentation to be sent to participants will include a recommendation of the Target Directors to accept the proposal.

2.4          It is acknowledged that participants under the Halcrow Option Plans may be offered a cashless exercise facility as part of the terms of the proposal set out at 1.1 above.  The cashless exercise facility will be structured as the Company’s acceptance of payment of the aggregate exercise price of options by means of an undertaking to pay, which will be satisfied by a direction by participants to the Buyer and the Target that the Buyer shall pay the participant’s proceeds of sale to the Target and that the Target shall deduct the aggregate exercise price along with any income tax and national insurance contributions which must be withheld from the cash consideration due to the participant under the Scheme and pay the balance to the participant.

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APPENDIX 1

Form of Target Directors’ Irrevocable Undertakings

50

RESPONSIBILITY STATEMENT AND POWER OF ATTORNEY

To:	The Directors
Halcrow Holdings Limited
Elms House
43 Brook Green
London
W6 7EF

24 September 2011

Dear Sirs

Offer by CH2M HILL Europe Limited (the “Offeror”)
for the whole of the issued and to be issued share capital of Halcrow Holdings Limited
(the “Company”)

RESPONSIBILITY STATEMENT

1.             AUTHORITY FOR RELEASE OF DOCUMENTS

I,                         , as a director of the Company, hereby authorise the issue, publication or release of any Approved Documents with the inclusion therein of a statement as to my responsibility for the information contained in such Approval Document as a director of the Company in connection with the offer to be made for the Company by the Offeror (or any revision or variation of such offer) (the “Offer’’), subject to the Approved Documents being approved at a meeting of the board of directors of the Company, or a duly authorised committee thereof, whether or not I attend the meeting which settles the final forms of those documents.

2.             ACCEPTANCE OF RESPONSIBILITY

2.1           I accept responsibility for the information (including the statements of facts and expressions of opinion, expectation or intention) contained in the Approved Documents and confirm that to the best of my knowledge and belief (having taken all reasonable care to ensure that such is the case), the Information contained therein is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.2           I confirm that I will ensure proper arrangements are in place to enable me to monitor the conduct of the Company in relation to the Offer so that I may fulfil my responsibilities as a director. In that connection, I am fully aware that:

(a)        each document or advertisement issued or published, or statement made, during the course of an offer should be prepared with the highest standards of care and accuracy and that the information contained therein must be adequately and fairly presented;

(b)        each document or advertisement issued or published in connection with an offer by, or on behalf of, a company should state that the directors of the company accept responsibility for the information contained in such documents and that, to the best of their knowledge and belief, the information contained in such documents is in accordance with the facts and does not omit anything likely to affect the import of such information; and

(c)        shareholders of a company should be given sufficient information and advice to enable them to reach a properly informed decision as to the merits or demerits of an offer and no relevant information should be withheld from them.

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2.3           I am aware that under the Financial Services and Markets Act 2000 and part 28 of the Companies Act 2006, the directors of the Company could incur civil and criminal liability as a result of a misstatement or material omission in the offer document.

2.4           I understand that if detailed supervision of any Approved Document is delegated to a committee of the board of directors of the Company, I must reasonably believe that the persons to whom supervision has been delegated are competent to carry it out. I undertake that I will disclose to that committee all relevant facts directly relating to myself (including my close relatives and related trusts) and all other relevant facts known to me and relevant opinions held by me which, to best of my knowledge and belief, either are not known to any member of the committee or, in the absence of my specifically drawing attention thereto, are unlikely to be considered by that committee during the preparation or review of the relevant Approved Document.

2.5           I appreciate that I will be responsible for each Approved Document in its final form, whether or not I attend the meeting of the board of directors of the Company or committee thereof which settles or authorises the settling of its final form.

2.6           I am aware that my responsibility for the Approved Documents relates to information concerning the Company and its subsidiaries, myself, my immediate family and related trusts and persons connected with them (but not to any other information) and on that basis:

(a)        an obligation to disclose all material facts concerning the Company and its subsidiaries, myself, my immediate family and related trusts and persons connected with them exists until such time as the Offer becomes effective in accordance with its terms; and

(b)        this obligation extends to each Approved Document.

2.7           I understand that in relation to information concerning the Offeror contained in any such document or advertisement such statement may be qualified so that where the directors of the Offeror accept responsibility for that information in such document or advertisement, the responsibility of the directors of the Company for that information is excluded.

3.             INTERESTS AND DEALINGS

I confirm that the information relating to my interests in the shares and options (where applicable) of the Company as set out in the draft scheme document dated 22 September 2011 is correct and complete and I will notify the secretary of the Company if there is any change prior to the scheme document being posted. I further confirm that there have been no dealings in relation to the interests I hold in the shares and options of the Company since April 2011.

4.             APPROVED DOCUMENTS

In this document, the expression “Approved Documents” means any circular, scheme document, advertisement, announcement or any other document issued or made in connection with the Offer, the issue of which has been specifically approved by or pursuant to a resolution of the board of directors of the Company or by a duly authorised committee thereof. For the avoidance of doubt, the expression “Approved Documents” shall not include and shall not be deemed to include the Implementation Agreement.

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5.             POWER OF ATTORNEY

5.1           I hereby appoint each of the other directors of the Company for the time being jointly and each of them severally as my attorneys (the “Attorneys”, each an “Attorney”) to:

(a)        consider, settle, approve, sign, execute, deliver and/or issue, in my name or otherwise and on my behalf, all agreements, documents, certificates and instruments (all whether as a deed or not) which any Attorney considers necessary or desirable in connection (directly or indirectly) with to the Offer, or any matters or transactions incidental thereto, including without limitation, the signing, approving and/or authorisation of the despatch of the following:

(i)            any announcement, advertisement, scheme circular, directors statement of responsibility, implementation agreement, irrevocable undertaking, form of proxy, claim form, witness statement, order, resolution, notice or any other document in connection with the Offer; and

(ii)           any financial statement, working capital statement, cash flow forecast or profit forecast of the Company,

subject to such amendments or variations as any Attorney may agree (together the “Power of Attorney Documents”); and

(b)        take any steps or do any thing which any Attorney in his absolute discretion considers necessary or desirable in connection with the implementation of the Offer or the implementation and/or execution of the Power of Attorney Documents.

5.2           I hereby confirm that all actions authorised hereunder may be taken by any of the Attorneys. Any and all acts done, decisions made and instruments or other documents executed pursuant to this power of attorney by any of the Attorneys shall therefore be as valid and effectual as though done by all of the Attorneys.

5.3           I hereby confirm that this power of attorney shall be irrevocable for a period of six months from today’s date but shall cease to have effect at the expiry of such period.

5.4           I hereby undertake to ratify and confirm whatever the Attorneys or any of them do or purport to do in good faith in the exercise of any power conferred by this power of attorney.

5.5           I hereby declare that a person who deals with any Attorney in good faith may accept a written statement signed by that Attorney to the effect that this power of attorney has not been revoked as conclusive evidence of that fact.

5.6           I hereby undertake to indemnify the Attorneys fully against all claims, losses, costs, expenses, damages or liability which they or any of them sustain or incur as a result of any action taken by any of them in good faith pursuant to this power of attorney (including any cost incurred in enforcing this indemnity).

5.7           This power of attorney (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this power of attorney or its formation or any act performed or claimed to be performed under it) shall be governed by and construed in accordance with English law and the Courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings and/or settle any disputes which may arise in connection with this power of attorney or its formation or any act performed or claimed to be performed under it.

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IN WITNESS whereof this document has been executed and delivered as a deed on:

Executed as a deed	)
by	)
in the presence of:	)

Signature

Signature of witness

Name of witness

Address of witness

Occupation of witness

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APPENDIX 2

Form of Halcrow Trust’s Irrevocable Undertaking

55

IRREVOCABLE UNDERTAKING BY THE TRUSTEES OF THE HALCROW TRUST
AND INDEMNITY BY HALCROW HOLDINGS LIMITED

To:	CH2M Hill Europe Limited (the “Offeror”)
Avon House
Kensington Village
Avonmore Road
London
W14 8TS

And:	CH2M Hill Companies Limited (the “Parent”)
9191 S. Jamaica St.
Englewood
CO 80112-5946
PO box 22508
Denver, CO
USA

From:	Halcrow Holdings Limited (the “Company”)
Elms House
43 Brook Green
London
W6 7EF

And:	Les Buck
34 Barn Close, Oxford, OX2 9JP

John Theakston
Camforth, 30 Grove Park Gardens, Chiswick, London, W4 3RZ

Halcrow Staff and Services
an unlimited company registered in England and Wales whose registered office is at Elms House, 43 Brook Green, London, W6 7EF

(taken together, the “Trustees”)

in their capacity as trustees of the Halcrow Trust, established by Deed of Settlement dated 5 November 1990 between Richard Rothwall and others and Halcrow Staff and Services (the “Trust”)

24 September 2011

Dear Sirs

PROPOSED ACQUISITION OF THE COMPANY

We understand that the Offeror (or another wholly-owned subsidiary of the Parent, also an “Offeror”) is proposing (the “Proposal”) to acquire the entire issued and to be issued (i) ordinary share capital of the Company by way of a scheme of arrangement under Part 26 of the Companies Act 2006 (the “Act’’) between the Company and the holders of its ordinary shares of £1.00 each in capital of the Company and a related reduction of share capital of the Company (the “Scheme”) or if the Offeror so elects, by way of a contractual offer (the “Offer”) in each case

56

substantially on the terms and subject to the conditions set out in the scheme circular attached in the Appendix to this letter (the “Scheme Circular”) or on such other terms and conditions as may be agreed between us, the Offeror and the Company or as may be required to comply with law (together, the “Conditions”) and (ii) preference shares of £1.00 each in its capital of the Company directly from us.

1.             AGREEMENT TO VOTE IN FAVOUR OF THE SCHEME/ACCEPT THE OFFER

1.1           In consideration of the Offeror’s agreement to proceed with the Proposal, and the Parent’s agreement to ensure that the Offeror proceeds with the Proposal, in each case on and subject to the terms and conditions of the implementation agreement between the Parent and the Company dated on or about the date of this letter, we irrevocably and unconditionally undertake that unless the Offeror elects to implement the Proposal by way of the Offer:

(a)           we shall exercise or procure the exercise of, voting rights in respect of the following shares in the Company (the “Shares”):

(i)            the ordinary shares of £1.00 each in the capital of Company listed in Part A of the Schedule to this letter;

(ii)           any ordinary shares of £1.00 each in the capital of the Company which are not listed in the Schedule to this letter and in respect of which we are the legal or beneficial owner as at the date of this letter; and

(iii)          any ordinary shares of £1.00 each in the capital of the Company, including the shares listed in Part B of the Schedule to this letter, issued, unconditionally allotted or released to us after the date of this letter, in favour of all the resolutions to approve the Scheme to be proposed at any general meeting of the Company or Court convened meeting of the Company, in each case to be convened in connection with the Scheme or any adjournments thereof (a “General Meeting” and “Court Meeting” respectively);

(b)           to execute any forms of proxy required by the Offeror in respect of the Shares appointing any person nominated by the Offeror to attend and vote at a General Meeting or Court Meeting and to ensure that any such form of proxy is received by the Company’s registrars, Capita Registrars Limited:

(i)            by not later than 3:00 pm (London time) on the fifth day after the Offeror posts the circular detailing the terms and conditions of the Scheme (the “Scheme Circular”) to the Company’s shareholders in respect of the Shares referred to in paragraph 1.1(a)(i);

(ii)           as soon as practicable after we become aware of any Shares referred to in paragraph 1.1(a)(ii); and

(iii)          as soon as practicable after we become the registered holder or beneficial owner of any Shares referred to in paragraph 1.1(a)(iii); and

(c)           not to revoke the terms of any proxy submitted pursuant to paragraph 1.1(b) above, either in writing or by attendance at the General Meeting or the Court Meeting or otherwise.

1.2           If the Offeror elects to implement the Proposal by way of the Offer:

(a)           we agree to accept the Offer in respect of the Shares in accordance with the procedures for acceptance and on the terms set out in the formal document containing the Offer (the “Offer Document”):

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(i)            by not later than 3.00 pm on the fifth day after the Offeror posts the Offer Document to the Company’s shareholders in respect of the Shares referred to in paragraph 1.1(a)(i);

(ii)           as soon as practicable after we become aware of any Shares referred to in paragraph 1.1(a)(ii); and

(iii)          as soon as practicable after we become the registered holder or beneficial owner of any Shares referred to in paragraph 1.1(a)(iii); and

(b)           we shall transfer the Shares to the Offeror pursuant to the Offer:

(i)            free from all charges, liens, options, equities, encumbrances, rights of pre-emption and other interests and third party rights of any nature whatsoever; and

(ii)           with all rights now and hereafter attaching to the Shares including, without limitation, the right to all dividends and distributions declared, made or paid after the date of this letter; and

(c)           we shall not withdraw any acceptances of the Offer submitted pursuant to paragraph 1.2(a) above in respect of any of the Shares notwithstanding any terms of the Offer regarding withdrawal.

1.3           We confirm to the Company that we hereby waive any right that we may have to a separate class meeting as the sole holder of preference shares in the capital of the Company in connection with any Court Meeting or General Meeting and agree that we shall if required by the Company vote the preference shares held by us in favour of all resolutions proposed at such shareholder meetings.

2.             RESTRICTIONS ON DEALINGS IN THE SHARES

We agree:

(a)           except pursuant to this letter, not to sell, transfer, charge, pledge or otherwise encumber or grant any option or other right over or otherwise deal with (directly or indirectly and whether beneficially, legally or otherwise) any of the Shares or any interest therein, including without limitation by way of acceptance of any offer to acquire the whole or any part of the share capital of the Company;

(b)           not to enter into any agreement or arrangement with any person, whether conditionally or unconditionally, to do any of the acts prohibited by this paragraph 2 or which might restrict or impede us voting in favour of the Scheme or accepting the Offer; and

(c)           not to acquire any interest (as defined in the City Code on Takeovers and Mergers (the “Code”)) or otherwise undertake any dealing (as defined in the Code) in any shares or other securities of the Company.

3.             EXERCISE OF RIGHTS RELATING TO THE SHARES

3.1           We agree:

(a)           to exercise, or to procure the exercise of, all voting rights attaching to the Shares so as to enable the Scheme to be sanctioned by the Court or, in the case of the Offer, to enable the Offer to be made and to become unconditional in all respects and so as to assist in the implementation of any transaction relating to the Proposal;

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(b)           to exercise, or to procure the exercise of, all voting rights attaching to the Shares so as to oppose the taking of any action which might:

(i)            result in a condition of the Proposal not being satisfied; or

(ii)           impede or frustrate the Proposal in any way.

3.2           We shall execute any proxy form in respect of the Shares appointing any person which the Offeror requires to be nominated to attend and vote at any meeting of the members of the Company, or any class thereof.

4.             UNDERTAKING NOT TO SOLICIT FURTHER OFFERS

4.1           We shall not directly or indirectly make, or solicit or encourage any third party to make, an offer for the whole or any part of the share capital of the Company or indicate the basis on which any such offer might be made or proposed, or solicit or encourage any third party to propose, any other transaction which may impede or frustrate the Proposal in any way. We shall not provide any information to anyone except the Parent or any of its subsidiaries (or as required by law or regulation or to the Company’s shareholders, advisers, representatives, employee benefit trusts or pension trustees in the ordinary course or in relation to the Proposal) relating to the Trust, the Company and its subsidiaries (the “Company Group”) or the possible purchase of shares in or businesses or assets of any member of the Company Group other than in the ordinary course of business or other than pursuant to arrangements disclosed to you at the date of this letter.

4.2           We shall notify the Offeror as soon as practicable of details of any approach by a third party made for the purpose of making an offer for the whole or any part of the share capital of the Company or any other transaction which may impede or frustrate the Proposal in any way.

5.             CONFIDENTIALITY

Until such time as the Proposal becomes public, we agree to keep confidential the possibility of the Proposal and of this letter and their respective terms and conditions.

6.             SALE OF PREFERENCE SHARES

Prior to the Scheme becoming effective in accordance with its terms (the “Effective Date”), we agree to enter into a sale agreement with the Offeror in the agreed form pursuant to which we shall sell the 10,000 preference shares of £1.00 each in the capital of the Company held by us for £10,000.

7.             WARRANTIES AND UNDERTAKINGS

7.1           We warrant and undertake to the Offeror that:

(a)           we have full power and authority (and will at all times continue to have all relevant authority) to enter into and to perform any obligations under this letter and to vote the Shares in favour of the Scheme at any Court Meeting or General Meeting or (as the case may be) accept the Offer and to sell the Preference Shares to the Offeror;

(b)           the Schedule contains full and accurate details of all the shares in the Company:

(i)            of which we are the registered holder or beneficial owner; and

(ii)           to which we are entitled on the exercise of any option, warrant or other right to acquire, subscribe for or convert shares in the Company whether or not such rights are currently exercisable or subject to any condition,

59

and of all persons who are interested in the Shares referred to in the Schedule;

(c)           we have no rights or interests in relation to any shares or other securities of the Company except as specified in the Schedule or referred to in paragraph 7.1(b) above; and

(d)           we hold the Shares on the trusts of the Halcrow Trust but otherwise free of any charges, liens, options, equities, encumbrances, rights of pre-emption and other interests and third party rights of any nature whatsoever.

7.2           We undertake to notify the Offeror as soon as reasonably practicable if we become aware of any fact, matter, circumstance or event that would or may be likely to constitute a breach of a material term of this letter.

7.3           We accept, acknowledge and confirm that the Offeror does not owe us any duty under the Financial Services and Markets Act 2000.

7.4           We accept, acknowledge and confirm that nothing in this letter shall oblige the Offeror to serve or make the offer to acquire the entire issued and to be issued share capital of the Company pursuant to the Scheme.

8.             NO OTHER WARRANTIES ETC

This letter contains the whole agreement between us relating to the subject matter of this letter at the date of this letter to the exclusion of any terms implied by law which may be excluded by contract.

9.             RELEASE OF INFORMATION

We agree to:

(a)           the announcement of the Proposal with references to us and to this letter substantially in the terms set out in the Scheme Circular;

(b)           promptly on demand give the Offeror all information and assistance as it may reasonably require for the preparation of the Scheme Circular and any related or ancillary document; and

(c)           details of this letter and our holdings of and dealings in relevant securities of the Company and the Offeror being included in the Scheme Circular and any related or ancillary document which is required by the Act.

10.           LIMITATION OF LIABILITY AND COMPANY INDEMNITY

10.1         The Trustees’ liability in connection with their obligations under this letter shall be limited to the value of the trust fund of the Trust held by them from time to time.

10.2         The Company undertakes to the Parent and the Offeror to indemnify them and keep them indemnified against all losses, damage, penalties, sums payable, liabilities, charges, interest and properly incurred reasonable costs and expenses (including, without limitation, legal fees) (all “Losses”) which they suffer or incur in any jurisdiction arising directly or indirectly out of, or in respect of, any failure of any of the Trustees to comply with his or its obligations under this letter (including, without limitation, any warranty) to the extent that the Parent and the Offeror are unable to recover any such Losses from the Trustees on account of the limitation of the Trustees’ liability pursuant to clause 10.1.

11.           TERMINATION

11.1         This letter shall terminate if:

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(a)           in respect of the Scheme:

(i)            the Scheme Circular is not posted within 28 days of the date of this letter (or such longer period as may be agreed between us, the Offeror and the Company); or

(ii)           the Scheme or any resolution to be proposed at the General Meeting is not approved by the requisite majority of the shareholders of the Company at the Court Meeting or at the General Meeting respectively; or

(iii)          the Scheme lapses or is otherwise terminated without having become wholly unconditional;

(b)           the Offeror elects to implement the Proposal by way of the Offer and:

(i)            the Offer Document is not posted within 28 days of the date of this letter (or such longer period as may be agreed between us, the Offeror and the Company); or

(ii)           the Offer lapses or is withdrawn without having become wholly unconditional.

11.2         For the avoidance of doubt, paragraph 11.1(a) above shall not apply if the Offeror elects to implement the Proposal by way of the Offer.

11.3         The termination of this letter shall not affect any rights or liabilities in respect of breaches of contract committed prior to termination.

11.4         We acknowledge that we shall have no claim against the Offeror if any of the events referred to in paragraph 11.1 above occur.

11.5         The warranties and undertakings contained in this letter shall not be extinguished or affected by completion of the sale and purchase of the Shares.

12.           INTERPRETATION

12.1         Revised Offers

We acknowledge that the Offeror shall have the right and may elect at any time (whether or not the Scheme Circular has then been despatched) to implement the Proposal by way of the Offer as opposed to by way of the Scheme or, as the case may be, the Offer and in this letter, references to the Scheme include any new, increased, renewed or revised offer made by or on behalf of the Offeror acting reasonably to acquire shares in the Company provided that the terms of such offer are in the opinion of the Offeror no less favourable to shareholders of the Company than the Proposal set out in the Scheme Circular.

12.2         Obligation to procure

If we are not the beneficial owner of any of the Shares, our obligations contained in this letter are to be construed as to ensure that using reasonable endeavours those obligations are complied with by the beneficial owner as if that person was a party to this letter. If we are not the registered holder of any of the Shares, our obligations contained in this letter are to be construed as to ensure that those obligations are complied with by that registered holder as if that person was a party to this letter.

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13.                                 MISCELLANEOUS

13.1         Specific performance

We agree that damages would not be an adequate remedy if we breach any of our obligations contained in this letter and that the Offeror may be entitled to seek the remedies of injunction, specific performance and other equitable remedies.

13.2         Independent advice

We confirm that we have been given an adequate opportunity to consider whether or not to give this undertaking and to obtain independent advice.

13.3         Counterparts

This letter may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this letter by executing any such counterpart.

14.                                 GOVERNING LAW

This letter and all non-contractual obligations arising in any way whatsoever out of or in connection with it shall be governed by and construed in accordance with English law and we agree that the courts of England are to have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise in any way whatsoever out of or in connection with this letter.

This undertaking has been executed as a deed and it has been delivered on the date stated at the beginning of this undertaking.

62

SCHEDULE

Ordinary shares and preference shares in the capital of the Company to which this undertaking relates

Part A

15,349,154 Shares

Part B

Number of Shares in the Company which we have the right to subscribe or acquire pursuant to an option or otherwise: N/A

63

In witness whereof this letter has been executed and delivered as a deed on the date stated at the beginning.

SIGNED AS A DEED
by
as a trustee of the Halcrow Trust in the presence of:

Name
Address

Occupation

SIGNED AS A DEED
by
as a trustee of the Halcrow Trust in the presence of:

Name
Address

Occupation

EXECUTED AS A DEED
by Halcrow Staff and Services as a trustee of the Halcrow Trust acting by a Director in the presence of

Name
Address

Occupation

64

EXECUTED AS A DEED
by Halcrow Holdings Limited
acting by
a Director in the presence of

Name
Address

Occupation

ACKNOWLEDGED AND AGREED by CH2M Hill Europe Limited acting by a Director in the presence of

Name
Address

Occupation

ACKNOWLEDGED AND AGREED by CH2M Hill Companies, Ltd. acting by a Director in the presence of

Name
Address

Occupation

65

APPENDIX

Scheme Circular

66

APPENDIX 3

Compliance Processes

67